As filed with the Securities and Exchange Commission on October 12, 2021
Registration No. 333-258335

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELLURIDE HOLDCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	7374 (Primary Standard Industrial Classification Code Number)	87-1909475 (I.R.S. Employer Identification Number)
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn Sandgren
Chief Executive Officer
Telluride Holdco, Inc.
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
W. Morgan Burns Joshua L. Colburn W. Jason Deppen Faegre Drinker Biddle & Reath LLP 90 South Seventh Street 2200 Wells Fargo Center Minneapolis, Minnesota 55402 (612) 766-7000	Paul Prager Chief Executive Officer TeraWulf Inc. 9 Federal Street Easton, Maryland 21601 (410) 770-9500	Ariel J. Deckelbaum David S. Huntington Sarah Stasny Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the mergers described in the enclosed prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	104,550,200(a)	N/A	$109,553,842(b)	$11,952.33(c)

(a)
Represents the estimated maximum number of shares of common stock, par value $0.001 per share, of registrant (“Holdco common stock”), issuable in connection with the merger of Telluride Merger Sub I, Inc. with and into IKONICS Corporation (“IKONICS” and such merger, the “First Merger”), with IKONICS surviving the First Merger as a wholly owned subsidiary of registrant and the merger of Telluride Merger Sub II, Inc. with and into TeraWulf Inc. (“TeraWulf,” and such merger, the “Second Merger”), with TeraWulf surviving the Second Merger as a wholly owned subsidiary of registrant.

(b)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) – (3) and 457(c) under the Securities Act and calculated as follows (x) (a) 2,091,004, the estimated number of shares of IKONICS common stock to be exchanged and cancelled for shares of Holdco common stock, multiplied by (b) $22.525, the average of the high and low prices of IKONICS common stock on July 28, 2021, minus $5.00, the estimated maximum amount of cash to be paid by the registrant in connection with such exchange, plus (y) $75 million, the aggregate book value of the shares of TeraWulf capital stock to be exchanged for shares of Holdco common stock.

(c)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part) is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 12, 2021
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear IKONICS Shareholders:
The boards of directors of IKONICS Corporation (“IKONICS”) and TeraWulf Inc. (“TeraWulf”) have each unanimously approved, and IKONICS and TeraWulf have entered into, an Agreement and Plan of Merger, dated as of June 24, 2021, as amended (the “merger agreement”), with respect to a strategic business combination involving IKONICS and TeraWulf. Pursuant to the terms of the merger agreement, (i) Telluride Merger Sub I, Inc. (“Merger Sub I”), a wholly owned subsidiary of Telluride Holdco, Inc. (“Holdco”), which is a wholly owned subsidiary of IKONICS, will merge with and into IKONICS, (the “First Merger”), with IKONICS surviving the First Merger, and (ii) Telluride Merger Sub II, Inc. (“Merger Sub II”), a wholly owned subsidiary of Holdco, will merge with and into TeraWulf (the “Second Merger”), with TeraWulf surviving the Second Merger.
In connection with or as a result of the First Merger and the Second Merger (collectively, the “mergers”):
•
IKONICS and TeraWulf will each be a wholly owned subsidiary of Holdco and, as a result, Holdco will hold what today are IKONICS’ and TeraWulf’s independent businesses;

•
Holdco will be renamed “TeraWulf Inc.” and TeraWulf will be renamed “TeraCub Inc.” or such other name as TeraWulf may select;

•
Holdco’s common stock is expected to be listed on The Nasdaq Stock Market LLC under the symbol “WULF”;

•
each share of IKONICS common stock outstanding immediately prior to the effective time of the First Merger (other than any dissenting shares) will automatically be converted into the right to receive merger consideration equal to:

•
one share of Holdco common stock;

•
one contractual contingent value right to be issued by Holdco in accordance with the Contingent Value Rights Agreement (the “CVR agreement”) to be entered into by and among IKONICS, Holdco, Glenn Sandgren, as the Holders’ Representative, and Equiniti Trust Company, as Rights Agent; and

•
$5.00 in cash, without interest;

•
shares of TeraWulf’s Series A Preferred Stock (“TeraWulf Preferred Stock”) issued and outstanding immediately prior to the effective time of the Second Merger automatically will be converted into shares of TeraWulf common stock in accordance with the terms of TeraWulf’s certificate of incorporation; and

•
each share of TeraWulf common stock (including shares of TeraWulf common stock resulting from the conversion of TeraWulf Preferred Stock described above), issued and outstanding immediately prior to the effective time of the Second Merger (other than any dissenting shares) will automatically be converted into the right to receive a number of shares of Holdco common stock equal to (x) a number of shares of Holdco common stock that is equal to forty-nine (49) times the number of shares of Holdco common stock outstanding as of immediately following the effective time of the First Merger and immediately prior to the effective time of the Second Merger, divided by (y) the number of shares of TeraWulf common stock outstanding on a Fully Diluted Basis (as defined in the merger agreement) as of immediately prior to the effective time of the Second Merger.
Following the consummation of the mergers, it is expected that former holders of TeraWulf common stock (including holders of shares of TeraWulf Preferred Stock converted into shares of TeraWulf common stock described above) will own approximately 98% of Holdco’s common stock, and former holders of IKONICS common stock will own approximately 2% of Holdco’s common stock. It is expected that Paul Prager, TeraWulf’s Chief Executive Officer, and Stammtisch Investments LLC, a company controlled by Paul Prager, will together have the right to vote a majority of Holdco’s outstanding common stock upon consummation of the mergers and, therefore, will have the power to elect a majority of Holdco directors, in each case, through their respective ownership of shares of Holdco common stock as well as through the exercise by them of voting control over shares of Holdco common stock with respect to which they have been granted irrevocable voting proxies and, at least initially, will have significant influence and control over Holdco. Assuming a stock price of $26.74, the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch Investments LLC would be expected to hold, immediately following the consummation of the mergers, approximately 62.4% of the voting power of Holdco. Assuming the stock price of $32.09, a 20% increase from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch Investments LLC would be expected to hold, immediately following the consummation of the mergers, approximately 62.7% of the voting power of Holdco. Assuming the stock price of $21.39, a 20% decrease from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch Investments LLC would be expected to own, immediately following the consummation of the mergers, approximately 62.1% of the voting power of Holdco. For further details, see “Security Ownership of Certain Beneficial Owners and Management/Directors of TeraWulf.”
IKONICS is holding a special meeting of its shareholders (the “special meeting”) for the following purposes: (i) to adopt the merger agreement, which proposal we refer to as the “Merger Proposal”; (ii) to approve, on a non-binding advisory basis, the specified compensation that may be paid or become payable to the named executive officers of IKONICS that is based on or otherwise relates to the mergers, which proposal we refer to as the “Advisory Compensation Proposal”; (iii) to approve an amendment to the IKONICS articles of incorporation to increase the number of authorized shares of common stock to 5,750,000 , which proposal we refer to as the “Increase in Authorized Shares Proposal”; and (iv) to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, which proposal we refer to as the “Adjournment Proposal”. Information about this meeting and the mergers is contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus, as well as the appendices and information incorporated by reference, carefully.
The special meeting will be held at     local time, on     , 2021, at     .
In connection with the execution of the merger agreement, TeraWulf entered into a voting and support agreement with the directors and executive officers of IKONICS (the “voting agreement”). Pursuant to the voting agreement, subject to certain exceptions, the directors and executive officers, who collectively beneficially owned approximately 14.7% of the outstanding common stock of IKONICS as of the date of this proxy statement/prospectus, have committed to vote the shares they beneficially own, in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.
On June 24, 2021, the special committee of the IKONICS board of directors (the “special committee”) unanimously recommended to the IKONICS board of directors that the board of directors approve the merger agreement and the transactions contemplated thereby. Also on June 24, 2021, following receipt of the recommendation of the special committee, the IKONICS board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and directed that the merger agreement and the transactions contemplated thereby be submitted to the IKONICS shareholders for their approval. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.
The IKONICS board of directors unanimously recommends that its shareholders vote FOR the Merger Proposal, FOR the Advisory Compensation Proposal, FOR the Increase in Authorized Shares Proposal, and FOR the Adjournment Proposal.

In considering the recommendation of the IKONICS board of directors, you should be aware that certain directors and officers of IKONICS, and their affiliates, have interests in the mergers that are different from, or are in addition to, the interests of IKONICS shareholders generally. These interests are described in this proxy statement/prospectus.
This proxy statement/prospectus describes the special meeting, the proposals to be considered and voted upon at the special meeting and related matters. Every vote is important. Whether or not you plan to attend IKONICS’ special meeting, please take the time to vote by following the instructions on your proxy card.
We join with our board in recommending that you vote FOR the Merger Proposal, FOR the Advisory Compensation Proposal, FOR the Increase in Authorized Shares Proposal and FOR the Adjournment Proposal.
This proxy statement/prospectus provides you with detailed information about the mergers. It also contains or references information about IKONICS and TeraWulf and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 37 for a discussion of the risks you should consider in evaluating the mergers and how they will affect you.
If you have any questions regarding the proxy statement/prospectus, you may contact The Proxy Advisory Group LLC, IKONICS’ proxy solicitor, at           .
Sincerely,
Glenn Sandgren
Chief Executive Officer
IKONICS Corporation
NEITHER THE SECURITIES AND EXCHANGE COMMISSION (the “SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGERS AND OTHER TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS NOR HAVE THEY APPROVED OR DISAPPROVED THE ISSUANCE OF HOLDCO’S COMMON STOCK IN CONNECTION WITH THE MERGERS, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated           , 2021, and, together with the accompanying proxy card, is first being mailed to shareholders of IKONICS on or about           , 2021.

IKONICS CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD           , 2021
To the Shareholders of IKONICS Corporation:
We cordially invite you to our special meeting of shareholders. The meeting will be held on        , 2021, at           , local time, at                 . The special meeting will be completely virtual. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at:    .
At this meeting, you will be asked to vote on the following proposals:
1.
Mergers Proposal.   To adopt the Agreement and Plan of Merger, dated as of June 24, 2021, by and among IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc., Telluride Merger Sub II, Inc., and TeraWulf Inc., a copy of which is attached as Appendix A to this proxy statement/prospectus.

2.
Advisory Compensation Proposal.   To approve, on an advisory (non-binding) basis, specified compensation that may be received by IKONICS’ named executive officers in connection with the mergers.

3.
Increase in Authorized Shares Proposal.   To approve an amendment to the IKONICS articles of incorporation to increase the number of authorized shares of common stock to 5,750,000.

4.
Adjournment Proposal.   To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

For more information about the proposals and the special meeting, please carefully review the accompanying proxy statement/prospectus, as well as the appendices.
IKONICS will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Only holders of record of shares of IKONICS common stock at the close of business on           , 2021, the record date for the special meeting, are entitled to notice of, and a vote at, the special meeting and any adjournments or postponements of the special meeting.
Your vote is important regardless of the number of shares you own. We encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the special meeting, so that your shares will be represented and voted at the special meeting even if you cannot attend the virtual special meeting.
Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of any necessary procedures for exchanging IKONICS share certificates for shares of Holdco.
By Order of the Board of Directors,
Jon Gerlach
Secretary
IKONICS Corporation
Duluth, Minnesota
           , 2021

VOTING BY INTERNET, TELEPHONE OR MAIL
If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you.
IKONICS shareholders of record may submit their proxies by:
Internet.   You can vote over the Internet by accessing the website listed on your proxy card and following the instructions on the website prior to 11:59 p.m. Eastern time on           , 2021. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s).
Telephone.   You can vote by telephone by calling the toll-free number listed on your proxy card in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 p.m. Eastern time on           , 2021. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).
Mail.   You can vote by mail by completing, signing, dating, and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement/prospectus.

ABOUT THIS DOCUMENT
This document forms a part of a registration statement on Form S-4 (Registration No. 333-258335) filed by Holdco with the SEC to register under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the issuance of shares of Holdco common stock issuable upon the consummation of each merger. It constitutes:
•
a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and a notice of meeting and action to be provided to the IKONICS shareholders in connection with the special meeting at which IKONICS shareholders will consider and vote on each of the proposals to give effect to the transactions contemplated by the merger agreement; and

•
a prospectus of Holdco under the Securities Act with respect to the shares of Holdco common stock to be issued to the IKONICS shareholders and TeraWulf stockholders as described in this proxy statement/prospectus.

IKONICS has supplied all information contained in this document relating to IKONICS. TeraWulf has supplied all information contained in this document relating to TeraWulf. IKONICS and TeraWulf have both contributed information relating to the mergers and Holdco.
As permitted by SEC rules, this document does not contain all of the information that you can find in the registration statement or its exhibits. Statements made in this proxy statement/prospectus as to the content of any contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. With respect to those statements, you should refer to the corresponding exhibit for a more complete description of the matter involved and read all statements in this proxy statement/prospectus in light of that exhibit. For further information pertaining to Holdco and the shares of Holdco common stock to be issued in connection with the mergers, reference is made to that registration statement and its exhibits. Each statement contained in this document is qualified by reference to the underlying documents. You are encouraged to read the entire registration statement. You may obtain copies of the registration statement by following the instructions under “Where You Can Find More Information.”
IKONICS files reports (including annual, quarterly and current reports that may contain audited financial statements), proxy statements and other information with the SEC.
Copies of IKONICS’ filings with the SEC are available to investors without charge by request made to IKONICS in writing or by telephone with the following contact information:
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention: Investor Relations
www.ikonics.com
(218) 628-2217
TO RECEIVE TIMELY DELIVERY OF THESE MATERIALS, YOU MUST MAKE YOUR REQUESTS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING, WHICH IS           , 2021.
You may also obtain printer-friendly versions of IKONICS’ SEC reports at www.ikonics.com/investor-relations/. However, IKONICS is not incorporating the information on IKONICS’ website into this document or the registration statement. IKONICS’ filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov, or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference facilities.
Following consummation of the mergers, Holdco will be required to file reports and other information with the SEC on an ongoing basis. Holdco intends to furnish holders of its common stock with annual reports containing audited financial statements with a report thereon by its independent certified public accountants.

i

ii

APPENDICES

iii

QUESTIONS AND ANSWERS ABOUT THE MEETING
Below are brief answers to questions you may have concerning the transactions described in this proxy statement/prospectus and the virtual special meeting. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire proxy statement/prospectus and the other documents to which we refer you.
GENERAL
Q:
Why am I receiving this document?

A:
This is a proxy statement being used by the IKONICS board of directors to solicit proxies of IKONICS shareholders in connection with the First Merger and the special meeting. In addition, this document is a prospectus being delivered to IKONICS’ shareholders and TeraWulf’s stockholders because Holdco is offering shares of its common stock to be issued in exchange for shares of IKONICS common stock and TeraWulf common stock, respectively, as described herein if the mergers are completed.

Q:
When and where is the meeting of the shareholders?

A:
The special meeting will be held at           , local time, on           , 2021, virtually via the Internet at      .

Q:
Why is the special meeting being conducted virtually?

A:
The special meeting is being conducted entirely online due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees and shareholders. In addition, we believe the online meeting format will provide shareholders who would not otherwise be able to attend the special meeting the opportunity to do so. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting.

Q:
Who can answer any questions I may have about the special meeting or the mergers?

A:
IKONICS has retained The Proxy Advisory Group LLC to serve as the information agent and proxy solicitor in connection with its special meeting and the mergers and to provide related advice and informational support for a services fee and the reimbursement of customary disbursements, which are expected not to exceed $25,000 in the aggregate. IKONICS shareholders may call The Proxy Advisory Group LLC toll-free at           with any questions they may have. Banks and brokers may call           .

Q:
What constitutes a quorum for the transaction of business at the special meeting?

A:
A majority of the voting power of the issued and outstanding common stock of IKONICS entitled to vote at the special meeting must be present, in person (including virtually) or represented by proxy, at the special meeting to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum.

Q:
What are broker non-votes?

A:
A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. The Mergers Proposal and the Advisory Compensation Proposal each fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on either of those proposals.

CONCERNING THE MERGERS
Q:
What will happen in the proposed mergers?

A:
Prior to entering into the merger agreement, Telluride Holdco, Inc., which we refer to in this proxy statement/prospectus as “Holdco,” was formed as a new Delaware corporation, wholly owned by IKONICS, to own the IKONICS and TeraWulf businesses following consummation of the mergers. When the transactions contemplated by the merger agreement, including the mergers, are consummated, Holdco’s two newly created, wholly owned subsidiaries, Telluride Merger Sub I, Inc. and Telluride Merger Sub II, Inc., will merge with and into IKONICS and TeraWulf, respectively. As a result of these mergers, which we call the “First Merger” and the “Second Merger,” respectively, each of IKONICS and TeraWulf will become a wholly owned subsidiary of Holdco. We refer to the First Merger and the Second Merger collectively in this proxy statement/prospectus as the “mergers.”

Following the closing of the transactions contemplated by the merger agreement (the “closing”), IKONICS must operate its businesses consistent with past practices and, subject to the terms and conditions of the CVR agreement, it must use reasonable best efforts to pursue and consummate dispositions of its assets and businesses existing prior to the closing (“Dispositions”) as soon as reasonably practicable. IKONICS will continue to support these existing businesses as it pursues the Dispositions.
Additional information on the mergers and CVR agreement is set forth beginning on page 62.
Q:
Why is IKONICS proposing the First Merger?

A:
IKONICS management and the IKONICS board of directors regularly review the performance, strategy, competitive position, opportunities and prospects of IKONICS in light of the then-current business and economic environments, as well as developments in the industries in which we operate and the opportunities and challenges facing participants in those industries. These reviews have included consideration of and discussions with other companies from time to time regarding potential strategic alternatives, including business combinations and other strategic combinations, as well as the possibility of IKONICS remaining an independent company. Following a review by the special committee and the IKONICS board of directors, the IKONICS board of directors determined, upon recommendation by the special committee, that the First Merger is fair to and in the best interests of IKONICS and its shareholders.

Q:
What will I receive for my shares?

A:
Each holder of IKONICS common stock outstanding immediately prior to the effective time of the First Merger will be entitled to receive, for each share of IKONICS common stock held, the following consideration (the “merger consideration”):

•
one share of Holdco common stock;

•
one contractual contingent value right to be issued by Holdco in accordance with the CVR agreement; and

•
$5.00 in cash, without interest.

Additional information on the consideration to be received in the First Merger is set forth beginning on page 62.
Q:
What will be the business of Holdco after the consummation of the mergers?

A:
Upon consummation of the mergers, IKONICS and TeraWulf will be wholly owned subsidiaries of Holdco and, as a result, Holdco will hold what today are IKONICS’ and TeraWulf’s independent businesses. TeraWulf is a digital asset technology company with a core business of sustainable bitcoin mining.

Following the closing, IKONICS must operate its businesses consistent with past practices and, subject to the terms and conditions of the CVR agreement, it must use reasonable best efforts to pursue and consummate the Dispositions as soon as reasonably practicable. IKONICS will continue to support these existing businesses as it pursues the Dispositions.
Q:
What are the material U.S. federal income tax consequences of the First Merger to U.S. holders of IKONICS common stock?

A:
IKONICS and TeraWulf intend that the mergers taken together will qualify as an exchange under Section 351 of the Internal Revenue Code (the “Code”). As a result, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences,” no gain or loss is expected to be recognized by the U.S. Holders of IKONICS common stock as a result of the First Merger, except (i) with respect to the CVRs; (ii) with respect to the $5.00 in cash; and (iii) with respect to any cash received in lieu of any fractional shares of IKONICS common stock.

Please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 98 of this proxy statement/prospectus for a general discussion of the material U.S. federal income tax consequences of the First Merger. You are strongly urged to consult your own tax advisors as to the specific tax consequences to you of the First Merger.
Q:
What vote is required to approve the proposals subject to a shareholder vote at the special meeting?

A:
The affirmative vote of a majority of the shares of IKONICS common stock outstanding and entitled to vote as of the close of business on            , 2021, the record date for the IKONICS special meeting, is required to approve the proposal to adopt the merger agreement (and thereby approve the First Merger) and the proposal to approve the amendment to the IKONICS articles of incorporation to increase the number of authorized shares of common stock. The proposal to approve, on an advisory (non-binding) basis, specified compensation that may be received by IKONICS’ named executive officers in connection with the mergers requires more shares voted “FOR” the proposal than “AGAINST.” The proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting requires the affirmative vote of holders of the greater of (a)         shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) or (b) a majority of all shares of IKONICS common stock represented at the special meeting, in person (including virtually) or by proxy, and entitled to vote thereon.

At the record date, directors and executive officers of IKONICS and their respective affiliates had the right to vote 14.8% of the then outstanding shares of IKONICS common stock. Each of IKONICS’ directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of IKONICS common stock owned by him or her for the four proposals subject to a shareholder vote at the special meeting.
In connection with the execution of the merger agreement, TeraWulf entered into a voting and support agreement with the directors and executive officers of IKONICS (the “voting agreement”). Pursuant to the voting agreement, subject to certain exceptions, the directors and executive officers, who collectively beneficially owned approximately 14.7% of the outstanding common stock of IKONICS as of the date of this proxy statement/prospectus, have committed to vote the shares they beneficially own, in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.
Additional information on the vote required to approve the First Merger is located on page 170.
Q:
How does the IKONICS board of directors recommend that I vote with respect to the proposals subject to a shareholder vote at the special meeting?

A:
The special committee was formed in connection with the IKONICS board of directors’ consideration of the transaction. On June 24, 2021, the special committee unanimously resolved to recommend that the IKONICS board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby. Also on June 24, 2021, the IKONICS board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, IKONICS and its shareholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, and directed that the merger agreement and the transactions contemplated thereby be submitted to the IKONICS shareholders for their approval. The IKONICS board of directors unanimously recommends that the shareholders of IKONICS vote “FOR” the proposal to adopt the merger agreement and consummate the First Merger and “FOR” the advisory compensation proposal.
On July 29, 2021, the IKONICS board of directors unanimously determined that the proposal to increase the number of shares of IKONICS common stock authorized for issuance and the adjournment proposal were in the best interests of IKONICS and its shareholders and recommended that shareholder vote “FOR” each of those proposals.
Additional information on the recommendation of the IKONICS board of directors is set forth in “The Mergers — IKONICS’ Reasons for the Mergers and Recommendations of the IKONICS Special Committee and Board of Directors” beginning on page 69.
You should note that some IKONICS directors and executive officers, and their affiliates, have interests in the mergers that are different from, or in addition to, the interests of other IKONICS shareholders. Information relating to the interests of IKONICS’ directors and executive officers, and their affiliates, in the mergers is set forth in “The Mergers — Interests of Certain IKONICS Directors and Executive Officers in the Mergers” beginning on page 93.
Q:
Will Holdco’s shares be traded on an exchange following the mergers?

A:
It is a condition to closing under the merger agreement for the shares of Holdco common stock to be listed on The Nasdaq Stock Market LLC. Shares of Holdco are expected to be listed on The Nasdaq Stock Market LLC under the symbol “WULF.”

Q:
Will I be able to trade the contingent value rights, or “CVRs,” that I receive in connection with the mergers?

A:
No, the CVRs will not be listed on any exchange or otherwise be freely tradeable, and Holdco will be required to recognize transfers of CVRs only in very limited circumstances. For additional information, see “The Mergers — CVR Agreement” beginning on page 114.

Q:
When do you expect to complete the mergers?

A:
We are working to complete the mergers in the fourth quarter of 2021, although we cannot assure completion by any particular date. If IKONICS’ shareholders adopt the merger agreement at the IKONICS special meeting, we expect that the other conditions to completion of the mergers will be satisfied and the mergers will be consummated within ten business days following the special meeting.

Q:
Who will serve as the directors and executive officers of Holdco after the consummation of the mergers?

A:
Upon consummation of the mergers, it is expected that (1) Paul B. Prager, TeraWulf’s current Chief Executive Officer, will become the Chief Executive Officer and chair of the board of directors of Holdco, (2) Kenneth Deane, TeraWulf’s current Chief Financial Officer, will become the Chief Financial Officer of Holdco, (3) Nazar M. Khan, TeraWulf’s current Chief Operating Officer and Chief Technology Officer, will become the Chief Operating Officer and the Chief Technology Officer of Holdco, and (4) Kerri Langlais, TeraWulf’s current Chief Strategy Officer, will become the Chief Strategy Officer of Holdco. Mr. Prager is expected to serve as the chair of the board of directors of Holdco following the consummation of the mergers, with the members of the board of directors to be designated by TeraWulf prior to consummation of the mergers. Additional information about the directors and executive officers of Holdco following the consummation of the mergers is set forth in “Governance and Management of Holdco” beginning on page 88.

Q:
Are there risks associated with the mergers?

A:
Yes, there are important risks associated with the mergers. We encourage you to read carefully and in their entirety the sections of this proxy statement/prospectus titled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages 37 and 61, respectively. These risks include, among others, risks relating to the uncertainty that the mergers will close, the uncertainty that Dispositions of IKONICS’ businesses and assets will occur within the 18-month period necessary for IKONICS shareholders to realize any value with respect to the contingent value rights issued pursuant to the CVR agreement, and uncertainties relating to the performance of Holdco after the mergers.
PROCEDURES
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting. Alternatively, you may cast your vote by telephone or Internet by following the instructions on your proxy card. In order to ensure that your vote is recorded, please vote your proxy as instructed on your proxy card, or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee, even if you currently plan to attend the virtual special meeting.

Additional information on voting procedures is located beginning on page 168.
Q:
What do I need to do to attend the special meeting and how do I vote my shares electronically?

A:
You may attend the special meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at:      . You will need the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to join the virtual special meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure you are logged in when the meeting starts.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please follow the instructions and vote in accordance with each proxy card and voting instruction card you receive.

Q:
Should I send in my share certificates now?

A:
No. If the mergers are completed, we will send the former holders of IKONICS common stock written instructions for delivery of their share certificates representing shares of IKONICS common stock. Holdco shares will be in uncertificated, book-entry form unless a physical certificate is requested by the holder. Additional information on the procedures for exchanging certificates representing shares of IKONICS common stock is set forth in “The Merger Agreement — Procedures for Exchange of Share Certificates” beginning on page 105.

Q:
If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:
If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the proposals related to the adoption of the merger agreement or the approval, on an advisory (non-binding) basis, of specified compensation that may be received by IKONICS’ named executive officers in connection with the mergers at the special meeting. You should therefore be sure to provide your broker with instructions on how to vote your shares. You should check the voting form used by your broker to see if your broker offers telephone or Internet voting. If you do not give voting instructions to your broker, your shares will be counted towards a quorum at the special meeting, but effectively will be treated as voting against the adoption of the merger agreement unless you attend the special meeting and vote your shares electronically. If your broker holds your shares and you plan to attend and vote at the IKONICS special meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

Additional information on how to vote if your shares are held in street name is located beginning on page 168.
Q:
What if I do not vote on the matters relating to the mergers?

A:
Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of IKONICS common stock outstanding and entitled to vote as of the record date, if you abstain or fail to vote your shares in favor of this matter, this will have the same effect as voting your shares against adoption of the merger agreement. If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the First Merger, it will have the same effect as a vote against the First Merger. If you respond but do not indicate how you want to vote on the First Merger, your proxy will be counted as a vote in favor of adoption of the merger agreement.

Pursuant to the voting agreement, subject to certain exceptions, the directors and executive officers, who collectively beneficially owned approximately 14.7% of the outstanding common stock of IKONICS as of the date of this proxy statement/prospectus, have committed to vote the shares they beneficially own, in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted as recommended by the IKONICS board with respect to that proposal.

Q:
What if I want to change my vote?

A:
If you are a shareholder of record of IKONICS, you may send a later-dated, signed proxy card so that it is received prior to the special meeting, or you may attend the special meeting and vote your shares electronically. You may also revoke your proxy card by sending a notice of revocation that is received prior to the special meeting to IKONICS’ Corporate Secretary at the address set forth under “The Companies” beginning on page 115. You may also change your vote by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.

If your shares are held in “street name” by a broker or other nominee, you should follow the instructions provided by your broker or other nominee to change your vote.
Q:
Do I have appraisal rights?

A:
Holders of IKONICS common stock as of the record date for the special meeting that do not vote in favor of the First Merger are entitled to appraisal rights under the Minnesota Business Corporation Act in connection with the First Merger. Additional information about the IKONICS shareholders’ appraisal rights is set forth in “Appraisal Rights and Dissenters’ Rights” beginning on page 90.

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. You should carefully read this proxy statement/prospectus in its entirety, as well as the appendices. See “Where You Can Find More Information” beginning on page 190. Page references are included parenthetically to direct you to a more complete description of the topics presented in this summary.
In this proxy statement/prospectus, “merger agreement” refers to the Agreement and Plan of Merger, dated June 24, 2021, as amended, by and among IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc., Telluride Merger Sub II, Inc., and TeraWulf Inc. The text of the merger agreement and all amendments thereto is attached as Appendix A to this proxy statement/prospectus.
The Companies (see page 115)
Telluride Holdco, Inc. (“Holdco”)
Holdco is a Delaware corporation formed for the purpose of holding IKONICS and TeraWulf as wholly owned subsidiaries following completion of the mergers. Following the mergers, Holdco will have no significant assets other than the stock or other voting securities of IKONICS and TeraWulf, its wholly owned subsidiaries. In connection with the mergers, Holdco is expected to be renamed “TeraWulf Inc.”
IKONICS Corporation (“IKONICS”)
IKONICS has served as an international leader in the development of imaging technologies for over 65 years. IKONICS proudly introduces products and process solutions for a diverse array of imaging markets. For the year ended December 31, 2020, IKONICS had net sales of approximately $13.4 million and a net loss of approximately $0.4 million. IKONICS had net sales of approximately $7.3 million and a net loss of approximately $1.0 million for the six months ended June 30, 2021. Following the mergers, IKONICS will become a wholly owned subsidiary of Holdco.
TeraWulf Inc. (“TeraWulf”)
TeraWulf was formed to own and operate fully integrated environmentally clean bitcoin mining facilities in the United States. TeraWulf will provide domestically produced bitcoin powered by more than 90% zero-carbon energy with a goal of utilizing 100% zero-carbon energy. Following the mergers, TeraWulf will become a wholly owned subsidiary of Holdco. In connection with the mergers, TeraWulf is expected to be renamed “TeraCub Inc.” or another name selected by TeraWulf.
Telluride Merger Sub I, Inc. (“Merger Sub I”)
Merger Sub I is a wholly owned subsidiary of Holdco, formed solely for the purpose of engaging in the First Merger and the other transactions contemplated by the merger agreement. In the First Merger, Merger Sub I will merge with and into IKONICS, with IKONICS surviving the First Merger as a wholly owned subsidiary of Holdco, and thereafter Merger Sub I will cease to exist.
Telluride Merger Sub II, Inc. (“Merger Sub II”)
Merger Sub II is a wholly owned subsidiary of Holdco, formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated by the merger agreement. In the Second Merger, Merger Sub II will merge with and into TeraWulf, with TeraWulf surviving the Second Merger as a wholly owned subsidiary of Holdco, and thereafter Merger Sub II will cease to exist.

Corporate Structure
The following chart illustrates the expected corporate structure of Holdco, on a pro forma basis, after giving effect to the mergers and any ancillary transactions, transfers, agreements or undertakings necessary, whether by contract or operation of law, to effect these transactions:

THE MERGERS
The consummation of the mergers will result in a change of control of Holdco, and as a result IKONICS (both through changes in beneficial ownership and management). After the consummation of the mergers, Holdco intends to operate in an entirely different business sector from the historical IKONICS business and a substantial majority of Holdco's business will be conducted through TeraWulf. Accordingly, the following is a summary of the material terms of the mergers and the resulting changes expected to occur.
IKONICS’ Reasons for the Mergers and Recommendations of the IKONICS Special Committee and Board of Directors (Page 69)
On June 24, 2021, the special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, the IKONICS shareholders, and the special committee unanimously resolved to recommend that the IKONICS board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby.
On June 24, 2021, after receiving the recommendation of the special committee, the IKONICS board of directors unanimously:
•
determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of IKONICS and its shareholders;

•
approved the merger agreement; and

•
recommended that the IKONICS shareholders vote for the adoption of the merger agreement at the special meeting of shareholders of IKONICS.

To review the risks related to the mergers and the combined company following consummation of the mergers, please see “Risk Factors” beginning on page 37. To review the background and reasons for the mergers, please see the sections beginning on pages 63 and 69 respectively.
Opinion of Financial Advisor to IKONICS (Page 79)
IKONICS has engaged Northland Securities, Inc., referred to as “Northland,” as financial advisor to IKONICS in connection with the proposed mergers. In connection with this engagement, Northland delivered a written opinion, dated June 24, 2021, to the IKONICS board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the First Merger by holders of IKONICS Common Stock (other than, as applicable, TeraWulf, Holdco, Merger Sub I, Merger Sub II and their respective affiliates). The full text of Northland’s written opinion, dated June 24, 2021, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The description of Northland’s opinion set forth herein is qualified in its entirety by reference to the full text of Northland’s opinion. Northland’s opinion was directed to the IKONICS board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the mergers. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the mergers and the related transactions. Northland expressed no opinion or view as to the relative merits of the mergers or the related transactions as compared to any alternative business strategies or transactions that might exist for IKONICS or the effect of any other transaction in which IKONICS might engage. Northland’s opinion is not intended to be and did not constitute a recommendation to the IKONICS board of directors and does not constitute a recommendation to any shareholder as to how to act or vote with respect to the mergers or any other matter.
Governance and Management of Holdco (Page 88)
Upon consummation of the mergers, it is expected that (1) Paul B. Prager, TeraWulf’s current Chief Executive Officer, will become the Chief Executive Officer and chair of the board of directors of Holdco, (2) Kenneth Deane, TeraWulf’s current Chief Financial Officer, will become the Chief Financial Officer of Holdco, (3) Nazar M. Khan, TeraWulf’s current Chief Operating Officer and Chief Technology Officer, will become the Chief Operating Officer and the Chief Technology Officer of Holdco, and (4) Kerri M. Langlais, TeraWulf’s current Chief Strategy Officer, will become the Chief Strategy Officer of Holdco. Mr. Prager is expected to serve as the chair of the board of directors of Holdco following the consummation of the mergers, with other members of the board of directors to be designated by TeraWulf prior to consummation of the mergers. Additional information about the directors and executive officers of Holdco following the consummation of the mergers is set forth in “Governance and Management of Holdco” beginning on page 88.
Workforce and Employee Benefits Matters (Page 89)
IKONICS Restricted Stock Units
Two business days prior to the effective time of the First Merger, each then outstanding award of an IKONICS restricted stock unit (collectively, “IKONICS RSUs”) granted under IKONICS’ 2019 Equity Incentive Plan (the “2019 Plan”) will become fully vested and will settle for shares of IKONICS common stock. As a result of the First Merger, such shares of IKONICS common stock will be converted into the right to receive shares of Holdco common stock on the same basis as all other shares of IKONICS common stock.
IKONICS Stock Options
As of a business day no earlier than 30 days prior to the effective time of the First Merger, each outstanding IKONICS stock option (collectively, “IKONICS Options”) granted under the 2019 Plan will become vested in full. Immediately prior to the effective time of the First Merger, each IKONICS Option that is then outstanding, (i) if the exercise price of such IKONICS Option is equal to or greater than the Per Share Value (as defined below), will terminate and be cancelled as of immediately prior to the effective time of the First Merger, without any consideration being payable in respect thereof, and have no further force or effect; and (ii) if the exercise price of such IKONICS Option is less than the Per Share Value, such IKONICS Option will be fully vested and terminate and be cancelled as of immediately prior to the effective time of the First Merger in exchange for the right to receive, in accordance with this merger agreement, the merger consideration based on a number of shares determined by dividing (x) the product of the number of shares of IKONICS common stock underlying such IKONICS Option multiplied by the excess of the Per Share Value over the exercise price of the IKONICS Option, divided by (y) the Per Share Value, as applicable. As used herein, the “Per Share Value” means the volume-weighted average price, rounded to the nearest one-tenth of a cent, of a share of IKONICS common stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) in respect of the five (5) consecutive trading day period beginning at 9:30 am (New York City time) on the first day of such trading day period and ending at 4:00 pm (New York City time) on the third full trading day prior to the effective time of the First Merger.
Employment Agreement
IKONICS is party to an employment agreement with its Chief Executive Officer, Glenn Sandgren that provides for, among other things minimum annual base salary, participation in any cash incentive plans with a target incentive opportunity of 50% of his base salary, and potential payments upon termination of his employment under certain circumstances. The employment agreement was amended and restated on June 24, 2021, to provide for enhanced payments upon a termination of his employment within 18 months after a change in control. The mergers are expected to qualify as a change in control under the employment agreement.
Retention Awards
On June 24, 2021, IKONICS entered into retention awards for most employees, excluding its Chief Executive Officer. Each of the participating executive officers of IKONICS, Claude P. Piguet, Ken Hegman, and Jon Gerlach, will be entitled to receive payments under the retention awards upon the earlier of (i) a closing of Dispositions amounting to Net Proceeds (as defined in the CVR agreement), before taking into account any payments under the retention awards (“Adjusted Net Proceeds”), in excess of $5,000,000 in the aggregate or (ii) the date that is 18 months after the mergers. Each participant must remain continuously employed through the closing of any Disposition or the end of the 18-month period giving rise to a payment under his retention award.
Accounting Treatment (Page 90)
The mergers will be accounted for as a business combination in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, TeraWulf will be treated as the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the mergers will be treated as the equivalent of TeraWulf acquiring IKONICS. The net assets of IKONICS will be subject to fair value adjustments under ASC 805 at the closing date of the mergers.
Interests of Certain IKONICS Directors and Executive Officers in the Mergers (Page 93)
In considering the recommendations of the IKONICS board of directors to vote for the Mergers Proposal, you should be aware that certain of IKONICS directors and executive officers, and their affiliates, have interests in the mergers that may be different from, or in addition to, the interests of other IKONICS shareholders generally and may create potential conflicts of interest. The special committee and the IKONICS board of directors were aware of each of these interests and considered them, among other things, in reviewing, considering and negotiating the terms of the proposed mergers and in recommending that IKONICS shareholders approve the adoption of the merger agreement.
These interests include the following:
•
Prior to the consummation of the First Merger, all IKONICS RSUs and option awards covering the issuance of shares of IKONICS common stock held by IKONICS directors and employees (including, IKONICS executive officers) that are outstanding will be fully vested and cancelled in exchange for the right to receive the merger consideration for each such award as described under “The Merger Agreement — Treatment of Outstanding Equity Awards” beginning on page 104 of this proxy statement/prospectus.

•
The employment agreement with Mr. Sandgren provides for enhanced cash severance payments in the event of certain terminations of employment within 18 months after a change in control. The mergers are expected to qualify as a change in control under the CEO Employment Agreement.

•
As a measure to encourage employee focus on IKONICS’ goals and retention during the pendency of the mergers and thereafter, IKONICS awarded retention awards to most employees, excluding Mr. Sandgren. Each of Messrs. Piguet, Hegman and Gerlach are entitled to receive a cash payment under the retention awards upon the earlier of (i) a closing of Dispositions amounting to Net Proceeds (as defined in the CVR agreement), before taking into account any payments under the retention awards (“Adjusted Net Proceeds”), in excess of $5,000,000 in the aggregate or (ii) the date that is 18 months after the mergers.

•
IKONICS’ directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

TeraWulf Financing (Page 113)
On June 15, 2021, TeraWulf completed a private placement of 2,000,000 shares of its Series A Convertible Preferred Stock, pursuant to which TeraWulf received gross proceeds of $50,000,000. The Series A Convertible Preferred Stock will convert in accordance with its terms into shares of TeraWulf common stock that will entitle their holders to receive shares of Holdco common stock as a result of the Second Merger.
Appraisal Rights and Dissenters’ Rights (Page 90)
If the merger agreement is approved by the IKONICS shareholders at the special meeting and the First Merger is consummated, any of the IKONICS shareholders who do not vote in favor of the merger agreement and who otherwise strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (“MBCA”) will be entitled to demand payment for their shares and an appraisal of the value of those shares. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA, which sections are attached as Appendix C to this proxy statement/prospectus.
TeraWulf Stockholder Approval (Page 113)
The authorization, approval and adoption of the merger agreement is subject to the approval of the TeraWulf stockholders. The written consent or affirmative vote of the holders of a majority of the outstanding shares of TeraWulf common stock is required to approve the merger agreement and the Second Merger. In connection with the merger agreement, TeraWulf stockholders owning approximately 74.17% of the issued and outstanding shares of common stock of TeraWulf entered into a voting and support agreement with IKONICS pursuant to which, among other matters, such shareholders have agreed to vote their respective shares of common stock of TeraWulf for the approval and adoption of the merger agreement and the Second Merger.
Voting Agreement (Page 113)
In connection with the execution of the merger agreement, TeraWulf entered into a voting and support agreement with the directors and executive officers of IKONICS (the “voting agreement”). Pursuant to the voting agreement, subject to certain exceptions, the directors and executive officers, who collectively beneficially owned approximately 14.7% of the outstanding common stock of IKONICS as of the date of this proxy statement/prospectus, have committed to vote the shares they beneficially own, in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.
CVR Agreement (Page 114)
Pursuant to the merger agreement, at the closing, Holdco and IKONICS will enter into a Contingent Value Rights Agreement (the “CVR agreement”) with a person designated by Holdco and IKONICS as the Holders’ Representative (as defined therein), and the Rights Agent (as defined therein). Pursuant to the CVR agreement, each shareholder of IKONICS as of immediately prior to the effective time of the First Merger will receive one non-transferable contingent value right (each, a “CVR”) for each outstanding share of common stock of IKONICS then held.
The holders of the CVRs will be entitled to receive 95% of the Net Proceeds (as defined in the CVR agreement), if any, from the sale, transfer, disposition, spin-off, or license of all or any part of the pre-merger business (each, a “Disposition”) of IKONICS completed within 18 months following the date of the Second Merger, subject to a reserve of up to 10% of the Gross Proceeds (as defined in the CVR agreement) from such transaction. The CVRs will not confer to the holders thereof any voting or equity or ownership interest in IKONICS or Holdco. The CVRs will not be transferable, except in limited circumstances such as by will or intestacy, and will not be listed on any quotation system or traded on any securities exchange.
Although there can be no assurance of the terms or timing of any Disposition after the closing of the mergers, it is the intent of the continuing management of IKONICS to seek one or more purchasers for a sale of the pre-merger business or assets of IKONICS, resulting in prompt distribution of applicable Net Proceeds, as soon as possible after the closing of the mergers.
The CVR agreement will terminate after all payment obligations to the CVR holders have been satisfied. CVR holders will not be eligible to receive payment for Dispositions, if any, of any part of the pre-merger business of IKONICS after the eighteen-month anniversary of the effective time of the Second Merger.
Summary of Merger Agreement (Appendix A)
The merger agreement is attached as Appendix A to this proxy statement/prospectus and governs the terms of the mergers.

Conditions to the Mergers
The merger agreement contains a number of closing conditions, including the following conditions that apply to the obligations of each of IKONICS, TeraWulf, Holdco, Merger Sub I and Merger Sub II:
•
IKONICS shall have obtained the approval of its shareholders to adopt the merger agreement;

•
TeraWulf shall have obtained the approval of its shareholders to adopt the merger agreement;

•
the SEC shall have declared the registration statement, of which this proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement shall be in effect;

•
the shares of Holdco common stock to be issued to shareholders of IKONICS and TeraWulf pursuant to merger agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance;

•
any waiting period applicable to the consummation of the mergers under the HSR Act shall have expired or shall have been earlier terminated;

•
none of the parties to the merger agreement shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the mergers; and

•
the Rights Agent shall have duly executed and delivered the CVR agreement.

In addition to the conditions described above, neither IKONICS nor TeraWulf is obligated to effect the mergers unless the following conditions, as applicable, are satisfied or waived by that party on or before the closing date:
•
The representations and warranties of the other party shall be true and correct as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject to certain exceptions depending on the specific representation and warranty.

•
The other parties shall have performed in all material respects their covenants and agreements under the merger agreement.

•
No event, circumstance, development, change or effect shall have occurred since the date the merger agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the other party.

IKONICS’ obligation to effect the mergers is subject to TeraWulf having consummated a private placement of TeraWulf common stock or other equity securities of TeraWulf, pursuant to which TeraWulf has received gross proceeds of $50,000,000 (the “TeraWulf Financing”). The TeraWulf Financing has been completed and, accordingly, this condition has been satisfied.
No Solicitation
The merger agreement contains customary “no solicitation” provisions that prohibit IKONICS from taking any action to solicit a takeover proposal. The merger agreement does not, however, prohibit IKONICS, during the twenty (20) business day period following the date of the merger agreement, from furnishing information to or participating in negotiations with a person making an unsolicited bona fide takeover proposal that IKONICS’ board of directors determines is or is reasonably likely to lead to a TeraWulf proposal if the failure to do so would be inconsistent with IKONICS’ board of directors’ fiduciary duties to its shareholders.
Termination of the Merger Agreement
The board of directors of TeraWulf or IKONICS may terminate the merger agreement at any time prior to the effective time of the First Merger (including after the special meeting of the shareholders of IKONICS, even if the shareholders have adopted the merger agreement) by mutual written consent, or if:
•
the parties have not consummated the mergers by December 31, 2021, and the party desiring to terminate the merger agreement for this reason has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused or resulted in the failure of the mergers to occur on or before that date;
•
the shareholders of IKONICS hold a meeting to consider the merger agreement and the merger agreement is submitted to shareholders of IKONICS for approval, but the shareholders of IKONICS do not vote to adopt the merger agreement upon a vote take thereon;

•
a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action will have become final and nonappealable; or

•
one of the other parties has breached any representation or warranty or failed to perform any covenant or agreement in the merger agreement, or any representation or warranty of the other parties has become untrue, in any case such that the condition to the closing of the merger agreement related to the performance of the covenants and agreements in the merger agreement by the other party and the accuracy of the representations and warranties of the other party would not be satisfied as of the date of the termination, and the breach is not curable by December 31, 2021 or, if curable, is not cured within the earlier of (i) 30 days after the party desiring to terminate the merger agreement gives written notice of the breach to the other party and (ii) three (3) business days of December 31, 2021, and the party desiring to terminate the merger agreement is not, at the time of the termination, in breach of any representation, warranty, covenant or agreement in the merger agreement that would give rise to the right of the other party to terminate the merger agreement.

The board of directors of TeraWulf may terminate the merger agreement if:
•
An IKONICS adverse recommendation change has occurred;

•
(i) The IKONICS board of directors approves, endorses or recommends to shareholders a Superior Proposal (as defined in the merger agreement) or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of IKONICS is commenced before obtaining the requisite vote from IKONICS shareholders and the IKONICS board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) business days after commencement; or

•
IKONICS materially breaches its non-solicitation obligations.

Expenses and Termination Fees (Page 111)
Transaction Expenses
Except as otherwise provided in the merger agreement, whether or not the mergers are consummated, all expenses (including those payable to representatives of the parties) incurred by any party or on its behalf in connection with the merger agreement and the transactions contemplated by it (“Expenses”) shall be paid by the party incurring those Expenses; provided, however, that at the closing before the effective time of the First Merger, TeraWulf will reimburse IKONICS for all actual Expenses incurred by IKONICS in connection with the negotiation, approval and consummation of the transactions contemplated by the merger agreement, including the fees and disbursements of legal counsel, filing fees and mailing costs for the registration statement and proxy materials, up to a maximum of $640,000.
IKONICS Termination Fee
IKONICS is obligated to pay TeraWulf a termination fee of $1.2 million if the merger agreement is terminated by TeraWulf as a result of IKONICS’ breach of its representations and warranties under the merger agreement or failure to perform any covenant or agreement in the merger agreement and, if at the time of such termination, all of the mutual closing conditions and the conditions to IKONICS’ obligation to effect the mergers have been satisfied or waived, subject to certain exceptions.
IKONICS is also obligated to pay TeraWulf a termination fee of up to $1.2 million if the merger agreement is terminated:

•
by IKONICS, if prior to the receipt of the requisite vote of the shareholders of IKONICS, if and only if prior to or substantially concurrent with such termination, IKONICS substantially concurrently with such termination enters into a definitive agreement with respect to a superior proposal that did not result from a material breach of IKONICS’ non-solicitation obligations and that remained a superior proposal following IKONICS’ compliance its non-solicitation obligations;

•
by TeraWulf, in the event:

•
the IKONICS board of directors effects an adverse recommendation change;

•
(i) the IKONICS board of directors approves, endorses or recommends to shareholders a Superior Proposal (as defined in the merger agreement) or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of IKONICS is commenced before obtaining the requisite vote from IKONICS shareholders and the IKONICS board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) business days after commencement;

•
there has been a material breach of the “no solicitation” provisions of the merger agreement;

•
if IKONICS, Holdco, Merger Sub I or Merger Sub I breaches any of its respective representations, warranties, covenants or agreements in the merger agreement, which breach would result in the applicable conditions to closing not being satisfied and cannot be cured by December 31, 2021, or, if curable, has not been cured by such entity with the earlier of 30 days after receipt of written notice of such breach from TeraWulf and three business days prior to December 31, 2021, unless TeraWulf is itself in breach of any of its representations, warranties, covenants or agreements in the merger agreement that would result in the applicable conditions to closing not being satisfied; and

•
if IKONICS fails to fulfill its obligation and agreement to consummate the closing, subject to the satisfaction of applicable closing conditions, after receiving any required notice from TeraWulf and TeraWulf is ready, willing and able to consummate the transactions.

TeraWulf Termination Fee
TeraWulf is obligated to pay IKONICS a termination fee of $10.0 million if the merger agreement is terminated by IKONICS as a result of TeraWulf’s uncured breach of its representations and warranties under the merger agreement or failure to perform any covenant or agreement in the merger agreement, provided, in each case, that at the time of such termination all of the conditions to IKONICS’ obligations to effect the mergers have been satisfied or waived.
Comparison of Shareholder Rights (Page 179)
IKONICS is incorporated under the laws of the State of Minnesota, and Holdco is incorporated under the laws of the State of Delaware. In accordance with the merger agreement, upon the consummation of the mergers, the former holders of IKONICS common stock will have the right to receive shares of Holdco common stock. Your rights as a shareholder of Holdco will be governed by Delaware law, Holdco’s amended and restated certificate of incorporation and Holdco’s bylaws. For a comparison of the material rights of IKONICS shareholders and Holdco shareholders under each company’s organizational documents and the Delaware statutory framework, please see “Comparison of Shareholder Rights” beginning on page 179.
Material U.S. Federal Income Tax Consequences (Page 98)
IKONICS and TeraWulf intend that the mergers taken together will qualify as an exchange under Section 351 of the Code. As a result, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences,” no gain or loss is expected to be recognized by the U.S. Holders of IKONICS common stock as a result of the First Merger, except (i) with respect to the CVRs; (ii) with respect to the $5.00 in cash; and (iii) with respect to any cash received in lieu of any fractional shares of IKONICS common stock.
Please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 98 of this proxy statement/prospectus for a general discussion of the material U.S. federal income tax consequences of the First Merger. You are strongly urged to consult your own tax advisors as to the specific tax consequences to you of the First Merger.
Matters to be Considered at the IKONICS Special Meeting
IKONICS shareholders will be asked to vote to adopt the merger agreement, to approve on an advisory (non-binding) basis, specified compensation that may be received by IKONICS’ named executive officers in connection with the mergers, to approve an amendment to the IKONICS articles of incorporation to increase the number of authorized shares of common stock to 5,750,000, to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. At the record date, directors and executive officers of IKONICS and their respective affiliates had the right to vote 14.8% of the then outstanding shares of IKONICS common stock. Each of IKONICS’ directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of IKONICS common stock owned by him or her for the adoption of the merger agreement.
Summary Risk Factors
Risks Relating to the Mergers
•
The value of the shares of Holdco common stock may be less than the value of the shares of IKONICS common stock as of the date of the merger agreement, the date of this proxy statement/prospectus or the date of the special meeting.

•
IKONICS shareholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management of the combined company.

•
The mergers are subject to a number of conditions, some of which are beyond the control of the parties to the merger agreement.

•
The IKONICS shareholders and the TeraWulf stockholders may not realize a benefit from the mergers commensurate with the ownership dilution they will experience in connection with the mergers.

•
IKONICS shareholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

•
IKONICS has incurred and will incur significant transaction costs in connection with the mergers.

•
While the mergers are pending, IKONICS will be subject to business uncertainties and contractual restrictions that could adversely affect its businesses.

•
The outcomes of lawsuits filed by shareholders of IKONICS against the IKONICS and its board of directors are uncertain and could result in significant costs, management distraction, and/or a delay of or injunction against the mergers.

•
Failure to complete the mergers could negatively impact the stock price and the future business and financial results of IKONICS because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the mergers.

•
The merger agreement limits IKONICS’ ability to pursue an alternative acquisition proposal and requires IKONICS to pay a termination fee of up to $1.2 million if it does.

•
Some of the directors and executive officers of IKONICS have interests in the mergers that are different from the interests of IKONICS’ shareholders.

Risks Related to Ownership of Holdco Common Stock
•
The absence of a historical trading market for Holdco common stock creates uncertainty about future trading prices of its common stock.

•
The combined company’s stock price may be volatile, and the market price of Holdco common stock may decline in value following the transaction.

•
Holdco does not expect to pay dividends on its common stock in the short term.

•
The existence of a majority stockholder may adversely affect the market price of Holdco’s common stock and could delay, hinder or prevent a change in corporate control or result in the entrenchment of management and the board of directors.

•
Offers or availability for sale of a substantial number of shares of Holdco’s common stock may cause the price of Holdco’s common stock to decline.

•
Holdco is expected to be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may qualify for, and rely on, exemptions from various corporate governance standards, which may limit the presence of independent directors on the board of directors or board committees of Holdco.

•
Holdco may seek to raise additional funds, finance additional acquisitions or develop strategic relationships by issuing additional securities, including capital stock.

•
Provisions of Holdco’s organizational documents and Delaware law may delay or deter a change of control of Holdco.

Risks Relating to the Businesses of the Combined Company
•
Holdco has a limited operating history, which could negatively impact its operations, strategy and financial performance.

•
If Holdco is unable to successfully maintain its Equipment Supply Agreements on acceptable terms or at all, Holdco’s business, financial condition and results of operations may suffer.

•
The properties utilized by Holdco in its bitcoin mining operations may experience damage or losses, including damage or losses not covered by insurance.

•
Limitations on the availability of sites to establish mining operations may adversely affect Holdco’s business prospects.

•
Holdco depends on nuclear energy to power a significant portion of its bitcoin mining capacity and may be held liable for damages, regardless of fault, if incidents or evacuations were to occur at the mining facility site that utilizes nuclear energy.

•
Since the development, construction and operation of the Nautilus Cryptomine Facility is subject to the terms of a joint venture agreement, Holdco may have less control over strategic decisions.

•
Holdco’s management team has limited experience managing a public company.

•
Holdco depends on its management team, investment professionals and other key personnel, and the loss of their services would have a material adverse effect on Holdco.

•
Holdco’s future success depends on its ability to expand its organization to match the growth of its activities, and any failure to manage its growth effectively could place strains on its managerial, operational and financial resources and could adversely affect its business, financial condition and results of operations.

•
COVID-19 or any pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect Holdco’s business.

•
Holdco faces risks and disruptions related to supply chain issues, including in semiconductors and other necessary application specific integrated circuit components, which could significantly impact its business, financial condition and results of operations.

•
Holdco will need to raise additional capital to meet its business requirements in the future, including the unconsummated TeraWulf Equity Financings (as defined below), which capital raising may be costly or difficult to obtain or may not be obtained (in whole or in part) and, if obtained, will dilute the ownership interests of the Holdco’s shareholders.

•
Security threats to Holdco could result in a loss of Holdco’s digital assets or damage to the reputation of Holdco, each of which could adversely affect Holdco’s business, financial condition and results of operations.

•
Necessary capital financing may not be available at economic rates or at all.

•
From time to time, Holdco will be subject to various claims, litigation and other proceedings that could ultimately be resolved against Holdco, requiring material future cash payments or charges, which could impair Holdco’s financial condition and results of operations.

•
The mergers will result in an ownership change of IKONICS pursuant to Section 382 of the Code, which will impose a limitation on Holdco’s ability to use IKONICS’ NOL carryforwards and other credits to offset future taxable income of Holdco or its subsidiaries (including IKONICS) for U.S. federal income tax purposes.

Risks Relating to Digital Asset Networks and Digital Assets
•
Digital assets, such as bitcoin, may become regulated as securities or investment securities.

•
The further development and acceptance of digital asset networks and other digital assets are subject to a variety of factors that are difficult to evaluate.

•
If demand for transactions in bitcoin declines and is replaced by new demand for other cryptocurrencies, Holdco’s business, financial condition and results of operations could be adversely affected.

•
Significant contributors to all or any digital asset network could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect Holdco’s business, financial condition and results of operations.

•
The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the bitcoin network protocol, and a failure to properly monitor and upgrade the protocol could damage the bitcoin network and adversely affect Holdco’s business, financial condition and results of operations.

•
If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that may adversely affect Holdco’s business, financial condition and results of operations.

•
If the award of digital assets for solving blocks and transaction fees for recording transactions are not sufficiently high to cover expenses related to running data center operations, it may adversely affect Holdco’s business, financial condition and results of operations.

•
To the extent that the profit margins of digital asset mining operations are not high, operators of digital asset mining operations are more likely to immediately sell their digital assets earned by mining in the digital asset exchange market, resulting in a reduction in the price of digital assets that may adversely affect Holdco’s business, financial condition and results of operations.

•
To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees, and any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which may adversely affect Holdco’s business, financial condition and results of operations.

•
Intellectual property rights claims may adversely affect the operation of some or all digital asset networks.

•
To the extent that the digital asset exchanges representing a substantial portion of the volume in digital asset trading are involved in fraud or experience security failures or other operational issues, such digital asset exchanges’ failures may result in a reduction in the price of some or all digital assets and may adversely affect Holdco’s business, financial condition and results of operations.

•
Political or economic crises may motivate large-scale sales of digital assets, which could result in a reduction in some or all digital assets’ values and adversely affect Holdco’s business, financial condition and results of operations.

•
Holdco’s ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of Holdco’s digital assets.

•
Digital asset transactions are irrevocable, and stolen or incorrectly transferred digital assets may be irretrievable and, as a result, any incorrectly executed digital asset transactions may adversely affect Holdco’s business, financial condition and results of operations.

•
The limited rights of legal recourse against Holdco, and Holdco’s lack of insurance protection, exposes Holdco and its stockholders to the risk of loss of its digital assets for which no person is liable.

•
Holdco may not have adequate sources of recovery if its digital assets are lost, stolen or destroyed.

•
The loss or destruction of a private key required to access a digital asset may be irreversible and, as a result, Holdco’s loss of access to its private keys or its experience of a data loss relating to its digital assets may adversely affect Holdco’s business, financial condition and results of operations.

•
Because many of Holdco’s digital assets are held by digital asset exchanges, it faces heightened risks from cybersecurity attacks and financial stability of digital asset exchanges.

•
As the number of digital assets awarded for solving a block in the blockchain decreases, the incentive for miners to continue to contribute processing power to the respective digital asset network will transition from a set reward to transaction fees.

•
The price of bitcoin may be influenced by regulatory, commercial and technical factors that are highly uncertain resulting in the price of bitcoin being extremely volatile, which may significantly influence the market price of Holdco’s common stock.

•
The sale of Holdco’s digital assets to pay expenses at a time of low digital asset prices may adversely affect Holdco’s business, financial condition and results of operations.

Risks Relating to Regulatory and Political Matters
•
Regulatory changes or actions may restrict the use of bitcoins or the operation of the bitcoin network in a manner that may adversely affect Holdco’s business, financial condition and results of operations.

•
Holdco may be required to register and comply with bitcoin regulations and, to the extent that Holdco decides to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expenses to Holdco.

•
If recently proposed legislation were to be enacted, it is possible that additional tax reporting requirements may be imposed on Holdco, which would result in potentially substantial tax and regulatory compliance burdens on Holdco and its operations.

Controlled Company Exemption
It is expected that Paul Prager, TeraWulf’s Chief Executive Officer, and Stammtisch Investments LLC (“Stammtisch”), a company controlled by Paul Prager, will together have the right to vote a majority of Holdco’s outstanding common stock upon consummation of the mergers and, therefore, will have the power to elect a majority of Holdco directors, in each case, through their respective ownership of shares of Holdco common stock as well as through the exercise by them of voting control over shares of Holdco common stock with respect to which they have been granted irrevocable voting proxies. Assuming a stock price of $26.74, the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to hold, immediately following the consummation of the mergers, approximately 62.4% of the voting power of Holdco. Assuming the stock price of $32.09, a 20% increase from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to hold, immediately following the consummation of the mergers, approximately 62.7% of the voting power of Holdco. Assuming the stock price of $21.39, a 20% decrease from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to own, immediately following the consummation of the mergers, approximately 62.1% of the voting power of Holdco. For further details, see “Security Ownership of Certain Beneficial Owners and Management/Directors of TeraWulf.”
Pursuant to the Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, Holdco will be exempt from certain Nasdaq corporate governance requirements, including the requirements that (i) a majority of such “controlled company’s” board of directors consist of independent directors, (ii) compensation of executive officer be determined or recommended to such “controlled company’s” board of directors by a majority of independent directors or by a compensation committee composed entirely of independent directors, and (iii) director nominees be selected or recommended for selection by a majority of independent directors or by a committee composed entirely of independent directors. For at least some period following the consummation of the mergers, Holdco will be permitted to utilize these exemptions.
As a controlled company, Holdco expects to elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that (i) a majority of Holdco’s board of directors consist of independent directors, (ii) compensation of executive officers be determined or recommended to Holdco’s board of directors by a majority of independent directors or by a compensation committee composed entirely of independent directors and (iii) director nominees be selected or recommended for selection by a majority of independent directors. Holders of Holdco common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Governance and Management of Holdco — Controlled Company.” If Holdco ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, Holdco will be required to comply with these standards.

CORPORATE STRUCTURES
The following charts summarize IKONICS’ and TeraWulf’s respective corporate structures as of October 11, 2021:
The following chart summarizes the corporate structure of Holdco, IKONICS and TeraWulf as of on a pro forma basis, after giving effect to the mergers and any ancillary transactions, transfers, agreements or undertakings necessary, whether by contract or operation of law, to effect these transactions (the “Transactions”):

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of TeraWulf and IKONICS, adjusted to give effect to the consummation of the mergers and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the consummation of the mergers, which will be accounted for as a reverse acquisition, with TeraWulf being deemed the acquiring company for accounting purposes. TeraWulf was determined to be the acquiring company for accounting purposes based upon the terms of the merger agreement and other factors, including (i) TeraWulf’s stockholders are expected to own a majority of the voting interests of Holdco immediately following the consummation of the mergers and (ii) directors appointed by TeraWulf will comprise a majority of the member of the board of directors of Holdco following consummation of the mergers.
The unaudited pro forma condensed combined financial statements have been prepared from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited condensed consolidated financial statements of TeraWulf as of and for the three months ended June 30, 2021 and the related notes, contained elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of TeraWulf as of March 31, 2021 and for the period from February 8, 2021 (date of inception) to March 31, 2021 and the related notes, contained elsewhere in this proxy statement/prospectus;

•
the historical unaudited condensed financial statements of IKONICS as of and for the three and six months ended June 30, 2021 and the related notes, contained elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of IKONICS as of and for the year ended December 31, 2020 and the related notes, contained elsewhere in this proxy statement/prospectus; and

•
other information relating to TeraWulf and IKONICS contained elsewhere in this proxy statement/prospectus, including the merger agreement and the description of certain terms thereof set forth in the section titled “The Mergers.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of TeraWulf and the historical balance sheet of IKONICS on a pro forma basis and gives effect to the mergers as if they had occurred on June 30, 2021.The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 combine the historical results of operations of TeraWulf and historical statements of operations of IKONICS for such periods on a pro forma basis and give effect to the mergers as if they had occurred on January 1, 2020, the beginning of the earliest period presented.
Because TeraWulf will be treated as the acquiring company for accounting purposes, TeraWulf’s assets and liabilities will be recorded at their carrying amounts prior to the consummation of the mergers and the historical operations that are reflected in the unaudited pro forma condensed combined financial information will be those of TeraWulf. IKONICS’ assets and liabilities will be measured and recognized at their fair values as of the closing date of the mergers and combined with the assets, liabilities and results of operations of TeraWulf following consummation of the mergers.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The application of the acquisition method of accounting depends upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed following the consummation of the mergers, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and Holdco’s future financial position and results of operations. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for IKONICS’ operations, changes in the fair value of IKONICS common stock, changes in the fair value of the CVRs and other changes in IKONICS’ assets and liabilities.
In addition, the unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of TeraWulf and IKONICS. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had TeraWulf and IKONICS been a combined company during the specified periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
	(1)TeraWulf	(2)Ikonics	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash	$31,721,000	$2,260,855	$(10,419,010)	(c)	$23,562,845
Trade receivables, net	—	1,651,035	—		1,651,035
Inventories	—	1,607,828	(1,607,828)	(f)	3,277,270
			3,277,270	(g)
Prepaid expenses and other assets	2,216,000	193,198	—		2,409,198
Total current assets	33,937,000	5,712,916	(8,749,568)		30,900,348
Equity in nest assets of investee	42,100,000	—	—		42,100,000
PROPERTY, PLANT, AND EQUIPMENT:
Property, plant and equipment	916,000	16,494,121	(16,494,121)	(f)	10,894,166
			9,978,166	(g)
Less accumulated depreciation	—	(9,410,087)	9,410,087	(f)	—
Total property, plant and equipment at cost, net	916,000	7,084,034	2,894,132		10,894,166
Deposits	407,000	—	—		407,000
Intangible Assets, net	—	245,832	(245,832)	(f)	3,699,484
			3,699,484	(g)
Goodwill	—	—	55,340,026	(b)	55,340,026
Other assets	1,464,000	—	—		1,464,000
Total assets	$78,824,000	$13,042,782	$52,938,242		$144,805,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$4,065,000	$2,088,057	$15,184,494	(e)	$21,337,551
Current portion of operating lease liability	48,000	—	—		48,000
Contingent Value Rights	—	—	10,142,967	(c)	10,142,967
Total current liabilities	4,113,000	2,088,057	25,327,462		31,528,519
Operating lease liability, net of current portion	1,037,000	—	—		1,037,000
Total liabilities	5,150,000	2,088,057	25,327,462		32,565,519
COMMITMENTS AND CONTINGENCIES
Series A preferred stock, par value $0.001 per share	49,815,000	—	(49,815,000)	(j)	—
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share	50,000	—	2,084	(c)	104,675
			52,106	(d)
			485	(h)
Common stock, par value $0.10 per share		198,069	(198,069)	(a)	—
Additional paid-in-capital	29,892,000	2,902,790	(2,902,790)	(a)	145,902,325
			53,747,916	(c)
			(52,106)	(d)
			12,499,515	(h)
			49,815,000	(j)
Retained earnings / (accumulated deficit)	(6,083,000)	7,853,866	(7,853,866)	(a)	(33,767,494)
			(15,184,494)	(e)
			(12,500,000)	(h)
Total stockholders’ equity	23,859,000	10,954,725	77,425,781		112,239,506
Total liabilities and stockholders’ equity	$78,824,000	$13,042,782	$52,938,242		$144,805,024

(1)
Derived from the unaudited balance sheet of TeraWulf as of June 30, 2021.

(2)
Derived from the unaudited balance sheet of IKONICS as of June 30, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
	(1)TeraWulf	(2)Ikonics	Pro Forma Adjustments	Note 3	Pro Forma Combined
Net sales	$—	$7,324,756	$—		$7,324,756
Cost of goods sold	—	4,899,120	—		4,899,120
Gross profit	—	2,425,636	—		2,425,636
Cost of opertions:
Operating expenses	968,000	—	—		968,000
Selling, general and administrative expenses	4,975,000	3,128,093	(1,815,506)	(e)	6,412,797
			(413,933)	(f)
			539,143	(g)
Research and development expenses	—	263,817	—		263,817
Total cost of operations	5,943,000	3,391,910	(1,690,296)		7,644,614
Loss from operations	(5,943,000)	(966,274)	1,690,296		(5,218,978)
Interest expense	—	(102,340)	—		(102,340)
Other income	—	5,175	—		5,175
Loss before income taxes	(5,943,000)	(1,063,439)	1,690,296		(5,316,143)
Income tax benefit	—	(19,524)	—		(19,524)
Equity in net loss of investee, net of tax	140,000	—	—		140,000
Net loss	$(6,083,000)	$(1,043,915)	$1,690,296		$(5,436,619)
Loss per common share:
Basic and diluted		$(0.53)			$(0.05)
Weighted average common shares outstanding:
Basic and diluted		1,977,368	102,697,337	(i)	104,674,705

(1)
Derived from the audited statement of operations of TeraWulf for the period from February 8, 2021 (date of inception) to March 31, 2021 and the unaudited consolidated statement of operations of TeraWulf for the three months ended June 30, 2021.

(2)
Derived from the unaudited statement of operations of IKONICS for the six months ended June 30 , 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
	(1)TeraWulf	(2)IKONICS	Pro Forma Adjustments	Note 3	Pro Forma Combined
Net sales	$—	$13,432,220	$—		$13,432,220
Cost of goods sold	—	9,527,143	—		9,527,143
Gross profit	—	3,905,077	—		3,905,077
Cost of operations:
Selling, general and administrative expenses	—	5,019,604	(698,054)	(f)	5,399,836
			1,078,286	(g)
Selling, general and administrative expenses attributable to related party share issuance	—	—	12,500,000	(h)	12,500,000
Research and development expenses	—	671,493	—		671,493
Total cost of operations	—	5,691,097	12,880,232		18,571,329
Loss from operations	—	(1,786,020)	(12,880,232)		(14,666,252)
Interest expense	—	(86,561)	—		(86,561)
Other income	—	1,223,261	—		1,223,261
Loss before income taxes	—	(649,320)	(12,880,232)		(13,529,552)
Income tax benefit	—	(210,000)	—		(210,000)
Net loss	$—	$(439,320)	$(12,880,232)		$(13,319,552)
Loss per common share:
Basic and diluted		$(0.22)			$(0.13)
Weighted average common shares outstanding:
Basic and diluted		1,976,354	102,697,337	(i)	104,673,691

(1)
TeraWulf was not formed as of December 31, 2020 and, therefore, had no business activity during the year ended December 31, 2020.

(2)
Derived from the audited statement of operations of IKONICS for the year ended December 31, 2020.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Description of the Mergers and Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of TeraWulf and IKONICS.
Description of the Mergers
IKONICS entered into the merger agreement, dated as of June 24, 2021, with Holdco, a Delaware corporation and direct wholly-owned subsidiary of IKONICS, Merger Sub I, a Minnesota corporation and direct wholly-owned subsidiary of Holdco, Merger Sub II, a Delaware corporation and direct wholly-owned subsidiary of Holdco, and TeraWulf, a Delaware corporation, pursuant to which, among other things, Merger Sub I will merge with and into IKONICS, with IKONICS surviving the First Merger as a wholly-owned subsidiary of Holdco, and, immediately following the effective time of the First Merger, Merger Sub II will merge with and into TeraWulf, with TeraWulf surviving the Second Merger as a wholly-owned subsidiary of Holdco.
Under the terms of the merger agreement, in connection with the First Merger, each share of IKONICS common stock issued and outstanding immediately prior to the effective time of the First Merger automatically will be converted into and exchanged for (i) one validly issued, fully paid and non-assessable share of Holdco Common Stock, (ii) one contractual contingent value right to be issued by Holdco in accordance with the CVR agreement and (iii) the right to receive $5.00 in cash, without interest. Each share of Holdco Common Stock held by IKONICS issued and outstanding immediately prior to the effective time of the First Merger automatically will be cancelled and cease to exist as of the effective time of the First Merger, and each share of Merger Sub I common stock issued and outstanding as of immediately prior to the effective time of the First Merger automatically will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the surviving IKONICS entity.
At the effective time of the Second Merger, (i) each share of TeraWulf Preferred Stock issued and outstanding automatically will be converted into shares of TeraWulf Common Stock, (ii) each share of TeraWulf Common Stock (including shares of TeraWulf Common Stock resulting from the conversion of TeraWulf Preferred Stock described above), issued and outstanding immediately prior to the effective time of the Second Merger (other than any TeraWulf Dissenting Shares) will automatically be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Holdco Common Stock equal to (x) a number of shares of Holdco Common Stock that is equal to forty-nine times the number of shares of Holdco Common Stock outstanding as of immediately following the effective time of the First Merger and immediately prior to the effective time of the Second Merger, divided by (y) the number of shares of TeraWulf Common Stock outstanding on a fully diluted basis as of immediately prior to the effective time of the Second Merger. Each share of Merger Sub II common stock issued and outstanding immediately prior to the effective time of the Second Merger automatically will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the surviving TeraWulf entity, and each share of TeraWulf Preferred Stock and TeraWulf Common Stock held by TeraWulf or IKONICS and their respective affiliates in treasury as of the effective time of the Second Merger will be canceled.
Following the consummation of the mergers, IKONICS must operate its businesses consistent with past practices and, subject to the terms and conditions of the CVR agreement, must use reasonable best efforts to pursue and consummate dispositions of its assets and businesses existing prior to the consummation of the mergers as soon as reasonably practicable. IKONICS will continue to support these existing businesses as it pursues the disposition of its assets and businesses existing prior to consummation of the mergers.
The closing of the mergers is subject to certain closing conditions, including approval of the merger agreement by the stockholders of IKONICS.

Basis of Presentation
TeraWulf has preliminarily concluded that the mergers represent a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. TeraWulf has not yet completed an external valuation analysis of the fair value of IKONICS’ assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the mergers, TeraWulf has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when TeraWulf has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in fair values of property, plant and equipment, (ii) changes in allocations to intangible assets and goodwill, (iii) other changes to assets and liabilities and (iv) changes to the purchase consideration, including changes based on the valuation of contingent consideration and the price of IKONICS Common Stock.
Acquisition accounting rules require evaluation of certain assumptions and estimates or determination of financial statement classifications, which are completed during the measurement period as defined under accounting standards in effect as of the date of this proxy statement/prospectus. The accounting policies of IKONICS may materially vary from those of TeraWulf. During preparation of the unaudited pro forma condensed combined financial information, a preliminary analysis was performed and TeraWulf is not aware of any material differences. Accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between TeraWulf and IKONICS other than the pro forma reclassifications detailed in Note 3. Following the consummation of the mergers and during the measurement period, a final review of accounting policies will be performed. As a result of this review, management may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information was prepared without the application of held for sale accounting to any long-lived asset or disposal group of IKONICS because it is expected that the applicable held for sale criteria will not be met on the date of consummation of the mergers.
The merger agreement generally restricts IKONICS’ ability to sell its assets and operations and there is no expectation that IKONICS will commit to a plan to sell its assets and operations until after the consummation of the mergers. Accordingly, it is not expected that the IKONICS pre-manager business will be actively marketed for sale until after the consummation of the mergers.
Subsequent to the consummation of the mergers, upon satisfaction of all applicable U.S. GAAP criteria for the classification of the IKONICS’ pre-merger business as held for sale, and because this represents a strategic shift in the business also as a discontinued operation, the presentation of the IKONICS’ pre-merger business will be as follows:
(1)   the results of the discontinued operations, less applicable taxes (benefits), or a loss recognized on classification as held for sale, shall be reported as a separate component of income in the consolidated statements of operations, and
(2)   assets and liabilities shall be presented separately in the asset and liability sections, respectively, in the consolidated balance sheets.
The potential sale (to broadly include a sale, transfer, disposition of, spin-off, or license of all or any part) of the IKONICS’ pre-merger business is subject to certain risks and uncertainties, including the ability to consummate such a sale, the potential timing of a sale and the ability to receive a sale price in excess of the then carrying amount of IKONICS’ pre-merger business. The sale of the IKONICS’ pre-merger business may not be consummated in the near future, if ever, and the potential terms of the sale may result in a loss on sale. Upon consummation of a sale of IKONICS’ pre-merger business, if ever, a gain or loss on the sale shall be calculated and presented separately in the consolidated statements of operations.

Note 2 — Estimated Consideration and Preliminary Purchase Price Allocation
Estimated consideration of approximately $74.3 million is based, in part, on the estimated enterprise value of TeraWulf of $2.7 billion, which is based on a discounted cash flow analysis and implies a share price of Holdco Common Stock of $25.79 on the date of consummation of the mergers. The value of purchase price consideration will change based on fluctuations in the price per share of Holdco Common Stock and the number of shares of IKONICS Common Stock and TeraWulf Common Stock outstanding on the date of consummation of the mergers. The estimated consideration has not recognized any potential reimbursement by TeraWulf to IKONICS for actual incurred transaction expenses as contemplated by the merger agreement as the final amount is not known. The following table summarizes the components of the estimated consideration:
Estimated IKONICS shares outstanding(1)	1,981,527
Estimated RSUs and stock options subject to accelerated vesting(2)	102,275
Subtotal	2,083,802
Cash consideration (per IKONICS share)	$5.00
Estimated share-based cash portion of purchase price	$10,419,010
Contingent Value Rights	$10,142,967
Estimated TeraWulf enterprise value	$2,700,000,000
Estimated shares at consummation of the mergers(3)	104,674,705
Implied Holdco share price	$25.79
Estimated IKONICS shares outstanding(1)	1,981,527
Estimated RSUs and stock options subject to accelerated vesting(2)	102,275
Subtotal	2,083,802
Equity portion of purchase price	$53,750,000
Total estimated consideration to be paid	$74,311,977

(1)
Represents the number of shares of IKONICS Common Stock outstanding as of September 14, 2021.

(2)
Represents the share issuance impact of IKONICS’ restricted stock units and stock options subject to accelerated vesting as of September 14, 2021.

(3)
Represents the estimated total outstanding shares of Holdco Common Stock upon consummation of the mergers as follows:

Shares issued to TeraWulf stockholders	102,106,298
Shares issued to IKONICS stockholders	2,083,802
Shares issued under awards to employees of Beowulf E&D	484,605
104,674,705
The equity portion of the purchase price will depend on the market price of Holdco Common Stock on the date of consummation of the mergers. The following table illustrates the effect of change in price per share of Holdco Common Stock and the resulting impact on the purchase price.
	Implied Holdco share price	Purchase Price (equity portion)
As presented	$25.79	$53,750,000
10% increase	$28.37	$59,117,463
10% decrease	$23.21	$48,365,044
20% increase	$30.95	$64,493,672
20% decrease	$20.63	$43,009,673

	Implied Holdco share price	Purchase Price (equity portion)
50% increase	$38.69	$80,622,299
50% decrease	$12.90	$26,881,046
The CVR portion of the purchase price will depend on the net proceeds received for IKONICS’ pre-merger business when such sale is consummated. The preliminary estimated CVR portion of the purchase price is computed based (1) on a historical time weighted average of average market capitalization of IKONICS less all working capital items, except inventory, on the balance sheet of IKONICS over the prior eight quarters (where the most recent quarter is weighted the highest and each preceding quarter is weighted successively less), (2) on an assumption of estimated transaction costs of 2%, (3) on CVR holders receiving 95% of net proceeds from a sale of IKONICS’ pre-merger business and (4) on an estimated probability of consummation of the sale of IKONICS’ pre-merger business of 95% within the 18 month CVR period.
TeraWulf has performed a preliminary valuation analysis of the fair value of IKONICS’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the date of the acquisition of the mergers:
Cash	$2,260,855
Trade receivables, net	1,651,035
Inventories	3,277,270
Prepaid expenses and other assets	193,198
Property, plant and equipment	9,978,166
Intangible assets	3,699,484
Goodwill	55,340,026
Accounts payable and accrued liabilities	(2,088,057)
Total estimated consideration	$74,311,977
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of IKONICS based on their estimated fair values as of the date of consummation of the mergers. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired is recorded as goodwill in the unaudited pro forma condensed combined balance sheet.
Note 3 — Pro Forma Adjustments
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
(a)
Represents the elimination of the historical equity of IKONICS.

(b)
Represents the estimated initial allocation of excess purchase price to goodwill (see Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information).

(c)
Represents the components of the estimated purchase price for IKONICS, including the allocation of the equity component between Holdco Common Stock, based on a par value of $0.001 per share, and additional paid-in capital (see Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information).

(d)
Represents the estimated issuance of incremental shares of Holdco Common Stock to TeraWulf’s stockholders in accordance with the merger agreement as follows:

Shares attributed to IKONICS common stock conversion	2,083,802
Aggregate TeraWulf share amount – multiple of IKONICS attributed shares	49

Aggregate TeraWulf share amount	102,106,298
Less: number of outstanding TeraWulf shares	50,000,000
Incremental TeraWulf shares	52,106,298
Par value	$0.001
Par value of incremental TeraWulf shares	$52,106

(e)
Reflects adjustments regarding the impact of estimated direct, incremental merger transaction costs of both TeraWulf and IKONICS, such as legal, financial advisory, and accounting expenses, estimated as follows:

Merger costs reflected in the historical financial statements(1)	$1,815,506
Merger costs not yet reflected in the historical financial statements(2)	15,184,494
Total estimated direct, incremental Merger transaction costs	$17,000,000

(1)
Direct, incremental merger transaction costs reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, are removed because these costs are non-recurring and directly related to the mergers.

(2)
Direct, incremental merger transaction costs not yet reflected in the historical financial statements are reflected as an adjustment in the unaudited pro forma condensed combined balance sheet (but not in the unaudited pro forma condensed combined statements of operations because these costs are non-recurring and directly related to the mergers).

(f)
Represents the elimination of IKONICS’ historical inventory, property, plant and equipment, accumulated depreciation and intangible assets, net in the unaudited pro forma condensed combined balance sheet and the elimination of historical depreciation and amortization in the unaudited pro forma condensed combined statements of operations.

(g)
Represents the estimated and preliminary allocation of the purchase price to acquired tangible and intangible assets and the estimated depreciation and amortization expense included in the unaudited pro forma condensed combined statements of operations, as follows:

	Preliminary Purchase Price Allocation	Weighted Average Useful Life	Depreciation or Amortization for the Year Ended December 31, 2020	Depreciation or Amortization for the Six Months Ended June 30, 2021
Inventory	$3,277,270
Property, plant and equipment	$9,978,166	23.3	$515,772	$257,886
Intangible Assets:
Intellectual property	$1,535,045	7.1	$216,535	$108,268
Trademarks and trade names	869,085	10.0	86,908	43,454
Customer relationships	1,295,355	5.0	259,071	129,535
Total intangible assets	$3,699,484		$562,514	$281,257
The final purchase price allocation, including identifying and establishing the fair value of acquired intangible assets, will be determined when TeraWulf has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments.

(h)
Represents awards with respect to shares of common stock issued to certain employees of Beowulf Electricity & Data Inc. (“Beowulf E&D”), a company controlled by TeraWulf’s Chief Executive Officer, upon consummation of the mergers in accordance with the administrative and infrastructure services agreement, dated as of April 27, 2021.

Value of share awards due to Beowulf E&D employees	$12,500,000
Implied Holdco share price	$25.79
Shares issued under awards to Beowulf E&D employees	484,605
Par value	$0.001
Par value of shares issued under awards to Beowulf E&D employees	$485

(i)
Represents the increase in the estimated weighted average shares due to the issuance of the shares of Holdco Common Stock in connection with consummation of the mergers as follows:

Shares issued to TeraWulf stockholders	102,106,298
Shares issued to IKONICS holders of RSUs or stock options	106,434
Shares issued under awards to employees of Beowulf E&D	484,605
102,697,337

(j)
Represents the conversion of TeraWulf Preferred Stock into Holdco Common Stock.

COMPARATIVE PER SHARE MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Stock Prices
Shares of IKONICS common stock are listed for trading on The Nasdaq Stock Market LLC under the symbol “IKNX.” The following table sets forth the closing sales prices per share of IKONICS common stock on the following dates:
•
June 24, 2021, the last full trading day prior to the public announcement of the mergers, and

•
October 8, 2021, the last practicable trading day for which this information could be calculated prior to the filing of this proxy statement/prospectus.

IKONICS Common Stock
June 24, 2021	$11.30
October 8, 2021	$28.71
Dividends
IKONICS declared and paid its only dividend as a one-time dividend of $1.00 per share in December 2012. IKONICS is prohibited by the merger agreement from paying any dividends.
The board of directors of Holdco will determine the dividend policy of Holdco after consummation of the mergers. As of the date of this proxy statement/prospectus, there is no established trading market for Holdco common stock, and shares of Holdco common stock do not currently trade separately from shares of IKONICS common stock. There can be no assurance that Holdco will pay or continue to pay a dividend, and the timing, declaration, amount and payment by Holdco of any dividend or distribution will be within the discretion of the board of directors of Holdco.

RISK FACTORS
In addition to the other information included and incorporated by reference in this proxy statement/prospectus, IKONICS shareholders should carefully consider the matters described below to determine whether to adopt the merger agreement and thereby approve the and the advisory vote on specified compensation. Additional risks and uncertainties are described in detail under the caption “Risk Factors” in IKONICS’ Annual Report on Form 10-K for the year ended December 31, 2020.
Risks Relating to the Mergers
The value of the shares of Holdco common stock received upon the consummation of the mergers may be less than the value of your shares of the IKONICS common stock as of the date of the merger agreement, the date of this proxy statement/prospectus or the date of the IKONICS special meeting.
The exchange ratios in the mergers will not be adjusted in the event of any change in the stock price of IKONICS prior to the mergers. There may be a significant amount of time between the dates when the shareholders of IKONICS vote on the merger agreement at the special meeting and the date when the mergers are completed. The absolute and relative prices of shares of IKONICS common stock may vary significantly between the date of this proxy statement/prospectus, the date of the special meeting and the date of the completion of the mergers. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of IKONICS, market expectations of the likelihood that the mergers will be completed and the timing of completion, the prospects of Holdco’s post-closing operations, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the Holdco common stock to be received by IKONICS shareholders after the completion of the mergers. Accordingly, the prices of IKONICS common stock on the date of this proxy statement/prospectus and on the date of the IKONICS special meeting may not be indicative of their prices immediately prior to completion of the mergers or the price of Holdco common stock after the mergers are completed.
IKONICS shareholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management of the combined company.
After the completion of the mergers, IKONICS shareholders will own a smaller percentage of the combined company than they currently own of IKONICS. Upon completion of the mergers, assuming no exercise of appraisal rights, the former shareholders of TeraWulf will own approximately 98%, and former IKONICS shareholders (excluding the effect of stock options) will own approximately 2%, of Holdco common stock issued and outstanding at the time of completion of the mergers. Consequently, IKONICS shareholders, as a group, will have significantly reduced ownership and voting power in the combined company compared to their ownership and voting power in IKONICS prior to the completion of the mergers. In particular, IKONICS shareholders, as a group, will have less than a majority of the ownership and voting power of Holdco and, therefore will be able to exercise significantly less influence over the management and policies of the combined company than they currently exercise over the management and policies of IKONICS.
The mergers are subject to a number of conditions, some of which are beyond the control of the parties to the merger agreement.
The merger agreement contains a number of closing conditions, including the following conditions that apply to the obligations of each of IKONICS, TeraWulf, Holdco, Merger Sub I and Merger Sub II:
•
IKONICS shall have obtained the approval of its shareholders to adopt the merger agreement;

•
TeraWulf shall have obtained the approval of its shareholders to adopt the merger agreement;

•
the SEC shall have declared the registration statement, of which this proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement shall be in effect;

•
the shares of Holdco common stock to be issued to shareholders of IKONICS and TeraWulf pursuant to merger agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance;

•
any waiting period applicable to the completion of the mergers under the HSR Act shall have expired or shall have been earlier terminated;

•
none of the parties to the merger agreement shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the mergers; and

•
the Rights Agent shall have duly executed and delivered the CVR agreement.

In addition to the conditions described above, neither IKONICS nor TeraWulf is obligated to effect the mergers unless the following conditions, as applicable, are satisfied or waived by that party on or before the closing date:
•
The representations and warranties of the other party shall be true and correct (subject to the materiality standards provided in the merger agreement) as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the party making the representation or warranty (and the receipt by each party of an officer’s certificate from the other party to such effect).

•
The other parties shall have performed in all material respects their covenants and agreements under the merger agreement.

•
No event, circumstance, development, change or effect shall have occurred since the date the merger agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the other party.

There can be no assurance regarding when these conditions will be satisfied, if at all.
The IKONICS shareholders and the TeraWulf stockholders may not realize a benefit from the mergers commensurate with the ownership dilution they will experience in connection with the mergers.
IKONICS and TeraWulf anticipate that the market value of the percentage of common stock of Holdco owned by the companies’ respective existing shareholders following completion of the mergers will be roughly equivalent to the market value of the aggregate common stock of each respective company prior to completion of the mergers, after giving effect to the payment of cash and the distribution of CVRs as part of the merger consideration payable to IKONICS shareholders. However, if Holdco is unable to realize the strategic financial benefits currently anticipated from the mergers, the shareholders of IKONICS and TeraWulf will have experienced substantial dilution of their respective ownership interests without receiving the commensurate benefit.
IKONICS shareholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.
The right of IKONICS shareholders to receive any future payment on or derive any value from the CVRs will be contingent solely upon the ability of IKONICS to sell, transfer, dispose of, spin-off, or license of all or any part of its pre-merger business, upon the terms and subject to the conditions specified in the CVR agreement, within the 18-month time period specified in the CVR agreement, and the consideration received being greater than the amounts permitted to be retained or deducted by Holdco under the CVR agreement. If these events are not achieved for any reason within the 18-month time period specified in the CVR agreement or the consideration received is not greater than the amounts permitted to be retained or deducted by Holdco, no payments will be made under the CVRs, and the CVRs will expire valueless. Following the effective time of the Second Merger. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “The Merger Agreement — CVR Agreement” beginning on page 114 of this proxy statement/prospectus.
Furthermore, the CVRs will be unsecured obligations of the combined company and all payments under the CVRs, all other obligations under the CVR agreement and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all current or future senior obligations of the combined company. Finally, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position that could result in adverse U.S. federal income tax consequences to holders of the CVRs.
IKONICS has incurred and will incur significant transaction costs in connection with the mergers.
Except as otherwise provided in the merger agreement, whether or not the mergers are consummated, all expenses (including those payable to representatives of the parties) incurred by any party or on its behalf in connection with the merger agreement and the transactions contemplated by it (“Expenses”) shall be paid by the party incurring those Expenses; provided, however, that at the closing before the effective time of the First Merger, TeraWulf will reimburse IKONICS for all actual Expenses incurred by IKONICS in connection with the negotiation, approval and consummation of the transactions contemplated by the merger agreement, including the fees and disbursements of legal counsel, filing fees and mailing costs for the registration statement and proxy materials, up to a maximum of $640,000.
While the mergers are pending, IKONICS will be subject to business uncertainties and contractual restrictions that could adversely affect its businesses.
Uncertainty about the effect of the mergers on employees, customers and suppliers may have an adverse effect on IKONICS and, consequently, on the combined company. These uncertainties may impair IKONICS’ ability to attract, retain and motivate key personnel until the mergers are consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with IKONICS to seek to change existing business relationships with IKONICS. Employee retention may be particularly challenging during the pendency of the mergers because employees may experience uncertainty about their future roles with the combined company. If, despite IKONICS’ retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be seriously harmed. In addition, the merger agreement restricts IKONICS, without TeraWulf’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the mergers occur or the merger agreement terminates. These restrictions may prevent IKONICS from pursuing otherwise attractive business opportunities and making other changes to its business that may arise prior to completion of the mergers or termination of the merger agreement.
The outcomes of lawsuits filed by shareholders of IKONICS against IKONICS and its board of directors are uncertain and could result in significant costs, management distraction, and/or a delay of or injunction against the mergers.
The outcome of pending litigation based on claims arising from or relating to this proxy statement/prospectus, as well as any similar litigation that may be brought against IKONICS and its directors by purported shareholders of IKONICS, is uncertain and could result in significant costs to IKONICS, including costs associated with the indemnification of IKONICS’ directors and officers. Other plaintiffs may also file lawsuits against IKONICS and/or their directors and officers in connection with the mergers. The defense or settlement of any lawsuits or claims relating to the mergers may have an adverse effect on the business, financial condition and results of operations of IKONICS.
If the actions remain unresolved, they could prevent or delay the completion of the mergers. One of the conditions to the consummation of the mergers is that none of the parties to the merger agreement shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the mergers. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting the consummation of the transactions contemplated by the merger agreement (including the mergers), then such injunctive or other relief may prevent the mergers from becoming effective in a timely manner or at all.
Failure to complete the mergers could negatively impact the stock price and the future business and financial results of IKONICS because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the mergers.
If the mergers are not completed for any reason, IKONICS could be subject to several risks, including the following:

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being required to pay TeraWulf a termination fee of up to $1.2 million in certain circumstances, as described under “The Merger Agreement — Expenses and Termination Fees” beginning on page 111;

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having had the focus of management of IKONICS directed toward the mergers post-merger planning instead of on the IKONICS’ core business and other opportunities that could have been beneficial to IKONICS; and

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incurring substantial transaction costs related to the mergers.

In addition, IKONICS would not realize any of the expected benefits of having completed the mergers.
If the mergers are not completed, the price of IKONICS common stock may decline to the extent that the current market price of that stock reflects a market assumption that the mergers will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the mergers were not consummated due to an adverse change in IKONICS’ business. In addition, IKONICS’ business may be harmed, and the prices of its stock may decline as a result, to the extent that customers, suppliers and others believe that IKONICS cannot compete in the marketplace as effectively without the mergers or otherwise remain uncertain about IKONICS’ future prospects in the absence of the mergers.
Similarly, current and prospective employees of IKONICS may experience uncertainty about their future roles with the combined company and choose to pursue other opportunities, which could adversely affect IKONICS, as applicable, if the mergers are not completed. The realization of any of these risks may materially adversely affect the business, financial results, financial condition and stock price of IKONICS.
The merger agreement limits IKONICS’ ability to pursue an alternative acquisition proposal and requires IKONICS to pay a termination fee of up to $1.2 million if it does.
The merger agreement prohibits IKONICS from soliciting, initiating or encouraging alternative merger or acquisition proposals with any third party, subject to certain exceptions. The merger agreement also provides for the payment by IKONICS of a termination fee of up to $1.2 million if the merger agreement is terminated in certain circumstances in connection with a competing acquisition proposal or the withdrawal by the IKONICS board of directors of its recommendation that the shareholders of IKONICS vote for the adoption of the merger agreement, as the case may be. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 108.
These provisions limit IKONICS’ ability to pursue offers from third parties that could result in greater value to IKONICS’ shareholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal.
Some of the directors and executive officers of IKONICS have interests in the mergers that are different from the interests of IKONICS’ shareholders.
When considering the recommendation of the special committee and the IKONICS board of directors with respect to the mergers, IKONICS shareholders should be aware that some directors and executive officers of IKONICS and their affiliates have interests in the mergers that are different from, or in addition to, the interests of the shareholders of IKONICS. Each of our Chief Executive Officer, Chief Financial Officer, Executive Vice President, and Chief Operating Officer holds shares of IKONICS common stock and/or IKONICS restricted stock units and options to purchase shares of IKONICS common stock that will automatically be cancelled and converted into shares of IKONICS common stock prior to the effective time of the First Merger as described under “The Merger Agreement — Treatment of Outstanding Equity Awards” beginning on page 104 of this proxy statement/prospectus. Additionally, IKONICS is party to an employment agreement with its Chief Executive Officer that provides for, among other things, potential payments upon termination of his employment under certain circumstances, including enhanced payments upon a termination of his employment within 18 months after a change-in control. The Second Merger is expected to qualify as a change in control under the employment agreement. IKONICS has also entered into retention awards with most employees, excluding our Chief Executive Officer, that will entitle them to payment upon the earlier of the receipt of a threshold amount of net proceeds for a sale of the pre-transaction business or assets of IKONICS and 18 months after the mergers. Shareholders should consider these interests in conjunction with the recommendation of the directors of IKONICS to approve the mergers.

These interests are described more fully in “The Mergers — Interests of Certain IKONICS Directors and Executive Officers in the Mergers” beginning on page 93.
The mergers will result in an ownership change of IKONICS pursuant to Section 382 of the Code, which will impose a limitation on Holdco’s ability to use IKONICS’ NOL carryforwards and other credits to offset future taxable income of Holdco for U.S. federal income tax purposes.
In general, under Section 382 and Section 383 of the Code, a corporation that undergoes an ownership change may be subject to limitation on its ability to utilize its pre-change net operating loss carryforwards (“NOL carryforwards”) and certain tax credits to offset future taxable income for U.S. federal income tax purposes. In general, an ownership change occurs if the aggregate stock ownership of certain shareholders increases by more than 50 percentage points over such shareholders’ lowest percentage ownership during the testing period (generally three years).
As of December 31, 2020, IKONICS has federal net operating loss carryforwards and research and development credit carryovers of $1,847,000 and $104,000, respectively. IKONICS’ state net operating loss carryforwards and research and development credit carryovers at December 31, 2020 total $468,000 and $214,000, respectively.
The mergers will result in an ownership change of IKONICS pursuant to Section 382 of the Code, which will impose a limitation on Holdco’s ability to use IKONICS’ NOL carryforwards to offset the future taxable income of Holdco and its subsidiaries (including IKONICS) for U.S. federal income tax purposes and may impair Holdco and its subsidiaries’ ability to use tax credits to do the same.
This Section 382 limitation may impact the timing of when cash is used to pay the taxes of Holdco. Similar rules and limitations may apply for state income tax purposes.
Risks Related to Ownership of Holdco Common Stock
Listing of Holdco common stock on The Nasdaq Stock Market, LLC is a condition to completion of the mergers; however, the absence of a historical trading market for Holdco common stock creates uncertainty about future trading prices of its common stock.
Under the terms of the merger agreement, the listing of Holdco common stock on Nasdaq is a condition to completion of the mergers. If, upon completion of the mergers, the Holdco common stock is listed on Nasdaq, Holdco common stock will begin trading publicly for the first time. Although this proxy statement/prospectus contains information regarding the historical market prices of IKONICS’ common stock, those prices are not necessarily relevant to the market prices at which Holdco common stock may trade, since Holdco will combine the operations of both TeraWulf and IKONICS. Holdco cannot predict the extent to which a trading market will develop in its common stock after completion of the mergers, whether that market will be active or how liquid that market might become, as it has no independent trading history.
The combined company’s stock price may be volatile, and the market price of Holdco common stock may decline in value following the transaction.
There may be significant fluctuations in the market price of Holdco common stock, both initially before an orderly trading market develops and after that time. Historically, the market price of IKONICS’ common stock has fluctuated, and the common stock of TeraWulf never has been publicly traded, listed on a stock exchange or quoted on a quotation system. Any price fluctuations of Holdco common stock may be unrelated or disproportionate to the actual operating performance of the combined company, and may be due to factors beyond Holdco’s control. Moreover, if the market price of the combined company’s common stock becomes subject to significant fluctuations following the mergers, the value of the shares of Holdco’s common stock at any given point in time could be less than the value of Holdco common stock immediately after completion of the mergers.
Broad market and industry factors, as well as factors specifically relating to Holdco and its business, may adversely affect the market price of Holdco common stock. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

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actual or anticipated variations in Holdco’s financial results;

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changes in estimates or recommendations by securities analysts, if any, covering Holdco’s common stock;

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the failure of the combined company to meet its analysts’ expectations;

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conditions or trends in the industry in which TeraWulf operates, including governmental or regulatory changes affecting cryptocurrency mining;

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announcements by Holdco or its competitors of significant acquisitions, strategic partnerships or divestitures;

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additions or departures of key personnel;

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the entry into, or termination of, key agreements or arrangements affecting Holdco’s business or operations; and

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future sales of Holdco’s securities, including sales of common stock by its directors and officers or its strategic investors.

The factors that affect the price of Holdco common stock may be different from the factors that have affected the price of IKONICS common stock, particularly since the business of TeraWulf differs significantly from IKONICS’ business.
Holdco does not expect to pay dividends on its common stock in the short term.
Holdco has not yet determined its dividend policy, but it is unlikely that Holdco will pay any dividends to holders of its common stock in the short term, and it may never pay any dividends. The combined company anticipates that it will retain its earnings, if any, for future growth. Any determination to pay dividends in the future will be at the discretion of Holdco’s board of directors and will depend upon Holdco’s results of operations, financial condition, contractual limitations, restrictions imposed by applicable law, business and investment strategy and any other factors that Holdco’s board of directors deems relevant. As a result, the appreciation, if any, of the price of Holdco’s common stock may be the only source of a return to shareholders. Holdco plans to hold excess cash as bitcoin on the balance sheet to the extent possible to participate in any bitcoin price appreciation.
Offers or availability for sale of a substantial number of shares of Holdco’s common stock may cause the price of Holdco’s common stock to decline.
If Holdco’s shareholders sell substantial amounts of Holdco’s common stock in the public market upon the expiration of any statutory holding period or lockup agreements under Rule 144 or issued upon the exercise of outstanding convertible securities and shares related to equity compensation, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of Holdco’s common stock could fall. The existence of an “overhang,” whether or not sales have occurred or are occurring, also could make it more difficult for Holdco to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that Holdco deems reasonable or appropriate. The restricted shares of Holdco’s common stock will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.
The existence of a majority stockholder may adversely affect the market price of Holdco’s common stock and could delay, hinder or prevent a change in corporate control or result in the entrenchment of management and the board of directors.
It is expected that Paul Prager, TeraWulf’s Chief Executive Officer, and Stammtisch, a company controlled by Paul Prager, will together have the right to vote a majority of Holdco’s outstanding common stock upon consummation of the mergers and, therefore, will have the power to elect a majority of Holdco directors, in each case, through their respective ownership of shares of Holdco common stock as well as through the exercise by them of voting control over shares of Holdco common stock with respect to which they have been granted irrevocable voting proxies. Assuming a stock price of $26.74, the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to hold, immediately following the consummation of the mergers, approximately 62.4% of the voting power of Holdco. Assuming the stock price of $32.09, a 20% increase from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to hold, immediately following the consummation of the mergers, approximately 62.7% of the voting power of Holdco. Assuming the stock price of $21.39, a 20% decrease from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to own, immediately following the consummation of the mergers, approximately 62.1% of the voting power of Holdco. For further details, see “Security Ownership of Certain Beneficial Owners and Management/Directors of TeraWulf.”
As a result, Stammtisch and Mr. Prager will likely have the ability to determine the outcome of matters submitted to Holdco’s stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the combined company’s assets. In addition, Stammtisch and Mr. Prager will likely have the ability to control the management, affairs and operations of Holdco. Accordingly, this concentration of ownership may harm the market price of Holdco common stock by delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination involving the combined company.
The ownership of a large block of stock by a single stockholder or group of stockholders may also reduce liquidity in the market for Holdco common stock. Should these stockholders determine to sell any of their respective positions in the future, sales of substantial amounts of Holdco common stock on the market, or even the possibility of these sales, may adversely affect the market price of its common stock. These sales, or even the possibility of these sales, also may make it more difficult for Holdco to raise capital through the issuance of equity securities at a time and at a price it deems appropriate.
Holdco is expected to be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may qualify for, and rely on, exemptions from various corporate governance standards, which may limit the presence of independent directors on the board of directors or board committees of Holdco.
As described above, it is expected that Paul Prager, TeraWulf’s Chief Executive Officer, and Stammtisch, a company controlled by Paul Prager, will together have the right to vote a majority of Holdco’s outstanding common stock upon consummation of the mergers and, therefore, will have the power to elect a majority of Holdco directors, in each case, through their respective ownership of shares of Holdco common stock as well as through the exercise by them of voting control over shares of Holdco common stock with respect to which they have been granted irrevocable voting proxies. As a result, Holdco may be deemed to be a “controlled company” for purposes of Nasdaq Rule 5615(c)(2). Under this rule, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and is exempt from certain Nasdaq corporate governance requirements, including, among others, requirements that (i) a majority of the board of directors consist of independent directors, (ii) compensation of executive officers be determined or recommended to the board of directors by a majority of independent directors or by a compensation committee that is composed entirely of independent directors, and (iii) director nominees be selected or recommended for selection by a majority of independent directors or by a committee composed entirely of independent directors. For at least some period following the mergers, Holdco intends to rely upon these exemptions. Accordingly, Holdco’s stockholders may not have the same protections afforded to stockholders of other companies that are required to comply fully with the Nasdaq rules.
Holdco may seek to raise additional funds, finance additional acquisitions or develop strategic relationships by issuing additional securities, including capital stock.
In the future, Holdco may seek to raise additional funds, finance additional acquisitions or develop or engage in strategic relationships by issuing equity or debt securities, including in connection with the consummation of the mergers. The issuance of equity securities, including debt securities that are convertible into equity, would reduce the percentage ownership of Holdco’s existing shareholders. Furthermore, any newly issued equity securities could have rights, preferences and privileges senior to those of the holders of

Holdco common stock. The issuance of new debt securities could subject Holdco and its subsidiaries to covenants which constrain Holdco’s ability to grow or otherwise take steps that may be favored by holders of Holdco common stock.
Provisions of Holdco’s organizational documents and Delaware law may delay or deter a change of control of Holdco.
Following the mergers, Holdco’s organizational documents will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, the combined company. These include provisions that:
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vest Holdco’s board of directors with the sole power to set the number of directors of the combined company between three (3) and ten (10);

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limit the persons that may call special meetings of shareholders;

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establish advance notice requirements for shareholder proposals and director nominations; and

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limit shareholder action by written consent.

For a more detailed description of these provisions, see “Comparison of Shareholder Rights” beginning on page 179, as well as the amended and restated certificate of incorporation and bylaws of Holdco attached as Appendices F and G, respectively, to this proxy statement/prospectus.
Also, Holdco’s board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares, all without shareholder approval. Any series of preferred stock of Holdco is likely to be senior to its common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of Holdco’s board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of Holdco common stock.
In addition, Delaware corporate law makes it difficult for shareholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the DGCL, a Delaware corporation such as Holdco may not engage in any merger or other business combination with an interested shareholder or such shareholder’s affiliates or associates for a period of three years following the date that such shareholder became an interested shareholder, except in limited circumstances, including by approval of the corporation’s board of directors. See “Comparison of Shareholder Rights” beginning on page 179.
Holdco’s amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Holdco or its directors, officers or other employees.
Holdco’s amended and restated certificate of incorporation will provide that, unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Holdco to Holdco or Holdco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Holdco’s amended and restated certificate of incorporation or Holdco’s bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). Holdco’s amended and restated certificate of incorporation will also provide that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is, however, uncertainty as to whether a court would enforce the exclusive forum provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder
Any person or entity purchasing or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to the exclusive forum provision. The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Holdco or its directors, officers or other employees, which may discourage lawsuits against Holdco and its directors, officers and other employees. If a court were to find the exclusive forum provision be inapplicable or unenforceable in an action, Holdco may incur additional costs associated with resolving the dispute in other jurisdictions, which could significantly impact its financial condition and results of operations.
Risks Relating to the Businesses of the Combined Company
Holdco has a limited operating history, which could negatively impact its operations, strategy and financial performance.
Holdco was incorporated in 2021, and its bitcoin mining business is in its early stages. Furthermore, bitcoin and energy pricing and bitcoin mining economics are volatile and subject to uncertainty. TeraWulf’s current strategy will continue to expose it to the numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin to U.S. dollar prices, the costs of bitcoin miners, the number of market participants mining bitcoin, the global network hashrate, the availability of other power generation facilities or power grid interconnections to expand operations and regulatory changes.
If, among other things, the price of bitcoin declines or mining economics become prohibitive, TeraWulf could incur future losses. Such losses could be significant as it incurs costs and expenses associated with the development and operation of its mining facilities, as well as legal and administrative related expenses. While TeraWulf closely monitors its cash balances, cash needs and expense levels, significant expense increases may not be offset by a corresponding increase in revenue or a significant decline in bitcoin prices could significantly impact its financial condition and results of operations.
If Holdco is unable to successfully maintain its Equipment Supply Agreements on acceptable terms or at all, Holdco’s business, financial condition and results of operations may suffer.
Mining bitcoin requires access to massive amounts of electrical power and relationships with leading mining equipment manufacturers. Furthermore, consistent with Holdco’s carbon mandate, Holdco’s activities must be supported by sustainable energy sources. A limited number of suppliers produce mining equipment to power sustainable industrial-scale mining. Any shortage of mining equipment may negatively impact the viability and expected economic return for Holdco’s bitcoin mining activities.
TeraWulf has structured and secured competitive equipment supply agreements to purchase state-of-the-art mining equipment from Bitmain Technologies Limited (“Bitmain”) and Minerva Semiconductor Corp. (“Minerva”). Since its inception, TeraWulf has executed an equipment purchase agreement with Minerva and two non-fixed price sales and purchase agreements with Bitmain. For further details, see “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Equipment Supply Agreements”. Holdco will be highly dependent on the Minerva agreement and each of the Bitmain agreements (collectively, the “Equipment Supply Agreements”) for the development of its business models.
Holdco cannot guarantee that it will ultimately be able to successfully execute the Equipment Supply Agreements on terms acceptable to both Holdco’s management team and the power providers. Despite securing Equipment Supply Agreements that provide for delivery of an aggregate total of 60,000 miners between November 2021 and June 2022, such Equipment Supply Agreements are subject to uncertain contractual provisions that could, under certain conditions, leave Holdco without adequate or sufficient equipment for its mining operations. Under the Equipment Supply Agreements, the total purchase price is merely an estimated price, with the actual price to be determined at a specified timeframe before shipment of the respective batch of miners. In addition, each batch of miners constitutes independent legal obligations, and Holdco will have limited legal recourse in the event of delays to the delivery date.
Furthermore, the Bitmain agreements are solely governed by and construed in accordance with the laws of Hong Kong. In the event that geopolitical turmoil, political instability, civil disturbances and restrictive government actions cause changes to the laws of Hong Kong, Holdco could face difficulties enforcing rights and obligations between the parties in the Bitmain agreements. The Minerva agreement is governed by the laws of the Province of Alberta, Canada without regard to any conflict of law provisions that might otherwise apply. Such contractual provisions leave Holdco with limited avenues for legal recourse in the event of disputes between the parties.
If Holdco is unable to successfully maintain such agreements or Holdco’s counterparties fail to perform their obligations under the final agreements, Holdco may be forced to look for alternative power providers. There is no assurance that Holdco will be able to find alternative suppliers on acceptable terms in a timely manner or at all. Any significant nonperformance by suppliers could have a material adverse effect on Holdco’s business prospects, financial condition and operating results.
The properties utilized by Holdco in its bitcoin mining operations may experience damage or losses, including damage or losses not covered by insurance.
Holdco’s current bitcoin mining operations in Barker, New York, and Salem, Pennsylvania, are, and any future bitcoin mining operations that it establishes will be, subject to a variety of risks relating to physical condition and operation, including, among others:
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the presence of construction or repair defects or other structural or building damage;

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any noncompliance with, or liabilities under, applicable environmental, health or safety regulations or requirements or building permit requirements;

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any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms;

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damage caused by criminal actors, such as cyberattacks, vandalism, sabotage or terrorist attacks; and

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claims by employees and others for injuries sustained at its properties.

Any of these could render Holdco’s bitcoin mining operations inoperable, temporarily or permanently, and the potential impact on Holdco’s business is currently magnified due to the limited number of sites for which bitcoin mining is currently planned. The security and other measures Holdco will take to protect against these risks may be insufficient or unavailable. In addition, Holdco’s insurance may not be adequate to cover the losses it suffers as a result of these risks.
Limitations on the availability of sites to establish mining operations may adversely affect Holdco’s business prospects.
Holdco is setting up its first two bitcoin mining facility sites in New York and Pennsylvania. Holdco plans to begin installation of ASICs at the facility in New York by December 2021 and at the facility in Pennsylvania in the second quarter of 2022. Funding for the remainder of Holdco’s mining capacity buildout is expected to come from the cash flow generated from mining operations and additional capital raises. For further details on the buildout of Holdco’s bitcoin mining facility sites see “Information About TeraWulf — Planned Mining Operations.” Holdco may not secure the sites for its mining operations in a reasonable timeframe and may also be subject to various governmental approvals. Furthermore, Holdco may not be successful in identifying adequate sites to house its mining operations. In addition, the amended and restated certificate of incorporation of Holdco provides that Holdco renounces any interest or expectancy with respect to, among others, business opportunities relating to the bitcoin mining business in Hardin, Montana, in connection with building and operation by affiliates of Beowulf Energy LLC (“Beowulf Energy”) of a data center for Marathon Digital Holdings Inc. (f/k/a Marathon Patent Group, Inc.) (“Marathon”). See “Description of Holdco Capital Stock — Corporate Opportunities Doctrine.” As a result, TeraWulf will be prevented from establishing a bitcoin mining facility in Hardin, Montana and/or from using the power from the Hardin Power Station for the operation of its own bitcoin mining facilities. Furthermore, even if Holdco is successful in identifying such sites, Holdco may not be successful in leasing the necessary facilities at rates that are economically viable to support its mining activities.
Holdco depends on nuclear energy to power a significant portion of its bitcoin mining capacity and may be held liable for damages, regardless of fault, if incidents or evacuations were to occur at the mining facility site that utilizes nuclear energy.
The Nautilus Cryptomine Facility is expected to be powered by 100% zero-carbon nuclear energy and have access to up to 300 megawatts (“MW”) of gross power capacity. This amount of power represents a significant portion of Holdco’s total mining capacity. If a nuclear-related incident or evacuation were to occur, Holdco could be held liable for damages, regardless of fault. Addressing such an occurrence may require the allocation of significant time and divert management’s focus from revenue-generating activities. In addition, a nuclear-related incident could result in the payment of significant monetary damages. Any downtime during which Holdco is unable to mine at this facility site or any forced shut down may have an adverse effect on Holdco’s results of operations and financial condition.
Since the development, construction and operation of the Nautilus Cryptomine Facility is subject to the terms of a joint venture agreement, Holdco may have less control over strategic decisions.
On May 13, 2021, TeraWulf entered into a joint venture agreement with an affiliate of Talen Energy Corporation (“Talen”). The joint venture agreement provides that, except for certain specified matters, decisions are to be made by a majority vote of the board of managers. The board of managers is comprised of two managers appointed by TeraWulf and three managers appointed by Talen. Any significant disagreements between joint venture partners on strategic decisions or the inability of the Talen affiliate to meet obligations to the joint venture or third parties may impede Holdco’s ability to control aspects of the development, construction, and operation of the Nautilus Cryptomine Facility.
Holdco’s management team has limited experience managing a public company.
The members of the management team have not previously served as management of a publicly traded company and may not have experience complying with the increasingly complex laws pertaining to public companies. Holdco’s management team may not successfully or efficiently manage its immediate transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws as well as the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Holdco’s management and could divert their attention away from the day-to-day management of Holdco’s business, which could adversely affect its business, financial condition and results of operations.
Holdco depends on its management team, investment professionals and other key personnel, and the loss of their services would have a material adverse effect on Holdco.
Holdco’s success depends on the efforts, judgment and personal reputations of its management team, investment professionals and other key personnel. Their reputations, expertise and relationships with members of the business communities whom Holdco depends on for business opportunities and financing are each critical elements in operating and expanding Holdco’s business. The loss of the services of its management team, investment professionals or other key personnel could have a material adverse effect on Holdco and its performance, including its ability to retain and attract investors and raise capital.
Holdco does not maintain any key person life insurance policies. The loss of any member of its management team, investment professionals or other key personnel could make it more difficult to execute its business strategy and, therefore, harm its business.
Holdco’s future success depends on its ability to expand its organization to match the growth of its activities, and any failure to manage its growth effectively could place strains on its managerial, operational and financial resources and could adversely affect its business, financial condition and results of operations.
As Holdco’s operations grow, the administrative demands upon Holdco will grow, and its success will depend upon its ability to meet those demands. Holdco is organized as a holding company, with numerous subsidiaries. Both the parent company and each of its subsidiaries require certain financial, managerial and other resources, which could create challenges to its ability to successfully manage its subsidiaries and operations and impact its ability to assure compliance with its policies, practices and procedures. These demands include, among others, increased executive, accounting, management, legal services, staff support and general office services. Holdco may need to hire additional qualified personnel to meet these demands, the cost and quality of which depends in part upon market factors outside of its control. Further, Holdco will need to effectively manage the training and growth of its staff to maintain an efficient and effective workforce, and Holdco’s failure to do so could adversely affect its business, financial condition and results of operations. Currently, Holdco has limited personnel in its organization to meet its organizational and administrative demands. Although Holdco may not grow as it expects, if Holdco fails to manage its growth effectively or to develop and expand its managerial, operational and financial resources and systems, Holdco’s business, financial condition and results of operations would be materially harmed.
COVID-19 or any pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect Holdco’s business.
The COVID-19 pandemic has had unpredictable and unprecedented impacts in the United States and around the world. The outbreak of COVID-19, which the World Health Organization declared a pandemic in March 2020, has spread across the globe and has led to disruption in the global economy and the digital asset industry. International, federal, state and local public health and governmental authorities have taken extraordinary and wide-ranging actions to contain and combat the outbreak and spread of COVID-19 in regions across the United States and the world, including mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. To the extent the COVID-19 pandemic continues or worsens, governments may impose additional similar restrictions. The extent and duration of the impact of the COVID-19 pandemic is highly uncertain and subject to change. Holdco cannot offer any assurance that the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere will not materially and adversely affect Holdco’s business, financial condition and results of operations.
Holdco’s business was adversely impacted by the effects of the COVID-19 pandemic, in particular as a result of increased competition spurred by a decline in energy prices, and may continue to be adversely impacted in the future. The COVID-19 pandemic has and may continue to adversely affect the economies of many countries, resulting in an economic downturn that may have an adverse effect on financial markets, energy and bitcoin prices, the demand for bitcoin and other factors that could impact Holdco’s business, financial condition and results of operations.
Holdco faces risks and disruptions related to supply chain issues, including in semiconductors and other necessary application specific integrated circuit components, which could significantly impact its business, financial condition and results of operations.
China has limited the shipment of certain products in and out of its borders, which could negatively impact Holdco’s ability to receive bitcoin mining equipment from its China-based suppliers. Holdco’s third-party manufacturers, suppliers, sub-contractors and customers have been disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures or other travel or health-related restrictions, as a result of the COVID-19 pandemic. Depending on the magnitude of such effects on Holdco’s supply chain, shipments of parts for its existing miners, as well as any new miners Holdco purchases, may be delayed. As its miners require repair or become obsolete and require replacement, Holdco’s ability to obtain adequate replacements or repair parts from their manufacturer may be hampered. Supply chain disruptions could therefore negatively impact Holdco’s business, financial condition and results of operations.
Holdco will need to raise additional capital to meet its business requirements in the future, including the unconsummated TeraWulf Equity Financings (as defined below), which capital raising may be costly or difficult to obtain or may not be obtained (in whole or in part) and, if obtained, will dilute the ownership interests of the Holdco’s shareholders.
TeraWulf had working capital of $29.8 million as of June 30, 2021. Holdco and TeraWulf may require additional financing in the future to support its operations and/or may seek to raise additional financing in the future. Holdco may not be able to borrow or raise additional capital in the future to meet its needs or to otherwise provide the capital necessary to expand its operations and business, which might result in the value of the Holdco’s common stock decreasing or becoming worthless. Additional financing may not be available to it on terms that are acceptable. Consequently, Holdco may not be able to proceed with its intended business plans. Obtaining additional financing contains risks, including, among others:
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additional equity financing may not be available to Holdco on satisfactory terms and any equity Holdco is able to issue, including the unconsummated TeraWulf Equity Financings, will lead to dilution of the ownership interests of Holdco’s shareholders;

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loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to Holdco’s board or its management; and

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heightened restrictions and scrutiny of companies specifically involved with cryptocurrencies in the current capital market environment combined with Holdco’s capital constraints may prevent Holdco from being able to obtain adequate debt financing.

Security threats to Holdco could result in a loss of Holdco’s digital assets or damage to the reputation of Holdco, each of which could adversely affect Holdco’s business, financial condition and results of operations.
Security breaches, computer malware, software supply chain attacks and computer hacking attacks have been a prevalent concern in the digital asset exchange markets. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss, encryption or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses or ransomware could harm Holdco’s business operations or result in loss of Holdco’s digital assets. Furthermore, Holdco believes that, as its business grows, it may become a more appealing target for cybersecurity threats.
Holdco will rely on enterprise cold storage custody solutions from third parties to safeguard its digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, cold storage security systems may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect or act of God will be borne by Holdco. Holdco’s digital assets may also be stored with third-party exchanges prior to selling them. Third-party exchange systems may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect, supply chain attack or act of God may be borne by TeraWulf.
The security system and operational infrastructure may be breached due to the actions of outside parties, software defects, action of an employee of Holdco, or otherwise and, as a result, an unauthorized party may obtain access to Holdco’s private keys, sensitive data control of miners or bitcoins. In addition, outside parties may attempt to fraudulently induce employees of Holdco to disclose sensitive information in order to gain access to its infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, Holdco may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of Holdco’s security system occurs, the market perception of the effectiveness of Holdco’s security system could be harmed, which could adversely affect Holdco’s business, financial condition and results of operations.
In the event of a security breach, Holdco may be forced to cease operations or suffer a reduction in digital assets, which could adversely affect Holdco’s business, financial condition and results of operations.
Necessary capital financing may not be available at economic rates or at all.
Turmoil in the credit and financial markets could adversely affect financial institutions, inhibit lending and limit Holdco’s access to bank financing or other financing in the public or private capital markets on terms Holdco believes to be reasonable. Prevailing market conditions could be adversely affected by the ongoing disruptions in domestic or overseas sovereign or corporate debt markets, low commodity prices or other factors impacting Holdco’s business, contractions or limited growth in the economy or other similar adverse economic developments in the U.S. or abroad. Instability in the global financial markets has from time to time resulted in periodic volatility in the capital markets. This volatility could limit Holdco’s access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to Holdco, or at all. Any such failure to obtain additional financing could jeopardize Holdco’s ability to repay, refinance or reduce its debt obligations, or to meet its other financial commitments. Exposure to and regulation of bitcoin and/or cryptocurrency mining may preclude access to certain sources of institutional capital.
From time to time, Holdco will be subject to various claims, litigation and other proceedings that could ultimately be resolved against Holdco, requiring material future cash payments or charges, which could impair Holdco’s financial condition and results of operations.
The size, nature and complexity of Holdco’s business will make it susceptible to various claims, both in litigation and binding arbitration proceedings. Holdco may in the future become subject to various claims, which, if not resolved within amounts Holdco has accrued, could have a material adverse effect on Holdco’s financial position, results of operations and cash flows. Similarly, any claims, even if fully indemnified or insured, could negatively impact Holdco’s reputation among its customers and the public, and make it more difficult for it to compete effectively or obtain adequate insurance in the future.
Risks Relating to Digital Asset Networks and Digital Assets
Digital assets, such as bitcoin, may become regulated as securities or investment securities.
Bitcoin is the oldest and most well-known form of digital asset. Bitcoin and other forms of digital assets / cryptocurrencies have been the source of much regulatory scrutiny, which has resulted in differing definitional outcomes without a single unifying statement. In the context of the offer and sale of the Initial Coin Offering (“ICO”) tokens, the SEC has determined certain digital tokens are securities under the Howey test as stated by the U.S. Supreme Court. ICO offerings of securities would require registration under the Securities Act or an available exemption therefrom for offers or sales in the United States to be lawful. Section 5(a) of the Securities Act provides that, unless a registration statement is in effect as to a security, it is unlawful for any person, directly or indirectly, to engage in the offer or sale of securities in interstate commerce. Furthermore, Section 5(c) of the Securities Act provides a similar prohibition against offers to sell, or offers to buy, unless a registration statement has been filed. Although Holdco does not believe its mining activities require registration for it to conduct such activities and accumulate digital assets, the SEC, the Commodity Futures Trading Commission (the “CFTC”), Nasdaq or other governmental or quasi-governmental agency or organization may conclude that Holdco’s activities involve the offer or sale of “securities,” or ownership of “investment securities,” and Holdco may face regulation under the Securities Act or the Investment Company Act of 1940, as amended (the “Investment Company Act”). Such regulation or the inability to meet the requirements to continue operations would have a material adverse effect on Holdco’s business, financial condition and results of operations.
The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate, and the slowing or stopping of the development or acceptance of digital asset systems may adversely affect Holdco’s business, financial condition and results of operations.
Digital assets, such as bitcoins, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the digital asset networks are prominent, but not unique, parts. The growth of the digital asset industry in general, and the digital asset networks of bitcoin in particular, are subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include, among others:
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continued worldwide growth in the adoption and use of bitcoins and other digital assets;

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government and quasi-government regulation of bitcoins and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

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the maintenance and development of the open-source software protocol of the bitcoin network;

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changes in consumer demographics and public tastes and preferences;

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the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

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general economic conditions and the regulatory environment relating to digital assets; and

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the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight.

A decline in the popularity or acceptance of the digital asset networks of bitcoin, or similar digital asset systems, could adversely affect Holdco’s business, financial condition and results of operations.
If demand for transactions in bitcoin declines and is replaced by new demand for other cryptocurrencies, Holdco’s business, financial condition and results of operations could be adversely affected.
TeraWulf’s business is highly dependent on strong bitcoin demand relative to other cryptocurrencies in the market. As such, in addition to the factors impacting the broader cryptoeconomy described elsewhere in this section, Holdco’s business may be adversely affected, and growth in TeraWulf’s, and therefore Holdco’s, revenues may slow or decline, if market demand for bitcoin deteriorates and is supplanted by other cryptocurrencies such as ethereum and dogecoin. In addition, negative perceptions surrounding bitcoin relative to other cryptocurrencies may cause bitcoin to fall out of favor. If other cryptocurrencies, such as ethereum and dogecoin, surpass bitcoin in market demand over a sustained period of time, such a trend could harm Holdco’s business. Competition from public and central bank backed digital currencies could undercut the need for other cryptocurrencies such as bitcoin. Competition from stablecoins (commodity-backed or fiat-backed) could undercut demand for other cryptocurrencies such as bitcoin.
Significant contributors to all or any digital asset network could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect Holdco’s business, financial condition and results of operations.
Digital asset networks are open source projects and, although there is an influential group of leaders in, for example, the bitcoin network community known as the “Core Developers”, there is no official developer or group of developers that formally controls the bitcoin network. Any individual can download the bitcoin network software and make any desired modifications, which are proposed to users and miners on the bitcoin network through software downloads and upgrades, typically posted to the bitcoin development forum on GitHub.com. Proposals for upgrades and discussions relating thereto take place on online forums. For example, there is an ongoing debate regarding altering the blockchain by increasing the size of blocks to accommodate a larger volume of transactions. Although some proponents support an increase, other market participants oppose an increase to the block size as it may deter miners from confirming transactions and concentrate power into a smaller group of miners. To the extent that a significant majority of the users and miners on the bitcoin network install such software upgrade, the bitcoin network would be subject to new protocols and software that may adversely affect Holdco’s business, financial condition and results of operations. In the event a developer or group of developers proposes a modification to the bitcoin network that is not accepted by a majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible blockchain implementations could result. This is known as a “hard fork.” In such case, the “hard fork” in the blockchain could materially and adversely affect the perceived value of digital assets as reflected on one or both incompatible blockchains, which may adversely affect Holdco’s business, financial condition and results of operations and, in the worst-case scenario, harm the sustainability of the bitcoin network’s economy.
The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the bitcoin network protocol, and a failure to properly monitor and upgrade the protocol could damage the bitcoin network and adversely affect Holdco’s business, financial condition and results of operations.
The bitcoin network operates based on an open-source protocol, not represented by an official organization or authority. Instead, it is maintained by a group of core contributors, largely on the Bitcoin

Core project on GitHub. As an open source project, bitcoin is not represented by an official organization or authority. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not directly compensated for maintaining and developing the bitcoin network protocol. Although the Media Lab’s Digital Currency Initiative of the Massachusetts Institute of Technology funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network which Holdco is mining on may adversely affect Holdco’s business, financial condition and results of operations.
If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that may adversely affect Holdco’s business, financial condition and results of operations.
If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, including the bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible, which may adversely affect Holdco’s business, financial condition and results of operations.
The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely affect Holdco’s business, financial condition and results of operations. For additional information on the operation of third-party mining pools, see “Information About TeraWulf — Bitcoin Overview — Mining Pools.”
If the award of digital assets for solving blocks and transaction fees for recording transactions are not sufficiently high to cover expenses related to running data center operations, it may adversely affect Holdco’s business, financial condition and results of operations.
Bitcoin miners record transactions when they solve for and add blocks of information to the blockchain. When a miner solves for a block, it creates such block, which includes data relating to (i) the solution to the block, (ii) a reference to the prior block in the blockchain to which the new block is being added and (iii) all transactions that have occurred but have not yet been added to the blockchain. The miner becomes aware of outstanding, unrecorded transactions through data packet transmission and propagation. Typically, bitcoin transactions will be recorded in the next chronological block if the spending party has an internet connection and at least one minute has passed between the transaction’s data packet transmission and the solution of the next block. If a transaction is not recorded in the next chronological block, it is usually recorded in the next block thereafter.
As the award of new digital assets for solving blocks declines, and if transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. For example, the current fixed reward on the bitcoin network for solving a new block is six and a quarter (6.25) bitcoins per block. The reward decreased from twelve and a half (12.5) bitcoins in May 2020. It is estimated that it will halve again in approximately June 2024. This reduction may result in a reduction in the aggregate hashrate of the bitcoin network as the incentive for miners will decrease. Moreover, miners ceasing operations would reduce the aggregate hashrate on the bitcoin network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions) and make the bitcoin network more vulnerable to a malicious actor obtaining control in excess of 50% of the aggregate hashrate on the bitcoin network. Periodically, the bitcoin network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten minute confirmation time targeted by the bitcoin network protocol.
Holdco believes that from time to time there will be further considerations and adjustments to the bitcoin network and others regarding the difficulty for block solutions. More significant reductions in aggregate hashrate on digital asset networks could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hashrate of any digital asset network may negatively impact the value of digital assets, which may adversely affect Holdco’s business, financial condition and results of operations.
To the extent that the profit margins of digital asset mining operations are not high, operators of digital asset mining operations are more likely to immediately sell their digital assets earned by mining in the digital asset exchange market, resulting in a reduction in the price of digital assets that may adversely affect Holdco’s business, financial condition and results of operations.
Over the past eight years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation servers. Currently, new processing power brought onto the digital asset networks is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated machines. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurrence of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to more immediately sell digital assets earned from mining operations on the digital asset exchange market, whereas it is believed that individual miners in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the supply of digital assets on the digital asset exchange market, creating downward pressure on the price of each digital asset.
The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. This could create a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable and remove mining power from the respective digital asset network. The network effect of reduced profit margins resulting in greater sales of newly mined digital assets could result in a reduction in the price of digital assets that may adversely affect Holdco’s business, financial condition and results of operations.
To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees, and any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which may adversely affect Holdco’s business, financial condition and results of operations.
To the extent that any miners cease to record transaction in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks. However, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions, or transactions that consist of bad actors simultaneously sending two or more bitcoin to different addresses, and a loss of confidence in certain or all digital asset networks, which may adversely affect Holdco’s business, financial condition and results of operations.
Intellectual property rights claims may adversely affect the operation of some or all digital asset networks.
Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all digital asset networks’ long-term viability or the ability of end-users to hold and transfer digital assets may adversely affect Holdco’s business, financial condition and results of operations. In addition, a meritorious intellectual property claim could prevent Holdco and other end-users from accessing some or all digital asset networks or holding or transferring their digital assets. As a result, an intellectual property claim against Holdco or other large digital asset network participants may adversely affect Holdco’s business, financial condition and results of operations.
To the extent that the digital asset exchanges representing a substantial portion of the volume in digital asset trading are involved in fraud or experience security failures or other operational issues, such digital asset exchanges’ failures may result in a reduction in the price of some or all digital assets and may adversely affect Holdco’s business, financial condition and results of operations.
The digital asset exchanges on which the digital assets trade are new and, in most cases, largely unregulated. Furthermore, many digital asset exchanges (including several of the most prominent U.S. dollar denominated digital asset exchanges) do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, digital asset exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading. A lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to fraud, business failure, hackers or malware or government-mandated regulation may reduce confidence in the digital asset networks and result in greater volatility in digital asset values. These potential consequences of a digital asset exchange’s failure may adversely affect Holdco’s business, financial condition and results of operations.
Political or economic crises may motivate large-scale sales of digital assets, which could result in a reduction in some or all digital assets’ values and adversely affect Holdco’s business, financial condition and results of operations.
As an alternative to fiat currencies that are backed by central governments, digital assets such as bitcoins, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets would result in a reduction in some or all digital assets’ values and may adversely affect Holdco’s business, financial condition and results of operations.
Holdco’s ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of Holdco’s digital assets.
The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. Holdco will rely on enterprise cold storage solutions from third parties to safeguard Holdco’s digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Holdco’s digital assets may also be moved to various exchanges in order to exchange them for fiat currency during which time Holdco will be relying on the security of such exchanges to safeguard Holdco’s digital assets. Holdco believes that it may become a more appealing target of security threats as the size of Holdco’s bitcoin holdings grow. To the extent that either custody providers or Holdco are unable to identify and mitigate or stop new security threats,

Holdco’s digital assets may be subject to theft, loss, destruction or other attack, which may adversely affect Holdco’s business, financial condition and results of operations.
Digital asset transactions are irrevocable, and stolen or incorrectly transferred digital assets may be irretrievable and, as a result, any incorrectly executed digital asset transactions may adversely affect Holdco’s business, financial condition and results of operations.
Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the respective digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and Holdco may not be capable of seeking compensation for any such transfer or theft. Although Holdco’s transfers of digital assets will regularly be made to or from various parties, it is possible that, through computer or human error, or through theft or criminal action, Holdco’s digital assets could be transferred in incorrect amounts or to unauthorized third parties. To the extent that Holdco is unable to seek a corrective transaction with such third party or is incapable of identifying the third party which has received Holdco’s digital assets through error or theft, Holdco will be unable to revert or otherwise recover incorrectly transferred digital assets. To the extent that Holdco is unable to seek redress for such error or theft, such loss may adversely affect Holdco’s business, financial condition and results of operations.
The limited rights of legal recourse against Holdco, and Holdco’s lack of insurance protection, exposes Holdco and its stockholders to the risk of loss of its digital assets for which no person is liable.
The digital assets held by Holdco may not be insured. Therefore, a loss may be suffered with respect to Holdco’s digital assets which is not covered by insurance and for which no person is liable in damages, which may adversely affect Holdco’s business, financial condition and results of operations.
Holdco may not have adequate sources of recovery if its digital assets are lost, stolen or destroyed.
If Holdco’s digital assets are lost, stolen or destroyed under circumstances rendering a party liable to Holdco, the responsible party may not have the financial resources sufficient to satisfy its claim. For example, as to a particular event of loss, the only source of recovery for Holdco might be limited, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim by Holdco.
Digital assets held by Holdco are not subject to FDIC or SIPC protections.
Holdco does not hold its digital assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, its digital assets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.
The loss or destruction of a private key required to access a digital asset may be irreversible and, as a result, Holdco’s loss of access to its private keys or its experience of a data loss relating to its digital assets may adversely affect Holdco’s business, financial condition and results of operations.
Digital assets are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the digital assets are held. Holdco is required by the operation of digital asset networks to publish the public key relating to a digital wallet in use when it first verifies a spending transaction from that digital wallet and disseminates such information into the respective network. Holdco safeguards and keeps private the private keys relating to its digital assets by using enterprise cold storage custody solutions from third parties. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, Holdco will be unable to access the digital assets held by it and the private key will not be capable of being restored by the respective digital asset network. Any loss of private keys relating to digital wallets used to store Holdco’s digital assets may adversely affect Holdco’s business, financial condition and results of operations.

Because many of Holdco’s digital assets are held by digital asset exchanges, it faces heightened risks from cybersecurity attacks and financial stability of digital asset exchanges.
Holdco may transfer digital asset from its wallet to digital asset exchanges prior to selling them. Digital assets not held in Holdco’s wallet are subject to the risks encountered by digital asset exchanges including a denial-of-service attack or other malicious hacking, a sale of the digital asset exchange, loss of the digital assets by the digital asset exchange and other risks similar to those described herein. Holdco may not maintain a custodian agreement with any of the digital asset exchanges that hold the Holdco’s digital assets. These digital asset exchanges may or may not provide insurance and may lack the resources to protect against hacking and theft. If this were to occur, Holdco’s business, financial condition and results of operations may be adversely affected.
As the number of digital assets awarded for solving a block in the blockchain decreases, the incentive for miners to continue to contribute processing power to the respective digital asset network will transition from a set reward to transaction fees.
In order to incentivize miners to continue to contribute processing power to any digital asset network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the digital asset network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for digital asset transactions become too high, the marketplace may be reluctant to accept digital assets as a means of payment and existing users may be motivated to switch from one digital asset to another digital asset or back to fiat currency. Decreased use and demand for bitcoins may adversely affect the value of Holdco’s bitcoins and may adversely affect Holdco’s business, financial condition and results of operations.
The price of bitcoin may be influenced by regulatory, commercial and technical factors that are highly uncertain resulting in the price of bitcoin being extremely volatile, which may significantly influence the market price of Holdco’s common stock.
To the extent investors view the value of Holdco’s common stock as linked to the value or change in the value of bitcoin, fluctuations in the price of bitcoin may significantly influence the market price of Holdco’s common stock. In addition, Holdco’s business operations are no longer economical below the bitcoin breakeven point, or the point at which the total cost of mining operations exceeds the total revenues generated.
The price of bitcoin has historically been subject to dramatic fluctuations and is highly volatile. Bitcoin has only recently become accepted as a means of payment for goods and services and has recently trended toward becoming a more actively traded instrument, however the acceptance and use of bitcoin remains limited and far from mainstream. Conversely, a significant portion of demand for bitcoin may be generated by speculators and investors seeking to profit from the short- or long-term holding of bitcoin.
In addition, some blockchain industry participants have reported that a significant percentage of bitcoin trading activity is artificial or non-economic in nature and may represent attempts to manipulate the price of bitcoin. As a result, trading platforms may seek to inflate demand for bitcoin, which could increase the volatility of the price of bitcoin and may significantly influence the market price of Holdco’s common stock.
The sale of Holdco’s digital assets to pay expenses at a time of low digital asset prices may adversely affect Holdco’s business, financial condition and results of operations.
Holdco may sell its digital assets to pay expenses on an as-needed basis, irrespective of then-current prices. Consequently, Holdco’s digital assets may be sold at a time when the prices on the respective digital asset exchange market are low, which may adversely affect Holdco’s business, financial condition and results of operations.

Risks Relating to Regulatory and Political Matters
Holdco may be classified as an inadvertent investment company.
Holdco is not engaged in the business of investing, reinvesting or trading in securities and does not hold itself out as being engaged in those activities. Under the Investment Company Act, however, a company may be deemed an investment company under Section 3(a)(1)(C) if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on a consolidated basis.
Holdco will be engaging in digital asset mining, the outputs of which are cryptocurrencies, which may be deemed a security. In the event that the digital assets held by Holdco exceed 40% of its total assets, exclusive of cash, Holdco may inadvertently become an investment company. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, namely Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (i) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (ii) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Holdco is putting in place policies that it expects will work to keep the digital assets held by Holdco at less than 40% of its total assets, liquidating its digital assets or seeking a no-action letter from the SEC if Holdco is unable to maintain sufficient total assets or liquidate sufficient digital assets in a timely manner.
As Rule 3a-2 is available to a company no more than once every three years, and assuming no other exclusions are available to Holdco, Holdco would have to keep within the 40% limit for at least three years after it ceases being an inadvertent investment company. This may limit Holdco’s ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on Holdco’s earnings. In any event, Holdco does not intend to become an investment company engaged in the business of investing and trading securities.
Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of Holdco’s operations, and Holdco would be very constrained in the kind of business it could do as a registered investment company. Furthermore, Holdco would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in Holdco incurring substantial additional expenses, and the failure to register if required may adversely affect Holdco’s business, financial condition and results of operations.
Regulatory changes or actions may restrict the use of bitcoins or the operation of the bitcoin network in a manner that may adversely affect Holdco’s business, financial condition and results of operations.
Until recently, little or no regulatory attention has been directed toward bitcoin and the bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. As bitcoin has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the SEC, The Financial Crimes Enforcement Network (“FinCEN”) and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market.
Digital assets currently face an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions, such as the European Union, China and Russia. As bitcoin and cryptocurrencies generally have grown in both popularity and market size, governments around the world have reacted differently to them with certain governments having deemed them illegal and others having allowed their use and trade without restriction. Based on stated efforts to curtail energy usage on mining, to protect investors or to prevent criminal activity, and in part to redirect interest into competing government-created cryptocurrencies, recent regulations have proliferated. In March 2021, a new law was proposed in India to criminalize the mining, transferring or holding of bitcoin and other cryptocurrencies, and current rules require extensive disclosure to the government of cryptocurrency holdings. At the same time, India is rumored to be developing its own centralized national digital currency. Similarly, China has also limited some mining and trading, although not possession, of cryptocurrency, ostensibly to reduce energy usage in a country formerly representing an estimated 65% of bitcoin mining, but reports suggest such regulation is also designed, in part, to drive appetite for China’s own digital yuan. In the summer of 2021, China introduced a cryptocurrency mining ban. Due to China’s cryptocurrency mining ban, the Chinese hashrate is expected to approach zero, with mining capacity relocating out of China. On April 16, 2021, Turkey imposed bans on the use of cryptocurrency as payment and now requires transactions of a certain size to be reported to a government agency in the wake of alleged fraud at one of Turkey’s largest exchanges. In addition, in May 2021, Iran announced a temporary ban on cryptocurrency mining as a way to reduce energy consumption amid power blackouts. In Germany, the Ministry of Finance has declared bitcoin to be “Rechnungseinheiten” (a form of private money that is recognized as a unit of account, but not recognized in the same manner as fiat currency). Many jurisdictions, such as the United States, subject bitcoin and other cryptocurrencies to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Further, in January 2021, Russia adopted legislation to identify cryptocurrency as a digital asset and legitimize its trading, but also prohibit its use as a payment method, with mining operations having also grown significantly in Russia since this time. Such varying government regulations and pronouncements are likely to continue for the near future.
In the United States, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the SEC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. Increasing regulation and regulatory scrutiny may result in new costs for Holdco and Holdco management having to devote increased time and attention to regulatory matters, change aspects of its business or result in limits on the utility of bitcoin. In addition, regulatory developments and/or Holdco’s business activities may require Holdco to comply with certain regulatory regimes.
Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and/or may adversely affect Holdco’s business, financial condition and results of operations.
It may be illegal now, or in the future, to acquire, own, hold, sell or use digital assets in one or more countries, and ownership of, holding or trading in Holdco’s securities may also be considered illegal and subject to sanction.
Although digital assets are not currently regulated or are lightly regulated in most countries, including the United States, one or more countries, such as China and Russia, may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use digital assets or to exchange digital assets for fiat currency. Such an action may also result in the restriction of ownership, holding or trading in Holdco’s securities and may adversely affect Holdco’s business, financial condition and results of operations.
If regulatory changes or interpretations of Holdco’s activities require its registration as a money services business under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act of 1970, as amended, Holdco may be required to register and comply with such regulations.
To the extent that the activities of Holdco cause it to be deemed a money service business under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act of 1970, as amended, Holdco may be required to comply with FinCEN regulations, including those that would mandate Holdco to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.
To the extent that the activities of Holdco cause it to be deemed a “money transmitter” or equivalent designation under state law of any state in which Holdco operates, Holdco may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York State Department of Financial Services has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity,” the Conference of State Bank Supervisors has proposed a model form of state level “virtual currency” regulation and additional state regulators, including those from the States of California, Idaho, Virginia, Kansas, Texas, South Dakota and Washington, have made public statements indicating that virtual currency businesses may be required to seek licenses as money transmitters. In July 2016, the State of North Carolina updated the law to define “virtual currency” and the activities that trigger licensure in a business-friendly approach that encourages companies to use virtual currency and blockchain technology. Specifically, the North Carolina law does not require miners or software providers to obtain a license for multi-signature software, smart contract platforms, smart property, colored coins and non-hosted, non-custodial wallets. Starting on January 1, 2016, the State of New Hampshire requires anyone who exchanges a digital currency for another currency must become a licensed and bonded money transmitter. In numerous other states, including the States of Connecticut and New Jersey, legislation is being proposed or has been introduced regarding the treatment of bitcoin and other digital assets. Holdco will continue to monitor for developments in such legislation, guidance or regulations.
Such additional federal or state regulatory obligations may cause Holdco to incur extraordinary expenses, possibly affecting an investment in the shares of Holdco’s common stock in a material and adverse manner. Furthermore, Holdco and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to money services business and money transmitters. If Holdco is deemed to be subject to and is determined not to comply with such additional regulatory and registration requirements, Holdco may act to dissolve and liquidate Holdco.
Blockchain technology may expose Holdco to specially designated nationals or blocked persons or cause it to violate provisions of law.
Holdco is subject to the rules enforced by The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”), including regarding sanctions and requirements not to conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions, Holdco may inadvertently and without its knowledge engage in transactions with persons named on OFAC’s specially designated nationals list, which may expose Holdco to regulatory sanctions and adversely affect Holdco’s business, financial condition and results of operations.
Holdco may be required to register and comply with bitcoin regulations and, to the extent that Holdco decides to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expenses to Holdco.
Current and future legislation, and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins are treated for classification and clearing purposes. In particular, bitcoin derivatives are not excluded from the definition of “commodity future” by the CFTC. Holdco cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law.
Bitcoins have been deemed to fall within the definition of a commodity, and Holdco may be required to register and comply with additional regulation under the Commodity Exchange Act of 1936, as amended, including additional periodic report and disclosure standards and requirements. Moreover, Holdco may be required to register as a commodity pool operator and to register us as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary expenses, thereby materially and adversely affecting Holdco’s business, financial condition and results of operations. If Holdco determines it will not comply with such additional regulatory and registration requirements, it may seek to cease certain of its operations. Any such action may adversely affect Holdco’s business, financial condition and results of operations. As of the date of this proxy statement/prospectus, Holdco is not aware of any rules that have been proposed to regulate bitcoins as securities. However, Holdco cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law.
If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on Holdco or its shareholders.
Current guidance from the Internal Revenue Service indicates that digital assets such as bitcoin should be treated and taxed as property and that transactions involving the payment of bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-blockchain transactions), it would also apply capital gains treatment to those transactions which may adversely affect Holdco’s business, financial condition and results of operations.
Under certain recently proposed legislation, substantial tax compliance burdens may be imposed on Holdco relating to the tax reporting of bitcoin and bitcoin-related transactions.
Legislation recently passed in the Senate would impose substantial tax compliance obligations on Holdco relating to the reporting of bitcoin and bitcoin-related transactions. Under this legislation, it is possible that Holdco would be treated as a digital assets broker and required to deliver certain tax forms in connection with the validation of blockchain transactions. Were this legislation to be passed in the House and enacted unchanged, Holdco could face tax reporting and compliance mandates that it may not have the information or resources to fully comply with. Although the current legislation may not be enacted in its current form, future legislation may impose similar tax compliance responsibilities on Holdco, which may be expensive and burdensome to comply with, and which could, as a result, adversely impact Holdco’s operations.
Holdco’s bitcoin holdings could subject it to regulatory scrutiny.
Several bitcoin investment vehicles have attempted to list their shares on a U.S. national securities exchange to permit them to function in the manner of an exchange-traded fund with continuous share creation and redemption at net asset value. To date the SEC has declined to approve any such listing, citing concerns over the surveillance of trading in markets for the underlying bitcoin as well as concerns about fraud and manipulation in bitcoin trading markets. Even though Holdco does not function in the manner of an exchange-traded fund and does not offer continuous share creation and redemption at net asset value, it is possible that Holdco nevertheless could face regulatory scrutiny from the SEC, as a company with securities traded on Nasdaq.
In addition, as digital assets, including bitcoin, have grown in popularity and market size, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities or fund criminal or terrorist activities or entities subject to sanctions regimes. While Holdco has implemented and maintains policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and takes care to only acquire bitcoin through entities subject to anti money laundering regulation and related compliance rules in the United States, if it is found to have purchased any bitcoin from bad actors that have used bitcoin to launder money or persons subject to sanctions, Holdco may be subject to regulatory proceedings and further transactions or dealings in bitcoin may be restricted or prohibited.
Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, they may experience fraud, security failures or operational problems, which may adversely affect the value of Holdco’s bitcoin holdings.
Bitcoin trading venues are relatively new and, in some cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading.
Negative perception, a lack of stability in the broader bitcoin markets and the closure or temporary shutdown of bitcoin trading venues due to fraud, business failure, hackers or malware or government-mandated regulation may reduce confidence in bitcoin and result in greater volatility in the prices of bitcoin. To the extent investors view Holdco’s common stock as linked to the value of Holdco’s bitcoin holdings, these potential consequences of a bitcoin trading venue’s failure could have a material adverse effect on the market value of Holdco’s common stock.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Forward-looking statements include information concerning possible or assumed future results of operations, including statements about the following subjects:
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benefits, effects or results of the proposed mergers;

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cost reductions, operating efficiencies or synergies resulting from the proposed mergers;

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operations and results after the proposed mergers;

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integration of operations;

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business strategies;

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growth opportunities;

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competitive position;

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market outlook;

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expected financial position;

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expected results of operations;

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future cash flows;

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financing plans;

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budgets for capital and other expenditures;

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plans and objectives of management;

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timing of the consummation of the proposed mergers;

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tax treatment of the proposed mergers;

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accounting treatment of the proposed mergers;

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costs in connection with the proposed mergers; and

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any other statements regarding future growth, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

These forward-looking statements represent intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of TeraWulf’s, Holdco’s or IKONICS’ control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described in this proxy statement/prospectus under “Risk Factors,” those factors include:
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conditions in the cryptocurrency mining industry, including any prolonged substantial reduction in cryptocurrency prices, which could cause a decline in the demand for Holdco’s services;

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competition among the various providers of data mining services;

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economic or political conditions in the countries in which Holdco plans to do business, including civil uprisings, riots, terrorism, kidnappings, the taking of property without fair compensation and legislative changes;

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currency exchange rate fluctuations;

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employment workforce factors, including the loss of key employees;

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the ability to implement certain business objectives and the ability to timely and cost-effectively execute integrated projects;

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changes in governmental safety, health, environmental and other regulations, which could require significant expenditures;

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liability related to the use of IKONICS’, TeraWulf’s and Holdco’s services; and

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the ability to successfully complete merger, acquisition or divestiture plans (including the proposed mergers), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than is described. You should consider the areas of risk and uncertainty described above and discussed under “Risk Factors” in this proxy statement/prospectus and the other documents IKONICS, Holdco and TeraWulf file with the SEC and incorporates by reference in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement/prospectus by IKONICS, Holdco or TeraWulf or anyone acting for any or all of them. Except as may be required by law, none of IKONICS, TeraWulf or Holdco undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
THE MERGERS
The discussion in this proxy statement/prospectus of the mergers and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and incorporated into this proxy statement/prospectus by reference.
The consummation of the mergers will result in a change of control of Holdco, and as a result IKONICS (both through changes in beneficial ownership and management). After the consummation of the mergers, Holdco intends to operate in an entirely different business sector from the historical IKONICS business and a substantial majority of Holdco's business will be conducted through TeraWulf. Accordingly, the following is a summary of the material terms of the mergers and the resulting changes expected to occur.
General Description of the Mergers
Prior to entering into the merger agreement, for the purpose of effecting the transactions contemplated thereby, IKONICS formed a direct, wholly owned subsidiary, Holdco, which in turn formed two direct, wholly owned subsidiaries, Telluride Merger Sub I, Inc. (“Merger Sub I”) and Telluride Merger Sub II, Inc. (“Merger Sub II”). Upon satisfaction or waiver of the conditions to closing in the merger agreement, Merger Sub I will consummate the First Merger with and into IKONICS, with IKONICS surviving the merger as a direct, wholly owned subsidiary of Holdco, and Merger Sub II will consummate the Second Merger with and into TeraWulf, with TeraWulf surviving the merger as a direct, wholly owned subsidiary of Holdco.
Upon consummation of the mergers:
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IKONICS and TeraWulf will each be a wholly owned subsidiary of Holdco and, as a result, Holdco will hold what today are IKONICS’ and TeraWulf’s independent businesses;

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Holdco will be renamed “TeraWulf Inc.” and TeraWulf will be renamed “TeraCub, Inc.” or such other name as TeraWulf may select;

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Holdco’s common stock is expected to be listed on The Nasdaq Stock Market LLC under the symbol “WULF”;

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each share of IKONICS common stock outstanding immediately prior to the effective time of the First Merger (other than any dissenting shares) will automatically be converted into the right to receive the merger consideration, which consists of:

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one share of Holdco common stock;

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one contractual contingent value right to be issued by Holdco in accordance with the CVR Agreement; and

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$5.00 in cash, without interest;

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each share of TeraWulf’s Series A Preferred Stock (“TeraWulf Preferred Stock”) issued and outstanding immediately prior to the effective time of the Second Merger automatically will be converted into shares of TeraWulf common stock in accordance with the terms of TeraWulf’s certificate of incorporation; and

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each share of TeraWulf common stock (including shares of TeraWulf common stock resulting from the conversion of TeraWulf Preferred Stock described above), issued and outstanding immediately prior to the effective time of the Second Merger (other than shares of TeraWulf common stock in respect of which a demand for statutory appraisal rights pursuant to the Delaware General Corporation Law, or the “DGCL,” have been properly made and not withdrawn in accordance with the requirements of the DGCL (“TeraWulf Dissenting Shares”) will automatically be converted into the right to receive a number of shares of Holdco common stock equal to (x) a number of shares of Holdco common stock that is equal to forty-nine (49) times the number of shares of Holdco common stock outstanding as of immediately following the effective time of the First Merger and immediately prior to the effective time of the Second Merger, divided by (y) the number of shares of TeraWulf common stock outstanding on a Fully Diluted Basis as of immediately prior to the effective time of the Second Merger, with “Fully Diluted Basis” meaning all issued and outstanding shares of TeraWulf common stock and all shares of TeraWulf common stock issuable pursuant to subscriptions therefor and upon the conversion or exercise of any outstanding stock equivalents, or subscriptions therefor, as of such date, whether or not such stock equivalent is at the time exercisable or convertible, but excludes any shares of TeraWulf common stock reserved for issuance pursuant to the TeraWulf equity plan, whether or not subject to outstanding awards.

Following the consummation of the mergers, it is expected that former holders of TeraWulf common stock (including holders of shares of TeraWulf Preferred Stock converted into shares of TeraWulf common stock described above) will own approximately 98% of Holdco’s common stock, and former holders of IKONICS common stock will own approximately 2% of Holdco’s common stock.
Background to the Mergers
The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among the IKONICS board of directors, members of IKONICS management or IKONICS’ representatives and other parties.
During the past year, as part of its oversight function the IKONICS board of directors and management regularly reviewed and assessed, among other things, IKONICS’ long-term strategic plans and opportunities, competitive and supply environments, and short-and long-term performance, with the primary goal of enhancing shareholder value.
At a meeting held on August 6, 2020, the IKONICS board of directors directed IKONICS management to investigate interest in a potential sale of IKONICS. On that date, the closing price of a share of IKONICS common stock was $3.72.
Between September 2020 and May 2021, IKONICS’ chief executive officer, Glenn Sandgren, and chief financial officer, Jon Gerlach, participated in preliminary discussions with at least eight potential parties to a transaction with IKONICS, including a therapeutic biotech company, an autonomous control software company, an advanced battery technology company and a social media platform, each of which expressed interest in a reverse merger or similar transaction structure with opportunities for existing IKONICS shareholders to share in a substantial portion of the proceeds, if any, from a sale of IKONICS’ existing business or assets. Of the eight potential parties, four unilaterally declined to proceed beyond preliminary negotiations.
In February 2021, a therapeutic biotech company was introduced to IKONICS through a third-party representative. Extensive discussions occurred through April 2021, resulting in proposed transaction terms for a reverse triangular merger pursuant to which IKONICS’ shareholders would retain approximately 16.7% of the post-merger company’s outstanding stock, implying a pre-transaction valuation of the target entity of approximately $120 million after taking into account a proposed $20 million in pre-closing financing to be sought from a third party. The preliminary proposal included a contingent value right entitling IKONICS’ shareholders to 90% of the net proceeds from the sale of IKONICS’ legacy assets. In May 2021, after efforts to improve the proposed terms by members of IKONICS’ management and representatives of its financial adviser, in light of competing proposals and after consultation with members of the IKONICS board of directors and the special committee, negotiations with this party were suspended to focus efforts on other potential parties.
Also in February 2021, a cell therapy biotechnology company was introduced to IKONICS through a third-party representative. Extensive discussions occurred through May 2021, resulting in proposed transaction terms pursuant to which IKONICS’ shareholders would retain a maximum of 13.6% (subject to the terms of a contemporaneous financing) of the post-merger company, implying a pre-transaction valuation of the target entity of approximately $130 million after taking into account a proposed $25 million equity investment by a third party. The preliminary proposal included an offer to sell IKONICS’ legacy assets and distribute the proceeds to IKONICS’ shareholders. On May 19, 2021, this party informed IKONICS that it had declined to proceed with a transaction.
On November 2, 2020, a group of investors consisting of Activist Investing LLC, Custodian Ventures LLC and David Lazar filed a Schedule 13D with the SEC reporting the acquisition of beneficial ownership of greater than 5.0% of IKONICS’ outstanding common stock as of October 22, 2020.
On February 22, 2021, Mr. Sandgren was introduced to TeraWulf through its legal advisor, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), by way of Mr. Lazar.
At a meeting held on March 1, 2021, the IKONICS board of directors formed a special committee, comprising Lockwood Carlson, Darrell Lee, Gregory Jackson and Ernest Harper, to oversee a process of gauging potential interest from third parties in a transaction with IKONICS and to consider terms of any such potential transaction.
Also on March 1, 2021, Principle Finance LLC introduced itself on an unsolicited basis to Mr. Sandgren, after which he participated in a call with representatives of Principle Finance LLC who identified TeraWulf as a potential party to a transaction.
On March 11, 2021, Mr. Sandgren received a presentation regarding TeraWulf from Principle Finance LLC and participated in a call regarding the presentation.
On March 15, 2021, IKONICS terminated communications with Principle Finance LLC.
On March 18, 2021, TeraWulf provided IKONICS with access to due diligence materials, including financial information, regarding TeraWulf and an investor presentation prepared by TeraWulf that included an overview of TeraWulf’s business and information about TeraWulf’s management team.
On March 19, 2021, representatives of a potential transaction counterparty presented to the IKONICS board of directors, after which the special committee held a meeting to discuss the presentation and the possibility of pursuing a transaction with said counterparty.
On March 24, 2021, IKONICS received access to updated financial information regarding TeraWulf, including increased estimates for timing and amounts of miners to be deployed.
On March 26, 2021, Mr. Sandgren was introduced to TeraWulf’s chief executive officer, Paul Prager, via email. It was agreed that an introductory call between the chief executive officers would occur after an appropriate confidentiality agreement was in place.
On March 29, 2021, TeraWulf and IKONICS entered into a mutual confidentiality agreement. Later that day, Mr. Sandgren and Mr. Gerlach participated in a phone call with Mr. Prager, among others, regarding, among other things, IKONICS’ plans for operation and business prospects.
On March 31, 2021, TeraWulf, together with representatives of Moelis & Company (“Moelis”), TeraWulf’s financial advisor and Paul, Weiss, participated in a video conference with IKONICS and representatives of Faegre Drinker Biddle and Reath LLP (“Faegre Drinker”), legal advisor to IKONICS, to discuss proposed terms of a potential transaction, transaction structure and potential timing.

On April 1, 2021, TeraWulf provided a summary of proposed terms for the merger agreement pursuant to which IKONICS shareholders would retain 2.0% of the post-merger public company’s outstanding capital stock (representing an implied pre-transaction valuation of TeraWulf of $2.0 billion), receive a contingent value right entitling IKONICS shareholders to 90% of the net proceeds from a sale of IKONICS’ pre-transaction business or assets, and $2.50, payable in cash, per share of IKONICS common stock held at closing. TeraWulf’s proposal also contemplated that the TeraWulf stockholders would receive a separate contingent value right that would have entitled TeraWulf stockholders to receive the remaining 10% of the net proceeds from a sale of IKONICS’ pre-transaction business or assets. On April 1, 2021, the closing price of a share of IKONICS common stock was $10.50.
On April 9, 2021, representatives of TeraWulf participated in a video conference with members of the IKONICS board of directors at which TeraWulf introduced the IKONICS participants to members of the TeraWulf management team and discussed the investor presentation that had been previously provided.
On April 11, 2021, TeraWulf provided a revised summary of proposed transaction terms pursuant to which IKONICS shareholders would retain 2.0% without potential dilution from any equity financing undertaken by TeraWulf (representing an implied pre-transaction valuation of TeraWulf of at least $1.5 billion).
On April 12, 2021, Mr. Sandgren participated in a phone call with Mr. Prager during which certain of the proposed transaction terms were discussed and it was determined that IKONICS shareholders would retain a minimum of 2.0% (representing an implied pre-transaction valuation of TeraWulf of $2.0 billion). Later that day, a different potential party to a transaction presented proposed transaction terms at a meeting of the special committee.
On April 15, 2021, TeraWulf’s counsel provided a revised summary of terms indicating TeraWulf’s intent to pursue a $50 million private placement prior to signing the merger agreement.
On April 20, 2021, in accordance with IKONICS’ directives, IKONICS’ financial advisor, Northland, participated in an introductory call with TeraWulf. Northland subsequently was engaged by IKONICS as its financial advisor with respect to both the possible acquisition of other companies or businesses and a potential sale to an acquiror of all or a substantial portion of IKONICS’ capital stock or assets.
On April 28, 2021, Mr. Sandgren participated in an introductory call with representatives of a potential transaction counterparty, which we refer to as “Party A,” and discussed preliminary terms of a potential reverse merger transaction with IKONICS. Later that day, TeraWulf provided certain historical financial information and a term sheet for the then-pending private placement of its Series A Convertible Preferred Stock for gross proceeds of $50 million.
On April 29, 2021, Party A’s financial advisor communicated a proposal for Party A to enter into a reverse merger transaction with IKONICS pursuant to which IKONICS shareholders would retain approximately 6% of the post-merger public company’s outstanding capital stock, based on a post-transaction valuation of approximately $266.7 million and receive a contingent value right entitling IKONICS shareholders to 90% of the net proceeds from a sale of IKONICS’ pre-transaction business or assets.
After the close of markets on April 29, 2021, IKONICS publicly reported its first-quarter earnings. On April 30, 2021, the closing price of a share of IKONICS common stock was $9.83.
On April 30, 2021, Mr. Sandgren provided a revised summary of terms to Mr. Prager proposing to determine the proportion of the post-merger public company’s outstanding capital stock based on the greater of $20 million and the average closing market capitalization of IKONICS common stock over the ten trading days preceding public announcement of the transaction versus the post-money valuation of TeraWulf indicated by the terms of the proposed private placements and eliminating an existing prohibition on the sale of equity securities by the post-closing public company for a period of 90 days following closing.
On May 1, 2021, TeraWulf provided a revised summary of terms to IKONICS indicating a pre-signing private placement of not less than $50 million in the form of preferred stock.

On May 3, 2021, Party A’s financial advisor communicated expanded terms for the proposed transaction with Party A and indicated that Party A intended to conduct a private placement of equity securities for gross proceeds of up to $100 million in connection with such transaction, with the proportion of the post-merger company’s outstanding capital stock to be retained by IKONICS shareholders remaining at approximately 6%.
Also on May 3, 2021, the special committee held a meeting, which Mr. Gerlach attended along with representatives of Northland and Faegre Drinker. During the meeting, Northland discussed with the special committee the preliminary terms for a potential transaction with IKONICS communicated by potential transaction counterparties, including TeraWulf and Party A. The special committee encouraged Mr. Sandgren, Mr. Gerlach and Northland to continue to develop and enhance proposed terms with all interested parties.
On May 4, 2021, Party A communicated a proposed increase in the proportion of the post-closing company’s outstanding capital stock to be retained by IKONICS shareholders to approximately 7.0% representing an implied post-transaction value of approximately $240 million and requested entry into exclusive negotiations.
On May 6, 2021, in accordance with IKONICS’ directives, Northland communicated to Party A’s financial advisor IKONICS’ proposed revisions to Party A’s terms to increase the proportion of the post-closing company’s outstanding capital stock to be retained by IKONICS shareholders to approximately 8.0% and provided a draft letter agreement prepared by IKONICS providing for exclusive negotiations.
On May 11, 2021, Party A’s financial advisor provided a proposed letter agreement to IKONICS regarding a potential private placement of Party A’s capital stock in anticipation of a transaction and terms for a bridge loan to Party A by its financial advisor.
On May 12, 2021, Party A’s financial advisor communicated revised terms for a proposed transaction, including terms of a potential bridge financing.
On May 13, 2021, IKONICS and Northland participated in a video conference with Party A and its financial advisor to discuss terms for a proposed transaction. Later that day, IKONICS and Party A entered into a mutual confidentiality agreement and each party commenced the exchange and review of due diligence materials.
Also on May 13, 2021, Paul, Weiss provided an initial draft of the merger agreement to Faegre Drinker.
On May 14, 2021, at IKONICS’ direction, Faegre Drinker communicated a revised summary of terms to Party A’s legal counsel providing for a reincorporation of IKONICS under Delaware law and contingent value rights providing for payment to the holders of IKONICS common stock immediately preceding the transaction in the amount of (a) 100% of the net proceeds from any sale of IKONICS’ business or assets within six months of closing, (b) 90% of such net proceeds for a sale within 12 months of closing, and (c) 80% of such net proceeds for any other sale within two years of closing. It was also proposed that IKONICS and Party A enter into exclusive negotiations through 5:00 p.m. central time on June 30, 2021, subject to earlier termination upon Party A’s proposal to reduce the proportion of the post-transaction company’s capital stock below 8.0% or the minimum gross proceeds from the proposed private placement.
On May 16, 2021, Party A’s legal counsel communicated a revised summary of terms indicating acceptance of the proposed terms of a transaction and providing for certain additional immaterial clarifications.
On May 17, 2021, the special committee held a meeting, which other directors Ms. Bohren, Mr. Engbrecht, Mr. Sandgren, and Mr. Ulland attended, along with Mr. Gerlach and representatives of Northland and Faegre Drinker. Faegre Drinker reported the material terms of the transaction as last proposed by Party A and Northland reviewed the status of negotiations with other potential transaction counterparties. The committee authorized and directed management to proceed with negotiating final transaction terms and exclusivity with Party A.
On May 18, 2021, at IKONICS’ direction, Faegre Drinker participated in a call with Paul, Weiss to determine if a minimum conversion rate could be established for TeraWulf’s Series A Convertible Preferred Stock.

On May 19, 2021, Party A’s advisor informed Northland that Party A was unable to proceed further given recent changes in market conditions in Party A’s industry.
On May 22, 2021, Mr. Prager called Mr. Sandgren to communicate revised terms of the TeraWulf transaction, after which he provided a revised summary of terms pursuant to which IKONICS shareholders would receive between 2.0% and 3.0% of the post-merger public company’s outstanding capital stock (based on a five-day volume-weighted average price methodology measured prior to closing), receive a contingent value right entitling IKONICS shareholders to 95% of the net proceeds from a sale of IKONICS’ pre-transaction business or assets, and $5.00 cash per share of IKONICS common stock held at closing. On May 21, 2021, the prior trading day, the closing price of a share of IKONICS common stock was $9.39.
On May 23, 2021, in accordance with IKONICS’ directives, Northland relayed to Moelis, TeraWulf’s financial advisor, certain adjustments requested by IKONICS to the terms of the TeraWulf transaction to reflect that the $50 million private placement had closed.
On May 24, 2021, IKONICS provided to TeraWulf a further revised summary of terms, reverting to a traditional reverse merger structure and eliminating further private placements of TeraWulf securities beyond the existing sale of $50 million of Series A Convertible Preferred Stock.
On May 25, 2021, the special committee held a meeting, which other directors Ms. Bohren, Mr. Engbrecht, Mr. Sandgren, and Mr. Ulland attended, along with Mr. Gerlach and representatives of Northland and Faegre Drinker. Mr. Sandgren reported on the status of negotiations with interested parties and Northland provided an overview of such parties based on information provided by such parties, but not independently verified. Faegre Drinker reviewed the material terms of a proposed non-binding term sheet with TeraWulf. The committee authorized and directed management to execute and deliver the term sheet and to enter into exclusive negotiations with TeraWulf.
On May 26, 2021, TeraWulf and IKONICS entered into a non-binding term sheet setting forth the preliminary terms and conditions of a potential transaction among the parties and a letter agreement providing for exclusive negotiations among the parties through 5:00 PM central time on June 21, 2021, subject to earlier termination upon TeraWulf’s notice that it had abandoned consideration of the proposed transaction or TeraWulf’s proposal to reduce the merger consideration. On May 26, 2021, the closing price of a share of IKONICS common stock was $9.92.
On June 2, 2021, IKONICS provided TeraWulf access to a virtual data room to allow TeraWulf to conduct a due diligence investigation of IKONICS and its business, assets and operations.
From June 3 through June 24, 2021, Faegre Drinker and Paul, Weiss negotiated the terms and conditions of the merger agreement, the CVR agreement, the voting agreement, and other legal documentation in connection with the mergers.
On June 17, 2021, the special committee held a meeting, which other directors Ms. Bohren, Mr. Engbrecht, Mr. Sandgren, and Mr. Ulland attended, along with Mr. Gerlach and representatives of Faegre Drinker. During the meeting, Mr. Sandgren reported on the status of negotiations with TeraWulf and the committee authorized and directed management to seek an extension of exclusivity.
On June 20, 2021, during a call among the chief executive officers of TeraWulf and IKONICS, it was determined that TeraWulf would be responsible for up to $500,000 of the expenses incurred by IKONICS in consummating the transactions and that IKONICS shareholders would receive a fixed 2.0% post-merger public company’s outstanding capital stock (regardless of the relative valuations among the parties).
In the evening on June 20, 2021, the special committee held a meeting, which Mr. Sandgren and Mr. Gerlach attended, along with representatives of Northland and Faegre Drinker. Prior to the meeting, the members of the board of directors were provided with an updated financial model for TeraWulf. Faegre Drinker updated the committee regarding the material open points in the merger agreement, including the existence and amount of a reverse termination fee, and the amount of IKONICS’ termination fee. Northland updated the committee regarding its process for evaluating the merger consideration from a financial perspective. The committee unanimously approved the financial model presented at the meeting for Northland’s use and reliance in connection with Northland’s financial analysis of the merger consideration.

Later on June 20, 2021, TeraWulf and IKONICS agreed to extend the term of the letter agreement to provide for exclusive negotiations among the parties through the end of the day on June 23, 2021.
On June 23, 2021, TeraWulf and IKONICS agreed to extend the term of the letter agreement to provide for exclusive negotiations among the parties through 8:30 AM central time on June 25, 2021.
During the evening of June 24, 2021, the special committee held a meeting, which other directors Ms. Bohren, Mr. Engbrecht, Mr. Jackson, Mr. Sandgren, and Mr. Ulland attended, along with Mr. Gerlach and representatives of Northland and Faegre Drinker. Prior to the meeting, the members of the entire board of directors were provided with materials relating to the proposed transaction, including, among other things, a summary of the material terms of the merger agreement prepared by Faegre Drinker and certain financial analyses of the merger consideration prepared by Northland. At the meeting:
•
Representatives of Faegre Drinker presented a summary of the material terms of the merger agreement.

•
Representatives of Faegre Drinker reviewed with the directors their fiduciary duties under Minnesota law in connection with their consideration of the mergers, merger agreement, and CVR agreement.

•
Northland reviewed with the IKONICS board of directors Northland’s financial analysis of the merger consideration, and rendered an oral opinion, confirmed by delivery of a written opinion dated June 24, 2021, to the IKONICS board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, the merger consideration to be received in the First Merger by holders of IKONICS Common Stock (other than, as applicable, TeraWulf, Holdco, Merger Sub I, Merger Sub II and their respective affiliates) was fair, from a financial point of view, to such holders.

Following consideration and discussion of the proposed merger agreement and the transactions contemplated thereby:
•
The special committee of the IKONICS board of directors unanimously (1) approved the mergers, the merger agreement, the CVR agreement and the other transactions contemplated by the agreements; (2) declared the mergers, the merger agreement, the CVR agreement, and the other transactions contemplated by the agreements to be fair, advisable, and in the best interests of IKONICS and its shareholders; and (3) recommended that the IKONICS board of directors approve the same.

•
The compensation committee of the IKONICS board of directors unanimously approved the acceleration of its outstanding equity awards, as contemplated by the merger agreement.

•
The IKONICS board of directors unanimously (1) approved the mergers, the merger agreement, the CVR agreement and the other transactions contemplated by the agreements, (2) declared the mergers, the merger agreement, the CVR agreement, and the other transactions contemplated by the agreements to be fair, advisable, and in the best interests of IKONICS and its shareholders; (3) directed that the approval of the merger agreement be submitted to a vote at a meeting of the IKONICS shareholders; and (4) recommended that the IKONICS shareholders approve the same.

The parties executed the merger agreement later in the evening on June 24, 2021. Early in the morning of June 25, 2021, TeraWulf and IKONICS issued a joint press release that same morning, announcing the parties’ execution of the merger agreement. The closing price of a share of IKONICS common stock was $11.30 on June 24, 2021.
Between August 2, 2021 and August 4, 2021, representatives of TeraWulf and IKONICS negotiated terms of a potential amendment to the merger agreement to, among other things, (1) change the timing of settlement of outstanding IKONICS’ RSUs to two business days in advance of closing, (2) increase the fee and expense reimbursement of IKONICS’ expenses in connection with the mergers to $640,000, and (3) more specifically address potential appraisal rights and dissenters’ rights afforded to TeraWulf stockholders in connection with the mergers.
On August 5, 2021, the IKONICS board of directors held a meeting, which Mr. Gerlach and representatives of Faegre Drinker attended. Following consideration and discussion of the proposed amendment to the merger agreement, the board of directors unanimously approved the amendment to the merger agreement and confirmed the merger agreement, as amended, to be fair, advisable, and in the best interest of IKONICS and its shareholders. The parties executed the amendment to the merger agreement later that day.
Between September 15, 2021 and September 16, 2021, representatives of TeraWulf and IKONICS negotiated terms of a potential second amendment to the merger agreement to replace certain exhibits, consisting of the form of CVR Agreement and the form of certificate of incorporation for Holdco after the consummation of the mergers.
On September 16, 2021, the IKONICS board of directors held a meeting, which Mr. Gerlach and representatives of Faegre Drinker attended. Following consideration and discussion of the proposed amendment to the merger agreement, the board of directors unanimously approved the amendment to the merger agreement and confirmed the merger agreement, as amended, to be fair, advisable, and in the best interest of IKONICS and its shareholders. The parties executed the second amendment to the merger agreement on September 17, 2021.
IKONICS’ Reasons for the Mergers and Recommendations of the IKONICS Special Committee and Board of Directors
On June 24, 2021, the special committee unanimously determined that the merger agreement, and the transactions contemplated by the merger agreement, were advisable and in the best interests of IKONICS and its shareholders, and recommended that the IKONICS board of directors authorize, approve and adopt the merger agreement and the transactions contemplated thereby. In evaluating the mergers and the other transactions contemplated by the merger agreement, the special committee consulted with IKONICS’ management and advisors and considered various factors in making its determination, including the matters described below.
As discussed in “Background to the Mergers”, the special committee determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, the IKONICS shareholders, and the special committee unanimously resolved to recommend that the IKONICS board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby.
In reaching this determination, the members of the special committee considered the following information and factors (in no particular order) to be favorable to, and in support of, its determination and recommendation with respect to the merger agreement, the mergers and related transactions:
•
The anticipated benefits of a transaction between IKONICS and TeraWulf, taking into account the results of IKONICS’ due diligence review of TeraWulf and information provided by TeraWulf’s management;

•
The terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated;

•
The merger consideration to be received by IKONICS shareholders, including the favorability of such merger consideration relative to IKONICS’ standalone prospects;

•
The special committee’s review of other potential strategic alternatives for IKONICS and the process conducted by and on behalf of IKONICS to explore such strategic alternatives during a period of more than 13 months with the assistance of IKONICS’ advisors, which is described above in the section titled “Background to the Mergers” beginning on page 63, and which did not result in any definitive proposals for a sale, merger or other business combination involving IKONICS, other than the proposal which led to the merger agreement and the proposed mergers;

•
The results of discussions with third parties that the special committee believed were likely to have the strategic interest and financial capability to pursue a potential strategic transaction with IKONICS;

•
The special committee’s belief that the mergers and related transactions likely will be consummated, based on, among other things, its views regarding the conditions to closing contained in the merger agreement;

•
The other terms and conditions of the transaction agreements related to the mergers, including the terms of the CVR agreement, the voting agreement, and the other transaction agreements, which are summarized in this proxy statement/prospectus; and

•
The availability of dissenters’ rights to IKONICS shareholders who comply with specified procedures under Minnesota law.

The special committee also considered certain countervailing factors in its deliberations concerning the transactions, including (in no particular order):
•
While the transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to consummate the mergers will be satisfied or waived, and as a result, it is possible that the transactions might not be completed or may be unduly delayed;

•
The special committee recognized that there are risks relating to the mergers, including risks that the combined businesses of IKONICS and TeraWulf will not achieve all of the benefits that IKONICS anticipates may be realized from the transactions, risks that business conditions may remain challenging for an extended period, risks that Holdco may not have sufficient scale or financial capacity to take advantage of potential growth opportunities in the cryptocurrency mining industry, and the risk that IKONICS will not be able to consummate one or more Dispositions of its businesses or assets within the 18-month timeframe contemplated under the CVR agreement, as well as other risks of the type and nature described in the section of this proxy statement/prospectus titled “Risk Factors,” beginning on page 37;

•
Holdco’s voting power will be concentrated among the former shareholders of TeraWulf following the effective time of the mergers; and

•
The special committee considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the transactions, the risk that business uncertainty pending completion of the transactions could have an adverse impact on the ability to attract, retain and motivate key personnel, and that substantial transaction costs will be incurred in connection with the transactions that will be borne by IKONICS if the transactions are not completed.

The foregoing description of the information and factors discussed by the special committee is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee, the special committee did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Rather, the special committee viewed its position as being based on the totality of the information presented to and considered by it. Consequently, the special committee did not quantify the assumptions and results of its analyses in reaching its determination that the mergers are advisable, fair to, and in the best interests of, IKONICS and its shareholders. However, as a general matter, the special committee believes that the factors set forth above supported its determination. This explanation of the factors considered by the special committee is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement/prospectus titled “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors.”
Following receipt of the recommendation of the special committee, the IKONICS board of directors, at a meeting held on June 24, 2021, unanimously determined that the First Merger and related transactions are advisable, fair to and in the best interests of IKONICS and its shareholders and approved the merger agreement and the transactions contemplated thereby.
The IKONICS board of directors considered the following information and factors (in no particular order) to be favorable to, and in support of, its determination and recommendation with respect to the merger agreement, the mergers and related transactions:
•
The IKONICS board of directors’ familiarity with the business, operations, financial performance, financial condition and liquidity of IKONICS and with business conditions in the industries in which IKONICS has historically operated. In this regard, the board of directors recognized that both global economic conditions generally and the aerospace and automotive industries in particular have experienced prolonged downturns, which have adversely affected IKONICS’ business, operations, financial performance, financial condition and liquidity, and had led to a severe decline in the market price of the IKONICS common stock, as well as the stock of other screen printing and abrasive etching companies. On June 24, 2021, the closing price of IKONICS common stock on Nasdaq was $11.30, implying an equity value for IKONICS of less than $22.5 million. The IKONICS board of directors believed that the mergers afforded an opportunity to holders of IKONICS common stock to exchange their investment in IKONICS for significant value. In that regard, the IKONICS board of directors understood that there are risks and uncertainties associated with the business and operations of Holdco, including the risk factors described in “Risk Factors” beginning on page 37 as well as uncertain general economic and market conditions. However, the IKONICS board of directors recognized that, in the absence of the mergers or an alternative business combination transaction, IKONICS would face substantial risks and uncertainties were it to continue to operate as an independent company.
•
The process conducted by and on behalf of IKONICS to explore potential strategic alternatives during a period of more than 13 months with the assistance of IKONICS’ advisors, which is described above in the section titled “Background to the Mergers” beginning on page 63, and which did not result in any definitive proposals for a sale, merger or other business combination involving IKONICS, other than the proposal which led to the merger agreement and the proposed mergers.

•
The results of the due diligence review conducted by IKONICS with the assistance of its legal counsel regarding TeraWulf.

•
The recommendation of the special committee.

•
The IKONICS board of directors’ belief that the Transactions likely will be consummated, based on, among other things, its views regarding the conditions to closing contained in the merger agreement.

•
The financial presentation and opinion of Northland, dated June 24, 2021, to the IKONICS board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the First Merger by holders of IKONICS Common Stock (other than, as applicable, TeraWulf, Holdco, Merger Sub I, Merger Sub II and their respective affiliates), which opinion was based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications as more fully described below in the section titled “Opinion of Financial Advisor to IKONICS.”

•
The ability of the IKONICS board of directors to consider an alternative acquisition proposal, subject to certain conditions, should a third party present an alternative proposal prior to twenty (20) business days following the date of the merger agreement, and to change its recommendation with respect to the First Merger, subject to the payment of a termination fee of $1.2 million to TeraWulf under certain circumstances.

•
The obligation of TeraWulf to pay to IKONICS a termination fee of $10.0 million if the merger agreement is terminated and depending on the certain circumstances.

•
The other material terms and conditions of the merger agreement, including that the representations, warranties, covenants, termination provisions and other terms of the merger agreement are generally reciprocal in nature.

•
The other terms and conditions of the transaction agreements related to the mergers, including the terms of the CVR agreement and the other transaction agreements, which are summarized in this proxy statement/prospectus.

•
The fact that the receipt of Holdco common stock in the First Merger is not expected to be taxable to IKONICS shareholders.

•
The availability of dissenters’ rights to IKONICS shareholders who comply with specified procedures under Minnesota law.

The IKONICS board of directors also considered certain countervailing factors in its deliberations concerning the transactions, including (in no particular order):

•
While the transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to consummate the mergers will be satisfied or waived, and as a result, it is possible that the transactions might not be completed or may be unduly delayed.

•
The IKONICS board of directors recognized that there are risks relating to the mergers, including risks that the combined businesses of IKONICS and TeraWulf will not achieve all of the benefits that IKONICS anticipates may be realized from the transactions, risks that business conditions may remain challenging for an extended period, risks that Holdco may not have sufficient scale or financial capacity to take advantage of potential growth opportunities in the cryptocurrency mining industry, and the risk that IKONICS will not be able to consummate one or more Dispositions of its businesses or assets within the 18-month timeframe contemplated under the CVR agreement, as well as other risks of the type and nature described in the section of this proxy statement/prospectus titled “Risk Factors,” beginning on page 37.

•
Holdco’s voting power will be concentrated among the former shareholders of TeraWulf following the effective time of the mergers.

•
The board of directors considered that, in the course of the negotiations with TeraWulf with respect to the merger agreement, certain significant shareholders of TeraWulf beneficially owning 74.17% of TeraWulf common stock as of June 24, 2021 entered into a voting and support agreement with IKONICS whereby they agreed, subject to certain limited exceptions, to approve the transactions contemplated by the merger agreement, and that TeraWulf has no right to consider, or to terminate the merger agreement by reason of, an alternative proposal with respect to TeraWulf.

•
The IKONICS board of directors considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the transactions, the risk that business uncertainty pending completion of the transactions could have an adverse impact on the ability to attract, retain and motivate key personnel, and that substantial transaction costs will be incurred in connection with the transactions that will be borne by IKONICS if the transactions are not completed.

The foregoing description of the information and factors discussed by the IKONICS board of directors is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the IKONICS board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the IKONICS board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the IKONICS board of directors may have given different weights to different factors. Rather, the IKONICS board of directors viewed its position as being based on the totality of the information presented to and considered by it. This explanation of the factors considered by the IKONICS board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement/prospectus titled “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors.”
After carefully considering the various potentially favorable and countervailing factors, including the foregoing, the IKONICS board of directors concluded that, overall, the potentially favorable factors relating to the merger agreement and the transactions contemplated by the merger agreement outweighed the potentially countervailing factors. Accordingly, the IKONICS board of directors, following the unanimous recommendation of the special committee, recommends that you vote “FOR” the proposal to adopt the merger agreement and consummate the First Merger and “FOR” the approval, on an advisory (non-binding) basis, of specified compensation that may be received by IKONICS’ named executive officers in connection with the First Merger.
Financial Forecasts
During the course of discussions between TeraWulf and IKONICS, the companies provided to each other selected, nonpublic financial forecasts prepared by the companies’ respective managements for provision to potential counterparties to a transaction. The forecasted amounts set forth below are included in this proxy statement/prospectus only because this information was exchanged between TeraWulf and IKONICS and provided to the IKONICS board of directors and to Northland, IKONICS’ financial advisor, for use and reliance in connection with its financial analyses and opinion as described in the section below titled “Opinion of Financial Advisor to IKONICS.”
TeraWulf and IKONICS advised each other that their respective internal financial forecasts were subjective in many respects. The forecasts reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond TeraWulf’s and IKONICS’ control. The forecasts also reflect numerous estimates and assumptions related to the business of TeraWulf and IKONICS (including with respect to the growth and viability of certain segments of their respective businesses) that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond TeraWulf’s, Holdco’s and IKONICS’ control. See “Risk Factors” beginning on page 37. The assumptions made in preparing the forecasts may not prove to be appropriate, and actual results may be materially greater or less than those set forth below. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 61.
The management of each of TeraWulf, Holdco and IKONICS have prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the forecasts used in conjunction with the proposed transactions may differ from these other forecasts.
THE INCLUSION OF THE FORECASTS IN THIS PROXY STATEMENT/PROSPECTUS SHOULD NOT BE REGARDED AS AN INDICATION THAT NONE OF TERAWULF, HOLDCO, IKONICS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AFFILIATES, ADVISORS, OR OTHER REPRESENTATIVES CONSIDER THE FORECASTS TO BE NECESSARILY PREDICTIVE OF ACTUAL FUTURE EVENTS OR ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND, TERAWULF, HOLDCO AND IKONICS CAUTION YOU AGAINST PLACING UNDUE RELIANCE ON THIS INFORMATION. NONE OF TERAWULF, HOLDCO IKONICS OR THEIR RESPECTIVE OFFICERS OR DIRECTORS INTEND TO UPDATE OR REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS” BEGINNING ON PAGE 61.
IKONICS’ Forecasts
THE FORECASTS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE IKONICS PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, IKONICS MANAGEMENT. RSM US LLP (“RSM”) HAS NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, RSM DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE REPORT INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS RELATES TO IKONICS’ HISTORICAL FINANCIAL INFORMATION. IT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO.

	Year Ending December 31,
(amounts reflect rounding)	2021E	2022E
GROSS SALES	$15,820,288	$18,405,985
Customer credits	(169,536)	(196,964)
Prepaid freight	374,647	429,291
Discounts allowed	(112,259)	(127,665)
NET SALES	15,913,140	18,510,647
Cost of goods sold	10,678,849	12,343,092
GROSS PROFIT	5,234,291	6,167,556
Percent of net sales	32.9%	33.3%
DIRECT DIVISION SALES EXPENSES	2,600,147	2,774,889
NET INCOME	2,634,144	3,392,667
Percent of net sales	16.6%	18.3%
CORPORATE EXPENSES:
Administrative	2,302,510	2,348,560
Research & development	583,073	594,735
Marketing services	13,242	13,507
Interest expense	102,304	—
Interest income	(5,169)	(5,272)
Miscellaneous expense (income) & discounts	13,355	(13,622)
(Gain) loss on sale of assets	—	—
(Gain) loss – other	—	—
TOTAL CORPORATE EXPENSES	2,982,605	2,937,907
PRETAX (LOSS) INCOME	(348,461)	454,760
Income Taxes	(20,347)	—
NET (LOSS) INCOME	$(328,114)	$454,760
TeraWulf’s Forecasts
THE FORECASTS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE TERAWULF PROSPECTIVE FINANCIAL INFORMATION HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, TERAWULF MANAGEMENT. RSM HAS NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, RSM DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE REPORT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS RELATES TO TERAWULF’S HISTORICAL FINANCIAL INFORMATION. IT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO.
Neither TeraWulf’s officers, management nor any other representative of TeraWulf has made or makes any representation to any person regarding TeraWulf’s ultimate performance compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying the forecasts are shown to be inappropriate. Accordingly, the forecasts should not be looked upon as “guidance” of any sort. TeraWulf does not intend to refer back to these forecasts in its future periodic reports filed under the Exchange Act. You are encouraged to review the financial statements of TeraWulf included in this proxy statement/prospectus and to not rely on any single financial measure.
The key elements of bitcoin mining economics are set forth under “Information About TeraWulf — Bitcoin Overview — Bitcoin Mining Economics.” The profitability of bitcoin mining depends largely on five factors affecting margin: (i) cost of electricity; (ii) operations and maintenance costs; (iii) the price of miners; (iv) the price of bitcoin; and (v) a miner’s share of the global hashrate.
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Cost of Electricity — TeraWulf has been awarded and/or entered into two long-term power purchase agreements to ensure the supply and pricing of power to its operations. These power purchase agreements have a weighted-average cost of approximately $0.025 per kWh (or total average cost of $0.028 per kWh without the impact of Talen’s $29.3 million in-kind contribution to Nautilus).

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Operations and Maintenance Costs — TeraWulf has entered into the administrative and infrastructure services agreement with Beowulf E&D for the buildout, operations and maintenance of the bitcoin mining facilities anticipated to be developed by TeraWulf. TeraWulf has agreed to pay Beowulf E&D an annual fee for the first year in the amount of $7,000,000 payable in monthly installments and an annual fee equal to the greater of (x) $10,000,000 and (y) $0.0037 per kWh of electric load utilized by the bitcoin mining facilities thereafter. See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Administrative and Infrastructure Services Agreement.” In addition, Nautilus entered into a facility operations agreement with Beowulf E&D and corporate services agreement with Talen Energy Supply, LLC for ongoing services to the Nautilus Cryptomine Facility. The combined cost to TeraWulf under these agreements is approximately $1.5 million per annum. See “Information About TeraWulf —  Agreements Relating to TeraWulf’s Business and Operations — Talen Joint Venture — Beowulf E&D Facility Operations Agreement” and “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Talen Joint Venture — Talen Corporate Services Agreement.”

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Price of Miners — Nautilus has executed definitive purchase agreements for the initial 60,000 miners with Bitmain and Minerva at an average price of $51 per terahash. TeraWulf’s prospective financial information assumes that the current supply and demand dynamics for the mining equipment and ASIC chip foundries persists. To account for the continued supply constraints, TeraWulf has assumed an ongoing 10.0% annual price increase in the cost per terahash for mining equipment.

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Price of Bitcoin — digital assets have experienced higher volatility than most asset classes over the past several years. TeraWulf believes that continued worldwide growth in the adoption and use of bitcoin as a medium to exchange or as a store of value could, over time, reduce bitcoin price volatility. In addition, TeraWulf believes that scale in the bitcoin mining business can be a key factor in margin and cost improvements as well as providing a degree of protection against bitcoin price volatility. On a historical basis, bitcoin has experienced long-term price appreciation reaching a high of $64,863 in April 2021. The average monthly price increase on a one-year, three-year and five-year basis was approximately 16%, 8% and 11%, respectively, as of August 31, 2021. TeraWulf’s prospective financial information assumes a 1% monthly price increase for bitcoin as continued adoption is expected to reduce long-term price volatility. In addition, TeraWulf’s prospective financial information assumes a starting bitcoin price of approximately $35,000 compared to actual bitcoin price of $47,167 as of August 31, 2021. TeraWulf’s prospective financial information also assumes that bitcoin price will surpass its all-time high of $64,863 in the third quarter of 2026.

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Miner’s Share of Global Network Hashrate — miners are rewarded in proportion to their processing contribution of the overall bitcoin network. TeraWulf’s prospective financial information, which was prepared prior to the restrictions on digital asset mining imposed by China in the second quarter of 2021, assumes a global network hashrate of 234.8 exahash per second as of the end of August 2021. TeraWulf’s prospective financial information also assumes a 1% monthly increase in the network hashrate, reaching 497.7 exahash per second by December 31, 2027. As of August 31, 2021, the global network hashrate was approximately 120.0 exahash per second, or approximately 40% below the all-time high of 198.5 exahash per second and 49% below the August 31, 2021 projection of 234.8 exahash per second. Fewer miners and less difficulty means that any miner with operational machines will experience an increase in profitability and more predictable revenue. The Chinese restrictions on digital asset mining had a positive impact on TeraWulf’s expected revenue and income. If the global network hashrate remains below the projections, TeraWulf would expect revenues to be positively impacted. For example, assuming no changes to the other assumptions in TeraWulf’s prospective financial information, if the average global network hashrate remains constant at 235 exahash per second, the projected bitcoin mining revenue in 2027 would increase from $879 million to $1,758 million. In addition, the growth of the global network hashrate is impacted by, among other factors such as the price of bitcoin and availability of power, the ability to acquire new or used machines. The current supply constraints for chip foundries may result in shortages for mining machine equipment.
The key elements of the forecasts are summarized below:
	Forecasts for Year Ending December 31,
(dollars in millions, amounts reflect rounding)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Revenue(1)	$10.0	$323.0	$561.1	$766.1	$779.3	$821.9	$853.7
Gross profit	$9.0	$281.4	$489.2	$639.5	$625.7	$662.1	$690.7
Net income	$3.2	$157.4	$275.9	$315.4	$264.5	$294.7	$359.4
Equity in net income of investee, net of tax(2)	$0.0	$51.9	$120.9	$77.3	$47.1	$51.6	$77.1
Total net income attributable to TeraWulf Inc.	$3.2	$209.3	$396.8	$392.7	$311.6	$346.4	$436.6
EBITDA(3)	$7.9	$260.7	$453.7	$583.1	$558.4	$593.2	$620.3
Capital expenditures	$324.4	$144.9	$581.8	$219.1	$0.0	$0.0	$0.0
Average price of one bitcoin	$37,209	$39,915	$44,978	$50,683	$57,110	$64,352	$72,514
Overall network hashrate (Eh/s)(4)	244	275	310	349	397	442	498
Mining equipment cost ($/TH)(4)	50	56	61	68	74	82	90
ASIC miners deployed (thousands)	11	108	158	201	230	230	230
Total hashrate deployed by TeraWulf(4)(5)	1.1	10.8	15.8	20.1	23.0	23.0	23.0

(1)
The table below sets forth the components of the total revenue as well as the reconciliation of total revenue, a GAAP financial measure, to total revenue presented on non-GAAP basis, which includes TeraWulf’s pro rata projected share of the revenue contributions from the Nautilus Cryptomine Facility:

	Forecasts for Year Ending December 31,
(in millions, amounts reflect rounding)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Bitcoin rewards revenue(a)	$6.1	$260.3	$441.0	$536.5	$460.9	$470.4	$470.9
Transaction fee revenue(b)	$0.6	$28.6	$61.7	$129.6	$182.8	$214.5	$243.0
Data center revenue	$3.3	$34.1	$58.3	$100.0	$135.6	$137.1	$139.8
Total revenue	$10.0	$323.0	$561.1	$766.1	$779.3	$821.9	$853.7
TeraWulf’s pro rata projected share of the revenue contributions from the Nautilus Cryptomine Facility	$0.0	$114.6	$246.2	$190.2	$151.4	$158.0	$164.7
Total revenue (non-GAAP)(c)	$10.0	$437.6(d)	$807.3	$956.2	$930.6	$980.0	$1,018.5

(a)
In addition to the price of bitcoin and the miner’s share of the global network hashrate, the bitcoin rewards revenue is impacted by the bitcoin mining reward. The number of bitcoins awarded for solving a new block is automatically halved after every four years, or 210,000 blocks. As of the date of this proxy statement/ prospectus, the block reward is 6.25 bitcoin and is expected to be halved to 3.125 bitcoin in June 2024. Based on the halving schedule and the fixed supply of

21,000,000 bitcoins, the final bitcoin will be mined in approximately 120 years. At this milestone, bitcoin miners will be rewarded with only transaction fees.
(b)
Bitcoin miners collect transaction fees for confirming transactions on the bitcoin network. The percentage of transactions fees paid to miners as compared to total bitcoins mined for the periods presented fluctuates with network congestion, which happens in periods of high transaction volume. Transaction fees as a percentage of block rewards are expected to continue to be volatile, and this percentage is expected to generally trend upward as block rewards halve and assuming continued adoption of bitcoin continues to increase transaction volume. The projections assume a gradual progression of transaction fees as percent of total bitcoin earned from 9.1% at the end of 2021 to 16.4% in May 2024. Upon the expected halving of block reward in June 2024, the transaction fees are projected to become 33% of total bitcoin earned and to grow gradually to 52% in December 2027.

(c)
Total revenue presented on non-GAAP basis that includes TeraWulf’s pro rata projected share of the revenue contributions from the Nautilus Cryptomine Facility. TeraWulf believes that it is appropriate to present this non-GAAP financial measure because TeraWulf management used this non-GAAP financial measure in evaluating the business in order to prepare the prospective financial information as well as because this non-GAAP financial measure was presented to the IKONICS’ board of directors for purposes of evaluating the mergers.

(d)	(i)	Total bitcoin mined of 9,979 in 2022E is comprised of 8,982 bitcoin mined plus 997 bitcoin earned as transaction fees, driven by the following expected factors:
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Installed Capacity — 375 MW as of December 31, 2022 and an average of 67.3 MW for calendar year 2022;

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Number of Miners — 107,600 miners online as of December 31, 2022 and an average of approximately 72,000 miners online for calendar year 2022;

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Network Hashrate — 275.4 EH/s as of December 31, 2022 and an average of 259.6 EH/s for calendar year 2022;

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Total Hashrate Deployed by TeraWulf — 10.8 EH/s as of December 31, 2022 and an average of 7.2 EH/s for calendar year 2022;

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TeraWulf’s Share of Network Hashrate — 3.91% as of December 31, 2022 and an average of 2.74% for calendar year 2022;

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Total Bitcoin Mined of 9,979 Derived From —

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Bitcoin Rewards — calendar year 2022 annual bitcoin award is set at 328,500 bitcoin. TeraWulf’s assumed average share of the network hashrate is 2.74% for calendar year 2022, which represents 8,982 bitcoin; and

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Transaction Fees — 997 bitcoin awarded, representing approximately 10% of the annual bitcoin award for calendar year 2022;

(ii)
Expected total revenue of $403.5 million for 2022 (bitcoin rewards revenue of $363.1 million plus transaction fee revenue of $40.4 million) is the product of 9,979 bitcoin mined and the applicable bitcoin price, with bitcoin price of $42,144 as of December 31, 2022 and average bitcoin price $39,915 in calendar year 2022; and

(iii)
Expected data center revenue of $34.1 million for 2022.

Network hashrate assumptions reflect the views of TeraWulf’s management and assume an initial network hashrate of 150 EH/s as of December 31, 2021, increasing at a rate of up to 12.5 EH/s per month or 1% per month. The network hashrate is dynamic and, as power prices increase, inefficient miners are assumed to discontinue bitcoin mining as the cost of bitcoin mining exceeds the market value of bitcoin. For 2022, based on an assumed bitcoin price of $35,000 and 1% per month network hashrate growth, the implied network hashrate is 259.6 EH/s.

After 2022E, TeraWulf’s management assumes the same growth schedule for bitcoin price and network hashrate as set forth in the above formulas with the additional impact of the expected halving event in June 2024.
Transaction fees are a percentage of total bitcoin earned and are assumed to increase per bitcoin block, starting at 7.5% and growing to 8%, 10%, 12%, 19% and 28% of total bitcoin earned over time according to TeraWulf’s management’s estimates and assuming fully funded capital expenditures plan. As the use of the bitcoin network expands and the total number of bitcoins available to mine and, therefore, the block rewards decline over time, TeraWulf’s management expects transaction fees to become a larger proportion of the total revenues.
(2)
Financial statements prepared in accordance with the generally accepted accounting principles in the United States and includes 50% of the Nautilus Joint Venture’s net income into the other income line “Equity in net income of investee, net of tax.”

(3)
TeraWulf defines EBITDA as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization. TeraWulf has not provided a reconciliation of EBITDA to GAAP net income or any other GAAP measure on a forward-looking basis due to the potential variability, limited visibility and unpredictability.

(4)
Operating metrics presented on a non-GAAP basis that includes TeraWulf’s pro rata projected share of the operating contributions from the Nautilus Cryptomine Facility.

(5)
Total hashrate deployed by TeraWulf is a function of TeraWulf’s miner delivery schedule as well as the lead time expected to install miners at the bitcoin mining facilities. The forecasts assume constant miner efficiency over time at the rate of 100 TH/unit in effect as of the date of this registration statement/prospectus.

TeraWulf’s projected financial information was prepared using a number of assumptions, including the following assumptions that TeraWulf’s management believed to be material:
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bitcoin’s growth from a starting point of $35,000 and increasing at a rate of 1% per month;

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processing power of the bitcoin network, or hashrate, of 498 EH/s by December 2027E, with TeraWulf’s share in the bitcoin network hashrate expected to be approximately 4.6% at December 2027E (this, in turn, assumes a planned expansion with approximately 230,000 ASIC miners deployed by 2027E);

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growth in average bitcoin transaction fees as a percentage of mining revenue from 9.1% at the end of 2021 and increasing ratably to 51.6% by 2027E;

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next halving, which is expected to occur in June 2024, at which point each block mined would reward 3.125 bitcoins;

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initial mining equipment cost of $50/TH based primarily on the terms of TeraWulf’s existing contracts to purchase miners and assumed increases at a rate of 10% annually;

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constant ASIC efficiency throughout the periods presented (primarily to avoid double-counting the impact of assumed increases in mining equipment costs);

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21% income tax rate;

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initial power cost of $25.00 per MWh with an annual increase of 2.0% commencing as of the first days of each year; and

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selling, general & administrative expenses consisting of 2.5% of mining and cloud computing revenue.

While TeraWulf believes the above-mentioned assumptions to be reasonable for preparation of its prospective financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, TeraWulf used and relied upon certain information provided by others. While TeraWulf believes the use of such information and assumptions to be reasonable for preparation of its prospective financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances. This may be particularly relevant for

TeraWulf due to volatility in the entire cryptocurrency industry, including the value of bitcoin. Cryptocurrencies are a relatively new concept and asset class. Bitcoin has a limited history and its price has been particularly volatile; therefore, the past data related to it is inherently limited, and its value may be more limited than might be the case for an asset with a longer and more stable history. To the extent that actual future conditions differ from those assumed herein or provided to TeraWulf by others, the actual results will vary from those projected in this proxy statement/prospectus. In light of TeraWulf’s limited history and the preliminary nature of its operations, IKONICS also reviewed publicly available information, including historical and projected trends and volatility in key metrics applicable to the bitcoin and general cryptocurrency industry and consulted with advisors with direct experience in the cryptocurrency, data services and energy industries to aid in evaluating the reasonableness of TeraWulf’s projections and underlying assumptions.
Furthermore, in addition to the risk factors described in this proxy statement/prospectus under “Risk Factors,” there can be no assurance that future developments affecting TeraWulf will be those that it has anticipated. Assumptions on bitcoin price and bitcoin network hashrate competition, including secondary factors such as the pricing economics and efficiency of ASIC miners, are speculative in nature and could have a material impact on TeraWulf’s prospective financial information. On an ongoing basis, TeraWulf’s management reviews the reasonableness of significant assumptions related to TeraWulf’s prospective financial information. This analysis includes, among other things, the historical performance of bitcoin price and bitcoin network hashrate as well as the pricing economics and efficiency of ASIC miners, all of which have experienced significant increases in recent years. Further efficiency improvements in ASIC miner hashrate could impact both the bitcoin network hashrate and TeraWulf’s share of the total hashrate, subject to purchases of new miners by TeraWulf and/or its competitors.
Opinion of Financial Advisor to IKONICS
IKONICS has engaged Northland as financial advisor to IKONICS in connection with the proposed mergers. In connection with Northland’s engagement, the IKONICS board of directors requested that Northland evaluate the fairness, from a financial point of view, of the merger consideration to be received in the First Merger by holders of IKONICS Common Stock (other than, as applicable, TeraWulf, Holdco, Merger Sub I, Merger Sub II and their respective affiliates). At a meeting of the IKONICS board of directors held on June 24, 2021 to evaluate the proposed mergers, Northland rendered an oral opinion, confirmed by delivery of a written opinion dated June 24, 2021, to the IKONICS board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, the merger consideration to be received in the First Merger by holders of IKONICS Common Stock (other than, as applicable, TeraWulf, Holdco, Merger Sub I, Merger Sub II and their respective affiliates) was fair, from a financial point of view, to IKONICS.
The full text of Northland’s written opinion, dated June 24, 2021, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The description of Northland’s opinion set forth below is qualified in its entirety by reference to the full text of Northland’s opinion. Northland’s opinion was directed to the IKONICS board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the mergers. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the mergers and the related transactions. Northland expressed no opinion or view as to the relative merits of the mergers or the related transactions as compared to any alternative business strategies or transactions that might exist for IKONICS or the effect of any other transaction in which IKONICS might engage. Northland’s opinion is not intended to be and did not constitute a recommendation to the IKONICS board of directors and does not constitute a recommendation to any shareholder as to how to act or vote with respect to the mergers or any other matter.
In arriving at its opinion, Northland:
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reviewed the financial terms of a draft, provided to Northland on June 24, 2021, of the merger agreement and the form of the CVR agreement;

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reviewed certain business, financial and other information and data relating to IKONICS and TeraWulf publicly available or made available to Northland from internal records of IKONICS and TeraWulf;

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reviewed certain internal financial projections and estimates relating to IKONICS and TeraWulf furnished to Northland by the respective managements of IKONICS and TeraWulf, in each case as approved by IKONICS for Northland’s use and reliance in Northland’s analyses;

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conducted discussions with members of the senior managements of IKONICS and TeraWulf regarding IKONICS, TeraWulf and their respective prospects;

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compared the financial performance of IKONICS and TeraWulf with that of certain publicly traded companies Northland deemed relevant in evaluating IKONICS and TeraWulf;

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reviewed the financial terms, to the extent publicly available, of certain acquisition transactions Northland deemed relevant in evaluating the mergers; and

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conducted a discounted cash flow analysis of TeraWulf based on the financial projections and estimates relating to TeraWulf referred to above.

In addition, Northland conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion. As the IKONICS board of directors was aware, Northland did not conduct a discounted cash flow analysis of IKONICS given, based on discussions with the management of IKONICS, the absence of long-term financial projections and estimates for IKONICS.
In conducting its review and in rendering its opinion, Northland relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information furnished or otherwise made available to Northland, discussed with or reviewed by Northland, or publicly available, and did not assume any responsibility with respect to any such information. Northland also relied upon the assurances of the managements of IKONICS and TeraWulf that they were not aware of any information or facts that would make the information provided to Northland incomplete or misleading. In addition, the managements of IKONICS and TeraWulf advised Northland, and Northland assumed, that the financial projections and estimates that Northland was directed to utilize in its analyses were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to, and were an appropriate basis upon which to evaluate, the future financial results and condition of IKONICS, TeraWulf and the other matters covered thereby. Northland also assumed that there was no change in the assets, liabilities, financial condition, results of operations, cash flows or prospects of IKONICS or TeraWulf since the dates of the most recent financial statements and other information, financial or otherwise, provided to Northland that would be meaningful in any respect to its analyses or opinion. Northland expressed no opinion or view with respect to any projections, estimates or other financial information provided to or reviewed by Northland or the assumptions on which they were based.
Northland relied upon the assessments of the managements of IKONICS and TeraWulf, as the case may be, as to, among other things, (i) the potential impact on IKONICS, TeraWulf and Holdco of macroeconomic, geopolitical, market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the imaging technology, bitcoin mining and power generation industries, including as to cryptocurrency and energy pricing, supply and demand for raw materials and other commodities and supply chain availability, which may be subject to significant volatility and which, if different than assumed could have a material impact on Northland’s analyses or opinion, (ii) matters relating to the Disposition of all or any part of the pre-merger business and assets of IKONICS and TeraWulf’s recently consummated private placement of TeraWulf convertible preferred stock pursuant to which TeraWulf received gross proceeds of $50,000,000 and TeraWulf’s additional private equity placement transaction expected to be undertaken prior to consummation of the mergers, such TeraWulf private placements collectively referred to as the “TeraWulf Equity Financings,” including, as applicable, the amount, timing and other terms thereof, (iii) the products, technology and intellectual property, as the case may be, of IKONICS and TeraWulf and associated risks (including, without limitation, with respect to TeraWulf’s bitcoin mining capacity and the development and marketability of, validity and duration of intellectual property rights relating to, and the useful life of,

IKONICS’ products and TeraWulf’s technology systems), (iv) matters relating to TeraWulf’s power contracts and related arrangements and facilities, including related pricing and potential for low-cost electricity access, and (v) IKONICS’ and TeraWulf’s respective existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, manufacturers, suppliers, distributors, power providers and facilities, and other commercial relationships. Northland assumed that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion, and also assumed that the TeraWulf Equity Financings would be consummated or otherwise effected as contemplated and that any variation in the amount, timing or other terms thereof would not be meaningful in any respect to Northland’s analyses or opinion.
Northland assumed that the executed merger agreement and CVR agreement would be substantially similar to the draft of the merger agreement and the form of the CVR agreement reviewed by Northland, without modification of material terms or conditions. Northland also assumed that the representations and warranties contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, the CVR agreement and related documents. Northland further assumed that the mergers and the related transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the mergers and the related transactions or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would be meaningful in any respect to Northland’s analyses or opinion. In addition, Northland assumed that the mergers will qualify for the intended tax treatment contemplated by the merger agreement.
Northland did not perform any appraisals or evaluations of any specific assets or liabilities (fixed, contingent, accrued, derivative, off-balance sheet or otherwise) of IKONICS, TeraWulf, Holdco or any other entity and Northland was not furnished with any such appraisals or evaluations, and Northland made no physical inspection of the properties or assets of IKONICS, TeraWulf, Holdco or any other entity. Northland did not evaluate the solvency, or liquidation or fair value, of IKONICS, TeraWulf, Holdco or any other entity under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. Northland also did not undertake any independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities involving IKONICS, TeraWulf, Holdco or any other entity or to which they may be subject and Northland made no assumption concerning, and its opinion did not consider, the potential impact of any claims, outcomes, damages, costs, recoveries or other aspects relating to any such matters.
Northland’s opinion was necessarily based upon the financial, market, economic and other conditions that existed on, and the information made available to Northland as of, the date of such opinion. Subsequent developments may affect Northland’s opinion and Northland disclaimed and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion. Northland did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion. As the IKONICS board of directors was aware, the credit, financial and stock markets, the securities of IKONICS and the industries in which IKONICS and TeraWulf operate have experienced and may continue to experience volatility and Northland expressed no opinion or view as to any potential effects of such volatility on IKONICS, TeraWulf, Holdco or the mergers or the related transactions and its opinion did not purport to address potential developments in any such markets.
Northland’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, to holders of IKONICS Common Stock of the merger consideration (to the extent expressly set forth therein), without regard to individual circumstances of specific holders (whether by virtue of voting, control, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities held by such holders, and Northland’s opinion did not in any way address proportionate allocation or relative fairness. Northland’s opinion did not address any related transactions, including, without limitation, the Disposition of all or any part of the pre-merger business and assets of IKONICS or the TeraWulf

Equity Financings, or any other terms, aspects or implications of the mergers, including, without limitation, the form or structure of the merger consideration or the mergers, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any voting and support agreement, written consent or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the mergers, the related transactions or otherwise. Northland was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of IKONICS, TeraWulf, Holdco or any other party. Northland expressed no opinion or view as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the mergers by officers, directors or employees of IKONICS, TeraWulf or Holdco, or any class of such persons, relative to or in comparison with the merger consideration or otherwise. Northland also expressed no opinion or view as to the actual value of Holdco Common Stock or the CVR when issued, or the prices at which IKONICS Common Stock, Holdco Common Stock, the CVR or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the mergers or the related transactions.
Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the mergers and the related transactions. Northland expressed no opinion or view as to the relative merits of the mergers or the related transactions as compared to any alternative business strategies or transactions that might exist for IKONICS or the effect of any other transaction in which IKONICS might engage. Northland did not render any financial, legal, accounting or other advice and Northland relied on the assumptions of the management of IKONICS as to all accounting, tax, regulatory, legal and similar matters with respect to IKONICS, TeraWulf, Holdco, the mergers and the related transactions, including, without limitation, as to tax or other consequences of the mergers, the related transactions or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting IKONICS, TeraWulf, Holdco, the mergers or the related transactions and Northland assumed that IKONICS obtained advice as to such matters from appropriate professionals. The issuance of Northland’s opinion was approved by the Northland Fairness Opinion Committee.
In accordance with customary investment banking practice, Northland employed generally accepted financial analyses in reaching its opinion. The preparation of analyses and an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. The summary set forth below does not contain a complete description of the analyses performed by Northland, but does summarize the material analyses performed by Northland in rendering its opinion. Northland believes that its analyses and the summary set forth below must be considered as a whole and in context and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying Northland’s financial analyses and opinion. In arriving at its opinion, Northland considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Northland made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the reference ranges resulting from any particular analysis described below should not be taken to be Northland’s view of the actual value of IKONICS or TeraWulf.
No company, business or transaction used in the analyses described below is identical or directly comparable to IKONICS, TeraWulf or the mergers. Accordingly, an evaluation of these analyses or methodologies is not mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions reviewed or the results from any particular analysis or methodology.
Northland performed its analyses solely for purposes of providing its opinion to the IKONICS board of directors. In performing its analyses, Northland made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Northland are based upon forecasts of future results furnished to Northland, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties to the mergers or their respective advisors. Northland does not assume responsibility if future results are materially different from forecasted results.
The merger consideration was determined through arm’s-length negotiations between IKONICS and TeraWulf and was approved by the IKONICS board of directors. Northland did not recommend any specific consideration to IKONICS or the IKONICS board of directors or suggest that any specific consideration constituted the only appropriate consideration for the mergers, including but not limited to the merger consideration. In addition, Northland’s opinion and financial analyses were one of many factors taken into consideration by the IKONICS board of directors in evaluating the mergers.
Financial Analyses
The summary of the financial analyses described below under this heading “— Financial Analyses” is a summary of the material financial analyses reviewed with the IKONICS board of directors and performed by Northland in connection with its opinion, dated June 24, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Northland, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Northland. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material.
In evaluating the merger consideration, Northland performed separate financial analyses of IKONICS and TeraWulf, each on a standalone basis, and, utilizing the results of such analyses, conducted an illustrative has/gets analysis to compare IKONICS on a standalone basis relative to the merger consideration.
IKONICS Financial Analysis
IKONICS Selected Public Companies Analysis. Northland performed a selected public companies analysis of IKONICS in which Northland reviewed certain financial and stock market information relating to IKONICS and the following 11 selected publicly traded specialty materials companies with enterprise values of less than $2 billion that Northland considered generally relevant for purposes of analysis, collectively referred to as the “IKONICS selected companies”:
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Advanced Emissions Solutions, Inc.

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AdvanSix Inc.

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American Vanguard Corporation

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Clearwater Paper Corporation

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Core Molding Technologies, Inc.

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Ennis, Inc.

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Koppers Holdings Inc.

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Tredegar Corporation

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Valhi, Inc.

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Venator Materials PLC

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Verso Corporation

Northland reviewed, among other information and to the extent publicly available and meaningful, enterprise values of the IKONICS selected companies, calculated as implied equity values based on closing stock prices on June 24, 2021 plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents, as multiples of such companies’ (i) most recent publicly reported last 12 months, referred to as “LTM,” revenue and calendar years 2021 and 2022 estimated revenue, and (ii) calendar years 2021 and 2022 estimated earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA.” Financial data of the IKONICS selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data for IKONICS was based on financial projections and estimates of IKONICS’ management and public filings.
The overall low to high LTM revenue and calendar years 2021 and 2022 estimated revenue multiples and calendar years 2021 and 2022 estimated EBITDA multiples observed for the IKONICS selected companies were as follows:
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Revenue multiples:

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LTM revenue multiples: low to high of 0.4x to 1.6x (with a mean of 0.9x and a median of 0.8x)

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Calendar year 2021 estimated revenue multiples: low to high of 0.4x to 1.3x (with a mean of 0.9x and a median of 0.8x)

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Calendar year 2022 estimated revenue multiples: low to high of 0.4x to 1.3x (with a mean of 0.8x and a median of 0.7x)

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EBITDA multiples:

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Calendar year 2021 estimated EBITDA multiples: low to high of 3.2x to 12.5x (with a mean of 7.3x and a median of 6.9x)

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Calendar year 2022 estimated EBITDA multiples: low to high of 4.0x to 10.7x (with a mean of 6.4x and a median of 5.9x)

Northland then applied the low to high LTM revenue, calendar years 2021 and 2022 estimated revenue and calendar years 2021 and 2022 estimated EBITDA multiples described above derived from the IKONICS selected companies to corresponding data of IKONICS. This analysis indicated approximate implied aggregate equity value reference ranges for IKONICS of $6.8 million to $22.9 million based on LTM revenue, $7.8 million to $23.2 million and $8.9 million to $25.2 million based on calendar year 2021 and calendar year 2022 estimated revenue, respectively, and $3.2 million to $7.1 million and $6.3 million to $13.8 million based on calendar year 2021 and calendar year 2022 estimated EBITDA, respectively.
IKONICS Selected Precedent Transactions Analysis.   Using publicly available information, Northland reviewed financial data relating to the following 11 selected transactions that Northland considered generally relevant for purposes of analysis as transactions that closed between January 1, 2018 and June 24, 2021 involving target companies with operations in the specialty materials industry and implied enterprise values of less than $200 million, collectively referred to as the “selected precedent transactions:”
Closed	Acquiror	Target
December 2020	Avery Dennison Corporation	ACPO, Ltd.
December 2020	good natured Products Inc.	IPF Holdings Inc.
November 2020	Fitesa S.A.	Tredegar Corporation (Personal Care Films Business)
September 2020	Essentra plc	3C! Packaging, Inc.
April 2020	TriMas Corporation	Rapak, LLC
March 2020	Schweitzer-Mauduit International, Inc.	Trient LLC and Tekra LLC
December 2019	Sonoco Products Company	Thermoform Engineered Quality, LLC, and Plastique Holdings, LTD
July 2019	Tiarco, LLC	H.B. Fuller Company (Surfactants, Thickeners and Dispersants Business)
June 2019	Sinomine (Hong Kong) Rare Metals Resources Co. Limited	Cabot Corporation (Specialty Fluids Business)
August 2018	Sealed Air Corporation	Austin Foam Plastics, Inc.
July 2018	CCL Industries Inc.	Treofan America, Inc. and Trespaphan Mexico Holdings GmbH

Northland reviewed transaction values in the selected precedent transactions, based on the consideration paid in such transactions, as multiples of the target company’s LTM revenue available as of the closing date of the relevant transaction. Financial data of the selected precedent transactions were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of IKONICS was based on public filings.
The overall low to high LTM revenue multiples observed for the selected precedent transactions were 0.3x to 3.0x (with a mean of 1.4x and a median of 1.3x). Northland then applied the low to high of the LTM revenue multiples derived from the selected precedent transactions to corresponding data of IKONICS. This analysis indicated an approximate implied aggregate equity value reference range for IKONICS of $6.2 million to $40.3 million.
TeraWulf Financial Analysis
TeraWulf Selected Public Companies Analysis.   Northland performed a selected public companies analysis of TeraWulf in which Northland reviewed certain financial information relating to TeraWulf and certain financial and stock market information for the following five selected publicly traded cryptocurrency mining companies that Northland considered generally relevant for purposes of analysis, collectively referred to as the “TeraWulf selected companies:”
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Bitfarms Ltd.

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HIVE Blockchain Technologies Ltd.

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Hut 8 Mining Corp.

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Marathon Digital Holdings, Inc.

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Riot Blockchain, Inc.

Northland reviewed, among other information and to the extent publicly available, enterprise values of the TeraWulf selected companies, calculated as implied equity values based on closing stock prices on June 24, 2021 plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents, as multiples of such companies’ calendar years 2022 and 2023 estimated revenue and estimated EBITDA. Financial data of the TeraWulf selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data for TeraWulf was based on financial projections and estimates of TeraWulf’s management.
The overall low to high calendar years 2022 and 2023 estimated revenue multiples and calendar years 2022 and 2023 estimated EBITDA multiples observed for the TeraWulf selected companies were as follows:
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Revenue multiples:

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Calendar year 2022 estimated revenue multiples: low to high of 4.8x to 7.0x (with a mean of 5.8x and a median of 5.7x)

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Calendar year 2023 estimated revenue multiples: low to high of 5.8x to 6.1x (with a mean and median of 6.0x)

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EBITDA multiples:

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Calendar year 2022 estimated EBITDA multiples: low to high of 8.9x to 11.0x (with a mean and median of 9.9x)

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Calendar year 2023 estimated EBITDA multiples: low to high of 8.3x to 8.9x (with a mean and median of 8.6x)

Northland then applied the low to high calendar year 2022 and calendar year 2023 estimated revenue and estimated EBITDA multiples derived from the TeraWulf selected companies described above to corresponding data of TeraWulf. This analysis indicated approximate implied aggregate equity value reference ranges for TeraWulf of $2,093.9 million to $3,049.0 million and $4,679.7 million to $4,960.2 million based on calendar year 2022 and calendar year 2023 estimated revenue, respectively and $3,145.4 million to

$3,891.4 million and $5,422.7 million to $5,794.2 million based on calendar year 2022 and calendar year 2023 estimated EBITDA, respectively.
TeraWulf Discounted Cash Flow Analysis.   Northland performed a discounted cash flow analysis of TeraWulf by calculating the estimated present value (as of June 24, 2021) of the standalone unlevered, after-tax free cash flows that TeraWulf was forecasted to generate during the calendar years ending December 31, 2021 through December 31, 2027 based on financial projections and estimates of TeraWulf’s management. Northland calculated implied terminal values for TeraWulf by applying to the calendar year 2027 estimated unlevered, after-tax free cash flow of TeraWulf a selected range of perpetuity growth rates of 1.0% to 3.0%. The present values (as of June 24, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 11.1% to 17.5%. This analysis indicated an approximate implied aggregate equity value reference range for TeraWulf of $1,905.0 million to $4,877.2 million.
Illustrative Has/Gets Analysis
Northland conducted an illustrative has/gets analysis of IKONICS to compare the average approximate implied aggregate equity value reference range derived for IKONICS on a standalone basis relative to the average approximate implied aggregate reference range for the merger consideration.
For purposes of an illustrative “has” analysis, Northland reviewed the low to high approximate implied aggregate equity value reference ranges derived for IKONICS on a standalone basis from (i) the analysis described above under “— IKONICS Selected Public Companies Analysis” of $3.2 million to $25.2 million, (ii) the analysis described above under “— IKONICS Selected Precedent Transactions Analysis” of $6.2 million to $40.3 million and (iii) the aggregate market value of IKONICS based on closing prices of IKONICS Common Stock during the 52-week period ended on June 24, 2021 of $11.5 million to $22.0 million (derived from low and high closing prices of IKONICS Common Stock during such 52-week period of $3.19 per share and $13.74 per share, respectively).
For purposes of an illustrative “gets” analysis, Northland assumed no value for the CVR (given the uncertainty regarding the consummation of the Disposition of all or any part of the pre-merger business and assets of IKONICS and the timing and terms thereof) and calculated an approximate implied aggregate equity value reference range for the 2% pro forma equity ownership stake of holders of IKONICS Common Stock in Holdco of $41.9 million to $115.9 million (based on the “— TeraWulf Selected Public Companies Analysis” described above) and $38.1 million to $97.5 million (based on the “— TeraWulf Discounted Cash Flow Analysis” described above) which, when taken together with the $10.4 million aggregate cash consideration payable to holders of IKONICS Common Stock pursuant to the merger agreement (based on the $5.00 per share cash portion of the merger consideration), indicated corresponding approximate implied aggregate reference ranges for the merger consideration of $52.2 million to $126.2 million and $48.5 million to $107.9 million, respectively.
Based on the results described above, Northland then calculated the average of the approximate implied aggregate equity value reference ranges for IKONICS on a standalone basis and the average of the approximate implied aggregate reference ranges for the merger consideration. This analysis indicated the following:
Average Approximate Implied Aggregate Equity Value Reference Range for IKONICS Standalone (“Has”)	Average Approximate Implied Aggregate Reference Range for Merger Consideration (“Gets”)
$7.0 million – $29.1 million	$50.4 million – $117.1 million
Actual results achieved by IKONICS, TeraWulf and Holdco may vary from forecasted results and variations may be material.
Certain Additional Information
Northland observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the historical trading performance of IKONICS based on the volume weighted average price, referred to as “VWAP,” of IKONICS Common Stock as of June 24, 2021, which indicated a 30-day VWAP of $10.40 per share, a 60-day VWAP of $10.45 per share, a 90-day VWAP of $10.84 per share and a one-year VWAP of $8.97 per share and an overall approximate implied aggregate equity value reference range for IKONICS of $19.9 million to $20.9 million.
Miscellaneous
IKONICS has agreed to pay Northland for its services in connection with the mergers an aggregate fee of $950,000, of which portions have been paid and will be payable during the course of Northland’s engagement, a portion was payable upon delivery of Northland’s opinion and approximately $650,000 is payable contingent upon consummation of the mergers. Northland may also receive an additional fee currently estimated to total up to approximately $600,000 in connection with the Disposition of the pre-merger business and assets of IKONICS. In addition, IKONICS agreed to reimburse Northland for expenses, including fees and expenses of counsel, and to indemnify Northland against certain liabilities, including liabilities under federal securities laws, arising from Northland’s engagement.
In the ordinary course of business, Northland and its affiliates may actively trade securities of IKONICS, TeraWulf, Holdco or their respective affiliates for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Although Northland did not in the two-year period prior to the date of its opinion provide financial advisory or financing services to IKONICS unrelated to the mergers or to TeraWulf, Northland may provide such services to IKONICS, TeraWulf, Holdco and their respective affiliates in the future and may receive fees for the rendering of such services.
Consistent with applicable legal and regulatory requirements, Northland has adopted policies and procedures to establish and maintain the independence of Northland’s research department and personnel. As a result, Northland’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to IKONICS, Holdco, the mergers or related transactions and other participants in the industries in which IKONICS and TeraWulf operate that differ from the views of Northland’s investment banking personnel.
Northland is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. IKONICS selected Northland as its financial advisor on the basis of Northland’s familiarity with IKONICS and Northland’s experience and reputation in connection with mergers, acquisitions and other similar transactions.
Merger Consideration
Each holder of IKONICS common stock outstanding immediately prior to the effective time of the First Merger will be entitled to receive, for each share of IKONICS common stock held, merger consideration, which consists of: (i) one share of Holdco common stock; (ii) one contractual contingent value right to be issued by Holdco in accordance with the CVR Agreement to be entered into by and among IKONICS, Holdco, Glenn Sandgren, as the Holders’ Representative, and Equiniti Trust Company, as Rights Agent; and (iii) $5.00 in cash, without interest.
Each share of TeraWulf Preferred Stock issued and outstanding immediately prior to the effective time of the Second Merger automatically will be converted into a number of shares of TeraWulf common stock in accordance with the terms of TeraWulf’s certificate of incorporation. Each share of TeraWulf common stock (including shares of TeraWulf common stock resulting from the conversion of TeraWulf Preferred Stock described above), issued and outstanding immediately prior to the effective time of the Second Merger (other than any TeraWulf Dissenting Shares) will automatically be converted into the right to receive a number of shares of Holdco common stock equal to (x) a number of shares of Holdco common stock that is equal to forty-nine (49) times the number of shares of Holdco common stock outstanding as of immediately following the effective time of the First Merger and immediately prior to the effective time of the Second Merger, divided by (y) the number of shares of TeraWulf common stock outstanding on a Fully Diluted Basis as of immediately prior to the effective time of the Second Merger, with “Fully Diluted Basis” meaning all issued and outstanding shares of TeraWulf common stock and all shares of TeraWulf common stock issuable pursuant to subscriptions therefor and upon the conversion or exercise of any outstanding stock equivalents, or subscriptions therefor, as of such date, whether or not such stock equivalent is at the time exercisable or convertible, but excludes any shares of TeraWulf common stock reserved for issuance pursuant to the TeraWulf equity plan, whether or not subject to outstanding awards.
Governance and Management of Holdco
Upon consummation of the mergers, it is expected that (1) Paul Prager, TeraWulf’s current Chief Executive Officer, will become the Chief Executive Officer and chair of the board of directors of Holdco, (2) Kenneth Deane, TeraWulf’s current Chief Financial Officer, will become the Chief Financial Officer of Holdco, (3) Nazar Khan, TeraWulf’s current Chief Operating Officer and Chief Technology Officer, will become the Chief Operating Officer and the Chief Technology Officer of Holdco, and (4) Kerri Langlais, TeraWulf’s current Chief Strategy Officer, will become the Chief Strategy Officer of Holdco. Mr. Prager is expected to serve as the chair of the board of directors of Holdco following the consummation of the mergers, with the other members of the board of directors to be designated by TeraWulf prior to consummation of the mergers.
Indemnification and Insurance
The merger agreement includes provisions relating to indemnification and insurance for directors and officers of IKONICS and its respective subsidiaries.
For six years after the consummation of the mergers, IKONICS and Holdco shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of IKONICS or any of its subsidiaries (“Indemnified Parties”) as provided in IKONICS’ organizational documents in effect on the date of the merger agreement, in the comparable organizational document of any of the IKONICS’ subsidiaries, in any indemnification or similar contract between an Indemnified Party and IKONICS or one of its subsidiaries to survive the transactions and to continue in full force and effect. Holdco has also agreed to indemnify the Indemnified Parties to the fullest extent permitted by TeraWulf’s governing documents in effect on the date of the merger agreement or as otherwise permitted under the DGCL or MBCA.
The merger agreement also provides that for a period of six years after the consummation of the mergers, Holdco will cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of IKONICS who are, or at any time prior to the consummation of the mergers were, covered by IKONICS’ existing officers’ and directors’ liability insurance policies on terms no less advantageous than the existing policy, provided that Holdco will not be required to pay annual premiums in excess of 300% of the last annual premium paid by IKONICS prior to the date of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for that amount. Notwithstanding the forgoing, prior to the effective time of the First Merger, TeraWulf may purchase a six-year “tail” prepaid policy on the existing IKONICS’ policy on terms no less advantageous, in the aggregate, than the existing policy and, in the event either TeraWulf or IKONICS purchases a prepaid “tail” policy, Holdco shall maintain such “tail” policy in full force and effect and continue to honor the obligations thereunder.
The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of IKONICS or any of its subsidiaries, under applicable law or otherwise.
Regulatory Approvals
Antitrust Clearance in the United States
The Second Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents the parties from consummating the transaction until, among other things, IKONICS has filed a notice with and furnished certain information to the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the 30-calendar day waiting period has expired or been terminated by the FTC or the Antitrust Division. If the FTC or the Antitrust Division issues a request for additional information and documentary material (a “second request”), prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar day waiting period, which would begin to run only after each of the parties has substantially complied with the second request, unless such waiting period is terminated earlier or the waiting period is otherwise extended through agreement by the FTC or the Antitrust Division and the parties to the transaction.
On August 6, 2021, IKONICS filed a Notification and Report Form for Certain Mergers and Acquisitions with the Antitrust Division and the FTC as required pursuant to the HSR Act.
At any time before or after the termination of the statutory waiting periods under the HSR Act, or before or after the effective time, the Antitrust Division and others may take action under U.S. antitrust laws, including seeking to enjoin the completion of the transaction, to rescind or other unwinding of the transaction or to conditionally permit completion of the transaction subject to regulatory conditions or other remedies. Although neither IKONICS nor TeraWulf believes that the transaction will violate U.S. antitrust laws, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Private parties may also seek to take legal action under U.S. antitrust laws under certain circumstances.
The statutory waiting periods described above have expired.
Workforce and Employee Benefits Matters
IKONICS Restricted Stock Units
Two business days prior to the effective time of the First Merger, each then outstanding award of a IKONICS restricted stock unit (collectively, “IKONICS RSUs”) granted under IKONICS’ 2019 Equity Incentive Plan (the “2019 Plan”) will become fully vested and will settle for shares of IKONICS’ common stock. As a result of the First Merger, such shares of IKONICS common stock will be converted into the right to receive shares of Holdco common stock on the same basis as all other shares of IKONICS common stock.
IKONICS Stock Options
As of a business day no earlier than 30 days prior to the effective time of the First Merger, each outstanding IKONICS Option granted under the 2019 Plan will become vested in full. Immediately prior to the effective time of the First Merger, each IKONICS Option that is then outstanding, (i) if the exercise price of such IKONICS Option is equal to or greater than the Per Share Value (as defined below), will terminate and be cancelled as of immediately prior to the effective time of the First Merger, without any consideration being payable in respect thereof, and have no further force or effect; and (ii) if the exercise price of such IKONICS Option is less than the Per Share Value, such IKONICS Option will be fully vested and terminate and be cancelled as of immediately prior to the effective time of the First Merger in exchange for the right to receive, in accordance with this merger agreement, the merger consideration payable to IKONICS shareholders based on a number of shares determined by dividing (x) the product of the number of shares of IKONICS common stock underlying such IKONICS Option multiplied by the excess of the Per Share Value over the exercise price of the IKONICS Option, divided by (y) the Per Share Value, as applicable. As used herein, the “Per Share Value” means the volume-weighted average price, rounded to the nearest one-tenth of a cent, of a share of IKONICS common stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) in respect of the five (5) consecutive trading day period beginning at 9:30 am (New York City time) on the first day of such trading day period and ending at 4:00 pm (New York City time) on the third full trading day prior to the effective time of the First Merger.
Employment Agreement
IKONICS is party to an employment agreement with its Chief Executive Officer, Glenn Sandgren that provides for, among other things minimum annual base salary, participation in any cash incentive plans with a target incentive opportunity of 50% of his base salary, and potential payments upon termination of his employment under certain circumstances. The employment agreement was amended and restated on June 24, 2021, to eliminate Mr. Sandgren’s right to receive a total of 30,000 additional options to purchase shares of IKONICS common stock in future years and to provide for enhanced payments upon a termination of his employment within 18 months after a change in control. The mergers are expected to qualify as a change in control under the employment agreement.
Retention Awards
On June 24, 2021, IKONICS entered into retention awards for most employees, excluding its Chief Executive Officer. Each of the participating executive officers of IKONICS, Claude P. Piguet, Ken Hegman, and Jon Gerlach, will be entitled to receive $50,000 upon the earlier of (i) the closing of one or any series of Dispositions amounting to Net Proceeds (as defined in the CVR agreement), before taking into account any payments under the retention awards (“Adjusted Net Proceeds”), in excess of $5,000,000 in the aggregate and (ii) the date that is eighteen months after the closing under the merger agreement. To the extent the Adjusted Net Proceeds of one or any series of Dispositions under the CVR agreement exceeds $5,000,000, each officer will be entitled to receive an additional payment equal to 0.75% of the total amount such aggregate Adjusted Net Proceeds exceed $5,000,000. Each participant must remain continuously employed through the closing of any Disposition or the end of the 18-month period giving rise to a payment under his retention award.
Accounting Treatment
The mergers will be accounted for as a business combination in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, TeraWulf will be treated as the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the mergers will be treated as the equivalent of TeraWulf acquiring IKONICS. The net assets of IKONICS will be subject to fair value adjustments under ASC 805 at the closing date of the mergers.
Appraisal Rights and Dissenters’ Rights
The following is a summary of certain material terms of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (“MBCA”). The summary is not complete and must be read together with the actual statutory provisions, copies of which are attached as Appendix C. We encourage you to read Sections 302A.471 and 302A.473 carefully and in their entirety because the rights and obligations of IKONICS and its shareholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement/prospectus. This summary may not contain all the information about these statutory provisions that is important to you.
Applicability
As a Minnesota corporation, IKONICS is governed by the MBCA. The MBCA provides a shareholder who is entitled to vote and who objects to a merger with the right to dissent from such action and instead obtain payment for the “fair value” of his or her shares of IKONICS’ common stock. This right is set forth in Sections 302A.471 and 302A.473 of the MBCA.
Exercising Dissenters’ Rights
Any IKONICS shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the First Merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA (copies of which are attached as Appendix C), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 are not fully and precisely satisfied.
In view of the complexity of these statutory provisions, any shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

Filing Initial Notice of Dissent before the Special Meeting
Under Section 302A.473, subdivision 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a “dissenter,” must file with IKONICS, before the vote on the Mergers Proposal, a written notice of intent to demand the “fair value” of shares of IKONICS common stock owned by the shareholder.
The written notice of intent should be sent to the attention of Jon Gerlach, Corporate Secretary, at IKONICS Corporation, 4832 Grand Avenue, Duluth, Minnesota 55807 and a copy (which copy will not constitute notice) should also be sent to the attention of Joshua L. Colburn at Faegre Drinker Biddle & Reath LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.
To be effective, the notice must be filed with IKONICS before the vote on the Mergers Proposal. In addition, the shareholder must not vote his or her shares in favor of the First Merger. A vote against the First Merger does not in itself constitute such a written notice and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of approving the First Merger and a waiver of statutory dissenters’ rights.
Under Section 302A.471, subdivision 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due.
Notice of Procedure from IKONICS after Shareholder Approval
If the First Merger is approved by IKONICS shareholders, IKONICS will send to all dissenters who timely filed the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of such proposal a notice, which we refer to as a “notice of procedure,” containing certain information required by Section 302A.473, subdivision 4, including the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received and a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment.
Demand for Payment and Deposit of Shares
In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after IKONICS’ notice of procedure is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A shareholder who fails to timely make demand for payment and to deposit certificates as required by Section 302A.473, subdivision 4, loses the right to receive the fair value of his or her shares under such section notwithstanding the timely filing of notice of intent to demand payment under Section 302A.473, subdivision 3.
Determination and Payment of “Fair Value”
Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter as required by the notice, then after the receipt by IKONICS of such demand or the effective date of the First Merger, whichever is later, IKONICS must pay the dissenter an amount which we estimate to be the fair value of the dissenter’s shares of IKONICS common stock, with interest, if any. For the purpose of a dissenter’s rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such merger. It is possible that the fair value of shares of IKONICS common stock as determined pursuant to dissenters’ rights procedures may be determined to be less than the value of the merger consideration received by IKONICS shareholders. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09 subdivision 1, paragraph (c), clause (1), which is currently 4.0%. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Sections 302A.471 and 302A.473 of the MBCA.

If a dissenter believes this payment is less than the fair value of the shares of IKONICS common stock, with interest, if any, such dissenter must give written notice to IKONICS of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date IKONICS mails the payment, and must demand payment of the difference between his or her estimate and IKONICS’ payment. If such dissenter fails to give written notice of such estimate to IKONICS, or fails to demand payment of the difference, within the 30-day time period, such dissenter is entitled only to the amount of IKONICS’ payment.
IKONICS may withhold such payment with respect to shares of IKONICS common stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the merger, which is June 25, 2021. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, IKONICS must mail its estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that the IKONICS offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to IKONICS of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to IKONICS within 30 days after the mailing of the IKONICS offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount IKONICS offered.
If IKONICS and a dissenter (including both a dissenter who held shares of IKONICS common stock on or prior to June 25, 2021, which was the date the merger was first publicly announced, and a dissenter who purchased shares of IKONICS common stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after IKONICS receives the dissenter’s estimate of the fair value of his or her shares of stock, then IKONICS must file a petition in a court of competent jurisdiction in the county in which IKONICS’ registered office is located, requesting that the court determine the statutory fair value of stock with interest, if any. IKONICS’ registered office is currently located in St. Louis County, Minnesota, but is subject to change at any time. All dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.
The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by us or a dissenter. The fair value of the shares as determined by the court is binding on all dissenters. However, under the statute, dissenters are not liable to IKONICS for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against IKONICS, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.
Under Section 302A.471, subdivision 2, a shareholder may not assert dissenters’ rights with respect to less than all of the shares of IKONICS common stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.
Limitation of Other Rights
Under Section 302A.471, subdivision 4, a shareholder has no right at law or in equity to have the merger agreement set aside or rescinded, except if approval or consummation of such merger agreement is fraudulent with respect to such shareholder or IKONICS.
Listing of Holdco Common Stock
Shares of IKONICS common stock are quoted on The Nasdaq Stock Market, LLC under the symbol “IKNX.” When the mergers are completed, the IKONICS common stock currently quoted on the Nasdaq will cease to be quoted on the Nasdaq and will be deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon the consummation of the mergers, the shareholders of IKONICS will become shareholders of Holdco, and their rights as shareholders will be governed by Delaware law and by Holdco’s amended and restated certificate of incorporation and bylaws.
There is currently no public market for Holdco’s common stock, and as a condition to consummation of the mergers, Holdco’s common stock is required to be listed on Nasdaq (expected to be listed under the symbol “WULF”), subject only to official notice of issuance. IKONICS has prepared and submitted a listing application to Nasdaq covering the shares of Holdco’s common stock issuable in connection with the mergers.
Interests of Certain IKONICS Directors and Executive Officers in the Mergers
In considering the recommendation of the IKONICS board of directors to vote for the proposal to approve the merger agreement, you should be aware that certain of IKONICS directors and executive officers, and their affiliates, have interests in the mergers that maybe different from, or in addition to, the interests of other IKONICS shareholders generally and may create potential conflicts of interest. The IKONICS board of directors was aware of each of these interests and considered them, among other things, in reviewing, considering and negotiating the terms of the proposed mergers and in recommending that IKONICS shareholders approve the adoption of the merger agreement.
As of the date of this proxy statement, IKONICS’ executive officers were:
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Glenn Sandgren, Chief Executive Officer;

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Jon Gerlach, Chief Financial Officer;

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Claude P. Piguet, Executive Vice President; and

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Kenneth Hegman, Chief Operating Officer.

Please refer to “Workforce and Employee Benefits Matters” beginning on page 89 for a description of the treatment of equity awards to IKONICS employees that are outstanding under the 2019 Plan, including restricted stock units and stock options some of which are held by the IKONICS executive officers.
Value of Payments to IKONICS Executives
For an estimate of the value of the payments described above that would become payable to each of our named executive officers, see “Golden Parachute Compensation” below. The estimated value of consideration that will be received by our currently employed named executive officers at the effective time of the First Merger in respect of their outstanding equity awards is approximately $1.36 million, which estimate is based on the number of outstanding awards held by the named executive officers as of October 8, 2021. As of the same date, our non-employee directors held a total of 6,000 restricted stock units, each of which is expected to vest and settle into a share of IKONICS common stock in connection with the mergers.
Each of Glenn Sandgren (the Chief Executive Officer of IKONICS), Jon Gerlach (the Chief Financial Officer of IKONICS), Claude P. Piguet (the Executive Vice President of IKONICS) and Kenneth Hegman (the Chief Operating Officer of IKONICS) hold shares of IKONICS common stock and are participants in IKONICS RSUs and options to purchase IKONICS common stock that will automatically be cancelled and converted into shares of IKONICS common stock prior to the effective time of the First Merger.
See also “Security Ownership of Certain Beneficial Owners and Executive Officers and Directors of IKONICS” on page 189 for a summary of shares held by IKONICS’ directors and executive officers.
Retention Awards
IKONICS is party to retention awards with each of Mr. Piguet, Mr. Hegman, and Mr. Gerlach pursuant to which each executive will be entitled to receive $50,000 upon the earlier of (i) the closing of one or any series of Dispositions amounting to Net Proceeds (each term as defined in the CVR agreement), before taking into account any payments under the retention awards (“Adjusted Net Proceeds”), in excess of

$5,000,000 in the aggregate and (ii) the date that is eighteen months after the closing under the merger agreement. To the extent the Adjusted Net Proceeds of one or any series of Dispositions under the CVR agreement exceeds $5,000,000, each officer will be entitled to receive an additional payment equal to 0.75% of the total amount such aggregate Adjusted Net Proceeds exceed $5,000,000. Each executive officer must remain continuously employed through the closing of any Disposition giving rise to a payment under his retention award.
CEO Employment Agreement
IKONICS is party to an employment agreement with Mr. Sandgren that provides for, among other things minimum annual base salary, participation in any cash incentive plans with a target incentive opportunity of 50% of his base salary, and potential payments upon termination of his employment under certain circumstances. The employment agreement was amended and restated on June 24, 2021, to provide for enhanced payments upon a termination of his employment within 18 months after a change-in control. The mergers are expected to qualify as a change in control under the employment agreement. For purposes of Mr. Sandgren’s employment agreement, a “Change in Control” means one of the following:
(1)
An “Exchange Act Person” becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of IKONICS representing more than 50% of the combined voting power of IKONICS’ then outstanding common stock, except under the following circumstances:

(a)
any acquisition of securities of IKONICS by an Exchange Act Person from IKONICS for the purpose of providing financing to IKONICS;

(b)
any formation of a Group (as defined in the 2019 Plan) consisting solely of beneficial owners of IKONICS common stock as of the effective date of the 2019 Plan;

(c)
any repurchase or other acquisition by IKONICS of its common stock that causes any Exchange Act Person to become the beneficial owner of more than 50% or more of IKONICS’ common stock; or

(d)
with respect to any particular participant, any acquisition of securities of IKONICS by the participant, any Group including the participant, or any entity controlled by the participant or a Group including the participant.

If, however, an Exchange Act Person or Group referenced in clause (a), (b) or (c) above acquires beneficial ownership of additional IKONICS common stock after initially becoming the beneficial owner of more than 50% of the combined voting power of IKONICS’ common stock by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a person becomes the beneficial owner of more than 50% of IKONICS’ common stock as the result of a sale or other disposition of all or substantially all of the assets of IKONICS, or a merger, consolidation, share exchange or similar transaction involving IKONICS, regardless of whether IKONICS is the surviving entity (each, a “Corporate Transaction”), only if the Corporate Transaction is itself a Change in Control pursuant to clause (3) below.
(2)
Individuals who are Continuing Directors (as defined in the 2019 Plan) cease for any reason to constitute a majority of the members of the board of directors of IKONICS.

(3)
A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of IKONICS’ common stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding common stock of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of IKONICS’ common stock.

Notwithstanding the forgoing, no transaction will constitute a Change in Control unless it constitutes a change in the ownership or effective control of IKONICS, or in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code and the Treasury regulations promulgated thereunder.
An “Exchange Act Person” means any natural person, entity or Group other than (i) IKONICS or any affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by IKONICS or any affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose shares of common stock are beneficially owned by the beneficial owners of IKONICS’ common stock in substantially the same proportions as their beneficial ownership of IKONICS’ common stock.
The 2019 Plan provides a cutback for payments to any individual covered by the 2019 Plan if such payments would give rise to adverse tax consequences under Sections 280G and 4999 of the Code. The mergers are not expected to result in any cutbacks related to Sections 280G and 4999 of the Code.
Restrictive Covenants
IKONICS does not have any employment agreements with any of the named executive officers other than Mr. Sandgren, but has entered into confidentiality and non-competition agreements with each of the named executive officers. These agreements generally provide that the executive will not solicit any other employee of IKONICS to leave IKONICS during the executive’s employment with IKONICS and for two years thereafter, will not compete with IKONICS during the executive’s employment and for one year thereafter, and will protect the proprietary information of IKONICS during and following such named executive officer’s employment.
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for IKONICS’ named executive officers that is based on or otherwise relates to the mergers, assuming that the mergers were consummated on November 1, 2021 (which is the date assumed solely for the purposes of this golden parachute disclosure), and that each named executive officer’s employment was terminated on the day that resulted in his or her receipt of the maximum amount of severance benefits under his or her employment or severance agreement as a result of a termination of employment within eighteen months following a change in control event.
The table below describes the estimated potential payments to each of IKONICS’ named executive officers under the terms of their respective employment agreements and other compensatory arrangements as they may have been amended from time to time, together with the value of the unvested IKONICS stock options and IKONICS RSUs stock units that would be accelerated in accordance with the terms of the merger agreement. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that have vested or would vest pursuant to their terms, on or prior to the assumed effective date of the mergers or the value of payments or benefits that are not based on or otherwise related to the mergers.
For purposes of calculating the potential payments set forth in the table below, we have assumed that (a) the merger will become effective on November 1, 2021, (b) unless otherwise noted, that the date of termination of employment of each of the named executive officers is November 1, 2021; (c) the stock price is $34.95 per share, which is based on the cash portion of the merger consideration, contingent value rights, and equity retention; and (d) no withholding taxes are applicable to any payments set forth in the table. The amounts shown in the table are estimates only, are based on assumptions and information available to date, and do not reflect any cutback that may be applied to the payments and benefits otherwise payable to the named executive officer to put him or her in a better after-tax position in the event of the imposition of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code, as contemplated by Mr. Sandgren’s employment agreement with IKONICS and the 2019 Plan. The actual amounts that may be paid upon an individual’s termination of employment, if any, can only be determined at the actual time of such termination.

Name and Principal Position	Cash(a) ($)	Equity(b) ($)	Perquisites/ Benefits(c) ($)	Other(d) ($)	Total ($)
Glenn Sandgren	275,000	663,823	18,000	—	956,823
Chief Executive Officer
Claude P. Piguet	—	349,469	—	50,000	399,469
Executive Vice President
Kenneth Hegman	—	349,469	—	50,000	399,469
Chief Operating Officer
William C. Ulland	—	—	—	—	—
Former President and Chief Executive Officer

(a)
Represents “double trigger” severance amounts payable to Mr. Sandgren pursuant to his employment agreement. Mr. Sandgren is entitled to twelve months of base salary continuation if his termination is without “cause” or if he resigns for “good reason” (each as defined in Mr. Sandgren’s employment agreement), each within eighteen months of a Change in Control.

(b)
Represents unvested option and restricted stock unit awards that are payable to the executive officers pursuant to the 2019 Plan and accelerated pursuant to the merger agreement. Mr. Sandgren’s payment represents 16,667 outstanding option awards and 6,700 restricted stock unit awards. Mr. Piguet’s and Mr. Hegman’s payment represents 10,000 restricted stock units each. The accelerated vesting of the named executive officers’ option and restricted stock unit awards is considered a “single trigger” benefit.

(c)
Mr. Sandgren is entitled to twelve months of continued health coverage if his termination is without cause or if he resigns for good reason, each within eighteen months of a Change in Control. For purposes of this calculation we have estimated the monthly healthcare cost at $1,500 per month. Mr. Sandgren’s continued health coverage is considered a “double trigger” benefit.

(d)
Represents potential payments under retention awards.

Voting Agreement
As described elsewhere in this proxy statement/prospectus, the directors and executive officers of IKONICS have entered into a voting agreement with TeraWulf pursuant to which, subject to certain exceptions, they are obligated to vote the shares of IKONICS common stock they beneficially own in favor of the adoption of the merger agreement and any other matters necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers. See the section titled “The Merger Agreement — Voting Agreement” beginning on page 113 of this proxy statement/prospectus.
Indemnification of IKONICS Directors and Officers
Section 302A.521 of Minnesota Statutes requires IKONICS to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to IKONICS, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of IKONICS, or, in the case of performance by a director, officer or employee of IKONICS as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of IKONICS. In addition, Section 302A.521, subd. 3, requires payment by IKONICS, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board of directors, by special legal counsel, by the shareholders or by a court.
IKONICS’ Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of officers, directors, employees, and agents to the fullest extent provided by Section 302A.521. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of IKONICS pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, IKONICS has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IKONICS of expenses incurred or paid by a director, officer or controlling person of IKONICS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, IKONICS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
IKONICS has historically maintained directors’ and officers’ liability insurance. Additionally, each of the parties to the merger agreement has agreed that, for six years after the consummation of the mergers, Holdco will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law, the individuals who at or prior to the consummation of the mergers were officers and directors of IKONICS with respect to all acts or omissions by them in their capacities as such or taken at the request of TeraWulf, Holdco, IKONICS or any of their respective subsidiaries at any time prior to consummation of the mergers. Holdco will honor all indemnification agreements, expense advancement and exculpation provisions with the indemnitees identified in the preceding sentence (including under Holdco’s or IKONICS’ certificate of incorporation or bylaws) in effect as of June 24, 2021, the date of the merger agreement, in accordance with the terms thereof.
The merger agreement also provides that for a period of six years after the consummation of the mergers, Holdco shall cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of IKONICS who are, or at any time prior to the consummation of the mergers were, covered by IKONICS’ existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by prior to June 24, 2021, the date of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the First Merger to U.S. holders of IKONICS common stock who hold such stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code (the “Code”) and exchange such stock for Holdco common stock, CVRs, and $5.00 in cash in the First Merger.
Scope of this Discussion
This discussion is based on the Code, the Treasury Regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. It is not a complete description of all of the tax consequences of the mergers and, in particular, may not address U.S. federal income tax considerations applicable to holders of IKONICS common stock who are subject to special treatment under U.S. federal income tax law. Such holders include, but are not necessarily limited to, expatriates or other former long-term residents of the U.S., financial institutions, dealers in securities, traders of securities that elect the mark-to-market method of accounting for their securities, insurance companies or tax-exempt entities, 401(k) and other tax-free qualified plans, holders who acquired IKONICS common stock pursuant to the exercise of an employee stock option, restricted stock unit, or stock right or otherwise as compensation, holders who hold IKONICS common stock as part of a hedge, straddle, conversion or constructive sale transaction, holders whose functional currency is not the U.S. dollar, and holders who are subject to the alternative minimum tax. This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of IKONICS common stock or any person who actually or constructively owns both IKONICS common stock and TeraWulf common stock. This discussion does not address U.S. federal income tax considerations applicable to holders of debt instruments which may be convertible into IKONICS common stock.
This discussion addresses only the income tax consequences of the mergers under U.S. federal income tax laws. It does not address the income tax consequences of the mergers under state, local, or non-U.S. laws, any tax laws other than income tax laws, or under any proposed Treasury Regulations that have not taken effect as of the date of this Form.
IKONICS has not and does not intend to seek any rulings from the U.S. Internal Revenue Service regarding the subjects addressed in this discussion, including with respect to the Intended Tax Treatment (as defined below). There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS ARE COMPLEX. HOLDERS OF IKONICS COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGERS TO THEM AND THE OWNERSHIP OF THE CONTINGENT VALUE RIGHTS ISSUED PURSUANT TO THE MERGERS, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.
Intended U.S. Federal Income Tax Treatment
In the opinion of           ,           to IKONICS, the exchange of IKONICS common stock for Holdco common stock, CVRs, and $5.00 in cash in the First Merger, and the exchange of TeraWulf common stock for Holdco common stock pursuant to the merger agreement in the Second Merger will, taken together, for U.S. Holders of IKONICS common stock, constitute an exchange described in Section 351 of the Code (the “Intended Tax Treatment”).

U.S. Holders
For purposes of this discussion, the term “U.S. Holder” is a beneficial owner of IKONICS common stock that is, for U.S. federal income tax purposes:
•
a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•
an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership holds IKONICS common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partnership, or a holder of IKONICS common stock that is a partner in a partnership that holds IKONICS common stock, should consult its tax advisor regarding the tax treatment of the mergers.
Consequences of the First Merger to IKONICS and Holdco
Neither IKONICS nor Holdco will be subject to U.S. federal income tax as a result of the First Merger or the Second Merger.
Consequences Associated with the Receipt of Holdco Common Stock, CVRs, and $5.00 in Cash for U.S. Holders of IKONICS Common Stock
The material U.S. federal income tax consequences to U.S. Holders of IKONICS common stock who exchange such stock for Holdco common stock, CVRs, and $5.00 in cash pursuant to the merger agreement will be determined under Section 351 of the Code, are as follows:
Gain Recognition.   Taxable gain will be recognized on the exchange of IKONICS common stock for Holdco common stock, CVRs and $5.00 in cash pursuant to the merger agreement equal to the lesser of: (A) the excess of the sum of the fair market value of the Holdco common stock, the fair market value of the CVRs, and the $5.00 in cash received pursuant to the merger agreement by such U.S. Holder over the U.S. Holder’s adjusted tax basis in the IKONICS common stock surrendered pursuant to the merger agreement; or (B) the sum of the fair market value of the CVRs and the $5.00 in cash received by the U.S. Holder pursuant to the merger agreement. No loss may be recognized by a U.S. Holder of IKONICS common stock who receives Holdco common stock pursuant to the merger agreement
IKONICS is not able to determine the fair market value of the CVRs at this time. The CVRs are difficult to value, given the multiple contingencies with respect to their payment and that the CVRs may only be transferred in limited circumstances (thus, there is no market for the CVRs). IKONICS anticipates that within a reasonable time after the Closing, it will estimate the value of the CVRs and make that estimate available to the holders of IKONICS common stock (dependent, however, on whether the sale, transfer, disposition, spin-off, or license of all or any part of the pre-merger business of IKONICS has been, prior to such date, effected, or that there exist indications that such a transaction is imminent). While IKONICS has not determined the method of valuing the CVRs, it believes one reasonable approach would be to use the value of the pre-merger business of IKONICS based on IKONICS’ average stock price for an extended period of time before this transaction was announced as an indicator of value for the entire business; then applying discounts reflecting that (i) the CVRs will be entitled to receive 95% of the Net Proceeds (as defined in the CVR agreement),, (ii), holders of CVRs will not be eligible to receive payment for dispositions, if any, of any part of the pre-merger business of IKONICS after the eighteen-month anniversary of the closing., and (iii) taking into account discount rates for the possibility of delayed payment. IKONICS cannot assure holders of IKONICS common stock that the IRS or other taxing authority would agree with this method, if used. Holders of IKONICS common stock should consult their individual tax advisors regarding valuation and the tax consequences of receiving the CVRs.

Aggregate Adjusted Basis of the Holdco Common Stock Received.   The aggregate adjusted basis of the Holdco common stock received pursuant to the merger agreement by a U.S. Holder of IKONICS common stock will be equal to (i) the aggregate adjusted basis of the IKONICS common stock surrendered by such U.S. Holder, minus (ii) the sum of the fair market value of the CVRs and the $5.00 in cash received per share of IKONICS common stock pursuant to the merger agreement, plus (iii) any amount of taxable gain that such U.S. Holder recognizes with respect to the transaction.
Holding Period of Holdco Common Stock Received.   The holding period of the Holdco common stock received pursuant to the merger agreement by a U.S. Holder of IKONICS common stock will include the holding period of the IKONICS common stock exchanged for that Holdco common stock. If a U.S. Holder acquired different blocks or lots of IKONICS common stock at different times and at different prices, any gain or loss will be determined separately with respect to each such block or lot of IKONICS common stock, on the basis of the fair market value of the CVRs and the $5.00 in cash received per share of IKONICS common stock with respect to each such block or lot of stock. Any such U.S. Holder should consult with its tax advisor regarding the manner in which this method may apply.
Consequences Associated with the CVRs.   There is substantial uncertainty as to the tax treatment of the CVRs and U.S. Holders of IKONICS common stock are urged to consult with their tax advisors as to the particular tax consequences to them of the receipt and ownership of the CVRs. This analysis and the analysis above assumes that the CVRs are not eligible for “open transaction” treatment or the installment method of reporting and, accordingly, that the fair market value of the CVRs must be included as part of the merger consideration on the date on which the mergers are completed.
Consistent with that treatment, a U.S. Holder’s initial tax basis in a CVR received pursuant to the merger agreement will equal the fair market value of the CVR on the date of the mergers, and the holding period for the CVR will begin on the day following the date of the mergers. Although not entirely clear, as payments are received with respect to the CVRs, such payments may be subject to the imputed interest rules of Section 483 of the Code. If such treatment applies, then a portion of each payment will be characterized for U.S. federal income tax purposes as “interest” which will be taxable to the U.S. Holder of the CVR as ordinary income. The portion treated as interest will equal the excess of the total amount of the payment received over its present value at the effective time of the mergers, calculated using the applicable federal rate as the discount rate. The portion of each payment received that is not treated as interest will be treated as “principal” and applied against the U.S. Holder’s tax basis in the CVR, with any amount in excess of basis taxable to the holder as capital gain. To the extent that the ultimate amount paid with respect to the CVR that is treated as principal is less than the U.S. Holder’s tax basis in the CVR, the U.S. Holder will treat the difference as a capital loss.
Although less likely, it is possible that certain holders of IKONICS common stock may be permitted to treat the receipt of the CVRs as pursuant to an “open transaction.” In that case, a U.S. Holder would not take into account the fair market value of the CVRs in determining such U.S. Holder’s taxable gain at the time of the First Merger (and such U.S. Holder’s initial basis in the Holdco common stock received would be adjusted accordingly), as described above, but rather would recognize gain, if at all, only as payments with respect to the CVRs are made. A portion of each payment received by a U.S. Holder could be characterized as interest as described in the preceding paragraph. However, because, under this approach, a U.S. Holder would not have a tax basis in the CVRs, the portion of each payment received that is not characterized as interest would be treated as capital gain.
Due to the substantial uncertainty regarding the tax treatment of the CVRs, U.S. Holders of IKONICS common stock should consult their tax advisors concerning the recognition of gain, if any, resulting from the receipt and ownership of the CVRs and the basis implications of the various treatments of the CVRs described below.
Receipt of Cash In Lieu of Fractional Shares of Holdco.   Holdco intends to take the position that receipt of cash instead of a fractional share of Holdco common stock by a U.S. Holder of IKONICS common stock may be treated as cash received in exchange for IKONICS common stock as described above. It is possible, however, that the receipt of cash instead of fractional shares may be treated as if the U.S. Holder received the fractional shares pursuant to the merger agreement and then received the cash in a redemption of the fractional shares, in which case such U.S. Holder should generally recognize gain or loss equal to the difference between the amount of the cash received instead of the fractional shares and such U.S. Holder’s tax basis allocable to such fractional shares.
Capital Gain.   Gain recognized by a U.S. Holder of IKONICS common stock pursuant to the merger agreement will generally constitute capital gain or loss, and any such capital gain or loss will constitute long-term capital gain or loss if such U.S. Holder’s holding period is greater than one year as of the date of the completion of the mergers.
Backup Withholding
Backup withholding may apply with respect to the cash consideration received by a U.S. Holder of IKONICS common stock (including the $5.00 in cash per share of IKONICS common stock and any cash eventually received pursuant to the CVRs), unless such U.S. Holder:
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is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

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provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such U.S. Holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. Holder of IKONICS common stock who does not provide Holdco (or the exchange agent) with its correct taxpayer identification number in the required manner may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder furnishes certain required information to the IRS.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. holder” means a beneficial owner of IKONICS common stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. In general, the U.S. federal income tax consequences of the mergers for Non-U.S. Holders of IKONICS common stock will be the same as for U.S. Holders, except as noted below.
Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain recognized as a result of the mergers unless any of the following apply:
Effectively Connected.   The gain is “effectively connected” with the Non-U.S. holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable). Gain which is treated as “effectively connected” with a trade or business within the U.S. generally will be subject to U.S. federal income tax on a net income basis at marginal tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Nonresident Alien.   The gain is recognized by a Non-U.S. Holder who is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the mergers and certain other requirements are met. Gain which is recognized by a nonresident alien will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S.- source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the U.S.) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “—U.S. Holders — Consequences Associated with the CVRs”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.

Information Reporting and Backup Withholding
A Non-U.S. Holder may be subject to information reporting and backup withholding for U.S. federal income tax purposes on the $5.00 in cash received per share of IKONICS common stock in connection with the First Merger. Backup withholding will not apply, however, where the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Non-U.S. Holders should confer with their tax advisors regarding the information reporting and backup withholding requirements that may apply to them.
This discussion under “Material U.S. Federal Income Tax Consequences” does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the mergers. Tax matters are very complicated, and the tax consequences of the transaction to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the transaction.

THE MERGER AGREEMENT
The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and a copy of which is attached as Appendix A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the mergers.
The merger agreement has been included with this proxy statement/prospectus to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of IKONICS but is not intended to be a source of factual, business or operational information about IKONICS. That kind of information can be found elsewhere in this proxy statement/prospectus and in the other filings IKONICS makes with the SEC, which are available as described in “Where You Can Find More Information.”
As a shareholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. Certain of the representations, warranties and covenants in the merger agreement are qualified by information IKONICS filed with the SEC prior to the date of the merger agreement, as well as by disclosure schedules IKONICS delivered to the other parties prior to signing the merger agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a shareholder’s decision to approve the mergers is included or incorporated by reference in this proxy statement/prospectus.
You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the mergers, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole have had or would be reasonably likely to have a material adverse effect on the party that made the representations and warranties.
Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the businesses of IKONICS, because it may take certain actions that are either expressly permitted in the confidential disclosure letters to the merger agreement or as otherwise consented to by the appropriate party, which may be given without prior notice to the public.
General
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the mergers, (i) Merger Sub I will merge with and into IKONICS, and IKONICS will be the surviving entity as a wholly owned subsidiary of Holdco, and (ii) Merger Sub II will merge with and into TeraWulf, and TeraWulf will be the surviving entity as a wholly owned subsidiary of Holdco.
The Closing and the Effective Time of the Mergers
Subject to the satisfaction or waiver of all of the conditions to closing set forth in the merger agreement and described below in “Conditions to Mergers”, the closing of the First Merger and the Second Merger shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the third business day after the day on which the conditions to closing are satisfied or waived in accordance with the merger agreement or (b) at such other place and time as IKONICS and TeraWulf may mutually agree in writing.
Upon the terms and subject to the conditions of the merger agreement, as soon as practicable on the date of closing, the parties shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Minnesota. The First Merger shall become effective at the time that the properly executed and certified copy of the certificate of merger is filed or, to the extent permitted by applicable law, at such later time as is agreed to by the parties prior to the filing of such certificate of merger and specified in the certificate of merger.

Upon the terms and subject to the conditions of the merger agreement, as soon as practicable on the date of closing, the parties shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware. The Second Merger shall become effective at the time that the properly executed and certified copy of the certificate of merger is filed or, to the extent permitted by applicable law, at such later time as is agreed to by the parties prior to the filing of such certificate of merger and specified in the certificate of merger.
Consideration to be Received in the Mergers
Consideration to be Received in the First Merger
In the First Merger, each holder of IKONICS common stock outstanding immediately prior to the effective time of the First Merger will be entitled to receive, for each share of IKONICS common stock held, merger consideration equal to: (i) one share of Holdco common stock; (ii) one contractual contingent value right to be issued by Holdco in accordance with the CVR Agreement to be entered into by and among IKONICS, Holdco, Glenn Sandgren, as the Holders’ Representative, and Equiniti Trust Company, as Rights Agent; and (iii) $5.00 in cash, without interest. Following the issuance of Holdco common stock in connection with the Second Merger as described below, the Holdco common stock to be issued to former shareholders of IKONICS will represent an approximate 2% voting interest in the outstanding Holdco common stock, which does not include approximately           shares expected to be reserved for issuance under the TeraWulf’s equity incentive plans.
Consideration to be Received in the Second Merger
In the Second Merger, at the effective time of the mergers, each share of TeraWulf Preferred Stock issued and outstanding immediately prior to the effective time of the Second Merger automatically will be converted into shares of TeraWulf common stock in accordance with the terms of TeraWulf’s certificate of incorporation, and, in the Second Merger, each share of TeraWulf common stock (including shares of TeraWulf common stock resulting from the conversion of TeraWulf Preferred Stock described above), issued and outstanding immediately prior to the effective time of the Second Merger (other than any TeraWulf Dissenting Shares) will automatically be converted into the right to receive a number of shares of Holdco common stock equal to (x) a number of shares of Holdco common stock that is equal to forty-nine (49) times the number of shares of Holdco common stock outstanding as of immediately following the effective time of the First Merger and immediately prior to the effective time of the Second Merger, divided by (y) the number of shares of TeraWulf common stock outstanding on a Fully Diluted Basis as of immediately prior to the effective time of the Second Merger, with “Fully Diluted Basis” meaning all issued and outstanding shares of TeraWulf common stock and all shares of TeraWulf common stock issuable pursuant to subscriptions therefor and upon the conversion or exercise of any outstanding stock equivalents, or subscriptions therefor, as of such date, whether or not such stock equivalent is at the time exercisable or convertible, but excludes any shares of TeraWulf common stock reserved for issuance pursuant to the TeraWulf equity plan, whether or not subject to outstanding awards. The Holdco common stock to be issued to former shareholders of TeraWulf will represent an approximate 98% voting interest in the outstanding Holdco common stock, which does not include approximately           shares expected to be reserved for issuance under the TeraWulf’s equity incentive plans.
Cancellation of Certain Shares of Holdco and TeraWulf Common Stock in the Mergers
At the effective time of the First Merger, each share of Holdco common stock held by IKONICS issued and outstanding immediately prior to the effective time of the First Merger shall automatically be canceled and shall cease to exist as of the effective time of the First Merger. At the effective time of the Second Merger, each share of TeraWulf common stock issued and held in TeraWulf’s treasury will be canceled without payment of any consideration.
Treatment of Outstanding Equity Awards
For a discussion of provisions in the merger agreement relating to the treatment of outstanding IKONICS equity awards, please see “The Mergers — Workforce and Employee Benefits Matters” beginning on page 89.

TeraWulf Restricted Stock Units
Each award of TeraWulf restricted stock units (each, a “TeraWulf RSU Award”), that is outstanding immediately prior to the effective time of the Second Merger will, as of the effective time of the Second Merger, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award with respect to a number of shares of Holdco common stock (rounded up or down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of TeraWulf common stock subject to such TeraWulf RSU Award immediately prior to the effective time of the Second Merger by (ii) the Exchange Ratio (as such term is defined in the merger agreement) (each, an “Adjusted RSU Award”). Each such Adjusted RSU Award will continue to have, and will be subject to, the same terms and conditions (including vesting and settlement terms) as applied to the corresponding TeraWulf RSU Award immediately prior to the effective time of the Second Merger. For the avoidance of doubt, with respect to any TeraWulf RSU Award that, immediately prior to the effective time of the Second Merger, remains subject to performance vesting based on the achievement of performance metrics, the vesting of such TeraWulf RSU Award will remain subject to the performance vesting terms of the applicable award agreement evidencing such TeraWulf RSU Award.
TeraWulf 2021 Omnibus Incentive Plan Pool
The shares of TeraWulf common stock that remain available for issuance pursuant to the TeraWulf Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) as of the effective time of the Second Merger (the “2021 Plan Pool”) will, in accordance with the Omnibus Incentive Plan, be adjusted at the effective time of the Second Merger to reflect a number of shares of Holdco common stock equal to the product of the number of shares in the 2021 Plan Pool and the Exchange Ratio.
Rule 16b-3 Approval
IKONICS and its board of directors or committee thereof hast taken action and, prior to the effective time of the First Merger, may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of IKONICS (including derivative securities) pursuant to the transactions contemplated by the merger agreement by any officer or director of IKONICS who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Procedures for Exchange of Share Certificates
Prior to the effective time of the mergers, Holdco and IKONICS expect to appoint EQ Shareowner Services to act as exchange agent. Holdco will deposit with the exchange agent shares of Holdco common stock to be issued pursuant to the merger agreement. No later than the second business day following the effective time of the mergers, Holdco will cause the exchange agent to mail to each holder of record of one or more shares of IKONICS common stock:
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a letter of transmittal (which will specify that delivery of the share certificates or book-entry notation representing shares of IKONICS common stock (each referred to as a “certificate”) will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates and letter of transmittal to the exchange agent and will be in such form and have such other provisions as Holdco may reasonably specify); and

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instructions for use in effecting the surrender of the certificates or book-entry notation in exchange for shares of Holdco common stock (which shall be in non-certificated, book entry form), any unpaid dividends and distributions on those shares.

Upon surrender of a certificate representing IKONICS common stock for cancellation to the exchange agent, together with the letter of transmittal described above, duly executed and completed in accordance with the instructions that accompany the letter of transmittal, the holder of that certificate or book-entry notation representing shares of IKONICS common stock will be entitled to receive in exchange therefor (i) the applicable portion of the merger consideration in the form of shares of Holdco common stock and (ii) a check representing the amount of unpaid dividends and distributions, if any, the holder has the right to receive pursuant to the provisions of the merger agreement, after giving effect to any required withholding tax. The surrendered certificate will then be cancelled.

No interest will be paid or accrued on the unpaid dividends and distributions, if any, payable to holders of any certificates representing shares of common stock of IKONICS. Further, no dividends or other distributions declared or made after the effective time of the mergers with respect to shares of Holdco common stock with a record date after the effective time of the mergers will be paid to any holder of any unsurrendered certificate representing shares of common stock of IKONICS with respect to the shares of Holdco common stock issuable upon the surrender of such certificate until such certificate and letter of transmittal is surrendered.
In the event of a transfer of ownership of IKONICS common stock that is not registered in the transfer records of IKONICS, a certificate representing the proper number of shares of Holdco common stock, together with a check for any unpaid dividends and distributions on shares of Holdco common stock and/or the cash to be paid in lieu of fractional shares may be issued to the transferee if the certificate representing such IKONICS common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
Any former shareholders of IKONICS who have not surrendered their certificates representing IKONICS common stock within one year after the effective time of the mergers should only look to Holdco, not the exchange agent, for delivery of shares of Holdco common stock and for any unpaid dividends and distributions on the shares of Holdco common stock deliverable to those former shareholders pursuant to the merger agreement.
Covenants and Agreements
Interim Operations
Each of TeraWulf and IKONICS has agreed to customary covenants that place restrictions on them and their respective subsidiaries until the effective time of the mergers. Except as set forth in the disclosure schedules provided by each of TeraWulf and IKONICS, as expressly permitted or provided for by the merger agreement, as required by applicable laws or with the written consent of the other party, each of TeraWulf and IKONICS has agreed that it will, and will cause each of their respective subsidiaries to:
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use its reasonable best efforts to conduct its operations and cause each of its subsidiaries to conduct its operations only in the ordinary course business consistent with past practice;

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use its reasonable best efforts to maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by merger agreement) and to preserve the good will of its material customers, suppliers, agents, employees and other persons with whom it has material business relationships;

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not amend or propose to amend its organizational documents, provided that, prior to the effective time of the First Merger, TeraWulf shall be permitted to amend its certificate of incorporation to effectuate a name change for TeraWulf as described in the merger agreement;

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not make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of IKONICS or TeraWulf, as applicable, or any of their subsidiaries to make any payment of dividends or to make any distributions to their shareholders, other than (i) dividends and distributions by wholly owned subsidiaries of IKONICS or TeraWulf, as applicable, in the ordinary course of business and (ii) such restrictions or limitations required by applicable law;

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not (i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any continuing employee of IKONICS or TeraWulf, as applicable, any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the vesting or settlement of RSU Awards outstanding as of the date of the execution of the merger agreement and grants of RSU Awards under the applicable equity plan of IKONICS or TeraWulf, in the applicable party’s sole discretion) or (iv) enter into any contract with respect to the sale, voting, registration or repurchase of its capital stock;
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not incur, assume or guarantee any indebtedness for borrowed money in excess of $200,000, other than pursuant to any indebtedness instrument outstanding as of the date of the merger agreement and made available to the other party or in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice;

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not file any material amended tax return, settle any material tax claim or assessment, surrender in writing any right to claim a material refund of taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any governmental authority, in each case, with respect to a material amount of taxes;

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not materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in generally accepted accounting principles in the U.S. (“GAAP”) or applicable law after the execution of the merger agreement;

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not sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets, including any intellectual property rights and the capital stock of subsidiaries of the applicable party, that are material to the party and its respective subsidiaries, taken as a whole other than (i) in connection with products or services offered or provided in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business or (iii) expirations of registered intellectual property in accordance with the applicable statutory term, grants of non-exclusive licenses of intellectual property, or dispositions of non-material intellectual property, in each case in the ordinary course of business;

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not commence, initiate, waive, release, assign, settle or compromise any legal action, or enter into any settlement agreement or other understanding or agreement with any governmental authority (other than entry into commercial agreements not relating to a dispute with such governmental authority in the ordinary course of business), relating to the party or any of its subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a person that is not a governmental authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $2,000,000 individually or $2,000,000 in the aggregate;

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not enter into or amend any arrangement or contract with any affiliate, director, officer or shareholder of the party that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the merger agreement;

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not take any action that would reasonably be expected to result in any of the “Conditions to Mergers” described below not being satisfied or satisfaction of those conditions being materially delayed;

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in the case of IKONICS, not (i) materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers, (ii) grant any severance or termination pay to any continuing employee of IKONICS or any directors or officers other than as mandated by contract or pursuant to IKONICS’ policies, in either case as in effect prior to execution of the merger agreement, (iii) renew or enter into or amend any new employment or severance agreement with any continuing employee of IKONICS or any directors or officers, (iv) establish, adopt, enter into, materially amend or terminate any IKONICS benefit plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of the merger agreement, would be an IKONICS benefit plan as contemplated in the merger agreement, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable law, the merger agreement or any IKONICS benefit plan in effect on the date of the merger agreement that has been made available to TeraWulf as of the date of the merger agreement; or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder; and
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not agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

No Solicitation
The merger agreement contains customary “no solicitation” provisions that prohibit IKONICS from taking any action to solicit a takeover proposal. The merger agreement does not, however, prohibit IKONICS, during the twenty (20) business day period following the date of the merger agreement, from furnishing information to or participating in negotiations with a person making an unsolicited bona fide takeover proposal that IKONICS’ board of directors determines is or is reasonably likely to lead to a TeraWulf proposal if the failure to do so would be inconsistent with IKONICS’ board of directors’ fiduciary duties to its shareholders.
Representations and Warranties
TeraWulf and IKONICS have made various representations and warranties in the merger agreement which are substantially reciprocal. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including exceptions in the confidential disclosure letters delivered by each party in connection with the merger agreement and in certain of IKONICS’ public filings. Some of the more significant of these representations and warranties pertain to:
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organization, good standing and qualification to do business with respect to us and our subsidiaries in each of their jurisdictions of organization;

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governmental and third party consents, and other governmental filings and approvals relating to the execution, delivery and performance of the merger agreement;

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corporate authority to enter into the merger agreement and the enforceability of the merger agreement against us;

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resolutions adopted by our board of directors declaring the merger agreement, the merger, and the transactions contemplated by the merger agreement to be fair, approving the merger agreement, the merger, and the transactions contemplated by the merger agreement, and containing their recommendation that our shareholders approve the merger agreement;

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absence of violations or conflicts with our or any of our subsidiaries’ governing documents;

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capital structure, including shares issued and outstanding and obligations pursuant to equity awards;

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absence of preemptive or similar rights or debt securities that give their holders the right to vote with our respective shareholders;

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capitalization and ownership of subsidiaries;

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our SEC filings;

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financial statements and the absence of undisclosed liabilities or obligations;

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our internal control over financial reporting, disclosure controls and procedures;

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the absence of certain events, including changes having, or which would reasonably be expected to have, a material adverse effect, since March 31, 2021;

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litigation matters and investigations;

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material contracts;

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employee benefit matters;

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labor and employment matters;

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tax matters;

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environmental matters;

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intellectual property matters;

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real property matters;

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compliance with applicable laws and other regulatory matters;

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the inapplicability of certain anti-takeover statutes;

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the absence of undisclosed material transactions with affiliates during the preceding three years;

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insurance policies and coverage;

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the receipt by the IKONICS board of directors of an opinion from IKONICS’ financial advisor;

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broker’s or advisor’s fees.

None of these representations and warranties will survive after the effective time of the mergers.
Certain of the representations and warranties are qualified as to “materiality” or whether a “material adverse effect” has occurred or would be reasonably expected to occur. For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, except for any such change or effect that arises or results from (among others):
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changes in general economic, capital market, political conditions or changes in law or GAAP or the interpretation thereof that, in any case, do not disproportionately affect such person in any material respect,

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changes in the financial, debt, credit, capital, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or changes in interest, currency or exchange rates or the price of any commodity, security or market index,

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changes that affect generally the industries in which TeraWulf or IKONICS are engaged and do not disproportionately affect such person in any material respect,

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failure to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period on or after the date of the merger agreement,

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the existence or occurrence of any force majeure events that do not disproportionately affect such person in any material respect,

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any change in the market price or trading volume of the securities of IKONICS, or

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any action taken or not taken at the specific written request of the other party and not otherwise required to be taken by the merger agreement.

Conditions to the Mergers
Mutual Conditions to Each Party’s Obligation to Effect the mergers
The merger agreement contains a number of closing conditions, including the following conditions that apply to the obligations of each of IKONICS, TeraWulf, Holdco, Merger Sub I and Merger Sub II:
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IKONICS shall have obtained the approval of its shareholders to adopt the merger agreement;

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TeraWulf shall have obtained the approval of its shareholders to adopt the merger agreement;

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the SEC shall have declared the registration statement, of which this proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement shall be in effect;

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the shares of Holdco common stock to be issued to shareholders of IKONICS and TeraWulf pursuant to merger agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance;

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any waiting period applicable to the completion of the mergers under the HSR Act shall have expired or shall have been earlier terminated;

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none of the parties to the merger agreement shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the mergers; and

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the Rights Agent shall have duly executed and delivered the CVR agreement.

In addition to the conditions described above, neither IKONICS nor TeraWulf is obligated to effect the mergers unless the following conditions, as applicable, are satisfied or waived by that party on or before the closing date:
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The representations and warranties of the other party are subject to the following closing date bring-down requirements (and the receipt of an officer’s certificate from such other party confirming that such requirements have been satisfied):

•
certain identified representations and warranties of such other party must be true and correct in all respects;

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certain identified representations and warranties of such other party must be true and correct in all respects as of the closing date as though made on that date, except for de mimimis inaccuracies;

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certain identified representations and warranties of such other party that are that are not qualified by references to “material” or any other materiality qualifications must be true and correct in all material respects as of the closing date as though made on that date;

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certain identified representations and warranties of such other party that are qualified by “material” or any other materiality qualifications must be true and correct in all respects as of the closing date as though made on that date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date); and

•
the remaining representations of such other party must be true and correct as of the closing date as though made on that date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, material adverse effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party making the representation or warranty

•
The other parties shall have performed in all material respects their covenants and agreements under the merger agreement.

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No event, circumstance, development, change or effect shall have occurred since the date the merger agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the other party.

It is also a condition to IKONICS obligation to effect the mergers that TeraWulf shall have consummated the TeraWulf Financing. This condition was satisfied on June 15, 2021.
Termination of the Merger Agreement
The board of directors of TeraWulf or IKONICS may terminate the merger agreement at any time prior to the effective time of the First Merger (including after the special meeting of the shareholders of IKONICS, even if the shareholders have adopted the merger agreement) by mutual written consent, or if:
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the parties have not consummated the mergers by December 31, 2021, and the party desiring to terminate the merger agreement for this reason has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused or resulted in the failure of the mergers to occur on or before that date;

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the shareholders of IKONICS hold a meeting to consider the merger agreement but do not vote to adopt the merger agreement;

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a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action will have become final and nonappealable; or

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one of the other parties has breached any representation or warranty or failed to perform any covenant or agreement in the merger agreement, or any representation or warranty of the other parties has become untrue, in any case such that the condition to the closing of the merger agreement related to the performance of the covenants and agreements in the merger agreement by the other party and the accuracy of the representations and warranties of the other party would not be satisfied as of the date of the termination, and the breach is not curable by December 31, 2021 or, if curable, is not cured within the earlier of (i) 30 days after the party desiring to terminate the merger agreement gives written notice of the breach to the other party and (ii) three (3) business days of December 31, 2021, and the party desiring to terminate the merger agreement is not, at the time of the termination, in breach of any representation, warranty, covenant or agreement in the merger agreement that would give rise to the right of the other party to terminate the merger agreement.

The board of directors of TeraWulf may terminate the merger agreement if:
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An IKONICS adverse recommendation change has occurred;

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(i) The IKONICS board of directors approves, endorses or recommends to shareholders a Superior Proposal (as defined in the merger agreement) or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of IKONICS is commenced before obtaining the requisite vote from IKONICS shareholders and the IKONICS board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) business days after commencement; or

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IKONICS materially breaches its non-solicitation obligations.

Expenses and Termination Fees
Transaction Expenses
Except as otherwise provided in the merger agreement, whether or not the mergers are consummated, all expenses (including those payable to representatives of the parties) incurred by any party or on its behalf in connection with the merger agreement and the transactions contemplated by it (“Expenses”) shall be paid by the party incurring those Expenses; provided, however, that at the closing before the effective time of the First Merger, TeraWulf will reimburse IKONICS for all actual Expenses incurred by IKONICS in connection with the negotiation, approval and consummation of the transactions contemplated by the merger agreement, including the fees and disbursements of legal counsel, filing fees and mailing costs for the registration statement and proxy materials, up to a maximum of $640,000.
IKONICS Termination Fee
IKONICS is obligated to pay TeraWulf a termination fee of $1.2 million if the merger agreement is terminated by TeraWulf as a result of IKONICS’ breach of its representations and warranties under the merger agreement or failure to perform any covenant or agreement in the merger agreement and, if at the time of such termination, all of the mutual closing conditions and the conditions to IKONICS’ obligation to effect the mergers have been satisfied or waived, subject to certain exceptions.
IKONICS is also obligated to pay TeraWulf a termination fee of $1.2 million if the merger agreement is terminated:
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by IKONICS, if prior to the receipt of the requisite vote of the shareholders of IKONICS, if and only if prior to or substantially concurrent with such termination, IKONICS substantially concurrently with such termination enters into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of IKONICS’ non-solicitation obligations and that remained a Superior Proposal following IKONICS’ compliance its non-solicitation obligations;
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by TeraWulf, in the event:

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the IKONICS board of directors effects an adverse recommendation change;

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(i) The IKONICS board of directors approves, endorses or recommends to shareholders a Superior Proposal (as defined in the merger agreement) or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of IKONICS is commenced before obtaining the requisite vote from IKONICS shareholders and the IKONICS board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) business days after commencement;

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there has been a material breach of the “no solicitation” provisions of the merger agreement;

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if IKONICS, Holdco, Merger Sub I or Merger Sub I breaches any of its respective representations, warranties, covenants or agreements in the merger agreement, which breach would result in the applicable conditions to closing not being satisfied and cannot be cured by December 31, 2021, or, if curable, has not been cured by such entity with the earlier of 30 days after receipt of written notice of such breach from TeraWulf and three business days prior to December 31, 2021, unless TeraWulf is itself in breach of any of its representations, warranties, covenants or agreements in the merger agreement that would result in the applicable conditions to closing not being satisfied; and

•
if IKONICS fails to fulfill its obligation and agreement to consummate the closing, subject to the satisfaction of applicable closing conditions, after receiving any required notice from TeraWulf and TeraWulf is ready, willing and able to consummate the transactions.

TeraWulf Termination Fee
TeraWulf is obligated to pay IKONICS a termination fee of $10.0 million if the merger agreement is terminated by IKONICS as a result of TeraWulf’s uncured breach of its representations and warranties under the merger agreement or failure to perform any covenant or agreement in the merger agreement, provided, in each case, that at the time of such termination all of the conditions to IKONICS’ obligations to effect the mergers have been satisfied or waived.
Amendment; Extensions and Waivers
The parties may amend the merger agreement, by action taken or authorized by their boards of directors, at any time before or after approval of the matters presented in connection with the mergers by the shareholders of IKONICS. After the shareholders adopt the merger agreement, however, no amendment to the merger agreement may be made that by law requires the further approval of shareholders unless that further approval is obtained.
On August 5, 2021, the parties entered into an amendment to the merger agreement, which is described above in the section titled “Background to the Mergers” beginning on page 63.
At any time prior to the effective time of the mergers, each party may, by action taken by its board of directors, to the extent legally allowed:
•
extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•
waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•
waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

At this time, IKONICS’ board of directors does not contemplate or intend to waive any condition to consummation of the mergers. If IKONICS’ board of directors were to choose to grant a waiver, an

IKONICS shareholder would not have an opportunity to vote on that waiver, and IKONICS and its shareholders would not have the benefit of the waived condition. IKONICS’ board of directors expects that it would waive a condition to the consummation of the mergers only after determining that the waiver would have no material effect on the rights and benefits IKONICS and its shareholders expect to receive from the mergers.
Governing Law
All matters arising out of or relating to the merger agreement and the Transactions (including its interpretation, construction, performance and enforcement) are governed by and will be construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Delaware, except that the matters contained in Article II of the merger agreement with regards to the effects of the First Merger will be governed by the MBCA, without giving effect to any choice or conflict of law provision or rule.
Voting Agreement
Simultaneously with the execution of the merger agreement, TeraWulf entered into a Voting and Support Agreement, dated June 24, 2021 (the “Voting Agreement”), with executive officers and directors of the IKNX (the “IKNX Holders”). The IKNX Holders hold, in the aggregate, approximately 14.8% of IKONICS’ outstanding shares of common stock. Pursuant to the Voting Agreement, each IKNX Holder has agreed, with respect to all of the voting securities of IKONICS that such IKNX Holder beneficially owns as of the date thereof or thereafter, to vote in favor of the First Merger and the merger agreement. The Voting Agreement will terminate on the Effective Date (as defined therein).
TeraWulf Stockholder Approval
The authorization, approval and adoption of the merger agreement is subject to the approval of the TeraWulf stockholders. The written consent or affirmative vote of the holders of a majority of the outstanding shares of TeraWulf common stock is required to approve the merger agreement and the Second Merger. In connection with the merger agreement, TeraWulf stockholders owning approximately 74.17% of the issued and outstanding shares of common stock of TeraWulf entered into a voting and support agreement with IKONICS pursuant to which, among other matters, such shareholders have agreed to vote their respective shares of common stock of TeraWulf for the approval and adoption of the merger agreement and the Second Merger.
TeraWulf Financing
On June 15, 2021, TeraWulf completed a private placement of 2,000,000 shares of its Series A Convertible Preferred Stock, pursuant to which TeraWulf received gross proceeds of $50,000,000. Under the terms of TeraWulf’s certificate of incorporation, the Second Merger will constitute a “Qualified Listing Event” and the shares of Series A Convertible Preferred Stock will convert into shares of TeraWulf common stock at a conversion price equal to the lower of (a) either (i) in the event the Qualified Listing Event occurs on or prior to December 1, 2021, an amount equal to 85% of the QLE Price or (ii) in the event the Qualified Listing Event occurs after December 1, 2021 but on or prior to June 1, 2022, an amount equal to 82.5% of the QLE Price and (b) $39.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock. The TeraWulf certificate of incorporation defines the “QLE Price” as, in the case of an underwritten offering of shares of Common Stock, the price per share at which Common Stock is offered for sale in such underwritten offering, and in the case of a merger, consolidation or other similar transaction, the five-day volume-weighted average price per share as displayed on the relevant Bloomberg page AQR (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on each of the five most recent trading days (the “VWAP”) of the class of publicly listed shares to be received by holders of Common Stock in such transaction (subject to appropriate adjustment based on the number of publicly listed shares to be received with respect to each share of Common Stock), calculated as of the date that is three trading days prior to the closing of the transaction.

CVR Agreement
Pursuant to the merger agreement, at the closing, Holdco and IKONICS will enter into the CVR Agreement, in substantially the form set forth in Appendix E, with a person designated by Holdco and IKONICS as the Holders’ Representative (as defined therein), and the Rights Agent (as defined therein). Pursuant to the CVR agreement, each shareholder of IKONICS as of immediately prior to the First Effective Time will receive one non-transferable contingent value right (“CVR”) for each outstanding share of common stock of IKONICS then held.
The holders of the CVRs will be entitled to receive 95% of the Net Proceeds (as defined in the CVR agreement), if any, from the sale, transfer, disposition, spin-off, or license of all or any part of the pre-merger business of IKONICS, subject to a reserve of up to 10% of the Gross Proceeds (as defined in the CVR agreement) from such transaction. The CVRs will not confer to the holders thereof any voting or equity or ownership interest in IKONICS or Holdco. The CVRs will not be transferable, except in limited circumstances such as by will or intestacy, and will not be listed on any quotation system or traded on any securities exchange.
Although there can be no assurance of the terms or timing of any Disposition after the closing of the mergers, it is the intent of the continuing management of IKONICS to seek one or more purchasers for a sale of the pre-merger business or assets of IKONICS, resulting in prompt distribution of applicable Net Proceeds, as soon as possible after the closing of the mergers.
The CVR agreement will terminate after all payment obligations to the holders thereof have been satisfied. But holders of CVRs will not be eligible to receive payment for dispositions, if any, of any part of the pre-merger business of IKONICS after the eighteen-month anniversary of the closing.

THE COMPANIES
Telluride Holdco, Inc. (“Holdco”)
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
Holdco is a Delaware corporation formed for the purpose of holding IKONICS and TeraWulf as wholly owned subsidiaries following completion of the mergers. Following the mergers, Holdco will have no significant assets other than the stock or other voting securities of IKONICS and TeraWulf, its wholly owned subsidiaries.
IKONICS Corporation (“IKONICS”)
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
IKONICS has served as an international leader in the development of imaging technologies for over 65 years. IKONICS proudly introduces products and process solutions for a diverse array of imaging markets. For the year ended December 31, 2020, IKONICS had net sales of approximately $13.4 million and a net loss of approximately $0.4 million. IKONICS had net sales of approximately $7.3 million and a net loss of approximately $1.0 million for the six months ended June 30, 2021. Following the mergers, IKONICS will become a wholly owned subsidiary of Holdco.
TeraWulf Inc. (“TeraWulf”)
9 Federal Street
Easton, Maryland 21601
(410) 770-9500
TeraWulf was formed to own and operate fully integrated environmentally clean bitcoin mining facilities in the United States. TeraWulf will provide domestically produced bitcoin powered by more than 90% zero-carbon energy with a goal of utilizing 100% zero-carbon energy. Following the mergers, TeraWulf will become a wholly owned subsidiary of Holdco.
Telluride Merger Sub I, Inc. (“Merger Sub I”)
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
Merger Sub I is a wholly owned subsidiary of Holdco, formed solely for the purpose of engaging in the First Merger and the other transactions contemplated by the merger agreement. In the First Merger, Merger Sub I will merge with and into IKONICS, with IKONICS surviving the First Merger as a wholly owned subsidiary of Holdco, and thereafter Merger Sub I will cease to exist.
Telluride Merger Sub II, Inc. (“Merger Sub II”)
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
Merger Sub II is a wholly owned subsidiary of Holdco, formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated by the merger agreement. In the Second Merger, Merger Sub II will merge with and into TeraWulf, with TeraWulf surviving the Second Merger as a wholly owned subsidiary of Holdco, and thereafter Merger Sub II will cease to exist.

INFORMATION ABOUT TERAWULF
Unless the context otherwise requires, all references in this section to “TeraWulf” refer to TeraWulf Inc. and its subsidiaries prior to consummation of the mergers. It is expected that, following the consummation of the mergers and the dispositions of IKONICS’ assets and businesses existing prior to the consummation of the mergers, the business and operations of Holdco will be substantially those of TeraWulf as described in this “Information About TeraWulf.”
Business Overview
TeraWulf is a digital asset technology company with a core business of sustainable bitcoin mining. TeraWulf will develop, own and operate its bitcoin mining facility sites in the United States and expects to consume over 90% zero-carbon energy, with a target of 100% by 2028.
TeraWulf is actively developing two bitcoin mining facility sites in the States of New York and Pennsylvania, the Lake Mariner Facility and the Nautilus Cryptomine Facility, respectively, and has secured competitive equipment supply agreements for each, consistent with its sustainable energy mandate. These two industrial-scale projects are expected to reach an aggregate 800 MW of gross bitcoin mining capacity and over 23 exahash per second (“EH/s”) of computational power by 2025. TeraWulf expects to have 50 MW of bitcoin mining capacity online in the fourth quarter of 2021 and has executed definitive purchase agreements for its initial 60,000 miners with Bitmain and Minerva.
TeraWulf expects to generate revenues primarily by sustainably mining bitcoin at its bitcoin mining facility sites. Incremental revenues may be generated through the hedging and sale of mined bitcoin and the commercial optimization of TeraWulf’s power supply.
Corporate History and Structure
Paul Prager, the Chief Executive Officer and the chair of the board of directors of TeraWulf, co-founded TeraWulf with Nazar Khan, the Chief Operating Officer and the Chief Technology Officer, in 2021. Together with Kerri Langlais, the Chief Strategy Officer, the TeraWulf management team has over 20 years of experience working together.
Below is a summary outline of key developments:
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February 2021

•
Founded TeraWulf Inc.

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Secured clean equipment supply agreement for the bitcoin mining facility site in the State of New York

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March 2021

•
Completed private placement of TeraWulf common stock generating gross proceeds of $30 million

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Executed equipment supply agreement with Minerva for 30,000 miners (approximately 100 MW / 3.0 EH/s in the aggregate)

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May 2021

•
Partnered with Talen to develop up to 300 MW mine at a nuclear site

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June 2021

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Announced the mergers with IKONICS

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Completed private placement of TeraWulf’s Series A Preferred Stock generating gross proceeds of $50 million

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Executed equipment supply agreement with Bitmain for 30,000 S19j Pro miners (approximately 90 MW / 3.0 EH/s in the aggregate)

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July 2021

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Joined the Bitcoin Mining council, an open forum of bitcoin miners committed to promoting transparency, sharing best practices and educating the public on the benefits of bitcoin and bitcoin mining.

TeraWulf’s business operations are conducted through several operating subsidiaries with its core operational and business activities directed through TeraWulf Inc. The chart below sets forth TeraWulf’s corporate structure as of the date of this proxy statement/prospectus. All entities on the chart have been incorporated in the State of Delaware as either corporations or limited liability companies, as the case may be, as indicated on the chart.
The TeraWulf Advantage: Environmental, Social and Governance (“ESG”) Focused Bitcoin Mining Company
Potential to Rapidly Scale with Active Pipeline.   TeraWulf’s ability to achieve scale is driven by its access to state-of-the-art miners, ability to structure competitive power supply arrangements, and deep energy infrastructure and operational expertise. TeraWulf has established relationships with leading mining equipment manufacturers, Bitmain and Minerva. These strategic relationships support preferred access, timely delivery, and preferential cost structures for global application-specific integrated circuit (“ASIC”) miners, irrespective of excess demand. To power its fleet of advanced miners, TeraWulf has structured and secured competitive equipment supply agreements with three key characteristics: sustainability, low-cost and high reliability. TeraWulf will leverage its expertise in energy development and management to develop, operate, and maintain its bitcoin mining facility sites safely and efficiently.
Energy Supply Optimization.   TeraWulf has structured and secured sustainable equipment supply agreements for the Lake Mariner Facility and the Nautilus Cryptomine Facility, thereby mitigating price risks from the outset. In addition, both the Lake Mariner Facility and the Nautilus Cryptomine Facility are located at structurally congested points in their respective markets and may increase power optimization opportunities and the ability to provide ancillary services to the electrical distribution grid. TeraWulf expects to have one of the lowest electricity costs among its publicly traded bitcoin mining peers at approximately $0.025 per kilowatt-hour (or total average cost of $0.028 per kilowatt-hour without the impact of Talen’s $29.3 million in-kind contribution to Nautilus), augmenting TeraWulf’s competitive position in varying bitcoin price environments.
Ownership.   TeraWulf owns 100% of the Lake Mariner Facility and 50% of the Nautilus Cryptomine Facility. TeraWulf believes full or partial ownership of its bitcoin mining facility sites is vital for success. Energy infrastructure assets are complex and require specialized equipment, numerous commercial relationships, and diverse stakeholder groups. The varying degree of ownership allows TeraWulf to take a wholistic approach to ensure projects are completed safely, timely, and reliably. In addition, this approach allows TeraWulf to be good stewards of the environment and the communities in which it operates.

Furthermore, ownership enhances the ability to actively manage site development, the project supply chain, and commercial arrangements. Most importantly, it provides employees, investors, and communities accountability and transparency.
Accelerated Buildout Timeline at Initial Bitcoin Mining Facility Sites.   TeraWulf has completed major engineering milestones and commenced the procurement of key equipment and supplies for the Lake Mariner Facility and the Nautilus Cryptomine Facility buildout. TeraWulf will leverage its agreement with Beowulf E&D, a company controlled by TeraWulf's Chief Executive Officer, to ensure an efficient buildout of its bitcoin mining facility sites. In addition, the members of the Beowulf E&D team have experience overseeing the buildout and operation of large-scale bitcoin mining facilities. Furthermore, the modular design of the data center has enabled the Beowulf E&D team members to not only develop reliable and cost-effective data centers for housing ASICs, but also install a portion of the ASICs prior to the completion of the facility.
ESG Focused.   ESG considerations are at the core of TeraWulf’s strategy to become the market leader for sustainable bitcoin mining. Achieving zero-carbon power is a cornerstone of its business. TeraWulf is focused on social issues related to diversity and inclusion, community engagement, science, technology, engineering and mathematics education, and governance as they relate to the board of directors and corporate processes. TeraWulf evaluates each project and investment using an ESG matrix to ensure alignment of TeraWulf’s physical footprint with its corporate values.
TeraWulf’s ESG tenets, combined with bitcoin network’s ethos of decentralization, fosters a socially responsible medium for communities in which TeraWulf operates.

(1)
Morgan Stanley Institute for Sustainable Investing, “Sustainable Signals: New Data from the Individual Investor” (2017).

(2)
World Bank Annual Report 2020.

(3)
Frankfurt School Blockchain Center, “FSBC Working Paper: The impact of crypto currencies on developing countries” (December 2019).

Bitcoin Overview
Bitcoin is a digital asset that is created and transmitted through a trustless peer-to-peer electronic payment system known as the bitcoin network, which is owned and maintained by a decentralized network of computers that ensure no single entity owns or operates the network. No intermediary is required to create, exchange or issue bitcoin, and transactions are recorded on a publicly distributed transaction ledger known as a bitcoin blockchain. The bitcoin blockchain is an immutable public ledger maintaining a record of all transactions on the bitcoin network. The bitcoin blockchain is comprised of individual transaction blocks.
Bitcoin Mining and Bitcoin Network
Bitcoin mining is the process of using specialized computers known as ASIC to solve cryptographic puzzles and earn bitcoins as a reward. TeraWulf receives newly created bitcoins and fees from transactions on the bitcoin network.
Bitcoin is earned through a process referred to as mining, which involves the validation and verification of the transaction block hash (a “block”). Each block can store up to one-megabyte of bitcoin transaction data. Once one megabyte of transactions are collected, the transactions are packaged into a block. A completed block contains the preceding block’s hash, transaction data and current block’s hash. The inclusion of the preceding block’s hash “chains” the new block to the proceeding block which forms a bitcoin blockchain. According to BTC.com, as of October 11, 2021, over 700,000 blocks were chained together in the bitcoin blockchain.
To earn mining rewards and collect transaction fees, computers or “miners” compete to solve the unique SHA-256 cryptographic-hash of a block. SHA-256 is a one-way cryptographic hash which makes validation difficult but verification easy. The “difficulty” is determined by the number of fixed leading zeros in the hash. At the highest level of difficulty, no fixed leading zeros would exist and the probability of solving the hash would be 1/2256. At the level of difficulty as of the date of this proxy statement/prospectus, the hash must have 19 leading zeros.
The bitcoin network is designed to automatically adjust the hash “difficulty” relative to the total hash power on the bitcoin network to ensure the blocks are solved in approximately ten minutes. The difficulty is adjusted every 2,016 blocks (approximately 2 weeks). According to BTC.com, as of October 11, 2021, the hash rate of the entire bitcoin network was estimated to be approximately 142 EH/s, or 142 x 1018 hashes per second.
The first miner to solve the block, transmits the solution to other miners on the bitcoin network. The other miners will then verify the solution. Once verification consensus is reached, the new block is added to the bitcoin blockchain and the miner that validated the block is awarded bitcoin and the associated transaction fees. The bitcoin mining process is also known as a proof-of-work consensus mechanism.
An individual miner’s computational share of the total bitcoin network is approximately proportional to the miner’s bitcoin reward. The probability of mining bitcoin increases as the miner’s share of the network increases and vice versa. Based on the current 6.25 bitcoin block reward, the daily bitcoin reward can be estimated with the following formula:

The number of bitcoins awarded for solving a new block is automatically halved after every four years, or 210,000 blocks. As of the date of this proxy statement/prospectus, the block reward is 6.25 bitcoin and is expected to be halved to 3.125 bitcoin in June 2024. Based on the halving schedule and the fixed supply of 21,000,000 bitcoins, the final bitcoin will be mined in approximately 120 years. At this milestone, bitcoin miners will be rewarded with only transaction fees.
Performance Metric: Hash Rate
Because the difficulty of solving bitcoin adjusts relative to the total network hash rate, increasing the hash rate of a mining operation also increases the probability of correctly guessing the hash. A miner’s hash rate refers to how many computations the miner can perform per second.
ASIC miners are used to mine bitcoin. The most advanced ASIC miners, such as the S19j Pro, have hashrates of approximately 100 tera hashes per second (“Th/s”). The total hashrate of a mining company, such as TeraWulf, is the sum of the hash rates of the miners it deploys.
Bitcoin Mining Economics
The profitability of bitcoin mining depends largely on five factors affecting margin: (i) cost of electricity; (ii) operations and maintenance costs; (iii) the price of miners; (iv) the price of bitcoin; and (v) a miner’s share of the global hash rate. TeraWulf has strategically focused on each to ensure its competitive position.

(1)
Bitcoin total network hash rate. TeraWulf management estimates and projections assume a starting network hash rate of 150,000 peta hashes per second.

(2)
The number of bitcoins awarded for solving a new block is automatically halved after every four years, or 210,000 blocks. The latest halving occurred in May 2020.

(3)
Globally, the average electricity rate paid by miners is estimated to be $0.05 per kilowatt-hour according to the Cambridge Centre for Alternative Finance of the University of Cambridge.

Mining Pools
A “mining pool” is the pooling of resources by miners, which allows miners to combine their processing power over a network, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator proportionally to the miner’s “hashing” capacity contributed by the miner to the pool mining power used to generate each block. Mining pools emerged partly in response to the growing difficulty and available hashing power that competes to place a block on the bitcoin blockchain.

As additional miners competed for the limited supply of blocks, individuals found that they were working for months without finding a block and receiving any reward for their mining efforts.
The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises. Fees are paid to the mining pool operator to cover the costs of maintaining the mining pool. The mining pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all the participants are doing and assigns block rewards for successful algorithm solutions in proportion to the individual hashrate that each participant contributed to a given successful mining transaction. Mining pool fees are typically deducted from amounts the pool miners may otherwise earn.
As part of its operations, TeraWulf plans to utilize one or more third–party mining pools and is currently in the process of evaluating various options. TeraWulf anticipates average payments to the third-party mining pool operators to be approximately 0-0.5% of the reward earned. TeraWulf intends to periodically re-evaluate its use of third–party mining pools as part of the overall strategy going forward and, in the future, TeraWulf may operate outside of a third-party mining pool by establishing its own mining pool.
Planned Mining Operations
TeraWulf is actively developing its first two bitcoin mining facility sites with an aggregate 800 MW of gross bitcoin mining capacity and over 23 EH/s of computational power anticipated by 2025. Both projects have secured competitive equipment supply agreements for zero-carbon power supply with strong counterparties in developed, robust power markets.
Lake Mariner Facility — Located at a site adjacent to the decommissioned coal-fired Somerset Generating Station in Barker, New York, the Lake Mariner Facility has secured an initial 90 MW of energy to support its bitcoin mining capacity through an agreement with the New York Power Authority (“NYPA”) with the potential to expand into an additional 410 MW of energy supply. The first phase comprising 50 MW of bitcoin mining capacity is expected to be online in the fourth quarter of 2021.
Nautilus Cryptomine Facility — The Nautilus Cryptomine Facility is a joint venture between TeraWulf and Talen. The Nautilus Cryptomine Facility is located adjacent to the 2.5 GW nuclear-powered Susquehanna Steam Electric Station (the “Susquehanna Station”), 2.3 GW of which are owned and operated by Talen and which is located in Salem Township, Luzerne County, Pennsylvania. The Nautilus Cryptomine Facility has secured as its power supply the receipt of zero-carbon nuclear energy directly from a substation connected to the Susquehanna Station’s electrical generators over a five-year term with two successive three-year renewal options. The Nautilus Cryptomine Facility has access to up to 300 MW of bitcoin mining capacity from the Susquehanna Station and is expected to be the first bitcoin mining facility site that is powered by 100% zero-carbon nuclear energy. The Nautilus Cryptomine Facility is located “behind the meter” and not connected to the electrical distribution grid, therefore avoiding transmission and distribution charges typically paid by other large power consumers.
TeraWulf plans to begin installation of ASICs at the Lake Mariner Facility by December 2021 and at the Nautilus Cryptomine Facility in the second quarter of 2022. TeraWulf expects to use cash flow generated from mining operations and additional capital raises to fund the remainder of its mining capacity buildout. The chart below sets forth TeraWulf’s projected capacity deployment timeline.

Subject to strategic development plans and the prevailing market prices and mining economics of bitcoin, TeraWulf’s management and board of directors may decide to exchange bitcoin for fiat currency through over-the-counter providers or exchanges to fund operations and future growth. While TeraWulf has relationships with multiple over-the-counter providers and digital asset exchanges, TeraWulf does not have a contractual obligation as of the date of this proxy statement/prospectus to convert bitcoin into fiat currency using any one provider and/or exchange. Currency exchange fees vary by provider and amount of digital asset being converted. TeraWulf anticipates conversion fees to the third-party providers to be in the range of approximately 0 – 0.25%. As of the date of this proxy statement/prospectus, TeraWulf does not plan to convert bitcoin into other digital assets.
Agreements Relating to TeraWulf’s Business and Operations
Equipment Supply Agreements
Bitmain Agreements
On June 15, 2021, Nautilus Cryptomine LLC (“Nautilus”) executed (i) the non-fixed price sales and purchase agreement (the “First Quarter 2022 Bitmain Agreement”) with Bitmain to purchase 15,000 S19j pro miners with a hash rate of 100 Th/s and power consumption of 2,950 W/unit, with 5,000 units to be delivered in January 2022, 5,000 units to be delivered in February 2022 and 5,000 units to be delivered in March 2022 and (ii) the non-fixed price sales and purchase agreement (the “Second Quarter 2022 Bitmain Agreement” and, together with the First Quarter 2022 Bitmain Agreement, the “Bitmain Agreements”) with Bitmain to purchase 15,000 S19j pro miners with a hash rate of 100 Th/s and power consumption of 2,950 W/unit, with 5,000 units to be delivered in April 2022, 5,000 units to be delivered in May 2022 and 5,000 units to be delivered in June 2022. The estimated aggregate purchase price of the miners under the First Quarter 2022 Bitmain Agreement is approximately $98.2 million, and the estimated aggregate purchase price of the miners under the Second Quarter 2022 Bitmain Agreement is approximately $89.7 million. The actual purchase price of the miners will be determined one month prior to the respective batch of the miners is shipped and with reference to the market circumstances, provided that the actual purchase price of the miners will not be higher than the estimated aggregate purchase price. Upon receipt of notification of the actual purchase price provided by Bitmain, Nautilus is entitled to (i) continue the order of the respective batch of the miners with the original hash rate and pay the remaining amount at the actual purchase price, (ii) request Bitmain to increase the hash rate equivalent to the difference in the purchase price or (iii) partially or wholly cancel the respective batch of the miners. The purchase price for the miners will be paid as follows: (x) at least 25% three days after signing the First Quarter 2022 Bitmain Agreement or the Second Quarter 2022 Bitmain Agreement, as applicable; (y) at least 35% six months prior to the shipment of the miners; and (z) the remaining 40% one month prior to the shipment of the miners. If Bitmain fails to deliver the miners after thirty days after the respective deadline, Nautilus will be entitled to cancel the order of such batch of the miners and request Bitmain to refund the purchase price of such undelivered batch of the miners together with interest at 0.333% per day for the period from the next day of each payment for such batch of the miners to the day immediately prior to the request. If Nautilus does not cancel the order, Bitmain is required to compensate Nautilus on a daily basis, equal to 0.0333% of the price of such undelivered batch to be paid in the form of delivery of more rated hash rate. Bitmain has the right to discontinue the sale of the miners and to make changes to the miners at any time, without prior approval from or notice to Nautilus. Copies of the First Quarter 2022 Bitmain Agreement and the Second Quarter 2022 Bitmain Agreement are attached as exhibits to the registration statement on the Form S-4 of which this prospectus forms a part.
Minerva Agreement
On March 19, 2021, TeraWulf, executed the equipment purchase agreement (the “Minerva Agreement”) with Minerva to purchase 30,000 MV7 miners with hash rate of 100 Th/s (plus or minus 5%) and a power consumption of 3,400 W/miner (plus or minus 10%) with 10,000 units to be delivered in November 2021, 10,000 units to be delivered in December 2021 and 10,000 units to be delivered in January 2022 for an aggregate purchase price of approximately $118.5. The purchase price for the miners will be paid as follows: (i) 20% as a deposit on or before the close of business on March 22, 2021; (ii) 30% six months before the shipping date of each batch of the miners; and (iii) the remaining 20% one month before the shipping date of each batch of the miners. The Minerva Agreement was assigned by TeraWulf to Nautilus in connection with the formation of the Nautilus Joint Venture. A copy of the Minerva Agreement is attached as an exhibit to the registration statement on the Form S-4 of which this prospectus forms a part.
Administrative and Infrastructure Services Agreement
On April 27, 2021, Beowulf E&D, a company owned and controlled by TeraWulf’s Chief Executive Officer, Paul Prager, and TeraWulf entered into the administrative and infrastructure services agreement, pursuant to which Beowulf E&D agreed to provide, or to cause its affiliates to provide, to TeraWulf certain services necessary to buildout and operate certain bitcoin mining centers anticipated to be developed by TeraWulf (the “Facilities”) and support TeraWulf’s ongoing business, including, among others, services related to construction-technical and engineering, operations and maintenance, procurement, information technology, environmental and regulatory, health and safety, treasury, finance and accounting, human resources, legal, corporate compliance, risk management and environmental, social and governance, tax compliance, external affairs, corporate communications / public affairs and corporate planning and development. The administrative and infrastructure services agreement has an initial term of five years and automatically renews for successive three-year terms, unless earlier terminated.
Pursuant to the administrative and infrastructure services agreement, TeraWulf is required (i) to make available its professional, supervisory and managerial personnel employed by TeraWulf or its affiliates to coordinate with Beowulf E&D as reasonably required and (ii) to provide Beowulf E&D access to the Facilities and any appurtenances thereto, together with the necessary rights of ingress and egress thereto. In addition, pursuant to the administrative and infrastructure services agreement, TeraWulf is responsible for obtaining, maintaining and renewing all permits necessary for TeraWulf (x) to do business in the jurisdictions in which the Facilities are located and (ii) to own, operate and maintain the Facilities.
Pursuant to the administrative and infrastructure services agreement, Beowulf E&D may not provide infrastructure, construction, operations and maintenance or administrative services to any other persons in the bitcoin mining industry during the initial five-year term, other than those services provided by Beowulf E&D at the time of the execution of the administrative and infrastructure services agreement.
Pursuant to the administrative and infrastructure services agreement, TeraWulf appointed Beowulf E&D as agent with such authority as may be necessary for Beowulf E&D to perform the services pursuant to the administrative and infrastructure services agreement, including, among others, the authority to take actions and execute documents in the name, and as agent on behalf, of TeraWulf, subject, in all instances, to the limitations on Beowulf E&D’s authority set forth in the administrative and infrastructure services agreement and the specific written instructions of TeraWulf from time to time.
TeraWulf has agreed to pay Beowulf E&D an annual fee for the first year in the amount of $7,000,000 payable in monthly installments, and an annual fee equal to the greater of $10,000,000 or $0.0037 per kilowatt‑hour of electric load utilized by the Facilities thereafter. TeraWulf will also provide Beowulf E&D reimbursement for certain reasonable and documented equipment, infrastructure and operating expenses incurred in the performance of Beowulf E&D’s obligations under the administrative and infrastructure services agreement, which reimbursement will be prepaid monthly by TeraWulf and reconciled monthly. Beowulf E&D may also request advances for emergencies as well as equipment, infrastructure and operating expenses that require expedited payment terms.
In addition, upon the consummation of an initial public offering of TeraWulf or the consummation of a merger or other transaction following which TeraWulf is listed on a nationally recognized securities exchange, TeraWulf agreed to issue awards with respect to shares of TeraWulf Common Stock to certain designated employees of Beowulf E&D in accordance with TeraWulf’s then effective omnibus incentive plan. Once the Facilities have utilized 100MW of cryptocurrency mining load in the aggregate, and for every incremental 100 MW of cryptocurrency mining load deployed by the Facilities in the aggregate thereafter, TeraWulf agreed to issue additional awards of shares of TeraWulf Common Stock to certain designated employees of Beowulf E&D in accordance with TeraWulf’s then effective omnibus incentive plan. A copy of the administrative and infrastructure services agreement is attached as an exhibit to the registration statement on the Form S-4 of which this prospectus forms a part.

Lake Mariner Facility Lease
On June 1, 2021, Lake Mariner Data LLC (“Lake Mariner”) entered into the lease agreement (the “Lake Mariner Facility Lease”) with Somerset Operating Company, LLC (“Somerset”), a company 99.9%-owned and controlled by TeraWulf’s Chief Executive Officer, Paul Prager, pursuant to which Lake Mariner agreed to lease from Somerset approximately 79 acres in the Town of Somerset, Niagara County, New York for an initial term of five years with an option to extend the term for additional five years on the same terms as the initial term with at least six months prior written notice from Lake Mariner to Somerset.
The Lake Mariner Facility Lease contemplates that Lake Mariner will construct, or cause to be constructed, one or more buildings and/or ancillary structures (collectively, the “Building”) to be used as a cryptocurrency mining facility with ancillary services reasonably related thereto. Upon expiration of the Lake Mariner Facility Lease, the Building, together with all other buildings and improvements located thereon, will revert to Somerset. Lake Mariner has the right, at its own cost and expense, to erect and install on the premises additional buildings, driveways, improvements, signs and personal property or to make alterations to or replace existing buildings or improvements thereto as it deems necessary. Lake Mariner is required, at its sole cost and expense, to obtain all permits and approvals necessary to construct and operate a cryptocurrency mining facility.
Lake Mariner agreed to pay rent to Somerset in the annual amount of $150,000, payable in advance in equal monthly installments commencing on the first day of the calendar month immediately following the earlier to occur of (i) commencement of the initial construction of the Building or any ancillary structures to be used as a cryptocurrency mining facility with ancillary services reasonably related thereto or (ii) the 180th day after date of execution of the Lake Mariner Facility Lease. Lake Mariner is also responsible for paying any and all costs and expenses related to the premises and the leasehold estate, including, among others, real estate taxes, insurance, maintenance, repair, utilities and all other obligations whether similar or dissimilar to the foregoing.
Electrical Infrastructure and Equipment Sales Agreement
On June 2, 2021, TeraWulf entered into the electrical infrastructure and equipment sales agreement (the “Electrical Infrastructure and Equipment Sales Agreement”) with Somerset, a company 99.9%-owned and controlled by TeraWulf’s Chief Executive Officer, Paul Prager, pursuant to which Somerset sold and delivered to TeraWulf certain electrical infrastructure and equipment located in Barker, New York in an “as is” sale with no representations or warranties provided by Somerset with respect to the equipment for $632,000. The electrical infrastructure equipment sold by Somerset to TeraWulf included various breakers, transformers, switches, an iso-phase bus and support structures, cabling, structures, fencing and fire protection in the Somerset substation, all towers, poles, cables, ceramic bushings and lightning protection for the approximately 4,000 feet of 345KV transmission line that interconnects the Somerset substation to the New York State Electric & Gas Corporation Kintigh Substation at the point of interconnection, which is at the cable termination to the 345kV Switch B1-14/B1-19G and a 17,000 SF building.
Award for the Sale of High-Load Factor Power
On March 31, 2020, NYPA awarded TeraWulf a 90 MW allocation of high-load factor power for the Lake Mariner Facility for the sale of high-load factor power and NYPA’s Service Tariff No. HLF-1 (the “PPA”). Once executed, the PPA is expected to be effective for ten years from the date of commencement of NYPA’s power delivery. Under the PPA, Lake Mariner will be responsible for paying NYPA for unforced capacity, any fees associated with transmission and delivery of power and energy and a monthly clean energy implementation charge.
Talen Joint Venture
Talen Joint Venture Agreement
On May 13, 2021, TeraWulf entered into a limited liability company agreement (the “Talen Joint Venture Agreement”) with Cumulus Coin LLC, an affiliate of Talen, pursuant to which the parties agreed to own an entity named “Nautilus Cryptomine LLC” (the “Nautilus Joint Venture”) to, among other things, develop, construct and operate the Nautilus Cryptomine Facility.
Pursuant to the terms of the Talen Joint Venture Agreement, TeraWulf will contribute $156 million in cash to the Nautilus Joint Venture by March 2022, unless otherwise determined in accordance with the Talen Joint Venture Agreement. This amount will be revised based on the updated budget to be officially adopted by the Nautilus’ board of managers, subject to unanimous consent from the managers appointed by Talen. Each of TeraWulf and Talen initially holds a 50% equity interest in the Nautilus Joint Venture. Quarterly distributions will be made in bitcoin pro rata in accordance with each party’s ownership interests. Further, the Nautilus Joint Venture is governed by a board of managers comprised of two managers appointed by TeraWulf and three managers appointed by Talen. The board of managers generally acts upon a majority vote, except that, for certain specified matters, the board of managers acts upon a unanimous vote, subject to deadlock procedures. The composition of the board of managers is subject to adjustment in connection with certain change of control events of each party to the Talen Joint Venture Agreement. Neither TeraWulf nor Talen may directly transfer any of its interests in the Nautilus Joint Venture to any third parties without the unanimous consent of the board of managers.
Pursuant to the terms of the Talen Joint Venture Agreement, the Nautilus Cryptomine Facility will initially require 100 MW of electric capacity, and the Nautilus Joint Venture may elect to expand the energy requirement to up to 300 MW prior to May 13, 2024. Upon such election, the Nautilus Joint Venture will call additional capital for expansion and enter into an additional energy supply agreement with Talen for the additional capacity, subject to any regulatory approvals and third-party consents. Unless terminated earlier in accordance with the terms of the Talen Joint Venture Agreement, until May 13, 2023, Talen will not provide any electrical capacity at the site of the Nautilus Cryptomine Facility to any third party that is principally engaged in, or that has publicly disclosed its intention to become engaged in, or otherwise intends to use, electrical capacity for bitcoin mining or bitcoin transaction verification at the site.
In accordance with the terms and provisions of the Talen Joint Venture Agreement, TeraWulf and Talen entered into (i) the Nautilus Cryptomine Facility Ground Lease, (ii) the Beowulf E&D Facility Operations Agreement relating to the operation of the Nautilus Cryptomine Facility and (iii) the Talen Corporate Services Agreement relating to the provision of corporate and administrative services to the Nautilus Joint Venture. In addition, in accordance with the terms and provisions of the Talen Joint Venture Agreement, the Minerva Agreement was assigned from TeraWulf to the Nautilus Joint Venture.
Nautilus Cryptomine Facility Ground Lease
Susquehanna Data LLC, a Delaware limited liability company, as assigned by Talen Nuclear Development LLC, a Delaware limited liability company, as lessor (in such capacity, the “Lessor”), and Nautilus, as lessee (in such capacity, the “Lessee”), entered into the ground lease, dated as of May 13, 2021 (the “Nautilus Cryptomine Facility Ground Lease”), for certain premises located on the campus of the Susquehanna Station, a nuclear power plant located on the Susquehanna River in Salem Township, Luzerne County, Pennsylvania, having an address of 769 Salem Blvd, Berwick, Pennsylvania 18603. The purpose of the Nautilus Cryptomine Facility Ground Lease is to provide the Lessee with an interest in the land for the design, construction and operation of a bitcoin mining facility site, consisting of one or more buildings and related facilities necessary for its operation.
The term of the Nautilus Cryptomine Facility Ground Lease runs for a period of five years, beginning on the date that the Lessee begins mining operations, but no later than June 15, 2022 (the “Commencement Date”). At the end of the initial term, the Lessee will have two options to renew the Nautilus Cryptomine Facility Ground Lease for three years each. Prior to the Commencement Date, the Lessee’s initial base rent is $22,012.00 per month, which begins when electric power is first made available to the premises sufficient to satisfy the Lessee’s initial energy requirement. After the Commencement Date, base rent increases to $131,906.00 per month for the duration of the term of the Nautilus Cryptomine Facility Ground Lease. The Lessee is responsible for paying additional rent for property taxes, as well as the Lessee’s proportionate share of the Lessor’s operating expenses incurred in the ownership, operation and maintenance of any shared facilities and common areas on the campus. The Lessee is responsible for reimbursing the Lessor for all costs to construct a dedicated substation serving the bitcoin mining facility site, as such costs are amortized with an interest of 8% per annum over 11 years. The Lessee is also responsible for all costs for the repair and maintenance of the substation.
Another component of compensation under the Nautilus Cryptomine Facility Ground Lease is a provision of power by the Lessor to the Lessee (the “Nautilus Cryptomine Facility Power Purchase Agreement”). Pursuant to the terms of the Nautilus Cryptomine Facility Power Purchase Agreement, electricity will be furnished by the Lessor to the Lessee on a “sub-metering” basis. So long as electric current is supplied by sub-metering, the Lessee will pay to the Lessor a delivered energy charge each month of the term of the Nautilus Cryptomine Facility Power Purchase Agreement. If the Lessee’s capacity factor is below 95% during any such month, the Lessee is required to pay an additional capacity charge to the Lessor of $4.82 per MW-hour of any capacity shortage.
Beowulf E&D Facility Operations Agreement
On May 13, 2021, Nautilus and Beowulf E&D entered into the facility operations agreement (the “Beowulf E&D Facility Operations Agreement”), pursuant to which Beowulf E&D will provide, or arrange for the provision to Nautilus of, certain infrastructure, construction, operations and maintenance and administrative services necessary to build out and operate the Nautilus Cryptomine Facility and support Nautilus’ ongoing business at the Nautilus Cryptomine Facility. Pursuant to the Beowulf E&D Facility Operations Agreement, Beowulf E&D may subcontract to any of its affiliates or, with respect to services performed off-site, to third parties or arrange for the provision of any or all of the services to be provided by it or by any of its affiliates or, with respect to services performed off-site, by third parties, provided that Beowulf E&D remains responsible to Nautilus for any services provided by such affiliate or third party. Pursuant to the Beowulf E&D Facility Operations Agreement, Nautilus is responsible for obtaining, maintaining and renewing all permits necessary for it (i) to do business in the jurisdictions in which the Nautilus Cryptomine Facility is located and (ii) to own, operate and maintain the Nautilus Cryptomine Facility.
Nautilus has agreed to pay Beowulf E&D an annual fee in the amount of $750,000 payable annually in advance. Nautilus will also provide Beowulf E&D reimbursement for all out-of-pocket fees, expenses and capital costs (with respect to such capital costs, solely to the extent approved in writing by Nautilus in advance) paid by Beowulf E&D or its affiliates attributable to activities relating to the services, including, among others, the portion of the salaries, wages and related employee benefits and costs (including taxes and contributions) and other compensation paid to Beowulf E&D employees directly allocable to the time spent by such Beowulf E&D employees, independent contractors and subcontractors providing the services, which reimbursement will be prepaid monthly by Nautilus and reconciled monthly.
The term of the Beowulf E&D Facility Operations Agreement will continue until the earliest of (i) its termination by mutual consent of Nautilus and Beowulf E&D, (ii) the sale by TeraWulf and its affiliates of their interests in Nautilus, (iii) the consummation of an initial public offering of Nautilus or (iv) the termination of the Beowulf E&D Facility Operations Agreement by either party in the event of a default by the other party.
Talen Corporate Services Agreement
On May 13, 2021, Nautilus and Talen Energy Supply, LLC (“Talen Energy Supply”) entered into the corporate services agreement (the “Talen Corporate Services Agreement”), pursuant to which Talen Energy Supply will provide certain corporate and administrative services to Nautilus, including all day-today corporate-level management and support services such as accounting and financial reporting, development planning, real estate, information technology, financial planning and analysis, banking, treasury, regulatory, legal, supply chain and secretarial and administrative functions. Pursuant to the Talen Corporate Services Agreement, Talen Energy Supply may subcontract the provision of the services to its affiliates or third parties, provided that Talen Energy Supply remains responsible to Nautilus for any corporate services provided by such affiliate or third party. In addition, Talen Energy Supply agreed to provide the services as an independent contractor to Nautilus, in good faith and in accordance with applicable laws and prudent industry standards generally applicable to the type of corporate services to be provided under the Talen Corporate Services Agreement. Pursuant to the Talen Corporate Services Agreement, Nautilus is responsible for obtaining, maintaining and renewing all permits necessary for it (i) to do business in the jurisdictions in which the Nautilus Cryptomine Facility is located and (ii) to own, operate and maintain the Nautilus Cryptomine Facility.
Nautilus has agreed to pay Talen Energy Supply an annual fee in the amount of $750,000 payable annually in advance. Nautilus will also provide Talen Energy Supply reimbursement for all out-of-pocket fees, expenses and capital costs (with respect to such capital costs, solely to the extent approved in writing by Nautilus in advance) paid by Talen Energy Supply or its affiliates attributable to activities relating to the services, including, among others, to the portion of the salaries, wages and related employee benefits and costs (including taxes and contributions) and other compensation paid to Talen Energy Supply employees directly allocable to the time spent by such Talen Energy Supply employees, independent contractors and subcontractors providing the services, which reimbursement will be prepaid monthly by Nautilus and reconciled monthly.
The term of the Talen Corporate Services Agreement will continue until the earliest of (i) its termination by mutual consent of Nautilus and Talen Energy Supply, (ii) the sale by Cumulus Coin LLC and its affiliates of their interests in Nautilus, (iii) the consummation of an initial public offering of Nautilus or (iv) the termination of the Talen Corporate Services Agreement by either party in the event of a default by the other party.
Government Regulation
Government regulation of blockchain and cryptocurrency mining industries is being actively considered by the United States federal government via several agencies and regulatory bodies as well as similar entities in other countries. State government regulations also may apply to TeraWulf’s activities and other activities in which TeraWulf participates or may participate in the future. Other regulatory bodies are governmental or semi-governmental and have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency mining business.
Businesses that are engaged in the transmission and custody of bitcoin and other digital assets, including brokers and custodians, can be subject to the regulations of the U.S. Department of the Treasury as money services businesses as well as state money transmitter licensing requirements. Bitcoin and other digital assets are subject to anti-fraud regulations under federal and state commodity laws, and digital asset derivative instruments are substantively regulated by the Commodity Futures Trading Commission. Certain jurisdictions, including, among others, the State of New York and a number of countries outside the United States, have developed regulatory requirements specifically for digital assets and companies that transact in them.
Regulations may change substantially in the future, and it is presently not possible to know how regulations will apply to TeraWulf’s business or when they will become effective. As the regulatory and legal environments evolve, TeraWulf may become subject to new laws, further regulation by the SEC and other agencies, which may affect its mining and other activities. For instance, various bills have been proposed in the U.S. Congress related to TeraWulf’s business, which may be adopted and have an impact on TeraWulf. See “Risk Factors — Risks Relating to Regulatory and Political Matters” for additional discussion regarding TeraWulf’s belief about the potential risks that existing and future regulations pose to its business.
In addition, because transactions in bitcoin provide a reasonable degree of pseudo anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse (even if untrue), could lead to greater regulatory oversight of bitcoin platforms, and there is the possibility that law enforcement agencies could close bitcoin platforms or other bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, the Secretary of the U.S. Department of the Treasury Janet Yellen noted during her nomination hearing before the Senate Finance Committee in January 2021 that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering and support malign activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. Accordingly, Secretary Yellen expressed her view that federal regulators needed to look closely at how to encourage the use of cryptocurrencies for legitimate activities while curtailing their use for malign and illegal activities. Furthermore, in December 2020, the

Financial Crimes Enforcement Network (“FinCEN”), a unit of the U.S. Department of the Treasury, focused on money laundering and proposed a new set of rules for cryptocurrency-based exchanges aimed at reducing the use of cryptocurrencies for money laundering. These proposed rules would require filing reports with FinCEN regarding cryptocurrency transactions in excess of $10,000 and impose record-keeping requirements for cryptocurrency transactions in excess of $3,000 involving users who manage their own private keys. In January 2021, the Biden Administration issued a memorandum freezing federal rulemaking, including the proposed FinCEN rules, to provide additional time for the Biden Administration to review the rulemaking that had been proposed by the Trump Administration. As a result, it remains unclear whether the proposed FinCEN rules will take effect.
Intellectual Property
TeraWulf actively uses specific hardware and software for its bitcoin mining operation. In certain cases, source code and other software assets may be subject to an open-source license due to the fact that the majority of the technology development underway in the blockchain and cryptocurrency sectors is open source. For these works, TeraWulf intends to adhere to the terms of any license agreements that may be in place. TeraWulf does not currently own, and does not have any current plans to seek, any patents in connection with its existing and planned blockchain and cryptocurrency related operations. TeraWulf expects to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expects to license the use of intellectual property rights owned and controlled by others. In the future, TeraWulf may develop certain proprietary software applications for purposes of its blockchain and cryptocurrency related operations.
TeraWulf owns the internet domain name www.terawulf.com. Information on, or accessible through, TeraWulf’s website, or any other website accessible through TeraWulf’s website, is not incorporated by reference into, and does not form a part of, this proxy statement/prospectus and is intended to be inactive textual reference only.
Competition
In blockchain and cryptocurrency mining, companies, individuals and groups generate units of cryptocurrency through mining. Miners can range from individual enthusiasts to professional mining operations with dedicated data centers. Miners may organize themselves in mining pools. TeraWulf competes, or may in the future compete, with other companies that focus all or a portion of their activities on owning or operating cryptocurrency exchanges, developing programming for the blockchain and mining activities. As of the date of this proxy statement/prospectus, the information concerning the activities of these enterprises is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info,” but the reliability of such information and its continued availability cannot be assured.
Several public companies traded in the United States and internationally, such as the companies set forth below, may be considered to compete with TeraWulf’s planned operations:
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Riot Blockchain, Inc.;

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Marathon Digital Holdings, Inc.;

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Cipher Mining Inc. / Good Works Acquisition Corp.;

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Greenidge Generation Holdings Inc. / Support.com, Inc.;

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Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd.);

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Hive Blockchain Technologies Inc.;

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Hut 8 Mining Corp.; and

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Core Scientific Inc. / Power & Digital Infrastructure Acquisition Corp.

TeraWulf believes that there is no company, including any the companies set forth above, which engages in the same scope of activities as it does or that has a similar level of focus on ESG considerations, including over 90% zero-carbon energy sources.

The blockchain and cryptocurrency mining industry is a highly competitive and evolving industry, and new competitors and/or emerging technologies could enter the market and affect TeraWulf’s competitiveness in the future. While there is limited available information regarding its non-public competitors, TeraWulf believes that it is well-positioned among the publicly traded companies involved in the blockchain and cryptocurrency mining industry.
Properties
Corporate Headquarters
TeraWulf maintains its principal corporate offices in Easton, Maryland and New York, New York and anticipates opening additional corporate offices in the State of Florida. Beowulf E&D provides TeraWulf with the office space at these locations in accordance with the terms of the administrative and infrastructure services agreement, and TeraWulf pays Beowulf E&D a monthly fee in the amount of $54,000. TeraWulf considers its current office space adequate for its current operations.
Lake Mariner Facility
Lake Mariner has entered into a lease agreement (the “Lake Mariner Facility Lease”) with Somerset Operating, pursuant to which Lake Mariner leases from Somerset approximately 79 acres in the Town of Somerset, Niagara County, New York for an initial term of five years with a five-year extension option. See “Agreements Relating to TeraWulf’s Business and Operations — Lake Mariner Facility Lease” for additional information regarding the Lake Mariner Facility Lease.
Nautilus Cryptomine Facility
Nautilus has entered into the Nautilus Cryptomine Facility Ground Lease with Talen Nuclear Development LLC, an affiliate of Talen, pursuant to which Nautilus leases from Talen Nuclear Development LLC the site of the Nautilus Cryptomine Facility for an initial term of five years with two three-year extension options. See “— Agreements Relating to TeraWulf’s Business and Operations — Talen Joint Venture — Nautilus Cryptomine Facility Ground Lease” for additional information regarding the Nautilus Cryptomine Facility Ground Lease.
Human Capital Resources
As of October 8, 2021, TeraWulf had five full-time employees. None of TeraWulf’s employees is represented by a labor union, and TeraWulf has never experienced a work stoppage. TeraWulf believes that its relations with its employees are good.
TeraWulf’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating TeraWulf’s existing and new employees, advisors and consultants. The principal purposes of TeraWulf Inc.’s 2021 Omnibus Incentive Plan (the “2021 Plan”) is to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards. TeraWulf provides employees the opportunity to grow and to be rewarded based on results. See “Executive Compensation of Holdco — Compensation of Executive Officers — 2021 Plan.”
Legal Proceedings
From time to time, TeraWulf may be involved in various legal and administrative proceedings, lawsuits and claims incidental to the conduct of its business. Some of these proceedings, lawsuits or claims may be material and involve highly complex issues that are subject to substantial uncertainties and could result in damages, fines, penalties, non-monetary sanctions or relief. TeraWulf recognizes provisions for claims or pending litigation when it determines that an unfavorable outcome is probable, and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. Except as set forth below, TeraWulf is not subject to any material pending legal and administrative proceedings, lawsuits or claims as of the date of this proxy statement/prospectus. TeraWulf’s business and operations are also subject to extensive regulation, which may result in regulatory proceedings against TeraWulf.

In connection with the announcement of the mergers, lawsuits claiming possible breaches of fiduciary duties and/or other violations of federal and state laws in connection with the merger agreement have been brought, and may in the future be brought, against IKONICS, TeraWulf, Merger Sub I and/or Merger Sub II. See “Information About IKONICS — Legal Proceedings” for a description of certain legal proceedings relating to the mergers.

INFORMATION ABOUT IKONICS
The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 61. Additional information related to IKONICS’ business is described in IKONICS’ Annual Report on Form 10-K for the year ended December 31, 2020.
General
IKONICS was incorporated in Minnesota as Chroma-Glo, Inc. in 1952 and changed its name to The Chromaline Corporation in 1982. In December 2002, IKONICS changed its name to IKONICS Corporation. IKONICS’ two traditional businesses, Chromaline and IKONICS Imaging, have been the development, manufacture and selling of photosensitive liquids (“emulsions”) and films for the screen printing, awards and recognition industries and consumer products markets. These sales have been augmented with inkjet receptive films, ancillary chemicals and related equipment to provide a full line of products and services to its customers. These products are sold worldwide primarily through distributors. IKONICS further diversified itself by expanding its business to industrial markets. These efforts now include the IKONICS’ Advanced Material Solutions (“AMS”) business unit which uses IKONICS’ proprietary processes and photoresist film for the abrasive etching of composite materials, industrial ceramics, silicon wafers, and glass wafers. The customer base for AMS is primarily the aerospace and electronics industries. Based on its expertise in ultraviolet curable fluids and inkjet receptive substrates, IKONICS has also developed a patented digital texturing technology (“DTX”) for putting patterns and textures into steel molds for the plastic injection molding industry. The original equipment manufacturer (“OEM”) for IKONICS’ DTX technology is primarily the automotive industry. IKONICS offers a suite of products to the mold making industry. Industrial inkjet printers, which are integral to the DTX system, are manufactured by a third party and sold by IKONICS. IKONICS’ business plan is to sell consumable fluids and transfer films. For most markets, these sales are direct to the mold maker. The DTX technology is also utilized in prototyping where IKONICS’ technology offers a unique combination of high definition, large format prints, and abrasion resistance.
Products
IKONICS has four primary technology platforms: ultraviolet (UV) chemistry, film coating and construction, technical abrasive etching, and industrial inkjet printing. IKONICS’ traditional products and new initiatives are based on these platforms and their combinations. IKONICS’ Chromaline and ImageMate branded products for the screen printing industry and IKONICS Imaging products for the both the awards and recognition and consumer product markets are based on UV chemistry and film coating and construction capabilities; the AMS offering is a combination of UV chemistry, film coating and construction and technical abrasive etching capabilities; DTX is a combination of UV chemistry, film coating and construction, and industrial inkjet printing. There is overlap and synergy in the market between the Chromaline, IKONICS Imaging, AMS and DTX product offerings, and IKONICS offers ancillary products, including equipment to provide customers with a total solution. IKONICS considers this combination of core technologies and product offerings to be unique.
Distribution and Customers
IKONICS currently has approximately 200 domestic and international distributors for its Chromaline and ImageMate screen printing emulsions and films. IKONICS’ abrasive etching products are mainly sold directly to end users in the awards and recognition market under the IKONICS Imaging brand. AMS products are sold either directly to users or IKONICS offers AMS as a service. DTX includes the sales of consumable inks and films to customers that have purchased specialized industrial inkjet printers from IKONICS’ strategic partner. DTX sales are primarily direct to end users. IKONICS markets and sells its products through magazine advertising, trade shows and the internet.
IKONICS has a diverse customer base both domestically and abroad, with international sales accounting for 29.7% of total sales in 2020 and 29.4% of sales in 2019, and does not depend on one or a few customers for a material portion of its revenues. In 2020 and 2019, no one customer accounted for more than 10% of net sales.

Quality Control in Manufacturing
In March 1994, IKONICS became the first company in northern Minnesota to receive ISO 9001 certification. ISO 9000 is a worldwide standard issued by the International Organization for Standardization that provides a framework for quality assurance. IKONICS has been recertified every three years beginning in 1997. IKONICS’ quality function goal is to train all employees properly in both their work and in the importance of their work. Internal records of quality, including related graphs and tables, are reviewed regularly and discussions are held among management and employees regarding how improvements might be realized. IKONICS has rigorous materials selection procedures and also uses testing procedures to assure its products meet quality standards.
Research and Development and Intellectual Property
IKONICS incurred costs totaling 5.0% of sales, or $671,000, on research and development in 2020, and 4.9% of sales, or $870,000, in 2019. In its research program, IKONICS has developed ultraviolet light-sensitive chemistries used in the manufacturing of screen print stencils, photoresists for abrasive etching and acid resists, stencils for consumer products, and prototyping ink jet fluids, and ink jet receptive films. IKONICS has a number of patents and patent applications on these chemistries and applications. There can be no assurance that any patent granted to IKONICS will provide adequate protection to IKONICS’ intellectual property. Within IKONICS, steps are taken to protect trade secrets, including physical security, confidentiality and non-competition agreements with employees, non-disclosure agreements where applicable, and confidentiality agreements with vendors. Over the past few years, IKONICS has directed a larger portion of it research and development resources towards industrial inkjettable fluids and ink jet receptive substrates along with films for the consumer products market. IKONICS has also invested significant resources for personnel and equipment to develop proprietary products and techniques for the etching of composite materials, industrial ceramics and electronic wafers.
In addition to its patents, IKONICS has various trademarks including the “IKONICS®,” “Chromaline®,” “IKONICS Imaging®,” “Precision Abrasive Machining®,” “PhotoBrasive®,” “AccuArt®,” “image mate®,” “Alpha FlexTrace®,” “Alpha MicroCap®,” “DTX®,” “SubTHAT!®,” and “IKONART®” trademarks.
Raw Materials
The primary raw materials used by IKONICS in its production are photopolymers, polyester films, polyvinylacetates, polyvinylalcohols and water. IKONICS’ purchasing staff leads in the identification of both domestic and foreign sources for raw materials and negotiates price and terms for all domestic and foreign markets. IKONICS’ involvement in foreign markets has given it the opportunity to become a global buyer of raw materials at lower overall cost. IKONICS has a number of suppliers for its operations. Some suppliers provide a significant amount of key raw materials to IKONICS, but IKONICS believes alternative sources are available for most materials. For those raw materials where an alternative source is not readily available, IKONICS has contingency raw material replacement plans. To date, there have been no significant shortages of raw materials other than the force majeure conditions declared by various chemical suppliers due to the cold weather plant shutdowns in Texas earlier in 2021, the supply shortage effects of which we expect will abate by the middle of the third quarter of 2021. IKONICS believes it has good supplier relations.
Competition
IKONICS competes in its markets based on product development capability, quality, reliability, availability, technical support and price. Though the screen printing market is much larger than the awards and recognition market, IKONICS commands significantly more market share in the latter. IKONICS has two primary domestic competitors in its screen printing film business. They are larger than IKONICS and possess greater resources than IKONICS in many areas. IKONICS has numerous competitors in the market for screen print emulsions, many of whom are larger than IKONICS and possess greater resources. The market for IKONICS’ abrasive etching products in the awards and recognition market has one significant competitor. IKONICS considers itself to be the leader in this market. There are significant competitors, using different technologies in the new markets being entered by IKONICS. The primary competition for AMS is from other machining methods, most of which are well established. The primary competition for DTX comes from old, well-established technologies based on wax and screen printing and new competition from laser technologies.
Government Regulation
IKONICS is subject to a variety of federal, state and local industrial laws and regulations, including those relating to the discharge of material into the environment and protection of the environment. The governmental authorities primarily responsible for regulating IKONICS’ environmental compliance are the Environmental Protection Agency, the Minnesota Pollution Control Agency and the Western Lake Superior Sanitary District. Failure to comply with the laws promulgated by these authorities may result in monetary sanctions, liability for environmental clean-up and other equitable remedies. To maintain compliance, IKONICS may make occasional changes in its waste generation and disposal procedures.
These laws and regulations have not had a material effect upon the capital expenditures or competitive position of IKONICS. IKONICS believes that it complies in all material respects with the various federal, state and local regulations that apply to its current operations. Failure to comply with these regulations could have a negative impact on IKONICS’ operations and capital expenditures and such negative impact could be significant.
IKONICS also is subject to regulations from foreign governments covering the importation of certain chemicals. IKONICS believes that it complies in all material respects with these regulations that apply to its current products. Failure to comply with these regulations could have a negative impact on IKONICS’ operations and capital expenditures and such negative impact could be significant.
Human Capital Resources
As of October 8, 2021, IKONICS had 69 total employees, 66 of whom were full-time employees, 65 of whom were located at IKONICS’ two facilities in Duluth, Minnesota, and four of whom were outside technical sales representatives in various locations in the United States. None of IKONICS’ employees are subject to a collective bargaining agreement and IKONICS believes that its employee relations are good.
Properties
IKONICS primarily conducts its operations in Duluth, Minnesota. The administrative, sales, research and development, quality and most of the manufacturing activities are housed in a 60,000 square-foot, four-story building, including a basement level. The building is approximately eighty years old and IKONICS believes it has been maintained in good condition. IKONICS also utilizes a 5,625 square-foot warehouse adjacent to the existing plant building that was constructed in 1997. These facilities are owned by IKONICS with no existing liens or leases. IKONICS also owns an approximately 11-acre property with a 62,300 square-foot manufacturing and warehouse facility. The 62,300 square-foot facility comprises a 35,000 square-foot warehousing and manufacturing facility constructed in 2008 and a 27,300 square-foot expansion completed in 2016 to accommodate IKONICS’ AMS business.
Legal Proceedings
From time to time, IKONICS is involved in legal proceedings and regulatory proceedings arising from IKONICS’ operations. IKONICS establishes reserves for specific liabilities in connection with legal actions that are deemed to be probable and estimable. Except as set forth below, IKONICS is not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on its financial position or results of operations.
Five complaints have been filed by purported shareholders of IKONICS related to the mergers. On August 3, 2021, a complaint was filed in the United States District Court for the Southern District of New York, captioned Stein v. Ikonics Corporation, et al., No. 1:21-cv-6550. On August 11, 2021, a second complaint was filed in the United States District Court for the Eastern District of New York, captioned Bendimez v. Ikonics Corporation, et al., No. 1:21-cv-04514. On August 19, 2021, a third complaint was filed in the United States District Court for the Southern District of New York, captioned Whitfield v. Ikonics Corporation, et al., No. 1:21-cv-0710. On October 1, 2021, a fourth complaint was filed in the United States District Court for the Southern District of New York, captioned Jacobs v. Ikonics Corporation, et al., No. 1:21-cv-08148. On October 6, 2021, a fifth complaint was filed in the United States District Court for the Eastern District of Pennsylvania, captioned Ciccotelli v. Ikonics Corporation, et al., No. 2:21-cv-04391.The Stein, Bendimez, Jacobs, and Ciccotelli complaints name IKONICS and the members of its board of directors as defendants. The Whitfield complaint names as defendants IKONICS, its board of directors, and four other entities associated either with Telluride or TeraWulf and that are involved in the transactions discussed herein. Each of the five complaints alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and certain SEC rules and regulations promulgated thereunder. Generally, each complaint alleges, among other things, that disclosures made in the July 30, 2021 registration statement filed on Form S-4, or various amendments to that registration statement, with the SEC misrepresented and/or omitted material information. The complaints seek, among other remedies, injunctive relief, including enjoining defendants from proceeding with or consummating the mergers, rescissory damages, and an award of costs and expenses, including attorneys’ and experts’ fees and expenses. IKONICS and the members of its board of directors have not been served with any of the complaints, have not otherwise responded to them, and believe they are without merit. However, there can be no assurance that IKONICS or its directors will prevail in any lawsuit. Additionally, similar lawsuits may be filed between the date of this filing and the date of the special meeting.
Additional Information
Information regarding IKONICS Corporation and its subsidiaries can be found on IKONICS’ website at http://www.ikonics.com. IKONICS make available on its website, free of charge, access to its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and amendments to those reports, as well as other documents that IKONICS files or furnishes to the Securities and Exchange Commission (the “SEC”), in accordance with Sections 13 or 15(d) of the Exchange Act as soon as reasonably practicable after these reports have been electronically filed with, or furnished to, the SEC. IKONICS also posts copies of any press releases it issues on its website. IKONICS intends to use its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Such disclosures will be included on IKONICS’ website under the heading “Investor Relations.” Accordingly, investors should monitor such portion of the website, in addition to following IKONICS’ press releases, SEC filings and public conference calls and webcasts. The information on IKONICS’ website is not, and shall not be deemed to be, a part of this registration statement or incorporated into any other filings IKONICS makes with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TERAWULF
The following discussion and analysis of TeraWulf’s financial condition and results of operations should be read in conjunction with TeraWulf’s financial statements, including the accompanying notes, contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. TeraWulf’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “TeraWulf” refer to TeraWulf Inc. and its subsidiaries prior to consummation of the mergers.
Overview
TeraWulf was incorporated in the State of Delaware on February 8, 2021, and was formed to develop, own and operate fully integrated, sustainable bitcoin mining facility sites in the United States. TeraWulf was founded by principals of Beowulf Energy LLC, a premier energy infrastructure company with an extensive and solid track record across a broad spectrum of energy-related industries, including bitcoin mining. ESG factors are at the core of TeraWulf’s corporate strategy, and TeraWulf expects to consume over 90% zero-carbon energy for its near-term operations, with a target of 100% by 2028 across its portfolio of bitcoin mining facility sites.
TeraWulf will benefit from one of the lowest electricity costs among its publicly traded bitcoin mining peers at approximately $0.025 per kilowatt-hour (or total average cost of $0.028 per kilowatt-hour without the impact of Talen’s $29.3 million in-kind contribution to Nautilus). TeraWulf has structured and secured competitive equipment supply agreements with strong counterparties for its initial bitcoin mining facility sites in the States of New York and Pennsylvania. See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Equipment Supply Agreements” for additional information regarding the equipment supply agreements. The two bitcoin mining facility sites are expected to reach an aggregate of 800 MW of gross bitcoin mining capacity and over 23 EH/s of computational power by 2025.
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Lake Mariner Facility — Located at a site adjacent to the decommissioned coal-fired Somerset Generating Station in Barker, New York, the Lake Mariner Facility has secured an initial 90 MW of energy to support its bitcoin mining capacity through an agreement with NYPA with the potential to expand into an additional 410 MW of energy supply. The first phase comprising 50 MW of bitcoin mining capacity is expected to be online in the fourth quarter of 2021.

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Nautilus Cryptomine Facility — The Nautilus Cryptomine Facility is a joint venture between TeraWulf and Talen. The Nautilus Cryptomine Facility is located adjacent to the 2.5 GW nuclear-powered Susquehanna Steam Electric Station, 2.3 GW of which are owned and operated by Talen and which is located in Salem Township, Luzerne County, Pennsylvania. The Nautilus Cryptomine Facility has secured as its power supply the receipt of zero-carbon nuclear energy directly from a substation connected to the Susquehanna Station’s electrical generators over a five-year term with two successive three-year renewal options. The Nautilus Cryptomine Facility has access to up to 300 MW of bitcoin mining capacity from the Susquehanna Station and is expected to be the first bitcoin mining facility site that is powered by 100% zero-carbon nuclear energy. The Nautilus Cryptomine Facility is located “behind the meter” and not connected to the electrical distribution grid, therefore avoiding transmission and distribution charges typically paid by other large power consumers.

TeraWulf believes that access to cost-efficient, reliable and sustainable power sources, energy supply optimization, extensive operational expertise and the ability to manage the mining value chain provide TeraWulf with a competitive advantage. TeraWulf benefits from (i) one of the lowest electricity costs among its publicly traded bitcoin mining peers, (ii) potential upside from an increase in the price of bitcoin, (iii) significant dedicated power capacity available to scale up hashing power and leverage fixed costs, (iv) technology, infrastructure and operational expertise that are instrumental in achieving reliable operations and (v) the extensive experience of its management team and key vendor partnerships.

Mergers
On June 24, 2021, TeraWulf entered into an the merger agreement with IKONICS, Holdco, a direct wholly owned subsidiary of IKONICS, Merger Sub I, a direct wholly owned subsidiary of Holdco, and Merger Sub II, a direct wholly owned subsidiary of Holdco, pursuant to which, among other things, Merger Sub I will merge with and into IKONICS, with IKONICS surviving the First Merger as a wholly owned subsidiary of Holdco and, immediately following the effective time of the First Merger, Merger Sub II will merge with and into TeraWulf, with TeraWulf surviving the Second Merger as a wholly owned subsidiary of Holdco. The merger agreement was unanimously approved and adopted by the board of directors of each of IKONICS and TeraWulf. Upon the consummation of the mergers, IKONICS and TeraWulf will be wholly owned subsidiaries of Holdco and, as a result, Holdco will hold IKONICS’ and TeraWulf’s independent businesses. The consummation of the mergers requires the approval by the IKONICS’ stockholders of the First Merger and the merger agreement and the approval by the TeraWulf’s stockholders of the Second Merger and the merger agreement. The mergers are expected to be consummated in the fourth quarter of 2021.
Series A Private Placement
On June 15, 2021, TeraWulf consummated a private placement of 2,000,000 shares of TeraWulf’s Series A Preferred Stock, at a price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $50.0 million (the “Series A Private Placement”). The Series A Preferred Stock will be convertible into shares of TeraWulf Common Stock at the option of the holder thereof on or after June 1, 2022. The Series A Preferred Stock will automatically convert into shares of TeraWulf Common Stock upon the consummation of an initial public offering by TeraWulf or the consummation of a merger or other transaction following which TeraWulf will be listed on a nationally recognized securities exchange.
Talen Joint Venture
On May 13, 2021, TeraWulf and Talen entered into a joint venture, Nautilus Cryptomine LLC, to develop up to 300 MW of bitcoin mining capacity from the Susquehanna Station at the Nautilus Cryptomine Facility with mining operations expected to commence in the second quarter of 2022. See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Talen Joint Venture” for additional information regarding the Talen Joint Venture.
Results of Operations and Known Trends or Future Events
During the period from February 8, 2021 (inception) to June 30, 2021, TeraWulf engaged in organizational and administrative activities and those activities necessary to prepare for consummation of the mergers. TeraWulf also began procuring equipment for the Lake Mariner Facility and the Nautilus Cryptomine Facility in a material way. See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Equipment Supply Agreements” for additional information regarding TeraWulf’s procurement of equipment. However, TeraWulf has not generated any revenues from operations during the period from February 8, 2021 (inception) to June 30, 2021.
Following the consummation of the mergers, TeraWulf expects to incur increased expenses associated with being a public company (e.g., legal, financial reporting, accounting, auditing and compliance, among others). TeraWulf’s operational plan for the next twelve months is to develop the Lake Mariner Facility and the Nautilus Cryptomine Facility, while continuing to pursue other bitcoin mining facility sites that meet TeraWulf’s technical, economic and ESG requirements.
Factors Expected to Affect Future Results of Operations
TeraWulf expects to generate revenues primarily from (i) block rewards for mining bitcoin and (ii) bitcoin transaction fees. In addition, incremental revenues may be generated through the hedging and sale of mined bitcoin and the commercial optimization of TeraWulf’s power supply.
Block rewards are predetermined, and the bitcoin network is designed to reduce the number of bitcoins awarded for solving a new block at fixed intervals through a process known as “halving.” As of the date of this proxy statement/prospectus, the block reward is 6.25 bitcoin and is expected to be halved to 3.125 bitcoin in June 2024. Based on the halving schedule and the fixed supply of 21,000,000 bitcoins, the final bitcoin will be mined in approximately 120 years. At this milestone, bitcoin miners will be rewarded with only transaction fees.
Bitcoin miners also collect transaction fees for confirming transactions on the bitcoin network. Bitcoin miners validate unconfirmed transactions by adding the previously unconfirmed transactions as new blocks in the bitcoin blockchain. Bitcoin miners are not forced to confirm any specific transaction but are incentivized to confirm valid transactions as a means of collecting transaction fees. To date, bitcoin miners have accepted relatively low transaction fees because of the low marginal cost of validating unconfirmed transactions. However, unlike fixed block rewards, transaction fees can vary depending on the bitcoin network consensus.
As the use of the bitcoin network continues to grow and the total volume of bitcoin available to mine (and thus the block rewards) declines over time, TeraWulf expects the mining incentive structure to shift to a higher reliance on transaction fees for confirming transactions on the bitcoin network, thereby increasing transaction fees’ share of TeraWulf’s overall revenues.
Limited History; Need for Additional Capital
There is no historical financial information about TeraWulf upon which to base an evaluation of TeraWulf’s performance. TeraWulf has not generated any revenues from operations to date and cannot guarantee the success of its business plans. Furthermore, TeraWulf is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in development and procurement and possible cost overruns due to price and cost increases in equipment and services. Except for the mergers, there is no current intention to merge with or acquire another company within the next twelve months.
TeraWulf has entered into an administrative and infrastructure services agreement with Beowulf E&D for the buildout, operations and maintenance of the bitcoin mining facilities anticipated to be developed by TeraWulf. Beowulf E&D is an affiliate of Beowulf Energy LLC (“Beowulf Energy”), which was founded by Paul Prager in 1990 and is a premier energy infrastructure company with an extensive and solid track record of development, construction and operations across a broad spectrum of energy-related industries, including bitcoin mining. In October 2020, Marathon Digital Holdings, Inc. (“Marathon”) entered into a series of agreements with affiliates of Beowulf Energy and Two Point One, LLC (“2P1”), pursuant to which affiliates of Beowulf Energy and 2P1 agreed to design and develop for Marathon a data center facility of up to 100-megawatts. In addition, affiliates of Beowulf Energy and 2P1 have provided operation and maintenance services for Marathon’s data center facility.
Liquidity and Capital Resources
During the period from February 8, 2021 (inception) through the date of this proxy statement/prospectus, TeraWulf’s operations have been funded exclusively through the issuance of TeraWulf Common Stock and the Series A Private Placement.
As of June 30, 2021, TeraWulf had cash and cash equivalents in the amount of $31.7 million and a working capital surplus of approximately $29.8 million. In June 2021, TeraWulf consummated the Series A Private Placement for gross proceeds of $50.0 million. Despite these sources of liquidity, TeraWulf’s present capital resources are not sufficient to fund the planned development of its business, including the projected build out of its bitcoin mining facility sites, for a twelve-month period without additional sources of capital. Estimated capital required to fund the planned development of TeraWulf’s business for a twelve-month period is approximately $300.0 million, inclusive of meeting contractual commitments related to the various agreements set forth under “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations.” The majority of this capital need relates to the procurement of bitcoin miners and the construction of bitcoin mining facilities. On a long-term basis, the expected funding sources to meet the twelve-month requirement to fund the planned development of TeraWulf’s business include the issuance of debt instruments, an additional private equity placement transaction, a potential issuance of public equity (assuming the consummation of the mergers) and asset-collateralized based financing. Furthermore,

TeraWulf has incurred, and expects to continue to incur, significant costs in pursuit of consummation of the mergers. TeraWulf will require additional funding prior to the effectiveness of this proxy statement/prospectus in order to conduct its planned operations. On a short-term basis, TeraWulf will evaluate and access funding sources available, which includes additional funding from existing TeraWulf stockholders, including loans from its three largest stockholders, Stammtisch, Bayshore Capital LLC and Revolve Capital LLC, in an aggregate principal amount of $10.0 million received between October 4, 2021 and October 11, 2021. See “Certain Relationships and Related Party Transaction— TeraWulf Related Party Transactions— Stockholder Loans.” Until TeraWulf is able to generate positive cash flows from operations, TeraWulf expects to fund the planned development of its business operations through the issuance of debt or equity securities and/or through entry into traditional or non-traditional credit type facilities. In addition, in connection with the consummation of the mergers, the parties to the merger agreement may pursue additional financing to fund ongoing capex requirements. TeraWulf is actively engaged in discussions with counterparties regarding the issuance of both debt and equity securities for aggregate estimated gross proceeds ranging between $150 million to $200 million. However, there can be no assurance that any such financing will be successfully consummated on acceptable terms, if at all, which may impact the timing or scale of TeraWulf’s planned development. In the event TeraWulf is unable to raise additional capital, TeraWulf may seek alternative arrangements or potential partnerships in order to fund its planned development. These factors, among others, raise substantial doubt about TeraWulf’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from TeraWulf’s inability to consummate the mergers or its inability to continue as a going concern.
TeraWulf’s intended business strategy is to fund any liquidity needs by selling bitcoins earned through bitcoin mining. TeraWulf expects to commence bitcoin mining operations in the fourth quarter of 2021 when the first phase of the Lake Mariner Facility comprising 50 MW of bitcoin mining capacity comes online. The remaining unfunded capital requirements to begin mining operations at the Lake Mariner Facility are approximately $100.0 million.
Quantitative and Qualitative Disclosures about Market Risk
TeraWulf expects market risk as it develops, owns and operates fully integrated bitcoin mining facility sites. To the extent investors view the value of Holdco Common Stock as linked to the value, or change in the value, of bitcoin, fluctuations in the price of bitcoin may significantly influence the market price of Holdco Common Stock.
Bitcoin is relatively novel and subject to various risks and uncertainties that may adversely impact its price. Historically, the price of bitcoin has been highly volatile since a significant portion of demand for bitcoin may be generated by speculators and investors seeking to profit from the short- or long-term holding of bitcoin. In addition, it is possible that regulators in the United States or foreign countries may create new regulations or interpret laws in a manner that adversely affects the price of bitcoin. The liquidity of bitcoin may also be reduced, and damage to the public perception of bitcoin may occur, if financial institutions were to deny banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin.
The growth of the use and acceptance of bitcoin may also impact the price of bitcoin and is subject to a high degree of uncertainty. Recently, the acceptance of bitcoin as an alternative asset class has grown due to its finite supply and inflation hedging properties. In addition, bitcoin Layer 2 solutions, such as The Lightning Network, may allow for the broader adoption of bitcoin as a means for payment for goods and services. However, the acceptance and use of bitcoin remains limited and far from mainstream. Even if growth in bitcoin adoption occurs in the near- or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term. Furthermore, bitcoin’s position as the leading cryptocurrency by market capitalization may be supplanted by another cryptocurrency. If this were to occur, the price of bitcoin may be subject to increased volatility. This event could amplify uncertainty and speculation in the broader cryptocurrency market, which has been driven by the price of bitcoin since 2009.
Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners who validate bitcoin transactions, inadequate transaction fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains and advances in quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. In addition, a significant percentage of bitcoin trading activity is artificial or non-economic in nature and may represent attempts to manipulate the price of bitcoin as reported by some blockchain industry participants. As a result, trading platforms may seek to inflate demand for bitcoin, which could increase the volatility of the price of bitcoin.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
As of June 30, 2021, TeraWulf did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
The following table sets forth TeraWulf’s contractual obligations and other commitments (in thousands) as of June 30, 2021 (the latest practicable date prior to filing of this proxy statement/prospectus) and the years in which these contractual obligations and other commitments, as applicable, are due:
	1 Year or Less	1-3 Years	3-5 Years	Total
Nautilus Cryptomine LLC joint venture	156,000	—	—	156,000
Operating lease	113	300	300	713
Administrative and Infrastructure Services Agreement	7,500	20,000	20,000	47,500
Purchase commitments	3,867	—	—	3,867
Total	167,480	20,300	20,300	208,080
Significant Accounting Policies and Estimates
TeraWulf prepares its financial statements in conformity with GAAP. The preparation of the financial statements requires TeraWulf to make estimates and assumptions that affect, among other things, the reported amounts for such items as recoverability of deferred tax assets and the recording of various accruals. Actual results could differ from those estimates. Critical accounting policies are those that management believes are both most important to the portrayal of the financial condition and results of operations of TeraWulf and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. TeraWulf bases its estimates on historical experience, outside advice from parties believed to be experts in such matters and various other assumptions that are believed to be reasonable under the circumstances. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. TeraWulf’s significant accounting policies can be found in note 1 to TeraWulf’s financial statements as of March 31, 2021 and for the period from February 8, 2021 (inception) to March 31, 2021 and note 2 to TeraWulf’s condensed consolidated financial statements as of and for the three months ended June 30, 2021, in each case, contained elsewhere in this proxy statement/prospectus. TeraWulf considers the policies presented in the financial statements to be the most critical in understanding the judgments that are involved in preparing the financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IKONICS
The following discussion and analysis should be read in conjunction with IKONICS’ financial statements, the related notes and other financial information included elsewhere in this proxy statement/prospectus. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside IKONICS’ control. IKONICS’ actual results could differ materially from those discussed in these forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, those factors discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. Any forward-looking statements made by or on IKONICS’ behalf are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties in that the actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in the Risk Factors in IKONICS’ Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and this proxy statement/prospectus.
Impacts of the COVID-19 Pandemic
IKONICS is closely monitoring the coronavirus (COVID-19) pandemic and its impact on its business. The outbreak and continuing spread of COVID-19 has resulted in a substantial curtailment of business activities worldwide and is causing weakened economic conditions, both nationally and globally. As part of efforts to contain the spread of COVID-19, state, local and foreign governments have imposed various restrictions on the conduct of business and travel. Government restrictions, such as stay-at-home orders and quarantines and company remote work policies have led to a significant number of business closures and slowdowns. These business closures and slowdowns have already adversely impacted and will likely continue to adversely impact IKONICS directly, as well as cause its customers and suppliers to slow or stop production, which will likely significantly disrupt the IKONICS’ sales, production and supply chain. For example, as a result of the COVID-19 pandemic, IKONICS began to experience decreased demand for its products and services during the year ended 2020. IKONICS anticipates a sustained decrease in global demand from pre-COVID-19 levels for certain of its products and services during 2021. This decrease in demand will likely have a material adverse impact on IKONICS’ business, operating results and financial condition. IKONICS’ facilities continue to operate and are doing so safely, having implemented social distancing and enhanced health, safety and sanitization measures. IKONICS’ leadership continues to address the situation and is adjusting as necessary. IKONICS also previously implemented necessary procedures to enable a significant portion of its employee base to work remotely. During the second quarter of 2021 most all of IKONICS’ employees have returned to working at IKONICS’ facilities. As the situation continues to evolve into a more prolonged pandemic, IKONICS expects the COVID-19 pandemic to have a significant adverse effect on economies and financial markets globally, potentially leading to a significant worldwide economic downturn, which could have a significant adverse effect on IKONICS’ business, operating results and financial condition. To partially mitigate the negative impact of the COVID-19 pandemic, in 2020 IKONICS implemented cost reduction efforts including a reduction of its workforce, a decrease in IKONICS’ contribution to its 401(k) retirement plan and the elimination of all non-essential expenditures.
Critical Accounting Estimates
IKONICS prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Therefore, IKONICS is required to make certain estimates, judgments and assumptions that IKONICS believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The accounting estimates, which IKONICS believes are the most critical to aid in fully understanding and evaluating its reported financial results, include the following:

Trade Receivables.   IKONICS performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by review of the current credit information. IKONICS continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within expectations and the provisions established, IKONICS cannot guarantee that it will continue to experience the same collection history that has occurred in the past especially given the unpredictability of any effects related to the COVID-19 pandemic. The general payment terms are net 30-45 days for domestic customers and net 30-90 days for foreign customers. A small percentage of the trade receivables balance is denominated in a foreign currency with no concentration in any given country. At the end of each reporting period, IKONICS analyses the receivable balance for customers paying in a foreign currency. These balances are adjusted to each quarter or year-end spot rate in accordance with FASB ASC 830, Foreign Currency Matters. IKONICS also maintains a provision for any customer related returns based upon historical experience of actual returns and any specifically identified product issues, refunds or credits.
Inventories.   Inventories are valued at the lower of cost or net realizable value using the last in, first out (LIFO) method. IKONICS monitors its inventory for obsolescence and records reductions from cost when required.
Income Taxes.   Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets and liabilities are presented as long-term on a net basis. IKONICS follows the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, IKONICS may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.
Revenue recognition.   Revenue is measured based on consideration specified in the contract with a customer, adjusted for any applicable estimates of variable consideration and other factors affecting the transaction price, including noncash consideration, consideration paid or payable to customers and significant financing components. While most of IKONICS’ revenue is contracted with customers through one-time purchase orders and short-term contracts, IKONICS does have long-term arrangements with certain customers. Revenue from all customers is recognized when a performance obligation is satisfied by transferring control of a distinct good or service to a customer.
Individually promised goods and services in a contract are considered a distinct performance obligation and accounted for separately if the customer can benefit from the individual good or service on its own or with other resources that are readily available to the customer and the good or service is separately identifiable from other promises in the arrangement. When an arrangement includes multiple performance obligations, the consideration is allocated between the performance obligations in proportion to their estimated standalone selling price. Costs related to products delivered are recognized in the period incurred, unless criteria for capitalization of costs are met. Costs of revenues consist primarily of direct labor, manufacturing overhead, materials and components. IKONICS does not incur significant upfront costs to obtain a contract. If costs to obtain a contract were to become material, the costs would be recorded as an asset and amortized to expense in a manner consistent with the related recognition of revenue.
IKONICS excludes governmental assessed and imposed taxes on revenue transactions that are invoiced to customers from revenue. IKONICS includes freight billed to customers in revenue. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of goods sold.
The timing of revenue recognition, billings and cash collections results in accounts receivable on the balance sheet.
Performance obligations.   A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation in proportion to its standalone selling price and recognized as revenue when, or as, the performance obligation is satisfied. IKONICS’ various performance obligations and the timing or method of revenue recognition are discussed below:
IKONICS sells its products to both distributors and end-users. Each unit of product delivered under a customer order represents a distinct and separate performance obligation as the customer can benefit from each unit on its own or with other resources that are readily available to the customer and each unit of product is separately identifiable from other products in the arrangement.
The transaction price for IKONICS’ products is the invoiced amount. IKONICS does not have variable consideration in the form of refunds, credits, rebates, price concessions, pricing incentives or other items impacting transaction price. The purchase order pricing in arrangements with customers is deemed to approximate standalone selling price; therefore, IKONICS does not need to allocate proceeds on a relative standalone selling price allocation between performance obligations. IKONICS applies the practical expedient in FASB ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less. There are no material obligations that extend beyond one year.
Revenue is recognized when transfer of control occurs as defined by the terms in the customer agreement. IKONICS immediately recognizes incidental items that are immaterial in the context of the contract. IKONICS has also applied the practical expedient in FASB ASC 606-10-32-18 regarding the adjustment of the promised amount of consideration for the effects of a significant financing component when the customer pays for that good or service within one year or less, as IKONICS does not have any significant financing components in its customer arrangements as payment is received at or shortly after the point of sale, generally thirty to ninety days.
IKONICS estimates returns based on an analysis of historical experience if the right to return products is granted to its customers. IKONICS does not record a return asset as non-conforming products are generally not returned. IKONICS’ return policy does not vary by geography. The customer has no rotation or price protection rights. IKONICS is not under a warranty obligation except as described below.
Sales commissions.   Sales commissions paid to sales representatives are eligible for capitalization as they are incremental costs that would not have been incurred without entering into a specific sales arrangement and are recoverable through the expected margin on the transaction. IKONICS has elected to apply the practical expedient provided by FASB ASC 340-40-25-4 and recognize the incremental costs of obtaining contracts as an expense when incurred, as the amortization period of the assets that would have otherwise been recognized is one year or less. IKONICS records these costs in selling, general, and administrative expense.
Product warranty.   IKONICS offers warranties on various products and services. These warranties are assurance type warranties that are not sold on a standalone basis; therefore, they are not considered distinct performance obligations. IKONICS estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the revenue is recognized for the product sale.
International revenue.   IKONICS markets its products to numerous countries in North America, Europe, Latin America, Asia and other parts of the world. Foreign sales were approximately 32% of total sales during the first six months of 2021 and 34% during the first six months of 2020.
Results of Operations
Quarter Ended June 30, 2021 Compared to Quarter Ended June 30, 2020
Sales. IKONICS’ 2021 second quarter sales of $4.3 million were $1.7 million or 65.3%, higher than the 2020 second quarter sales of $2.6 million. Chromaline's 2021 second quarter sales of $2.7 million increased by 63.8% from second quarter 2020 sales of $1.6 million while IKONICS Imaging sales increased from $626,000 in the second quarter of 2020 to $1.3 million in the second quarter of 2021, a 102.1% increase. DTX sales also increased by 74.2% in the second quarter of 2021 to $85,000 compared to $49,000 in the second quarter of 2020. Chromaline, IKONICS Imaging and DTX sales in second quarter of 2020 were negatively impacted by the slowdown in economic activity related to the COVID-19 pandemic. IKONICS Imaging sales in the second quarter of 2021 have also been favorably impacted by improved IKONART® sales. Partially offsetting these increases, AMS sales decreased from $278,000 in the second quarter of 2020 to $247,000 in the second quarter of 2021, a 10.9% decrease as the negative effect of the the COVID-19 pandemic was not as significant on AMS in the second quarter of 2020 compared to the IKONICS’ other business segments.
Gross Profit.   Gross profit was $1.4 million or 33.6% of sales, in the second quarter of 2021 compared to $385,000, or 15.0%, of sales for the same period in 2020. The Chromaline gross margin increased from 13.1% in the second quarter of 2020 to 28.2% in the second quarter of 2021 while the IKONICS Imaging gross margin increased from 32.9% in the second quarter of 2020 to 49.1% in the second quarter of 2021. Both the Chromaline and IKONICS Imaging gross margins in 2020 were unfavorably impacted by lower sales volumes and lower production output caused by the COVID-19 pandemic. Despite lower sales volumes a reduction in production costs resulted in the AMS gross margin improving from a negative 21.0% during the second quarter of 2020 to 3.8% in the second quarter of 2021 while the DTX gross margin increased from 50.4% in second quarter of 2020 to 59.9% in second quarter of 2021.
Selling, General and Administrative Expenses.   Selling, general and administrative expenses were $1.9 million or 45.7% of sales, in the second quarter of 2021 compared to $1.2 million, or 46.7% of sales, for the same period in 2020. Selling, general and administrative expenses for the second quarter of 2021 increased primarily due to approximately $700,000 of professional service expenses related to the pending strategic business combination with TeraWulf.
Research and Development Expenses.   Research and development expenses during the second quarter of 2021 were $129,000, or 3.0% of sales, versus $201,000, or 7.8%, of sales for the same period in 2020. Research and development expenses in the second quarter of 2021 were favorably impacted by a reduction in staffing levels.
Interest Expense.   Interest expense for the second quarter of 2021 and 2020 was $82,000 and $25,000, respectively. The interest expense increase for the three months ended June 30, 2021 is due to the $82,000 write off of debts costs when the loan was repaid.
Income Taxes.   For the three months ended June 30, 2021 the effective tax rate was a benefit of 0.1% , compared to an effective tax rate of 0.0% for the three months ended June 30, 2020. IKONICS recorded an income tax benefit of $1,000 and $0 for the three months ended June 30, 2021 and 2020, respectively.
Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020
Sales.   IKONICS’ 2021 first half sales of $7.3 million were $1.3 million, or 20.7%, higher than the 2020 first half sales of $6.1 million as 2020 sales were negatively impacted by the slowdown in economic activity related to the COVID-19 pandemic. Chromaline 2021 sales for the first six months of $4.4 million increased by 21.4% from 2020 first half sales of $3.6 million while IKONICS Imaging first half sales of $2.4 million in 2021 were $756,000, or 47.3% higher than sales for the first six months of 2020. IKONICS Imaging sales in 2021 also benefitted from improved IKONART® sales. AMS sales in the first half of 2021 were $459,000 compared to $728,000 for the same period in 2020, a 36.9% decrease. For AMS sales, both the negative effect of the COVID-19 pandemic in 2020 and the recovery in 2021 has been delayed compared to IKONICS other business segments. DTX sales for the first six months of 2021 of $162,000 were flat with the first six months of 2020.
Gross Profit.   Gross profit was $2.4 million, or 33.1% of sales, in the first half of 2021 compared to $1.5 million, or 25.3% of sales, for the same period in 2020. The Chromaline gross margin increased from 21.2% in the first half of 2020 to 27.8% for the first six months of 2021 while the IKONICS Imaging gross margin increased from 43.7% in the first half of 2020 to 49.2% in the first half of 2021. Both the Chromaline and IKONICS Imaging gross margins in 2020 were unfavorably impacted by lower sales volumes and lower production output caused by the COVID-19 pandemic. Lower sales volumes resulted in the AMS gross margin decreasing from a negative 0.6% in the first half of 2020 to a negative 6.2% for the same period in 2021. The first half DTX gross margins in 2021 and 2020 were 52.4% and 52.9%, respectively.
Selling, General and Administrative Expenses.   Selling, general and administrative expenses were $3.1 million, or 42.7% of sales, in the first half of 2021 compared to $3.0 million, or 49.2% of sales, for the same period in 2020. Selling, general and administrative expenses for the first half of 2021 include approximately $730,000 of professional service expenses related to the pending strategic business combination with TeraWulf. Selling, general and administrative expenses for the first half of 2020 were affected by $365,000 of one-time costs related to the Chief Executive Officer transition occurring in the first half of 2020. These costs include severance payments, a signing bonus, relocation expenses and executive search consulting expenses.
Research and Development Expenses.   Research and development expenses during the first half of 2021 were $264,000, or 3.6% of sales, versus $385,000, or 6.3%, of sales for the same period in 2020. Research and development expenses in the first half of 2021 were favorably impacted by a reduction in staffing levels.
Interest Expense.   Interest expense for the first six months of 2021 and 2020 was $102,000 and $46,000, respectively. The interest expense increase for the first six months of 2021 is due to the $82,000 write off of debts costs when the loan was repaid.
Income Taxes.   For the first half of 2021, IKONICS realized an income tax benefit of $20,000, or an effective tax rate of 1.8%, compared to a benefit of $239,000, or an effective tax rate of 12.8% for the six months ended June30, 2020. The primary driver of the change in IKONICS’ effective tax rate is attributable to additional benefit from a net operating loss carryback claim recorded in the prior year.
Liquidity and Capital Resources
Outside of the building expansion, for which $3.4 million in financing was obtained during 2016 and the $1.2 million Paycheck Protection loan IKONICS received and was forgiven in 2020, IKONICS has financed its operations principally with funds generated from operations. These funds have historically been sufficient to cover IKONICS’ normal operating expenditures, annual capital requirements, and research and development expenditures.
Cash was $2.3 million and $3.7 million at June 30, 2021 and December 31, 2020, respectively. Operating activities provided $1.3 million in cash during the first six months of 2021 compared to a use of cash of $1.2 million during the same period in 2020. Cash provided by or used in operating activities is primarily the result of net losses adjusted for non-cash depreciation, amortization, stock based compensation, and certain changes in working capital components discussed in the following paragraph.
During the first six months of 2021, trade receivables decreased by $468,000 due to improved collections. IKONICS believes that the quality of its receivables is high and that strong internal controls are in place to maintain proper collections. Inventories decreased by $37,000 due to lower raw material levels resulting from supply chain disruptions caused by the COVID-19 pandemic. Prepaid expenses and other assets increased by $37,000 reflecting the prepayment of insurance premiums. Accrued expenses increased $119,000 due to the timing of payroll. Accounts payable increased by $1.1 million mainly due to professional service expenses related to the pending strategic business combination with TeraWulf. Income taxes receivable decreased by $189,000 as IKONICS received payment during 2021 on a previously recorded income tax refund.
During the first six months of 2020, trade receivables decreased by $1.0 million. This decrease was due primarily to a slowdown in sales of products and services during the first six months of 2020, as a result of the aforementioned COVID-19 pandemic. IKONICS believes that the quality of its receivables is high and that strong internal controls are in place to maintain proper collections. Inventories increased by $501,000 due to higher finished goods levels as IKONICS experienced lower than expected sales during the first half quarter of 2020. Prepaid expenses and other assets decreased by $749,000 reflecting a decrease in a receivable related to the reimbursement of 2019 medical insurance costs that IKONICS received from its stop-loss insurance carrier. Accrued expenses decreased $512,000, reflecting a decrease in the accrual for health insurance costs. Accounts payable decreased by $446,000 due to IKONICS’ cost reduction efforts and a reduction in raw material purchases in anticipation of lower sales volumes. Income taxes receivable increased by $247,000 as IKONICS recognized an income tax benefit attributable to a net operating loss carryback claim.
During the first six months of 2021, cash used in investing activities was $27,000. IKONICS’ purchases of equipment of $11,000 were mainly for improvements to production and process capabilities. IKONICS incurred $16,000 in patent application costs that IKONICS records as an asset and amortizes upon successful completion of the application process.
During the first six months of 2020, cash provided by investing activities was $2.1 million. Nine certificates of deposits totaling $2.2 million matured during the first six months of 2020. IKONICS purchases of equipment of $150,000 were mainly for improvements to production and process capabilities and to replace a vehicle. IKONICS received $18,000 in proceeds from the sale of a vehicle. Also, during the first six months of 2020, IKONICS incurred $12,000 in patent application costs that IKONICS records as an asset and amortizes upon successful completion of the application process.
During the first six months of 2021, IKONICS received $28,000 from the issuance of 3,000 shares of common stock from the exercise of stock options. There were no exercises of stock options during the first six months of 2020.
On April 1, 2016, IKONICS entered into a financing agreement (the “Financing Agreement”) under which the Duluth Economic Development Authority (the “Issuer”) agreed to sell $3,415,000 of its Tax Exempt Industrial Revenue Bonds, Series 2016 (IKONICS Project) (the “Bonds”) to Wells Fargo Bank, National Association (the “Bank”), and the Bank agreed to lend to IKONICS the proceeds received from the sale of the Bonds (the “Loan”). Related to the IKONICS’ Loan, IKONICS made principal payments of $72,000 during the first six months of 2020.
IKONICS was subject to certain customary covenants set forth in the Loan, including a requirement that IKONICS maintain a debt service coverage ratio of not less than 1.25 to 1.00. As of December 31, 2020, IKONICS was in compliance with the debt service coverage ratio loan covenant. During the first half of 2021, IKONICS was notified by the Bank that per the Financing Agreement the Bank will recall the Loan on April 1, 2021. On April 1, 2021, IKONICS repaid the entire Loan including principal amount of $2.7 million and interest of $6,100 with existing cash on hand.
On April 18, 2020, IKONICS entered into a loan pursuant to the Paycheck Protection Program under the CARES Act, as administered by the U.S. Small Business Administration (the “SBA”). The loan, in the principal amount of $1,214,500 (the “PPP Loan”), was disbursed by BMO Harris Bank National Association (“Lender”) on April 22, 2020, pursuant to a Paycheck Protection Program Promissory Note and Agreement (the “Note and Agreement”). The entire PPP Loan was forgiven by the SBA and the Lender prior to the end of 2020.
A bank line of credit providing for borrowings of up to $2,050,000 expires August 30, 2021. The line of credit is collateralized by IKONICS’ assets and bears interest at 1.8 percentage points over the 30-day LIBOR rate. IKONICS did not utilize this line of credit during the first six months of 2021 or 2020, and there were no borrowings outstanding as of June 30, 2021 or December 31, 2020. There are no financial covenants related to the line of credit, and IKONICS expects that it will secure a similar line of credit when the current line of credit expires.
IKONICS believes that current financial resources, its line of credit, and cash generated from operations, along with IKONICS’ capacity for additional debt and/or equity financing will be sufficient to fund current and anticipated business operations. However, the full extent of the effect of the COVID-19 pandemic on IKONICS’ customers, supply chain and business cannot be reasonably assessed at this time and IKONICS expects its full year 2021 results of operations to be adversely affected. IKONICS implemented a plan to mitigate the impact of COVID-19 which includes permanent reductions to IKONICS’ workforce, temporary reductions in board and officer compensation, temporary suspension of IKONICS’ contribution to its 401(k) retirement plan and the elimination of all non-essential expenditures. The impact of COVID-19 on IKONICS’ operating results will depend on future developments, which are highly uncertain and cannot be predicted, including governmental and business reactions to the pandemic.

Capital Expenditures
Through the first six months of 2021, IKONICS incurred $11,000 of capital expenditures mainly for improvements to production and process capabilities.
IKONICS is planning additional capital expenditures in 2021 of approximately $50,000 including improvements to IKONICS’ production capabilities, process improvements, and information technology upgrades. Currently, IKONICS expects to fund its capital expenditures with existing cash and cash generated from operating activities.
International Activity
IKONICS markets its products to numerous countries in North America, Europe, Latin America, Asia and other parts of the world. Foreign sales were approximately 32% of total sales during the first half of 2021 and 34% during the first half of 2020. The fluctuations of certain foreign currencies have not significantly impacted IKONICS’ operations, as IKONICS’ foreign sales are not concentrated in any one region of the world, although a strong U.S. dollar does make IKONICS’ products less competitive internationally. IKONICS believes its vulnerability due to uncertainties in foreign currency fluctuations and general economic conditions in foreign countries is not significant.
IKONICS’ foreign transactions are primarily negotiated, invoiced and paid in U.S. dollars, while a portion is transacted in Euros. IKONICS has not implemented an economic hedging strategy to reduce the risk of foreign currency translation or transaction exposures, as management does not believe this to be a significant risk based on the scope and geographic diversity of IKONICS’ foreign operations. Furthermore, the impact of foreign exchange on IKONICS’ balance sheet and operating results was not material in either 2021 or 2020.
Future Outlook
See the discussion under the heading “Impact of the COVID-19 Pandemic” above for IKONICS’ discussion of the COVID-19 pandemic.
IKONICS has spent an average of approximately 5% of annual sales in research and development and has made capital expenditures related to new products and programs. IKONICS plans to maintain its efforts in these areas to expedite internal product development as well as to form technological alliances with outside entities to commercialize new product opportunities.
IKONICS is also continuing to pursue DTX-related business initiatives. In addition to making efforts towards growing the inkjet technology business, IKONICS offers a range of products for creating texture surfaces and has introduced a fluid for use in prototyping. IKONICS has been awarded European, Japanese, and United States patents on its DTX technologies. IKONICS has also modified its DTX technology to facilitate entry into the market for prototyping.
IKONICS continues to make progress on its AMS business. IKONICS has three long-term sales agreements in place for its technology with major aerospace companies. However, based on customer communications, IKONICS anticipates reduced order volume for 2021 due to the COVID-19 pandemic.
Both the Chromaline and IKONICS Imaging units operate in mature markets. Although these business units require aggressive strategies to grow market share, both are developing new products and business relationships that IKONICS believes will contribute to growth. Early in 2019, IKONICS introduced its new IKONART® product to positive reviews and is generating sales. IKONART® provides a new way to make custom reusable stencils for the creative arts markets. In addition to its traditional emphasis on domestic markets, IKONICS will continue efforts to grow its business internationally by attempting to develop new markets and expanding market share where it has already established a presence. However, the strong U.S. dollar has made international growth challenging.
Other future activities undertaken to expand IKONICS’ business may include strategic partnerships, acquisitions, building improvements, equipment additions, new product development and marketing opportunities.

In entering into the merger agreement relating to our pending strategic business combination with TeraWulf, we agreed to certain covenants that place restrictions on our operations until the consummation of the transaction. These operating covenants may restrict our ability to complete some of the aforementioned future activities until we are no longer subject to them.
Other future activities undertaken to expand IKONICS’ business may include strategic partnerships, acquisitions, building improvements, equipment additions, new product development and marketing opportunities.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which revises guidance for the accounting for credit losses on financial instruments within its scope, and in November 2018, issued ASU No. 2018-19 and in April 2019, issued ASU No. 2019-04 and in May 2019, issued ASU No. 2019-05, and in November 2019, issued ASU No. 2019-11, which amended the standard. The new standard introduces an approach, based on expected losses, to estimate credit losses on certain types of financial instruments and modifies the impairment model for available-for-sale debt securities. The new approach to estimating credit losses (referred to as the current expected credit losses model) applies to most financial assets measured at amortized cost and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities, net investments in leases and off-balance-sheet credit exposures. This ASU is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Entities are required to apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. IKONICS is still evaluating the impact of this ASU.
Off Balance Sheet Arrangements
IKONICS has no off-balance sheet arrangements.

GOVERNANCE AND MANAGEMENT OF HOLDCO
Overview of Executive Officers and Directors
Following the consummation of the Mergers, the business and affairs of Holdco will be managed by, or under the direction of, the board of directors of Holdco. The following persons are expected to serve as executive officers and directors of Holdco following consummation of the mergers.
Name	Age	Position
Paul Prager	62	Chief Executive Officer and Chair of the Board of Directors
Kenneth Deane	52	Chief Financial Officer
Nazar Khan	45	Chief Operating Officer, Chief Technology Officer and Executive Director
Kerri Langlais	44	Chief Strategy Officer
Walter Carter	62	Director
Catherine “Cassie” Motz	50	Director
Jason New	52	Director
Steven Pincus	63	Director
Lisa Prager	64	Director
Paul Prager will be the Chief Executive Officer and the chair of the board of directors of Holdco following consummation of the mergers. Mr. Prager has been the Chief Executive Officer and the chair of the board of directors of TeraWulf since February 2021. Mr. Prager has also founded and has been the President of Beowulf Energy LLC and its predecessor companies since 1993. Mr. Prager has extensive investment and entrepreneurial experience in international shipping, commodity trading and power generation. He founded Brooklyn Marine & Oil LLC (physical and derivatives trading) and was previously the Chief Executive Officer of Direct Gas. In addition, Mr. Prager was a manager on the board of managers of Bicent Holdings LLC (“Bicent”) and held various offices at Bicent’s subsidiaries, at the time when Bicent, together with certain of its subsidiaries, filed voluntary petitions for relief in April 2012 under the provisions of chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the District of Delaware, Case No. 12-11304 (KG), captioned In re Bicent Holdings LLC, et al. The proceeding was commenced to implement a consensual, pre-arranged restructuring transaction among Bicent’s significant stakeholders, resulting in Bicent’s prompt emergence from chapter 11 in August 2012. A graduate of the U.S. Naval Academy, Mr. Prager is a member of the investment committee and trustee of the U.S. Naval Academy Foundation.
Kenneth Deane will be the Chief Financial Officer of Holdco following consummation of the mergers. Mr. Deane has been the Chief Financial Officer of TeraWulf since July 2021, where he is responsible for TeraWulf’s financial functions, including accounting, audit, internal control and treasury. Mr. Deane brings more than 20 years of financial and operation experience in the power, high tech and public accounting sectors. From January 2008 until May 2021, Mr. Deane was an executive with Colorado Energy Management, LLC and Heorot Power Management LLC, an owner and operator of power generation assets. Mr. Deane was the Chief Financial Officer of Colorado Energy Management, LLC, a subsidiary of Bicent, at the time when Bicent filed voluntary petitions for relief, as discussed under “— Overview of Executive Officers and Directors — Paul B. Prager.” Prior to joining Heorot Power Management LLC, Mr. Deane held positions of the Chief Financial Officer, Vice President and Corporate Secretary at Isonics Corporation, the Senior Finance Manager at Sun Microsystems, Inc. and the Audit Manager at Deloitte LLP. He holds a B.S. and M.S. in accounting from the University of Florida.
Nazar Khan will be the Chief Operating Officer, the Chief Technology Officer and the Executive Director of Holdco following consummation of the mergers. Mr. Khan has been the Chief Operating Officer and the Chief Technology Officer of TeraWulf and has also served on the board of directors of TeraWulf since February 2021. Mr. Khan brings tremendous experience in energy infrastructure and cryptocurrency mining and has led TeraWulf’s business strategy since its inception. As the Chief Operating Officer, Mr. Khan oversees the development and implementation of TeraWulf’s day-to-day operations, including hardware procurement, site evaluation, infrastructure buildout and identification of future growth opportunities. As the Chief Technology Officer, Mr. Khan is responsible for TeraWulf’s technology resources and identifies the technologies to improve the efficiency of TeraWulf’s bitcoin mining business. Mr. Khan has been serving as the Executive Vice President of Beowulf Energy LLC since January 2002, where he is leading Beowulf Energy LLC’s acquisition and development efforts. Prior to Beowulf Energy LLC, Mr. Khan worked at Evercore Partners Inc. in both investment banking and private equity. Mr. Khan held various offices at Bicent’s subsidiaries at the time when Bicent filed voluntary petitions for relief, as discussed under “— Overview of Executive Officers and Directors — Paul B. Prager.” Mr. Khan received a B.S. and a B.A. from the University of Pennsylvania.
Kerri Langlais will be the Chief Strategy Officer of Holdco following consummation of the mergers. Ms. Langlais has been the Chief Strategy Officer of TeraWulf since February 2021, where she is responsible for the development and implementation of TeraWulf’s overall corporate strategy, business development, strategic partnerships and growth initiatives. Ms. Langlais brings more than 20 years of M&A, financing, strategy and power sector experience. Since July 2010, Ms. Langlais has been serving as an executive at Beowulf Energy LLC, a leading private energy infrastructure company, where she is leading Beowulf Energy LLC’s M&A and financing efforts. Prior to Beowulf Energy LLC, Ms. Langlais spent nearly a decade in the Investment Banking Division at Goldman Sachs, where she was most recently in the Natural Resources advisory group in New York. Ms. Langlais also worked at Harvard University, where she provided advisory services to the university’s overall financial strategy and planning. Ms. Langlais received a B.A. in finance and graduated with honors from Boston College.
Walter Carter will join the board of directors of Holdco following consummation of the mergers. Mr. Carter became the eighth president of the University of Nebraska in January 2020 after retiring as Vice Admiral following 38 years of service in the U.S. Navy. Most recently, Mr. Carter served as Superintendent of the U.S. Naval Academy, his alma matter, from July 2014 until July 2019. Under his leadership, the U.S. Naval Academy reached the No. 1 public school ranking by Forbes and expanded academic opportunity and diversity. Mr. Carter is a Distinguished Flying Cross and Bronze Star recipient. He graduated from the Navy Fighter Weapons School (Top Gun) in Miramar, California, and was commander for the Carrier Strike Group Twelve, in which he commanded 20 ships, two nuclear-powered aircraft carriers and two carrier air wings that were deployed to Afghanistan in the Arabian Gulf. He is a naval flight officer with more than 6,300 flying hours and has completed 2,016 carrier-arrested landings, an American record. Mr. Carter’s extensive leadership background will bring a strong commitment to corporate ethics, values and business practices.
Catherine “Cassie” Motz will join the board of directors of Holdco following the consummation of the Mergers. Ms. Motz has been the Executive Director of the CollegeBound Foundation in Baltimore since January 2014 and served on the University System of Maryland Board of Regents from June 2014 through March 2015. Born and raised in Baltimore City and a current resident of Baltimore City, Ms. Motz is currently on the board of the Catholic Charities of Baltimore and was formerly on the UMBC Public Policy External Advisory Board and served as Board President of Baltimore Outreach Services, a homeless shelter and job-training program for women. Previously, she was a Deputy Chief of Staff to Governor Martin O'Malley. She also served as Deputy Legal Counsel to Governor O'Malley and as the Interim Director of the Governor's Office for Children. Ms. Motz graduated summa cum laude from Dartmouth College with a B.A. in history and earned a J.D. from Yale Law School. Between college and law school, she taught at a public middle school in the South Bronx, New York through Teach for America. After graduating from law school and clerking for U.S. District Judge James Robertson in Washington, DC, Ms. Motz practiced law for several years in Washington. As an Assistant U.S. Attorney, she prosecuted homicide and domestic violence cases and argued appellate cases in federal and local courts. She later served as a Deputy Attorney General for the District of Columbia government, representing the city's child welfare and mental health agencies. Ms. Motz also taught as an adjunct professor at the University of Maryland School of Law. Ms. Motz brings to the extensive leadership and public policy experience to the board of directors of Holdco, and her distinguished career in both non-profit and government will help Holdco execute on its strategy of sustainable growth and community impact.
Jason New will join the board of directors of Holdco following consummation of the mergers. Mr. New is the Head of Onex Credit, a leading asset manager with more than $23 billion of assets under management, and has been with Onex Credit since April 2020. Mr. New has over 26 years of investment experience and, prior to Onex Credit, was a Senior Managing Director of Blackstone and Co-Head of Distressed and Special Situation Investing for GSO Capital Partners (“GSO”) from July 2005 until December 2019. He was an original Partner of GSO and a member of its Management Committee and Investment Committee. Over the course of his career at GSO, he represented the firm on the boards of directors of multiple public and private companies, including Cheniere Energy, Momentive Performance Products and Kodak, where he continues to serve as an independent director. Previously, Mr. New was a senior member of the Distressed Finance Group at Credit Suisse and Donaldson, Lufkin and Jenrette. He began his career as a restructuring attorney at Sidley Austin LLP. He earned a B.A. in Economics from Allegheny College and a J.D. from Duke University School of Law. Mr. New brings to the board of directors of Holdco a wealth of experience in complex financial structuring and optimization in a public company setting.
Steven Pincus will join the board of directors of Holdco following consummation of the mergers. Mr. Pincus has served as an Executive Vice President with global insurance company Willis Towers Watson since August 2002 and is the Global Head of Broking for the firm’s FINEX business. He is also part of the global Corporate Risk and Broking leadership team. With over 40 years of experience, Mr. Pincus has extensive expertise in the energy and high-tech sectors. He began his career at AIG and held senior roles at Johnson & Higgins and Aon. Mr. Pincus leads FINEX employee engagement and served on the board of The Storefront Academy, a tuition-free private school in Harlem, New York. He received his BSBA in economics from the University of Arizona. Mr. Pincus brings substantial risk management, financial oversight and operational expertise to the board of directors of Holdco, which is expected to help in the execution of Holdco’s growth plan in a dynamic market.
Lisa Prager will join the board of directors of Holdco following consummation of the mergers. Ms. Prager serves as the General Counsel and Executive Vice President of the Agricultural Bank of China — New York Branch since September 2017. From July 2016 through August 2017, Ms. Prager was a partner at Holland & Knight LLP and, from 2013 to 2016, she was a partner at Schulte Roth & Zabel LLP. At Holland & Knight LLP, Schulte Roth & Zabel LLP and other law firms where she was a partner previously, Ms. Prager focused on government investigations relating to the Foreign Corrupt Practices Act, U.S. economic sanctions laws, anti-money laundering laws, the Dodd-Frank Act’s whistleblower provisions and other matters. Prior to entering private practice, Ms. Prager was a federal prosecutor in the U.S. Attorney’s Office for the District of Columbia and Acting Assistant Secretary and Deputy Assistant Secretary for Export Enforcement at the U.S. Department of Commerce’s Bureau of Industry and Security. As an Assistant U.S. Attorney, Ms. Prager handled federal cases involving terrorism, wire and mail fraud, economic espionage, and export control violations, among other matters. Ms. Prager received a B.A. from Yale University and J.D. from Western New England University School of Law. Ms. Prager brings broad legal, compliance and regulatory expertise to the TeraWulf board of directors.
Family Relationships
Ms. Lisa Prager is a sister of Mr. Paul B. Prager, Holdco’s Chief Executive Officer and chair of the board of directors following consummation of the mergers. There are no other family relationships among any of Holdco’s executive officers or members of the board of directors.
Controlled Company Exemption
It is expected that Paul Prager, TeraWulf’s Chief Executive Officer, and Stammtisch, a company controlled by Paul Prager, will together have the right to vote a majority of Holdco’s outstanding common stock upon consummation of the mergers and, therefore, will have the power to elect a majority of Holdco directors, in each case, through their respective ownership of shares of Holdco common stock as well as through the exercise by them of voting control over shares of Holdco common stock with respect to which they have been granted irrevocable voting proxies. Assuming a stock price of $26.74, the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to hold, immediately following the consummation of the mergers, approximately 62.4% of the voting power of Holdco. Assuming the stock price of $32.09, a 20% increase from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to hold, immediately following the consummation of the mergers, approximately 62.7% of the voting power of Holdco. Assuming the stock price of $21.39, a 20% decrease from the closing sales price per share of IKONICS common stock on September 14, 2021, Paul Prager and Stammtisch would be expected to own, immediately following the consummation of the mergers, approximately 62.1% of the voting power of Holdco. For further details, see “Security Ownership of Certain Beneficial Owners and Management/Directors of TeraWulf.” As a result, Holdco is expected to be a “controlled company” within the meaning of Nasdaq corporate governance requirements. Under these Nasdaq corporate governance requirements, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that (i) a majority of such “controlled company’s” board of directors consist of independent directors, (ii) compensation of executive officers be determined or recommended to such “controlled company’s” board of directors by a majority of independent directors or by a compensation committee composed entirely of independent directors and (iii) director nominees be selected or recommended for selection by a majority of independent directors or by a corporate governance and nominating committee composed entirely of independent directors.
Holdco may utilize some or all of these “controlled company” exemptions and, as a result, investors may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq corporate governance requirements. If Holdco ceases to be a “controlled company” and shares of Holdco Common Stock continue to be listed on Nasdaq, Holdco will be required to comply with these Nasdaq corporate governance requirements and, depending on the independence determination of the board of directors of Holdco with respect to its then-current directors, Holdco may be required to add additional directors to its board of directors in order to achieve such compliance within the applicable transition period.
Director Independence
Nasdaq listing rules generally require that a majority of a company’s board of directors must consist of “independent directors” within the meaning of Nasdaq listing rules. It is expected that Holdco’s board will consist of      directors. The board of directors of Holdco has determined that each of      will be an “independent director” within the meaning of Nasdaq listing rules and in reliance upon the “controlled company” exemption under Nasdaq listing rules. See “— Controlled Company Exemption.”
Leadership Structure of the Board of Directors
Following consummation of the mergers, Holdco’s Chief Executive Officer will serve as the chair of Holdco’s board of directors. Holdco’s board of directors will have no policy with respect to the separation of the offices of chair of the board of directors and Chief Executive Officer. Instead, such relationship will be defined and governed by the Holdco Certificate of Incorporation and the Holdco Bylaws, which are expected to permit the same person to hold both offices.
Committees of the Board of Directors
Holdco’s board of directors will have the authority to appoint committees to perform certain management and administration functions. Following consummation of the mergers, Holdco will have the audit committee and the compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors of Holdco when necessary to address specific issues. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors of Holdco. Following consummation of the mergers, the charters for each of these committees will be available on Holdco’s website at terawulf.com. Information contained on or accessible through Holdco’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.
Audit Committee
Holdco’s audit committee is expected to consist of at least three members. It is expected that the members of the audit committee will be      , and the chair of the audit committee will be      . The board of directors of Holdco has determined that each proposed member of the audit committee is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The board of directors of Holdco has determined that      is an “audit committee financial expert” within the meaning of the SEC rules and regulations. In addition, the board of directors of Holdco has determined that each proposed member of the audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the board of directors of Holdco has examined each proposed member’s scope of experience and the nature of his or her employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of Holdco’s board of directors with respect to its accounting, financial and other reporting and internal control practices and to oversee its independent registered public accounting firm. The audit committee will be responsible for, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing Holdco’s independent registered public accounting firm;

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discussing with its independent registered public accounting firm their independence from Holdco’s management;

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reviewing, with Holdco’s independent registered public accounting firm, the scope and results of their audit;

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approving all audit and permissible non-audit services to be performed by Holdco’s independent registered public accounting firm;

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overseeing the financial reporting process and discussing with Holdco’s management and independent registered public accounting firm the quarterly and annual financial statements that Holdco files with the SEC;

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overseeing its financial and accounting controls and compliance with legal and regulatory requirements;

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reviewing its policies on risk assessment and risk management;

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reviewing related person transactions; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Holdco’s compensation committee is expected to consist of at least      members. It is expected that the members of the compensation committee will be      , and the chair of the compensation committee will be      . Following the time at which Holdco is no longer a “controlled company” as defined under the Nasdaq rules, it is expected that each member of the compensation committee will be “independent” under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors of Holdco in overseeing its compensation policies, plans and programs and reviewing and determining the compensation to be paid to its executive officers, directors and other senior management, as appropriate. Holdco’s compensation committee will be responsible for, among other things:
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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of Holdco’s Chief Executive Officer and other executive officers;

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reviewing and approving or making recommendations to the board of directors of Holdco regarding the Holdco’s incentive compensation and equity-based plans, policies and programs;

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reviewing and approving any employment agreement or compensatory transaction with an executive officer of Holdco involving compensation in excess of $120,000 per year;

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making recommendations to the board of directors of Holdco regarding the executive officer and director indemnification and insurance matters; and

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retaining and overseeing any compensation consultants.

Director Nominations
Holdco does not expect to have a standing corporate governance and nominating committee following consummation of the mergers, although it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq listing rules. Holdco’s board of directors believes that the directors can satisfactorily carry out the responsibility of properly selecting and/or approving director nominees without the formation of a standing corporate governance and nominating committee. The directors who will participate in the consideration and recommendation of director nominees to the board of directors of Holdco are      . As there is no standing corporate governance and nominating committee, Holdco does not have a corporate governance and nominating committee charter in place.
The board of directors of Holdco will also consider director candidates recommended for nomination by Holdco’s stockholders during such times as they are seeking proposed director nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A stockholder of Holdco that wishes to nominate a director for election to Holdco’s board of directors should follow the procedures set forth in the Holdco Bylaws.
Holdco has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating director nominees, Holdco’s board of directors expects to consider educational background, diversity of professional experience, knowledge of Holdco’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of Holdco’s stockholders.
Risk Oversight
Holdco’s board of directors will be responsible for overseeing Holdco’s risk management process. Holdco’s board of directors will focus on Holdco’s general risk management strategy and the most significant risks facing Holdco and will oversee the implementation of risk mitigation strategies by Holdco’s management. Holdco’s audit committee will also be responsible for discussing Holdco’s policies with respect to risk assessment and risk management. Holdco’s board of directors believes its administration of its risk oversight function has not negatively affected the leadership structure of Holdco’s board of directors.
Code of Ethics
Holdco will adopt a “code of ethics,” within the meaning of Item 406(b) of Regulation S-K, that will apply to all of its officers, directors and employees, including those officers responsible for financial reporting. Following consummation of the mergers, the code of ethics will be available on Holdco’s website at terawulf.com. Information contained on or accessible through Holdco’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only. Holdco intends to disclose any amendments to the code of ethics, or any waivers of its requirements, on its website to the extent required by the requirements of applicable law and Nasdaq listing rules.
Compensation Committee Interlocks and Insider Participation
No member of Holdco’s compensation committee was at any time during the fiscal year 2020, or at any other time, an officer or employee of TeraWulf or IKONICS. None of Holdco’s future executive officers serves, or has served during the fiscal year 2020, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity that has one or more executive officers serving as a member of the board of directors or the compensation committee of either TeraWulf or IKONICS.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act will require directors and executive officers of Holdco, and persons who own more than 10% of a registered class of Holdco’s securities, to file reports of ownership and changes in ownership of Holdco’s securities with the SEC, and to furnish Holdco with copies of the reports they file.

EXECUTIVE COMPENSATION OF HOLDCO
The compensation arrangements for individuals who Holdco expects to be its initial named executive officers (the “NEOs”) and directors are set forth below. TeraWulf has adopted, and Holdco is expected to continue to develop, compensation plans and programs and anticipates that each of the executive officers and directors will be covered by these compensation programs following consummation of the mergers.
Compensation of Executive Officers
Decisions regarding executive compensation and benefit programs to date have historically been made by the TeraWulf board of directors and TeraWulf’s senior management. Following the consummation of the mergers, Holdco expects to form a compensation committee of the board of directors of Holdco (the “Compensation Committee”), which will review its executive compensation and benefit programs and determine the appropriate compensation and benefits for its executives officers. Accordingly, Holdco’s executive compensation and benefits programs following the consummation of the mergers may not be the same as those discussed below.
For purposes of this discussion, the following individuals are expected to be the NEOs of Holdco following the consummation of the mergers:
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Paul Prager, Chief Executive Officer;

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Kenneth Deane, Chief Financial Officer;

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Nazar Khan, Chief Operating Officer and Chief Technology Officer; and

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Kerri Langlais, Chief Strategy Officer.

2021 Compensation
The following table sets forth, on an annualized basis for the year ending December 31, 2021, the annual base salary and other compensation expected to be payable to each of the NEOs.
Name and Principal Position	Base Salary ($)	Target Bonus (% of Base Salary)	Target Bonus ($)
Paul Prager	950,000	150%	1,425,000
Chief Executive Officer
Kenneth Deane	325,000	25%	81,250
Chief Financial Officer
Nazar Khan	450,000	100%	450,000
Chief Operating Officer and Chief Technology Officer
Kerri Langlais	400,000	50%	200,000
Chief Strategy Officer
Compensation Following Consummation of the Mergers
Although executive compensation determinations following the consummation of the mergers will be made by the Compensation Committee, Holdco expects that the primary objectives of its executive compensation programs will be to meet five key objectives:
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align the interests of its executive officers with those of its investors by varying compensation based on both long-term and annual results of operations and delivering a large portion of the total pay opportunity in stock;

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balance rewards for both short-term results and the long-term strategic decisions needed to ensure sustained business performance over time;

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attract and retain the highly qualified senior executive officers needed to drive its enterprise to succeed in today’s highly competitive marketplace;

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motivate its executive officers to deliver a high degree of business performance without encouraging excessive risk taking; and

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differentiate rewards to reflect individual and team performance.

To fulfill these objectives, Holdco also expects that it will have an executive compensation program that includes three major elements — base salary, annual bonus incentives and long-term equity incentives, which may include restricted stock units and performance-based equity awards. Prior to consummation of the mergers, TeraWulf will issue equity awards with respect to shares of TeraWulf common stock value at $12.5 million to certain designated service providers of TeraWulf under the 2021 Plan, as contemplated by the administrative and infrastructure services agreement between BeoWulf E&D, dated as of April 27, 2021. TeraWulf has not adopted any compensation policies, procedures or plans with respect to compensation of the NEOs and any such determinations remain subject to the review and approval of the Compensation Committee.
2021 Plan
The TeraWulf board of directors and TeraWulf’s stockholders previously approved the 2021 Plan. In connection with the consummation of the mergers, the board of directors of Holdco will assume the 2021 Plan and all outstanding awards granted thereunder in accordance with the terms of the merger agreement. This summary is qualified in its entirety by reference to the 2021 Plan.
Administration.   The Compensation Committee will administer the 2021 Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2021 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2021 Plan. The Compensation Committee will have full discretion to administer and interpret the 2021 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
Eligibility.   Any current or prospective employees, directors, officers, consultants or advisors of Holdco or its affiliates who are selected by the Compensation Committee will be eligible for awards under the 2021 Plan. The Compensation Committee will have the sole and complete authority to determine who will be granted an award under the 2021 Plan.
Number of Shares Authorized.   The 2021 Plan provides for an aggregate of 6,333,333 shares of TeraWulf common stock (this number will be adjusted to reflect a number of shares of Holdco Common Stock equal to 6,333,333 multiplied by the Exchange Ratio); provided, however, that the number of shares available under the 2021 Plan will at all times through the consummation of the Merger be equal to 11.24% of the fully-diluted equity of TeraWulf. In addition, the number of shares of the Holdco Common Stock reserved for issuance under the 2021 Plan will automatically increase each fiscal year beginning with the fiscal year 2022 and ending with the fiscal year 2026 by the lesser of (i) 1.00% of the total number of shares of the Holdco Common Stock outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis assuming that all shares available for issuance under the 2021 Plan are issued and outstanding and (ii) such number of shares of the Holdco Common Stock determined by the board of directors of Holdco. No more than 3,166,667 shares of TeraWulf common stock (this number will be adjusted to reflect a number of shares of Holdco Common Stock equal to 3,166,667 multiplied by the Exchange Ratio) may be issued with respect to incentive stock options under the 2021 Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the 2021 Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, in respect of service as a member of the board of directors of Holdco during such year will be $900,000. If any award granted under the 2021 Plan expires, terminates or is canceled or forfeited without being settled, vested or exercised, shares of the Holdco Common Stock subject to such award will again be made available for future grants. Any shares of the Holdco Common Stock that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares of the Holdco Common Stock reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grants under the 2021 Plan.

Change in Capitalization.   If there is a change in Holdco’s capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of the Holdco Common Stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment to the terms of the 2021 Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee will make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares of the Holdco Common Stock reserved for issuance under the 2021 Plan, the number of shares of the Holdco Common Stock covered by awards then outstanding under the 2021 Plan, the limitations on awards under the 2021 Plan or the exercise price of outstanding options or such other equitable substitution or adjustments as the Compensation Committee may determine appropriate.
Awards Available for Grant.   The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the 2021 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by Holdco or with which Holdco combines (“Substitute Awards”).
Stock Options.   The Compensation Committee will be authorized to grant options to purchase shares of the Holdco Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2021 Plan will be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the 2021 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2021 Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% stockholder) of the Holdco Common Stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2021 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2021 Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder); provided, however, that, if the term of a non-qualified option would expire at a time when trading in the shares of the Holdco Common Stock is prohibited by Holdco’s insider trading policy, unless otherwise provided by the Compensation Committee, the option’s term will be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension will not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent or by such other method as the Compensation Committee may permit in its sole discretion, including (i) by delivery of other property (including previously owned shares of the Holdco Common Stock, provided that such shares are not subject to any pledge or other security interest) having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of the Holdco Common Stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares of the Holdco Common Stock otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Compensation Committee or as set forth in an award agreement, if, on the last day of the option’s term, the fair market value of a share of the Holdco Common Stock exceeds the exercise price, the participant has not exercised the option and the option has not previously expired, such option will be deemed exercised by the participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional shares will be settled in cash.
Stock Appreciation Rights.   The Compensation Committee will be authorized to award SARs under the 2021 Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the exercise price per share of the Holdco Common

Stock underlying each SAR will not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the 2021 Plan will be ten years from the date of grant. Notwithstanding the foregoing, unless otherwise determined by the Compensation Committee or as set forth in an award agreement, if, on the last day of a SAR’s term, the fair market value of a share of the Holdco Common Stock exceeds the exercise price, the participant has not exercised the SAR and the SAR has not previously expired, such SAR will be deemed exercised by the participant on such last day and IKONICS will make the appropriate payment therefor. Any fractional shares will be settled in cash.
Restricted Stock.   The Compensation Committee will be authorized to grant restricted stock under the 2021 Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. To the extent provided in an award agreement, dividends, if any, that may have been withheld by Holdco and attributable to the restricted stock, will be payable in cash or in shares (or a combination of cash and shares) at the same time that the underlying restricted stock vests.
Restricted Stock Unit Awards.   The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of the Holdco Common Stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of the Holdco Common Stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. To the extent provided in an award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalent payments upon the payment by Holdco of dividends on shares of the Holdco Common Stock, which will be payable in cash or in shares (or a combination of cash and shares) at the same time that the underlying restricted stock units are settled.
Deferred Awards.   The Compensation Committee will be authorized to grant deferred awards, which may be a right to receive shares or cash (either independently or as an element of or supplement to any other award), including, as may be required by any applicable law or regulations or determined by the board of directors of Holdco (or subcommittee thereof), in lieu of any annual bonus, commission or retainer plan or arrangement under such terms and conditions as the board of directors of Holdco may determine and as set forth in the applicable award agreement.
Other Stock-Based Awards.   The Compensation Committee will be authorized to grant awards of unrestricted shares of the Holdco Common Stock, rights to receive grants of awards at a future date, other awards denominated in shares of the Holdco Common Stock or awards that provide for cash payments based in whole or in part on the value of the Holdco Common Stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.
Effect of a Change in Control.   Unless otherwise provided in an award agreement or any applicable employment, consulting, change in control, severance or other agreement between Holdco and a participant, in the event of a change in control (as defined in the 2021 Plan), if the acquirer or successor company in such change in control has not agreed to provide for the substitution, assumption, exchange or other continuation of awards, or such acquirer or successor company has provided for the substitution, assumption, exchange or other continuation of awards but a participant’s employment or service is terminated (x) by Holdco other than for cause (and other than due to death or disability) or (y) by the participant for good reason, in each case, on or within 12 months following a change in control, then unless otherwise provided by the Compensation Committee, (i) all then-outstanding options and SARs held by such participant will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR and/or (ii) the restricted period (and any other conditions) will expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock, restricted stock units and any other awards (other than another cash-based award) held by such participant. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Holdco Common Stock received or to be received by other stockholders of Holdco in connection with the transaction (it being understood that any option or SAR having a per-share exercise price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Holdco Common Stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee will exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.
Nontransferability.   Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the 2021 Plan).
Amendment.   The 2021 Plan will have a term of ten years. The board of directors of Holdco may amend, suspend or terminate the 2021 Plan at any time, subject to stockholder approval if necessary to comply with any tax, exchange rules or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.
The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant; provided further that, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option or any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower exercise price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which shares of the Holdco Common Stock are listed and (iv) the Compensation Committee may not cancel any outstanding option or SAR that has a per-share exercise price at or above the fair market value of a share of the Holdco Common Stock on the date of cancellation and pay any consideration to the holder thereof. However, stockholder approval is not required with respect to clauses (i), (ii), (iii) and (iv) above with respect to certain adjustments on changes in capitalization.
Clawback / Forfeiture; Detrimental Conduct.   The Compensation Committee will have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable policy or arrangement of Holdco, and will, to the extent required, cancel or require reimbursement of any awards granted to the participant or any shares of the Holdco Common Stock issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares underlying such awards. By accepting an award, the participant agrees that the participant is subject to any clawback policies of Holdco in effect from time to time.
Except as otherwise determined by the Compensation Committee, notwithstanding any other term or condition of the 2021 Plan, if a participant engages in detrimental conduct, whether during the participant’s service with Holdco or an affiliate or after the participant’s termination of service with Holdco or an affiliate, in addition to any other penalties or restrictions that may apply under the 2021 Plan, applicable law, or otherwise, the participant must forfeit or pay to Holdco the following: (i) any and all outstanding awards granted to the participant, including awards that have become vested or exercisable; (ii) any cash or shares of the Holdco Common Stock received by the participant in connection with the 2021 Plan within the 36-month period immediately before the date Holdco determines the participant has engaged in detrimental conduct; and (iii) the profit realized by the participant from the sale, or other disposition for consideration, of any shares of the Holdco Common Stock received by the participant under the 2021 Plan within the 36-month period immediately before the date Holdco determines the participant has engaged in detrimental conduct.
U.S. Federal Income Tax Consequences of Equity Compensation
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2021 Plan and the disposition of shares of the Holdco Common Stock acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.   Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares of the Holdco Common Stock before the later of (x) two years following the date of grant and (y) one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares of the Holdco Common Stock will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to Holdco for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares of the Holdco Common Stock acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of (x) the fair market value of the share on the date of exercise and (y) the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by Holdco for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.
No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. Holdco will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections. In the event of a sale of shares of the Holdco Common Stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
SARs.   No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. Holdco will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.
Restricted Stock.   A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares of the Holdco Common Stock on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to Holdco. Special rules apply to the receipt and disposition of restricted shares received by the executive officers and directors who are subject to Section 16(b) of the Exchange Act. Holdco will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.
Restricted Stock Units.   A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares of the Holdco Common Stock or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares of the Holdco Common Stock (or the amount of cash) the participant actually receives with respect to the award. Holdco will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.
Section 162(m).   In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. Holdco reserves the right to award compensation as to which a deduction may be limited under Section 162(m) where it believes it is appropriate to do so.
Compensation of Directors
Holdco anticipates that each of its non-employee directors will receive an annual director fee, fees for serving as the lead independent director or chair of a committee and equity awards in connection with his or her services. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services. Directors who will also be employees of Holdco are expected to receive no compensation for service on the board of directors of Holdco.
Following the consummation of the mergers, Holdco expects that the Compensation Committee will periodically review and make recommendations to board of directors of Holdco regarding the form and amount of compensation for non-employee directors. Prior to the consummation of the mergers, the TeraWulf board of directors is expected to approve an initial director compensation program that is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active board membership. In connection with the consummation of the mergers, the board of directors of Holdco is expected to approve or ratify a non-employee director compensation policy.
Annual Compensation
In general, Holdco believes that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the board of directors of Holdco and its committees and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board of directors of Holdco.

Annual Compensation
• Cash retainer	$60,000
• Lead independent director (additional cash retainer)	$25,000
• Committee chairmanship (additional cash retainers)	Audit Committee Chair: $25,000 Compensation Committee Chair: $25,000
Annual Equity Grant
Restricted stock units vest on the first anniversary of the date of grant
Each non-employee director will receive an annual grant of restricted stock units with a grant date value of $90,000
The lead independent director will receive an additional annual grant of restricted stock units with a grant date value of $25,000

Cash elements are expected to be paid in quarterly installments in arrears and prorated for partial quarterly service. Under the 2021 Plan, the maximum amount (based on the fair value of shares of the Holdco Common Stock underlying awards on the grant date as determined in accordance with applicable financial accounting rules) of awards that may be granted in any single fiscal year to any non-employee member of the board of directors of Holdco, taken together with any cash fees paid to such non-employee member of the board of directors of Holdco during such fiscal year, is $900,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Interests of Certain IKONICS Directors and Executive Officers
As described elsewhere in this proxy statement/prospectus, certain IKONICS directors and executive officers have interests in and arising from the proposed mergers that are different from, or in addition to, and may conflict with the interests of other IKONICS shareholders generally. For additional information regarding interests of certain IKONICS directors and executive officers, see the section titled “Merger Agreement — Interests of Certain IKONICS Directors and Executive Officers in the Mergers” beginning on page 93 of this proxy statement/prospectus.
Related Party Transactions in Connection with the Mergers
CVR Agreement
As described elsewhere in this proxy statement/prospectus, Holdco will enter into the CVR agreement with IKONICS, the Rights Agent named therein and the initial CVR Holders’ Representative named therein pursuant to which each shareholder of IKONICS as of immediately prior to the effective time of the First Merger will receive one non-transferable contingent value right (“CVR”) for each outstanding share of common stock of IKONICS then held entitling the holders of CVRs to payments from any net proceeds from any Dispositions consummated during an 18-month period following the closing of the mergers. For additional information regarding the CVR agreement, see “The Merger Agreement — CVR Agreement.”
TeraWulf Related Party Transactions
Administrative and Infrastructure Services Agreement
On April 27, 2021, Beowulf E&D, a company owned and controlled by TeraWulf’s Chief Executive Officer, Paul Prager, and TeraWulf entered into the administrative and infrastructure services agreement, pursuant to which Beowulf E&D agreed to provide, or to cause its affiliates to provide, to TeraWulf certain services necessary to buildout and operate certain bitcoin mining centers anticipated to be developed by TeraWulf and support TeraWulf’s ongoing business, including, among others, services related to construction-technical and engineering, operations and maintenance, procurement, information technology, environmental and regulatory, health and safety, treasury, finance and accounting, human resources, legal, corporate compliance, risk management and environmental, social and governance, tax compliance, external affairs, corporate communications / public affairs and corporate planning and development. The administrative and infrastructure services agreement has an initial term of five years and automatically renews for successive three-year terms, unless earlier terminated.
Pursuant to the administrative and infrastructure services agreement, TeraWulf has agreed to pay Beowulf E&D an annual fee for the first year in the amount of $7,000,000 payable in monthly installments, and an annual fee equal to the greater of (x) $10,000,000 and (y) $0.0037 per kilowatt-hour of electric load utilized by the Facilities thereafter. TeraWulf will also provide Beowulf E&D reimbursement for certain reasonable and documented equipment, infrastructure and operating expenses incurred in the performance of Beowulf E&D’s obligations under the administrative and infrastructure services agreement, which reimbursement will be prepaid monthly by TeraWulf and reconciled monthly. Beowulf E&D may also request advances for emergencies as well as equipment, infrastructure and operating expenses that require expedited payment terms. During the three months ended June 30, 2021, TeraWulf paid Beowulf E&D $2.2 million under the administrative and infrastructure services agreement.
Upon the consummation of an initial public offering of TeraWulf or the consummation of a merger or other transaction following which TeraWulf is listed on a nationally recognized securities exchange, TeraWulf agreed to issue awards with respect to shares of TeraWulf Common Stock to designated employees of Beowulf E&D in accordance with TeraWulf’s then effective omnibus incentive plan. Once the Facilities have utilized 100MW of cryptocurrency mining load in the aggregate, and for every incremental 100 MW of cryptocurrency mining load deployed by the Facilities in the aggregate thereafter, TeraWulf agreed to issue additional awards of shares of TeraWulf Common Stock to certain designated employees of Beowulf E&D in accordance with TeraWulf’s then effective omnibus incentive plan.

In addition, pursuant to the administrative and infrastructure services agreement, Beowulf E&D provides TeraWulf with corporate office space in Easton, Maryland and New York, New York. Beowulf E&D leases such corporate office space from various affiliated landlords and allocates the portion of the total rent with respect to such office space to TeraWulf. Pursuant to the administrative and infrastructure services agreement, TeraWulf pays BeoWulf E&D a monthly fee in the amount of $54,000 for such office space.
See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Administrative and Infrastructure Services Agreement” for additional information with respect to the Administrative and Infrastructure Services Agreement.
Lake Mariner Facility Lease
On June 1, 2021, Lake Mariner entered into the Lake Mariner Facility Lease with Somerset, a company 99.9%-owned and controlled by TeraWulf’s Chief Executive Officer, Paul Prager, pursuant to which Lake Mariner Data agreed to lease from Somerset approximately 79 acres in the Town of Somerset, Niagara County, New York for an initial term of five years with an option to extend the term for additional five years on the same terms as the initial term with at least six months prior written notice from Lake Mariner Data to Somerset. Lake Mariner agreed to pay rent to Somerset in the annual amount of $150,000, payable in advance in equal monthly installments commencing on the first day of the calendar month immediately following the earlier to occur of (i) commencement of the initial construction of the Building or any ancillary structures to be used as a cryptocurrency mining facility with ancillary services reasonably related thereto or (ii) the 180th day after date of execution of the Lake Mariner Facility Lease. See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Lake Mariner Facility Lease” for additional information with respect to the Lake Mariner Facility Lease.
Electrical Infrastructure and Equipment Sales Agreement
On June 2, 2021, TeraWulf entered into the Electrical Infrastructure and Equipment Sales Agreement with Somerset, a company 99.9%-owned and controlled by TeraWulf’s Chief Executive Officer, Paul Prager, pursuant to which Somerset sold and delivered to TeraWulf certain electrical infrastructure and equipment located in Barker, New York in an “as is” sale with no representations or warranties provided by Somerset with respect to the equipment for $632,000. See “Information About TeraWulf — Agreements Relating to TeraWulf’s Business and Operations — Electrical Infrastructure and Equipment Sales Agreement” for additional information with respect to the Electrical Infrastructure and Equipment Sales Agreement.
Stockholder Loans
Between October 4, 2021 and October 11, 2021, TeraWulf obtained loans (each, a “Loan”) from its three largest stockholders, Stammtisch Investments, LLC, Bayshore Capital LLC and Revolve Capital LLC, in an aggregate principal amount of $10.0 million, each evidenced by a promissory note. Interest on the unpaid principal balance of each Loan accrues at a rate of 8.0% per annum, calculated on the basis of 360-day year and days effectively elapsed, and is paid in kind and added to the principal balance of such Loan on a monthly basis, commencing on November 1, 2021. Upon the occurrence and continuation of certain events of default, interest on each Loan will accrue at a rate of 10.0% per annum. The outstanding principal amount of each Loan, together with all accrued and unpaid interest thereon, will be due and payable in full on the earliest to occur of: (i) the closing of any secured debt facility by TeraWulf or any of its subsidiaries in an amount greater than $25.0 million; (ii) the issuance of equity securities by TeraWulf or any of its subsidiaries under any offering in an amount greater than $25.0 million; and (iii) the first anniversary of the of the issuance date of such Loan. TeraWulf may prepay the outstanding principal balance of the Loans, in whole or in part, without penalty or premium at any time prior to the applicable maturity date.
Amounts To Be Paid to Entities Controlled by Paul Prager
Entities controlled by Mr. Prager, namely Beowulf E&D and Somerset, will be paid approximately $9.2 million in base annual fees and annual rent in the calendar year 2022 under the contractual arrangements in existence as of the date of this registration statement/prospectus. In addition, Beowulf E&D will be reimbursed for certain incurred equipment, infrastructure and operating expenses that are reasonable, properly documented and in accordance with the administrative and infrastructure services agreement, the amount of which cannot readily be determined for the calendar year 2022 as such amount is highly dependent on the timing and extent of the bitcoin mining buildout and commencement of operations. Lastly, upon consummation of the mergers, TeraWulf is required to issue awards with respect to shares of TeraWulf common stock valued at $12.5 million to certain designated employees of Beowulf E&D under TeraWulf’s then effective omnibus incentive plan. Once the Facilities have utilized 100MW of cryptocurrency mining load in the aggregate, and for every incremental 100 MW of cryptocurrency mining load deployed by the Facilities in the aggregate thereafter, TeraWulf will issue additional awards of shares of TeraWulf common stock valued at $2.5 million to certain designated employees of Beowulf E&D under TeraWulf’s then effective omnibus incentive plan.
Related Party Transactions Policy
Effective upon the consummation of the mergers, Holdco’s board of directors expects to adopt a written policy on transactions with related parties that is in conformity with the requirements for issuers having publicly held common stock that is listed on The Nasdaq Stock Market LLC. Related party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Holdco or any of its subsidiaries is a participant or (iii) any (x) executive officer, director or nominee for election as a director, (y) greater than 5% beneficial owner of Holdco’s common stock, or (z) immediate family member of the persons referred to in clauses (x) and (y) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Under the related party transactions policy, Holdco’s general counsel, or its designee, will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related parties with respect to potential related party transactions and then determining, based on the facts and circumstances, whether such potential related party transactions do, in fact, constitute related party transactions requiring compliance with the policy. If Holdco’s general counsel, or its designee, determines that a transaction or relationship is a related party transaction requiring compliance with the policy, Holdco’s general counsel, or its designee, will be required to present to Holdco’s audit committee all relevant facts and circumstances relating to the related party transaction. Holdco’s audit committee will be required to review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of Holdco’s code of ethics (which will also be put in place in connection with the consummation of the mergers), and either approve or disapprove the related party transaction. If Holdco’s audit committee’s approval of a related party transaction requiring Holdco’s audit committee’s approval is not feasible in advance of such related party transaction, then the transaction may be preliminarily entered into upon prior approval of the transaction by the chair of Holdco’s audit committee, subject to ratification of the transaction by Holdco’s audit committee at Holdco’s audit committee’s next regularly scheduled meeting; provided, however, that, if the ratification is not forthcoming, Holdco’s management will make all reasonable efforts to cancel or annul the related party transaction. If a transaction was not initially recognized as a related party transaction, then, upon such recognition, the related party transaction will be presented to Holdco’s audit committee for ratification at Holdco’s audit committee’s next regularly scheduled meeting; provided, however, that, if the ratification is not forthcoming, Holdco’s management will make all reasonable efforts to cancel or annul the related party transaction. Holdco’s management will update Holdco’s audit committee as to any material changes to any approved or ratified related party transaction and will provide a status report at least annually of all then current related party transactions. No member of Holdco’s board of directors will be permitted to participate in approval of a related party transaction for which he or she is a related party.

COMPARATIVE STOCK PRICES AND DIVIDENDS
Stock Prices
Shares of IKONICS common stock are listed for trading on The Nasdaq Stock Market LLC under the symbol “IKNX.” The following table sets forth the closing sales prices per share of IKONICS common stock on the following dates:
•
June 24, 2021, the last full trading day prior to the public announcement of the mergers, and

•
October 8, 2021, the last practicable trading day for which this information could be calculated prior to the filing of this proxy statement/prospectus.

IKONICS Common Stock
June 24, 2021	$11.30
October 8, 2021	$28.71
Dividends
IKONICS declared and paid its only dividend as a one-time dividend of $1.00 per share in December 2012. IKONICS is prohibited by the merger agreement from paying any dividends.
The board of directors of Holdco will determine the dividend policy of Holdco after consummation of the mergers. As of the date of this document, there is no established trading market for Holdco common stock, and shares of Holdco common stock do not currently trade separately from shares of IKONICS common stock. There can be no assurance that Holdco will pay or continue to pay a dividend, and the timing, declaration, amount and payment by Holdco of any dividend or distribution will be within the discretion of the board of directors of Holdco.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS
Future Proposals By Holdco Shareholders
Assuming consummation of the Transactions, Holdco shareholders will be entitled to present proposals for consideration at forthcoming meetings of Holdco shareholders provided that they comply with the proxy rules promulgated by the SEC and the relevant provisions in Holdco’s bylaws. Assuming consummation of the Transactions, the deadline for submission of all shareholder proposals to be considered for inclusion in Holdco’s proxy statement for its next annual meeting will be disclosed in a Form 10-Q or Form 8-K filed after consummation of the mergers.
Future Proposals By IKONICS Shareholders
IKONICS does not expect to hold an annual meeting of shareholders in 2022, assuming the mergers are consummated prior to December 31, 2021. If the mergers are not consummated prior to March 1, 2022, then IKONICS expects to hold an annual meeting of its shareholders and will provide notice of or otherwise publicly disclose the date on which such annual meeting will be held, which would be no later than May 29, 2022 if the mergers are not consummated before then.
IKONICS shareholder proposals (other than director nominations) that are submitted for inclusion in IKONICS’ proxy materials relating to an annual meeting of its shareholders, if any, held in 2022, must provide proof of ownership and follow the procedures and requirements of the federal securities laws, including Rule 14a-8 promulgated under the Exchange Act. To be timely, such proposals must be received by us at our principal executive office no later than November 23, 2021.
If an IKONICS shareholder desires to propose an item of business for consideration at an annual meeting of IKONICS shareholders, if any, held in 2022 without including it in our proxy material or to nominate persons for election as director at such meeting, then the shareholder must comply with all of the applicable requirements set forth in the IKONICS Bylaws, including timely written notice of such proposal or nomination delivered to IKONICS’ principal executive office. To be timely, IKONICS must receive such notice not later than January 29, 2022.
For more information regarding shareholder proposal submission requirements under IKONICS’ amended and restated bylaws, see “Comparison of Shareholder Rights — Notice Requirements for Shareholder Nominations and Other Proposals.”
Any proposed agenda item or proposed resolution within the authority of IKONICS shareholders under IKONICS’ amended and restated bylaws or pursuant to Rule 14a-8 for IKONICS’ 2022 annual meeting of shareholders (if held) should be sent to the following address:
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention: Corporate Secretary
www.ikonics.com
(218) 628-2217

IKONICS SPECIAL MEETING
General Information
The IKONICS board of directors has sent these proxy statement/prospectus materials to you to solicit your vote at the IKONICS special meeting of shareholders. The special meeting will be held at           , local time, on           , 2021, virtually via the Internet at     .
Agenda
The IKONICS special meeting of shareholders will be held for the following purposes:
1.
To adopt the Agreement and Plan of Merger, dated as of June 24, 2021, by and among IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc., Telluride Merger Sub II, Inc., and TeraWulf Inc., a copy of which is attached as Appendix A to this proxy statement/prospectus (the “Merger Proposal”);

2.
To approve, on an advisory (non-binding) basis, specified compensation that may be received by IKONICS’ named executive officers in connection with the mergers; (the “Advisory Compensation Proposal”)

3.
To approve an amendment to the IKONICS articles of incorporation to increase the number of authorized shares of common stock to 5,750,000 (the “Increase in Authorized Shares Proposal”);

4.
To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting (the “Adjournment Proposal”); and

to transact such other business as may properly come before the meeting or approve such other adjournment of the IKONICS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the IKONICS special meeting to adopt the merger agreement and approve, on an advisory (non-binding) basis, specified compensation that may be received by IKONICS’ named executive officers in connection with the mergers.
These items are discussed in more detail in this proxy statement/prospectus.
Shareholders Entitled to Vote
Owners of IKONICS’ common stock at the close of business on           , 2021, are entitled to notice of and to vote at the IKONICS special meeting of shareholders. At the close of business on October 8, 2021, there were 1,981,527 shares of IKONICS’ common stock issued and outstanding. Each share of IKONICS common stock entitles the holder to one vote on all matters submitted to a vote at the IKONICS special meeting of shareholders and any adjournment or postponement of the meeting. A complete list of the IKONICS shareholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at IKONICS’ principal executive offices.
Quorum and Required Votes
A quorum of shareholders is necessary for a valid special meeting. The presence in person (including virtually) or by proxy of the holders of a majority of the outstanding shares of IKONICS’ common stock as of the record date will constitute a quorum for the IKONICS special meeting of shareholders. Under IKONICS’ current amended and restated bylaws and under Minnesota law, abstentions, but not “broker non-votes”, are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding IKONICS shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.
The Merger Proposal and the Increase in Authorized Shares Proposal each require the affirmative vote of holders of at least         shares of IKONICS common stock, which represents a majority of all shares of IKONICS common stock outstanding as of the record date. Abstentions, broker non-votes, and shares not present will have the effect of a vote against these proposals.
Because the Advisory Compensation Proposal is a non-binding advisory vote, and not a binding act of IKONICS shareholders, the proposal will be considered approved if more shares are voted “FOR” the proposal than “AGAINST.” For the vote to occur, a quorum must be present at the convening of the special meeting. An abstention will have no effect on this proposal. Assuming a quorum is present, a broker non-vote or a failure to vote shares will have no effect on this proposal.
The Adjournment Proposal requires the affirmative vote of holders of the greater of (a)        shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) or (b) a majority of all shares of IKONICS common stock represented at the special meeting, in person (including virtually) or by proxy, and entitled to vote thereon. A quorum may, but need not, be present. An abstention will have the effect of a vote against this proposal, but a broker non-vote or a failure to vote shares will have no effect on this proposal.
Proxies solicited by the IKONICS board of directors will be voted for approval of each of the proposals, unless otherwise specified.
How to Vote
Because many shareholders cannot attend the IKONICS virtual special meeting of shareholders and vote their shares electronically, it is necessary that a large number of shareholders be represented by proxy. If you hold your shares through a bank, broker, custodian or other record holder, please refer to your voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting options are available to you. If you are a shareholder of record of IKONICS, you can vote your proxy by the following three methods:
•
over the Internet,

•
by calling a toll-free telephone number, or

•
by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

Where Internet and telephone voting procedures are available for voting a proxy, procedures have been established to authenticate IKONICS shareholders of record by use of a control number and to allow you to confirm that your instructions have been properly recorded.
You may receive more than one proxy card or voting instruction form depending on how you hold your shares. You should vote each proxy card or voting instruction form provided to you.
Revocation of a Proxy
If you are a shareholder of record of IKONICS, a proxy may be revoked at any time before it is voted by (1) sending written notice of revocation to IKONICS’ Corporate Secretary, (2) delivering a later dated proxy (by one of the methods described above) so that it is received prior to the IKONICS special meeting of shareholders or (3) attending the IKONICS special meeting of shareholders and voting electronically. Other shareholders should follow the instructions provided by your bank, broker or other recordholder to revoke or change your vote.

The IKONICS Corporate Secretary may be contacted at the following address:
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention: Corporate Secretary
Proxy Solicitation
This solicitation is made on behalf of the IKONICS board of directors. IKONICS is paying the costs and expenses of printing and mailing this proxy statement/prospectus and all fees paid to the SEC, which amounts are subject to TeraWulf’s agreement to reimburse IKONICS for these and other expenses, up to a maximum of $640,000. Proxies are being solicited by mail and may be solicited by telephone, facsimile, or in person by IKONICS employees, who will not receive additional compensation for any such solicitation. IKONICS has retained The Proxy Advisory Group LLC to serve as the information agent and proxy solicitor in connection with its special meeting and the mergers and to provide related advice and informational support for a services fee and the reimbursement of customary disbursements, which are expected not to exceed $25,000 in the aggregate. IKONICS will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of IKONICS’ common stock that are held of record by such brokers and fiduciaries and will reimburse their reasonable out-of-pocket expenses.
IKONICS has adopted a procedure approved by the SEC called “householding,” by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.
If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

IKONICS PROPOSAL 1:
ADOPTION OF THE MERGER AGREEMENT
As discussed elsewhere in this proxy statement/prospectus, holders of IKONICS common stock are considering adoption of the merger agreement. Holders of IKONICS’ common stock should read carefully this proxy statement/prospectus, including the appendices, in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, holders of IKONICS’ common stock are directed to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus. The IKONICS board of directors considered many factors when making its determination. For more information, see “The Mergers — IKONICS’ Reasons for the Mergers and Recommendations of the IKONICS Special Committee and Board of Directors.”
Vote Required for Approval
Assuming that a quorum is present, approval of this proposal requires the affirmative vote of holders of at least         shares of IKONICS common stock, which represents a majority of all shares of IKONICS common stock outstanding as of the record date.
Proxies solicited by the IKONICS board of directors will be voted for approval of this proposal, unless otherwise specified. Abstentions, broker non-votes, and shares not present will have the effect of a vote against this proposal. Accordingly, if you fail to vote or instruct your broker to vote on this proposal, you are effectively voting against this proposal.
THE IKONICS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
FOR
PROPOSAL 1 AS TO THE ADOPTION OF THE MERGER AGREEMENT.

IKONICS PROPOSAL 2:
ADVISORY COMPENSATION PROPOSAL
Purpose of the Vote on the Advisory Compensation Proposal
IKONICS is providing its shareholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation that will or may be paid or provided to the named executive officers of IKONICS that is based on or otherwise relates to the mergers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and as required pursuant to Section 14A of the Exchange Act.
The compensation that named executive officers may be entitled to receive in connection with the Merger is summarized herein under “Interests of Certain IKONICS Directors and Executive Officers in the Mergers.” That summary includes all compensation and benefits that will or may be paid or provided to named executive officers that is based on or otherwise relates to the mergers, including as a result of a termination of employment in connection with the mergers. You are encouraged to review carefully the information regarding the compensation that will or may be paid or provided to named executive officers that is based on or otherwise relates to the mergers disclosed in this proxy statement/prospectus.
The IKONICS board of directors unanimously recommends that shareholders approve the following resolution:
RESOLVED, the compensation that will or may be paid or provided to the named executive officers of IKONICS that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the tables in the section of the proxy statement/prospectus titled “Interests of Certain IKONICS Directors and Executive Officers in the Mergers,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve and adopt the merger agreement, and approval of such compensation is not a condition to consummation of the mergers. Accordingly, you may vote to approve the advisory compensation proposal and vote not to approve and adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either IKONICS or Holdco. Accordingly, to the extent IKONICS or Holdco is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the merger agreement is approved and adopted and the mergers are completed, regardless of the outcome of the advisory vote.
Vote Required
Because the advisory compensation proposal is a non-binding advisory vote, and not a binding act of IKONICS shareholders, the proposal will be considered approved if more shares of IKONICS common stock are voted “FOR” the proposal than “AGAINST.” For the vote to occur, a quorum must be present at the convening of the special meeting. Proxies solicited by the IKONICS board of directors will be voted for approval of this proposal, unless otherwise specified.
An abstention will have no effect on this proposal. Assuming a quorum is present, a broker non-vote or a failure to vote shares will have no effect on this proposal.
THE IKONICS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
FOR
PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF SPECIFIED COMPENSATION THAT MAY BE RECEIVED BY IKONICS’ NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGERS.

IKONICS PROPOSAL 3:
AMENDMENT OF ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK
On July 29, 2021, the IKONICS board of directors adopted, subject to shareholder approval, an amendment to Article 6, Section 6.1, of IKONICS’ amended and restated articles of incorporation (the “Amendment”) to increase the number of authorized shares of common stock to 5,750,000 shares. The following discussion is qualified by the text of the Amendment, which is set forth in Appendix D attached to this proxy statement. Our board of directors believes that the Amendment is appropriate to maintain our Company’s flexibility to issue shares of common stock for future corporate needs.
The additional authorized shares of common stock to be authorized by the Amendment would have rights identical to our current issued and outstanding shares of common stock. Issuance of the additional shares of common stock would not affect the rights of the holders our issued and outstanding shares of common stock, except for effects incidental to any increase in the number of shares of common stock issued and outstanding, such as dilution of earnings per share and voting rights.
If the Amendment is approved by shareholders at the special meeting, then it will become effective upon filing of a certificate of amendment with the Minnesota Secretary of State, which filing is expected to occur promptly following the special meeting. However, if Proposal 1 is approved by IKONICS’ shareholders and consummation of the mergers is reasonably likely to occur, then IKONICS does not expect to effect the Amendment.
Capitalization
The existing amended and restated articles of incorporation of IKONICS authorize up to 5,000,000 shares of capital stock, consisting of 4,750,000 shares of common stock, and 250,000 shares of preferred. As of October 8, 2021, we estimate that the following shares of IKONICS common stock were issued or reserved for future issuance:
•
1,981,527 shares were issued and outstanding;

•
approximately 22,667 shares were reserved for issuance upon exercise of outstanding stock options;

•
approximately 86,810 shares were reserved for issuance upon vesting and settlement of outstanding restricted stock units; and

•
approximately 4,257 shares were reserved and remain available for future grants under the 2019 Plan.

Accordingly, as of the same date, approximately 2,655,239 shares of common stock remained unreserved and available for future issuance.
In consideration of the foregoing, our board of directors has unanimously approved the Amendment in substantially the form set forth in Appendix D and recommends that IKONICS’ shareholders do the same.
Merger Agreement
Based on the capitalization data set forth earlier in this section, IKONICS believes that it has sufficient shares available for issuance under its existing amended and restated articles of incorporation to satisfy all potential issuances of common stock under the above-identified arrangements. Additionally, IKONICS is not required to issue any additional shares of its common stock under the merger agreement. Accordingly, we do not expect to require the newly authorized shares of IKONICS common stock that would become available as a result of the Amendment to satisfy any obligations under the merger agreement.
Reasons for the Amendment
We believe that the additional shares of authorized common stock are appropriate to provide IKONICS additional flexibility to utilize equity for business and financial purposes that the IKONICS board of directors determines to be in IKONICS’ best interests on a timely basis without the expense and delay of a shareholders’ meeting. The IKONICS board of directors believes that the remaining authorized common stock is not likely to be sufficient to permit IKONICS to respond to potential business opportunities or to pursue important objectives designed to enhance shareholder value.
The additional authorized shares of common stock would provide IKONICS with flexibility to use its common stock, without further shareholder approval (except to the extent such approval may be required by law or by applicable exchange listing standards) for any proper corporate purposes, including, without limitation, raising capital through one or more future public offerings or private placements of equity securities, expanding our business or acquiring assets through future transactions, entering into strategic relationships, providing equity-based compensation and/or incentives to employees, officer or directors, effecting stock dividends or for other general corporate purposes. Although we are party to various agreements that require the issuance of shares of common stock, we currently do not have specific agreements or plans that would require the issuance of the proposed additional shares of common stock. If the Amendment is approved by the shareholders, however, our board of directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock or securities convertible into common stock, except as may be required by applicable, law, regulation, or exchange listing rules.
Possible Effects of the Amendment
The increase in authorized shares of IKONICS common stock will not have any immediate effect on the rights of existing shareholders. Because the holders of IKONICS common stock do not have any preemptive rights, future issuance of shares of IKONICS common stock or securities exercisable for or convertible into shares of IKONICS common stock could have a dilutive effect on IKONICS’ earnings per share and book value per share and the voting rights of shareholders and could have a negative effect on the price of IKONICS’ common stock.
IKONICS is not proposing the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of IKONICS or the transactions contemplated by the merger agreement. Under certain circumstances, however, the additional authorized shares could be used in a manner that has anti-takeover effect. For example, the additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of IKONICS or could be issued to persons allied with the IKONICS board of directors or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the Amendment is approved by shareholders, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder or group of holders of a large block of common stock, or the replacement or removal of one or more directors or members of management. The following other provisions of our restated articles of incorporation and bylaws, in combination with the additional authorized shares may also have an anti-takeover effect of preventing or discouraging a change in control of IKONICS (other than as contemplated by the merger agreement): (i) ability of the IKONICS board of directors to designate the terms of and issue shares of preferred stock without further shareholder approval; (ii) limitations on who may call a special meeting of IKONICS shareholders; and (iii) the absence of cumulative voting rights in the election of directors.
Vote Required
This proposal requires the affirmative vote of the holders of a majority of the voting power of all IKONICS shareholders entitled to vote. Proxies solicited by the IKONICS board of directors will be voted for approval of this proposal, unless otherwise specified.
Abstentions, broker non-votes, and shares not present will have the effect of a vote against this proposal. Accordingly, if you fail to vote or fail to instruct your broker to vote on this proposal, then you are effectively voting against this proposal. If shareholder approval is not obtained, then the Amendment will not become effective.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 3.

IKONICS PROPOSAL 4:
ADJOURNMENT PROPOSAL
IKONICS is asking its shareholders to approve adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. The adjournment proposal is in addition to, and not in lieu of, the authority of the chair of the meeting to adjourn the meeting without a vote of shareholders in appropriate circumstances.
If IKONICS shareholders approve the adjournment proposal, the special meeting and any adjourned session of the special meeting could be adjourned and the additional time could be used to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if IKONICS received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve the merger agreement would be defeated, the special meeting could be adjourned without a vote on the adoption of the merger agreement and IKONICS could seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, IKONICS may seek to adjourn the special meeting if a quorum is not present at the special meeting.
Vote Required
For this proposal to be approved, the proposal must receive the affirmative vote of holders of greater of (a)        shares (which represents a majority of the minimum number of shares entitled to vote that would constitute a quorum) or (b) a majority of all shares of IKONICS common stock represented at the special meeting, in person (including virtually) or by proxy, and entitled to vote at the special meeting. A quorum may, but need not, be present. An abstention will have the effect of a vote against this proposal, but a broker non-vote or a failure to vote shares will have no effect on this proposal.
THE IKONICS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
FOR
PROPOSAL 4 AS TO THE ADJOURNMENT OF THE MEETING.

Other Matters to Come Before IKONICS Special Meeting
The business transacted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting. Accordingly, no other items of business may be properly brought before the special meeting. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.
Important
To ensure the representation of IKONICS’ shareholders and a quorum for the transaction of business at the special meeting, including consideration of the adoption of the merger agreement, each IKONICS shareholder is urged to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if eligible to do so.

DESCRIPTION OF HOLDCO CAPITAL STOCK
The following summary of the capital stock of Holdco is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, and the amended and restated certificate of incorporation of Holdco to be in effect on the effective date of the mergers. A comparison of your rights before and after the proposed mergers is set forth in “Comparison of Shareholder Rights” beginning on page 179. Prior to the consummation of the mergers, Holdco will adopt an amended and restated certificate of incorporation and amended and restated bylaws. The following discussion is a summary of the amended and restated certificate of incorporation and the amended and restated bylaws of Holdco that will be in effect following the consummation of the mergers and is qualified by reference to the forms thereof as of the effective time of the mergers attached as Appendix F and Appendix G, respectively, to this proxy statement/prospectus.
General
Upon consummation of the mergers, the total number of authorized shares of capital stock of Holdco will consist of 200 million shares of Holdco common stock, par value of $0.001 per share, and 25 million shares of Holdco preferred stock, par value of $0.001 per share.
Preferred Stock
The board of directors of Holdco is authorized, subject to any limitations prescribed by law, to provide by resolution for the issuance of authorized and unissued shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, which certificate is referred to in this proxy statement/prospectus as a “preferred stock designation,” to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights, including voting rights and rights upon any liquidation of Holdco, of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco entitled to vote thereon, without a separate class vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.
Common Stock
For a description of the rights and preferences of holders of Holdco common stock in and to Holdco’s dividends, the rights and privileges of holders of Holdco common stock under the Holdco amended and restated bylaws, including voting rights, please read “Comparison of Shareholder Rights” and “Information About Holdco.”
The shares of Holdco common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, each registered holder of Holdco common stock will be entitled to one vote for each share of Holdco common stock held by such holder on each matter properly submitted to the shareholders of Holdco for their vote; provided, however, that, except as otherwise required by applicable law, holders of common stock of Holdco will not be entitled to vote on any amendment to the amended and restated certificate of incorporation of Holdco (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of that affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to Holdco’s amended and restated certificate of incorporation (including any preferred stock designation). The number of authorized shares of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco entitled to vote thereon, without a separate class vote of the holders of the common stock.

Subject to any preferential rights with respect to any series of outstanding preferred stock and any restrictions that may be imposed by instruments governing any indebtedness of Holdco or its subsidiaries, holders of Holdco common stock are entitled to receive dividends when and as declared by board of directors of Holdco at its discretion out of legally available funds. On liquidation, dissolution, sale or winding up of Holdco, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights.
Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control
Under the Holdco amended and restated certificate of incorporation, the Holdco board of directors will have the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any series of the preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of Holdco common stock and restrict their rights to receive payments upon the liquidation of Holdco. Further, the Holdco amended and restated certificate of incorporation provides that a director may be removed from office with or without cause, but only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class. Subject to applicable law, however, if the board of directors were to establish a series of preferred stock and provide that series with the right to elect a director in the preferred stock designation, that director could be removed without cause only by the holders of a majority of the shares of that series of preferred stock.
Holdco’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting and may not be taken by written consent.
The amended and restated bylaws of Holdco will further provide that special meeting of the shareholders of Holdco may be called only by the Holdco board of directors, at any time prior to the first date on which Stammtisch and Stammtisch Affiliates cease to beneficially own in the aggregate (directly or indirectly) shares of capital stock entitled to vote generally for the election of directors of the Corporation representing at least fifteen percent (15%) of such shares of capital stock owned by Stammtisch Affiliates as of the date that the mergers close or by the Secretary of Holdco upon receipt of a proper written request or requests given by or on behalf of one or more stockholders of Holdco who hold at least fifty percent (50%) of the voting power of all outstanding shares of Holdco’s common stock.
The provisions of Holdco’s amended and restated certificate of incorporation and bylaws (1) conferring on the Holdco board of directors the full authority to issue preferred stock, (2) limiting the right to remove a director elected by the holders of any series of preferred stock, (3) requiring that shareholders act at a duly called meeting and (4) prohibiting shareholders holding less than fifty percent (50%) of Holdco’s common stock from calling a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Holdco or the removal of existing management.
Limitation on Directors’ and Officers’ Liability; Exclusive Forum
The amended and restated certificate of incorporation of Holdco provides that a director of Holdco will not be personally liable to Holdco or its shareholders for monetary damages for breach of fiduciary duty as a director. Holdco’s amended and restated certificate of incorporation further provides that if the provision limiting a director’s personal liability is further amended or repealed, it shall not adversely affect any right or protection of a director of Holdco in respect of any act or omission occurring prior to the time of such amendment or repeal.
Holdco’s amended and restated certificate of incorporation and bylaws also provide that Holdco will indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.
Holdco’s amended and restated certificate of incorporation provides that unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or shareholder of Holdco to Holdco or the Holdco shareholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). Holdco’s amended and restated certificate of incorporation also provides that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions set forth in Holdco’s amended and restated certificate of incorporation do not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
The inclusion of these provisions in Holdco’s amended and restated certificate of incorporation and amended and restated bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their fiduciary duty as a director, even though such an action, if successful, might otherwise have benefited Holdco and the holders of Holdco common stock.
Corporate Opportunities Doctrine
The amended and restated certificate of incorporation of Holdco will provide that Holdco renounces any interest or expectancy with respect to any business opportunity, transaction or other matter relating to (i) Paul Prager’s and his controlled affiliates continued involvement in (A) the bitcoin mining business in Hardin, Montana, in connection with building and operation by affiliates of Beowulf Energy LLC (“Beowulf Energy”) of a data center for Marathon Digital Holdings Inc. (f/k/a Marathon Patent Group, Inc. (“Marathon”), (B) the asset management, operations and management consulting with respect to Rijnmond Power Holding B.V. and its power generation facility near Rotterdam, the Netherlands and (C) the asset management, operations, financing and redevelopment of the portfolio of domestic power generation assets owned by Heorot Power Holdings LLC and located in California, Montana, Colorado, Massachusetts and New York, and (ii) the raising of any fund or other capital for the purposes of investing in crypto currencies other than bitcoin, mine crypto currencies other than bitcoin, invest in crypto-related equipment and engage in financing arrangements associated with the foregoing.
With respect to clause (i)(A) above, affiliates of Beowulf Energy, an entity owned and controlled by Paul Prager, TeraWulf’s Chief Executive Officer, own a power generation station in Hardin, Montana (the “Hardin Power Station”). On October 6, 2020, Marathon entered into a series of agreements with affiliates of Beowulf Energy and Two Point One, LLC (“2P1”), pursuant to which Beowulf Energy and 2P1 agreed to design, build and operate a data center facility for Marathon next to the Hardin Power Station. Marathon is the owner of this facility, which uses the energy supplied directly from the Hardin Power Station to operate Marathon’s bitcoin mining servers. In addition, Beowulf Energy and 2P1 provide operation and maintenance services to Marathon’s data center facility. As a result, potential conflicts of interest may exist with respect to Beowulf Energy’s and its affiliates involvement with Marathon’s data center facility and the renouncement of related business opportunities insofar as TeraWulf will be prevented from establishing a bitcoin mining facility in Hardin, Montana and/or from using the power from the Hardin Power Station for the operation of its own bitcoin mining facilities. See “Risk Factors — Risks Relating to the Businesses of the Combined Company — Limitations on the availability of sitesto establish mining operations may adversely affect Holdco’s business prospects.”

COMPARISON OF SHAREHOLDER RIGHTS
IKONICS is incorporated under the laws of the State of Minnesota, and each of Holdco and TeraWulf are incorporated under the laws of the State of Delaware. In accordance with the merger agreement, upon the consummation of the mergers, the former holders of IKONICS’ common stock and TeraWulf’s common stock will receive the right to exchange their respective shares of common stock for Holdco common stock in accordance with their respective exchange ratios. Your rights as a shareholder of Holdco will be governed by Delaware law, Holdco’s amended and restated certificate of incorporation and the amended and restated bylaws of Holdco. The following is a comparison of the material rights of IKONICS’ shareholders and Holdco’s shareholders under each company’s organizational documents and the Minnesota and Delaware statutory frameworks.
The forms of Holdco’s amended and restated certificate of incorporation and amended and restated bylaws are included in this proxy statement/prospectus as Appendix F and Appendix G, respectively, to this proxy statement/prospectus. Copies of the amended certificate of incorporation of IKONICS and the amended and restated bylaws of IKONICS were previously filed with the SEC. See “Where You Can Find More Information” on page 190. Although this summary covers the material differences between the rights of the groups of shareholders, this summary may not contain all of the information that is important to you and does not purport to be a complete discussion of shareholders’ rights. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following description does not purport to be complete and is qualified by reference to, as applicable, Minnesota law, Delaware law, the amended and/or restated certificates of incorporation of each of IKONICS and Holdco and the amended and restated bylaws of each of IKONICS and Holdco.
Authorized Capital Stock
IKONICS	Holdco
5,000,000 million, of which (1) 4,750,000 million are shares of common stock, par value $0.10 per share, and (2) 250,000 million are shares of preferred stock, par value $0.01 per share.	225 million, of which (1) 200 million are shares of common stock, par value of $0.001 per share, and (2) 25 million are shares of preferred stock, par value $0.001 per share.
Size of the Board of Directors
IKONICS	Holdco
Subject to the rights of the holders of preferred stock to elect additional directors under certain circumstances, the number of directors on the IKONICS board of directors is at least five (5) and no more nine (9) directors.	The number of directors of Holdco shall not be less than three (3) nor more than ten (10) members as determined from time to time by the Holdco board of directors. Pursuant to agreements set forth in voting proxy agreements executed by certain company stockholders and Stammtisch Investments LLC (which agreements are cumulatively referred to as the “stockholders agreement,” Stammtisch Investments LLC will effectively have the ability to determine the number of directors.
IKONICS currently has eight (8) directors.	Holdco will have directors upon the closing of the mergers.
Removal of Directors
IKONICS	Holdco
Any director may be removed for cause by an affirmative vote by shareholders of a majority of the shares then entitled to vote on the election of directors; provided however that notice of any such meeting convened for the purpose of removing a director will contain a statement of the intention to remove the director and a summary of the basis for the proposed removal and be served on such
Holdco’s amended and restated certificate of incorporation does not contain any special provisions regarding the removal of directors.
Under the DGCL, a director may be removed from office, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Removal of Directors
IKONICS	Holdco
director not less than 30 days before such meeting and at such meeting the director will be entitled to be heard on the motion for such director’s removal.
Cumulative Voting
IKONICS	Holdco
None.	None.
Classes of Directors
IKONICS	Holdco
There are three (3) classes of directors, each class to be as nearly equal in number as possible. One class of directors is elected each year, and the term of each class of directors expires at the third (3rd) annual meeting of shareholders after their election by the shareholders.	All directors are elected annually and serve until each such director’s successor is elected and qualified.
Vacancies on the Board
IKONICS	Holdco
Vacancies, including as a result of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors in office, though less than a quorum.	Holdco’s amended and restated bylaws provides that any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Holdco board of directors may be filled solely by a majority of the Holdco directors then in office, although less than a quorum, or a sole remaining director.
Whenever the holders of any class of shares are entitled to elect one or more directors, any newly created directorships of such class to be filled as a result of an increase in the number of directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected, or by vote of the holders of the outstanding shares of such class or series.	Holdco’s amended and restated bylaws provide that, subject to the rights of certain stockholders set forth in a stockholders agreement and the rights of a majority of the directors appointed by Stammtisch to the Holdco board to appoint the Chairperson of the board of directors for so long as Stammtisch beneficially owns in the aggregate (directly or indirectly) at least fifteen percent (15%) or more of the voting power of the then outstanding shares of capital stock of Holdco, when one or more directors resign from the Holdco board, effective at a future time, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancies.
Board Quorum and Vote Requirements
IKONICS	Holdco
A majority of the entire number of directors constitutes a quorum. The act of the majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	Holdco’s amended and restated bylaws provide that the presence of a majority of the total number of directors of Holdco then in office shall constitute a quorum for the transaction of business at any meeting of the board, provided, however, than in no case shall a quorum consist of less than one-third of the total number of directors of Holdco that would have had if there were no vacancies on the Holdco

Board Quorum and Vote Requirements
IKONICS	Holdco
board of directors. If a quorum shall not be present at any meeting of the Holdco board of directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Annual Meetings of Shareholders
IKONICS	Holdco
Date, time and place of the annual meeting is determined by the board of directors.	Date, time and place of the annual meeting is determined by the board of directors.
Written notice of the annual meeting must be given to shareholders personally, via mail, or via electronic transmission not less than ten (10) nor more than 60 days prior to the meeting, except in the event of a merger, conversion, consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of IKONICS requiring shareholder approval, in which case notice must be given to shareholders at least twenty (20) days prior to the meeting.	Written notice of any meeting of the shareholders shall be either mailed or electronically transmitted to shareholders entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days prior to the meeting.
Special Meetings of Shareholders
IKONICS	Holdco
Special meetings may be called by the Chief Executive Officer, the chair of the board of directors, or the board of directors. Additionally, so long as Ascribe and Solace (together with certain funds or accounts advised by them) own at least 25% of the issued and outstanding IKONICS common stock entitled to vote at such meeting, a special meeting of the shareholders shall be called by the Secretary upon the written request a shareholder or shareholders holding at least 30% of the voting power of the issued and outstanding common stock entitled to vote at such meeting.
Special meetings may be called by the Holdco board of directors, at the request of the Chairperson of the Holdco board of directors upon written request by Stammtisch at any time prior to the first date on which Stammtisch and Stammtisch Affiliates cease to beneficially own in the aggregate (directly or indirectly) shares of capital stock entitled to vote generally for the election of directors of the Corporation representing at least fifteen percent (15%) of such shares of capital stock owned by Stammtisch and Stammtisch Affiliates as of the date of the closing of the mergers or by the Secretary upon proper written request or requests given by or on behalf of one or more shareholders of Holdco who hold at least fifty percent (50%) of the voting power of all outstanding shares of Holdco common stock (the date of any such shareholder meeting shall be no more than ninety (90) days after the Secretary receives the foregoing request or requests from shareholders of Holdco)
Notwithstanding the foregoing, a special meeting shall not be held if the board of directors calls for an annual meeting to be held within ninety (90) days after the Secretary receives the request for the special meeting and the board determines in good faith that the business of such annual meeting includes the business specified in the special meeting request.

Quorum Requirements for Shareholder Meetings
IKONICS	Holdco
A majority of the outstanding shares of voting stock, represented in person or by proxy, constitutes a quorum at any meeting of shareholders.	The amended and restated Holdco bylaws provide that the presence, in person or represented by proxy, of the holders of at least a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of Holdco shareholders shall constitute a quorum for the transaction of business at such meeting of shareholders, except that when specified business is to be voted on by one or more classes or series of stock voting as a separate class, the holders of a majority of the voting power of the shares of such classes or series shall constitute a quorum of such separate class for the transaction of such business at such a meeting of shareholders of Holdco.
Voting Standards
IKONICS	Holdco
Except as otherwise required by law, the affirmative vote of a majority of the votes cast at a meeting of shareholders constitutes the act of the shareholders in all matters other than the election of directors. Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes, up to the number of directors to be elected, are elected as directors.
Each holder of Holdco common stock shall have the right to one (1) vote per share of Class A common stock and shall be entitled to vote upon such matters and in such manner as provided by applicable law.
In all matters other than the election of directors and except as otherwise required by law, the affirmative vote of a majority of votes cast at a meeting of shareholders constitutes the act of the shareholders. The amended and restated Holdco bylaws provide that directors shall be elected by will be elected by a plurality of the votes cast.

Shareholder Action by Written Consent
IKONICS	Holdco
Shareholder action by written consent is not permitted.	Under the DGCL, any action that may be taken at any annual or special meeting of the shareholders may be taken by written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, which right to act by written consent may be limited by express provision set forth in a corporation’s certificate of incorporation. The amended and restated certificate of incorporation of Holdco expressly provides that the shareholders of Holdco may not take action by written consent in lieu of a meeting of Holdco shareholders.
Notice Requirements for Shareholder Nominations and Other Proposals
IKONICS	Holdco
To bring a matter before an annual meeting, including nominations of directors, a shareholder	To bring a matter before an annual meeting, including nominations of directors, a shareholder

Notice Requirements for Shareholder Nominations and Other Proposals
IKONICS	Holdco
must give notice or the proposed matter or nomination not less than ninety (90) and not more than one hundred fifty (150) days prior to the one (1) year anniversary of the preceding annual meeting.	must give notice of the proposed matter or nomination not less than 120 days and not more than 90 days prior to the one-year anniversary of the preceding annual meeting.
If the annual meeting is not within thirty (30) days before or thirty (30) days after the anniversary date of the preceding annual meeting, the shareholder notice must be received not less than ninety (90) and not more than one hundred fifty (150) days before such annual meeting or on or before the tenth (10th) day following the day on which notice of the annual meeting was announced publicly.	If the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the preceding annual meeting, the shareholder notice must be received not less than 30 days prior to such annual meeting or, if later, not less than the tenth (10th) day following the day on which notice of the annual meeting was announced publicly.
Takeover Restrictions
IKONICS	Holdco

The Restated Articles of Incorporation generally prohibit IKONICS from engaging in significant business transactions (including a merger or consolidation) with a holder of 15% or more of IKONICS’ stock (referred to as an interested shareholder) for a period of three (3) years after the interested shareholder becomes an interested shareholder, unless:
•
prior to the time the shareholder became an interested shareholder, the board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation, excluding specified shares; or

•
at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Holdco’s amended and restated certificate of incorporation does not contain any super-majority voting requirements governing mergers, consolidations, sales of substantially all of Holdco’s assets, liquidations, reclassifications or recapitalizations.
Subject to certain exceptions, Section 203 of the DGCL generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested shareholder, for a period of three (3) years after the interested shareholder becomes an interested shareholder. Holdco has not opted out of Section 203 in its amended and restated certificate of incorporation.

IKONICS has elected not to be governed by Section 203 of the DGCL.
Rights Plan
IKONICS	Holdco
IKONICS has not adopted a rights plan.	Holdco has not adopted a rights plan.

Amendments to the Certificate of Incorporation
IKONICS	Holdco
The certificate of incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote thereon. However, the affirmative vote of the holders of at least 80% of the shares entitled to vote thereon is required to amend or repeal the sections of the articles of incorporation governing the number and classification of directors.
Holdco’s amended and restated certificate of incorporation does not contain any special provisions regarding the approval of amendments to the amended and restated certificate of incorporation.
Under Delaware law, approval of a majority of the outstanding stock entitled to vote is required to amend a corporation’s certificate of incorporation.

Amendments to the Bylaws
IKONICS	Holdco
The board of directors is expressly empowered to adopt, amend or repeal the IKONICS bylaws. In addition any amendment, repeal, or adoption of any provision inconsistent with IKONICS’ bylaws by the IKONICS shareholders requires the affirmative vote of at least 66 2/3% of the voting power of the issued and outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the Stockholders Agreement of Holdco, by and among the certain stockholders the board of directors is expressly empowered to adopt, amend, or repeal Holdco’s bylaws. Holdco’s amended and restated bylaws provide that certain provisions of Holdco’s amended and restated bylaws may not be amended other than with the prior written consent of Stammtisch for so long as Stammtisch owns at least fifteen percent (15%) or more of the issued and outstanding voting securities of Holdco.
Limitation of Personal Liability of Directors, Officers and Employees
IKONICS	Holdco

A director will not be personally liable to the company for monetary damages for breach of fiduciary duty as a director, except for liability:
•
for any breach of the director’s duty of loyalty to IKONICS or its shareholders,

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•
for unlawful payment of dividends or unlawful redemptions or repurchases under Section 174 of the DGCL, or

•
for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of IKONICS will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Same as IKONICS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF TERAWULF
The following tables set forth information regarding the beneficial ownership of shares of TeraWulf common stock prior to the consummation of the mergers and of shares of Holdco common stock immediately following the consummation of the mergers by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by TeraWulf or Holdco, as applicable, to be the beneficial owner of more than 5% of shares of TeraWulf common stock or Holdco common stock, as applicable;

•
each of TeraWulf’s current executive officers and directors and all of TeraWulf’s current executive officers and directors as a group; and

•
each person who is expected to become an executive officer or director of Holdco following the consummation of the mergers and all executive officers and directors of Holdco as a group following consummation of the mergers.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, TeraWulf believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately following the consummation of the mergers, sole voting and investment power with respect to all shares of TeraWulf common stock or Holdco common stock, as applicable, that they beneficially own, subject to applicable community property laws. Any shares of TeraWulf common stock or Holdco common stock, as applicable, subject to options or warrants exercisable within 60 days following the consummation of the mergers or any shares of Holdco common stock issuable upon conversion of the Series A Preferred Stock within 60 days following the consummation of the mergers are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. See “The Merger Agreement — TeraWulf Financing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TeraWulf” for a discussion of the Series A Preferred Stock.
The beneficial ownership of shares of TeraWulf common stock prior to the consummation of the mergers (pre-mergers) is based on 50,000,000 issued and outstanding shares of TeraWulf common stock as of September 14, 2021 (not including any shares of TeraWulf common stock issuable upon conversion of the Series A Preferred Stock). The beneficial ownership of shares of Holdco common stock following the consummation of the mergers (post-mergers) is based on 104,550,200 shares of Holdco common stock expected to be outstanding (including shares of Holdco common stock issuable upon conversion of the Series A Preferred Stock upon the consummation of the mergers) and assumes the issuance of 102,459,196 shares of Holdco common stock to holders of TeraWulf securities as part of the merger consideration (after accounting for certain de minimis rounding adjustments that may occur in the allotment of such shares).
The following table sets forth information regarding the beneficial ownership of shares of TeraWulf common stock by the directors, executive officers and holders of greater than 5% of the outstanding common stock of TeraWulf prior to consummation of the mergers.

Name and Address of Beneficial Owner(1)	Pre-Mergers TeraWulf Common Stock
	Number of Shares	Percentage of Outstanding Shares
Directors and Executive Officers of TeraWulf:
Paul Prager(2)	32,528,288	65.1%
Kenneth Deane	—	—
Nazar Khan(3)	4,259,200	8.5%
Kerri Langlais(4)	484,000	1.0%
Bryan Pascual(5)	9,919,800	19.8%
All directors and current executive officers (5 persons)	32,528,288	65.1%
Significant Stockholders:
Stammtisch Investments LLC(6)	27,204,288	54.4%
Bayshore Capital, LLC(5)	9,919,800	19.8%
Revolve Capital LLC(7)	7,345,800	14.7%

*
Less than one percent.

(1)
Unless noted otherwise, the address for each of the persons listed above is c/o TeraWulf Inc., 9 Federal Street, Easton, Maryland 21601.

(2)
Consists of (i) 27,204,288 shares of TeraWulf common stock beneficially owned by Stammtisch Investments LLC, which shares of TeraWulf common stock Paul Prager may be deemed to beneficially own in his capacity as the sole manager of Stammtisch Investments LLC, and (ii) 5,324,000 shares of TeraWulf common stock owned by various trusts and limited liability companies which have executed irrevocable proxies in favor of Paul Prager. Paul Prager and Stammtisch Investments LLC, respectively, do not have an economic interest in the shares of TeraWulf common stock they have been given a proxy to vote. Does not include 1,591,512 shares of TeraWulf common stock owned by a trust over which Paul Prager may be deemed to have dispositive control.

(3)
Consists of 4,259,200 shares of TeraWulf common stock owned by various trusts and limited liability companies over which Nazar Khan may be deemed to have dispositive control.

(4)
Consists of 484,000 shares of TeraWulf common stock owned by a trust over which Kerri Langlais may be deemed to have dispositive control.

(5)
Bryan Pascual is the controlling member of Bayshore Capital, LLC and has dispositive power over the shares of TeraWulf common stock owned by Bayshore Capital, LLC. The address of Bayshore Capital, LLC is 53 Palmeras Street, Suite 601, San Juan, Puerto Rico 00901.

(6)
Consists of (i) 17,284,488 shares of TeraWulf common stock owned by Stammtisch Investments LLC and (ii) 9,919,800 shares of TeraWulf common stock owned by Bayshore Capital, LLC. Bayshore Capital, LLC has granted an irrevocable proxy to Stammtisch Investments LLC. Paul Prager is the sole manager of Stammtisch Investments LLC and has voting and dispositive power over the shares of TeraWulf common stock owned by Stammtisch Investments LLC.

(7)
Lauren O’Rourke is the sole member and manager of Revolve Capital LLC and has voting and dispositive power over the shares of TeraWulf common stock owned by Revolve Capital LLC. The address of Revolve Capital LLC is 339 Dorado Beach East, Dorado, Puerto Rico 00646.

The following table sets forth information regarding the beneficial ownership of shares of Holdco common stock by the expected directors, executive officers and holders of greater than 5% of the outstanding common stock of Holdco following consummation of the mergers.
Name and Address of Beneficial Owner(1)	Post-Mergers Holdco Common Stock
	Number of Shares	Percentage of Outstanding Shares
Directors and Executive Officers of Holdco:
Paul Prager(2)	65,285,665	62.4%
Kenneth Deane	—	—
Nazar Khan(3)	8,548,396	8.2%
Kerri Langlais(4)	971,409	*
Walter Carter	14,749	*
Catherine “Cassie” Motz	—	—
Jason New(5)	1,605,634	1.5%
Steven Pincus	—	—
Lisa Prager	—	—
All directors and current executive officers (9 persons)	66,906,048	64.0%
Significant Stockholders:
Stammtisch Investments LLC(6)	54,600,169	52.2%
Bayshore Capital, LLC(7)	19,909,463	19.0%
Revolve Capital LLC(8)	14,743,335	14.1%

*
Less than one percent.

(1)
Unless noted otherwise, the address for each of the persons listed above is c/o TeraWulf Inc., 9 Federal Street, Easton, Maryland 21601.

(2)
Consists of (i) 54,600,169 shares of Holdco common stock to be beneficially owned by Stammtisch Investments LLC, which shares of Holdco common stock Paul Prager may be deemed to beneficially own in his capacity as the sole manager of Stammtisch Investments LLC, and (ii) 10,685,496 shares of Holdco common stock to be owned by various trusts and limited liability companies which have executed irrevocable proxies in favor of Paul Prager. Paul Prager and Stammtisch Investments LLC, respectively, will not have an economic interest in the shares of Holdco common stock they have been given a proxy to vote. Does not include 3,194,233 shares of Holdco common stock to be owned by a trust over which Paul Prager may be deemed to have dispositive control.

(3)
Consists of 8,548,396 shares of Holdco common stock to be owned by various trusts and limited liability companies over which Nazar Khan may be deemed to have dispositive control.

(4)
Consists of 971,409 shares of Holdco common stock to be owned by a trust over which Kerri Langlais may be deemed to have dispositive control.

(5)
Consists of 1,605,634 shares of Holdco common stock to be owned by Mining Assets, LLC. Jason New is the sole manager of Mining Assets, LLC and will have voting and dispositive power over the shares of Holdco common stock to be owned by Mining Assets, LLC.

(6)
Consists of (i) 34,690,706 shares of Holdco common stock to be owned by Stammtisch Investments LLC and (ii) 19,909,463 shares of Holdco common stock to be owned by Bayshore Capital, LLC. Bayshore Capital, LLC has granted an irrevocable proxy to Stammtisch Investments LLC. Paul Prager is the sole manager of Stammtisch Investments LLC and will have voting and dispositive power over the shares of Holdco common stock to be owned by Stammtisch Investments LLC.
(7)
Bryan Pascual is the controlling member of Bayshore Capital, LLC and will have dispositive power over the shares of Holdco common stock to be owned by Bayshore Capital, LLC. The address of Bayshore Capital, LLC is 53 Palmeras Street, Suite 601, San Juan, Puerto Rico 00901.

(8)
Lauren O’Rourke is the sole member and manager of Revolve Capital LLC and will have voting and dispositive power over the shares of Holdco common stock to be owned by Revolve Capital LLC. The address of Revolve Capital LLC is 339 Dorado Beach East, Dorado, Puerto Rico 00646.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS OF IKONICS
The following table sets forth, as of October 8, 2021, the number of shares of IKONICS common stock beneficially owned by each person who is known by IKONICS to be beneficial owner of more than 5% of the common stock issued and outstanding, by each of IKONICS named executive officers, by each director and by all current executive officers and directors as a group. All persons have sole voting and dispositive power over such shares unless otherwise indicated.
Name and Address of Beneficial Owner(1)	Pre-Mergers IKONICS Common Stock
	Number of Shares(2)	Percentage of Outstanding Shares
Directors and Executive Officers:
William C. Ulland	243,047(3)	12.3%
Darrell B. Lee	10,211	*
Ernest M. Harper, Jr.	—	—
Lockwood Carlson	250	*
Marianne Bohren	100	*
Jeffrey D. Engbrecht	—	—
Gregory W. Jackson	—	—
Glenn Sandgren	5,833(4)	*
Claude P. Piguet	21,675	1.1%
Ken Hegman	375	*
All directors and current executive officers (11 persons)	291,908	14.7%
Significant Shareholders:
Joseph R. Nerges 1726 Bundy Street Scranton, PA 18508	318,779(5)	16.1%
H. Leigh Severance 100 Fillmore Street, Suite 300 Denver, CO 80206	180,079(6)	9.1%
Gerald W. Simonson 7260 Commerce Circle East Minneapolis, Minnesota 55432	125,495(7)	6.4%

*
Less than one percent.

(1)
The address for each of the persons listed above is 4832 Grand Avenue, Duluth, Minnesota 55807.

(2)
Does not reflect shares potentially issuable pursuant to acceleration outstanding equity compensation arrangement sunder the 2019 Plan in connection with consummation of the mergers in accordance with the terms of the merger agreement.

(3)
Includes 2,000 shares held in a trust for the benefit of Mr. Ulland’s nephews and for which Mr. Ulland acts as custodian. Mr. Ulland may be deemed to have voting and investment power over the shares held in the trust, but he disclaims beneficial ownership of such shares.

(4)
Incudes 3,333 shares of common stock issuable upon exercise of options exercisable within 60 days after October 8, 2021.

(5)
Based on Form 4 filed with the SEC on March 12, 2021.

(6)
Based on Amendment No. 9 to Schedule 13G filed with the SEC on February January 21, 2013 reporting ownership as of December 31, 2012.

(7)
Based on Amendment No. 15 to Schedule 13G filed with the SEC on February 14, 2019 reporting ownership as of December 31, 2018.

LEGAL MATTERS
The validity of the Holdco common stock offered by this proxy statement/prospectus has been passed upon for Holdco by Faegre Drinker Biddle & Reath LLP.
EXPERTS
The financial statements of TeraWulf Inc. as of March 31, 2021 and for the period from February 8, 2021 (date of inception) to March 31, 2021 included in this proxy statement/prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report in this proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The audited financial statements of IKONICS as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of RSM US LLP, an independent registered public accounting firm appearing elsewhere in this proxy statement/prospectus, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
IKONICS files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read IKONICS’ SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov or IKONICS’ website at http://ikonics.com/investor-relations. If you would like additional copies of this proxy statement/prospectus or if you have questions about the mergers or the proposals to be presented at the special meeting, you should contact IKONICS by telephone or in writing:
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention: Corporate Secretary
www.ikonics.com
(218) 628-2217
If you are a shareholder of IKONICS and would like to request documents, please do so by           , 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to IKONICS has been supplied by IKONICS, all such information relating to TeraWulf has been supplied by TeraWulf, and all such information relating to Holdco has been supplied by both TeraWulf and IKONICS. Information provided by either IKONICS, Holdco, or TeraWulf does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of IKONICS for the IKONICS special meeting. We have not authorized anyone to give any information or make any representation about the First Merger, IKONICS, Holdco, or TeraWulf that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
Neither Holdco nor TeraWulf currently file reports with the SEC. Following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Holdco is expected to file annual, quarterly and current reports and other information with the SEC. SEC filings of Holdco will be available to the public at the SEC website at www.sec.gov.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU

SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR IKONICS SHARES AT THE SPECIAL MEETING. IKONICS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED
IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED           , 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A
AGREEMENT AND PLAN OF MERGER
by and among
IKONICS CORP,
TELLURIDE HOLDCO INC.,
TELLURIDE MERGER SUB I, INC.,
TELLURIDE MERGER SUB II, INC.
and
TERAWULF INC.

Dated as of June 24, 2021

Disclosure Letters
Company Disclosure Letter
Parent Disclosure Letter
Annex
Annex A: Cross-Reference Table
Exhibits
Exhibit A: CVR Agreement
Exhibit B-1: Parent Voting Agreement
Exhibit B-2: Company Voting Agreement
Exhibit C: HoldCo Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2021 (this “Agreement”), by and among IKONICS Corp., a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”, and together with Parent, HoldCo and Merger Sub I, the “Parent Entities”), and TeraWulf Inc., a Delaware corporation (“Company”).
RECITALS
WHEREAS, Parent and its applicable subsidiaries intend to engage in a transaction or series of transactions involving the divestiture, assignment and other disposition of all assets of the Parent and/or its subsidiaries that are related to the Parent’s pre-Closing business, assets, and properties (the “Legacy Sale”) after the Second Effective Time;
WHEREAS, in connection with the Legacy Sale, the Parent and a rights agent selected by the Parent (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in substantially the form attached hereto as Exhibit A, at or immediately prior to the First Effective Time (the “CVR Agreement” and, together with the other transactions contemplated hereby, including the First Merger and the Second Merger, the “Transactions”);
WHEREAS, the parties hereto intend that on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Minnesota Business Corporation Act (“MBCA”), Merger Sub I will merge with and into Parent (the “First Merger”), with Parent surviving the First Merger as a wholly owned subsidiary of HoldCo;
WHEREAS, the parties hereto intend that on the Closing Date, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub II will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned subsidiary of HoldCo;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) approved, adopted and declared advisable this Agreement, the Transactions, including the First Merger and the CVR Agreement, (b) declared that it is in the best interests of the shareholders of Parent that Parent enter into this Agreement and consummate the Transactions, including the First Merger and the CVR Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of Parent, and (d) recommended to the shareholders of Parent that they adopt this Agreement (the “Parent Board Recommendation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the Transactions, including the Second Merger, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions, including the Second Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (d) recommended to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”);
WHEREAS, the board of directors of Merger Sub I has approved and declared advisable, this Agreement and the Transactions, including the First Merger, on the terms and conditions set forth in this Agreement, and HoldCo, in its capacity as the sole stockholder of Merger Sub I will, approve and adopt this Agreement by written consent immediately following its execution;
WHEREAS, the board of directors of Merger Sub II has approved and declared advisable, this Agreement and the Transactions, including the Second Merger, on the terms and conditions set forth in this Agreement, and HoldCo, in its capacity as the sole stockholder of Merger Sub II will, approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, concurrently with the execution and delivery of this Agreement, all directors and executive officers of Parent in their capacity as such, have entered into voting agreements with the Company in the form attached hereto as Exhibit B-1 (each, a “Parent Voting Agreement”) pursuant to which such shareholders are agreeing to vote in favor of the adoption of this Agreement and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement, in each case, on the terms therein; and
WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company in its capacity as such, have entered into voting agreements with Parent in the form attached hereto as Exhibit B-2 (each, a “Company Voting Agreement”) pursuant to which such stockholders are agreeing to, as promptly as practicable following the effectiveness of the Registration Statement, (a) approve by written consent or by vote at a duly held meeting of stockholders of the Company the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Second Merger and (b) adopt this Agreement and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement, in each case, on the terms therein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.
(a)   Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Merger Sub I shall be merged with and into Parent in accordance with the MBCA. As a result of the First Merger, Merger Sub I shall cease to exist and Parent shall continue as the surviving corporation of the First Merger (the “Parent Surviving Company”).
(b)   On the Closing Date, immediately following the First Effective Time, pursuant to this Agreement and upon the terms and subject to the conditions of this Agreement, Merger Sub II shall be merged with and into the Company in accordance with the DGCL. As a result of the Second Merger, Merger Sub II shall cease to exist and the Company shall continue as the surviving company of the Second Merger (the “Surviving Company”).
Section 1.2   Closing
. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the First Merger and the Second Merger (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
Section 1.3   Effective Time.
(a)   Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Minnesota, executed in accordance with, and in such form as is required by, the relevant provisions of the MBCA (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the MBCA in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b)   Upon the terms and subject to the conditions of this Agreement, immediately following the First Merger, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Second Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Second Merger. The Second Merger shall become effective at the time that the properly executed and certified copy of the Second Certificate of Merger is filed or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Second Certificate of Merger and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).
Section 1.4   Effects of the Merger.
(a)   At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the MBCA, this Agreement and the First Certificate of Merger.
(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL, this Agreement and the Second Certificate of Merger.
Section 1.5   Organizational Documents.
(a)   The certificate of incorporation of Parent in effect at the First Effective Time shall be the certificate of incorporation of the Parent Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub I, until amended in accordance with applicable Law. The bylaws of Merger Sub I in effect at the First Effective Time shall be the bylaws of the Parent Surviving Company until amended in accordance with the provisions of such bylaws.
(b)   The certificate of incorporation of the Company in effect at the Second Effective Time shall be the certificate of incorporation of the Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub II, until amended in accordance with applicable Law. The bylaws of Merger Sub II in effect at the Second Effective Time shall be the bylaws of the Surviving Company until amended in accordance with the provisions of such bylaws.
(c)   Immediately prior to the filing of the HoldCo Certificate of Incorporation as contemplated by Section 1.5(d), the Company shall cause to be filed with the Delaware Secretary of State an amendment to the Company’s certificate of incorporation changing the name of the Company to TeraWulf Incorporated or such other name as the Company shall select (the “Company Name Change”).
(d)   Immediately following the Company Name Change and immediately prior to the First Effective Time, the certificate of incorporation of HoldCo shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of HoldCo to be, amended and restated to be in the form attached hereto as Exhibit C (the “HoldCo Certificate of Incorporation”), until thereafter amended in accordance with such certificate of incorporation and applicable Law.
Section 1.6   Directors and Officers.
(a)   The parties hereto shall take all necessary actions such that, during the Legacy Period, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of HoldCo, the board of directors of HoldCo shall be comprise no more than ten (10) individuals as designated by the Company.
(b)   The parties hereto shall take all necessary actions such that, from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of HoldCo, Paul Prager shall be the chief executive officer of HoldCo.
(c)   The parties hereto shall take all necessary actions such that, from and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Parent Surviving Company, (i) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Parent Surviving Company and (ii) the officers of Parent immediately prior to the First Effective Time shall be the officers of the Parent Surviving Company.
(d)   The parties hereto shall take all necessary actions such that, from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Company, (i) the directors of Merger Sub II immediately prior to the Second Effective Time shall be the directors of the Surviving Company and (ii) the officers of the Company immediately prior to the Second Effective Time shall be the officers of the Surviving Company.
Section 1.7   Tax Treatment.   Each of the parties intends that, for U.S. federal income tax purposes, each of the First Merger and the Second Merger shall be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code (the “Intended Tax Treatment”). Each party shall file all Tax Returns consistent with, and take no position inconsistent with such treatment (whether in connection with any audit, examination or other Tax proceeding, on any Tax Return or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could reasonably be expected to cause the transactions to fail to qualify for the Intended Tax Treatment.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1   Conversion of Capital Stock.
(a)   First Merger.   At the First Effective Time, by virtue of the First Merger and without any action on the part of any Parent Entity, the Company or the holders of any of the following securities:
(i)   Each share of Parent Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for (A) one validly issued, fully paid and nonassessable share of HoldCo Common Stock (the “Parent Share Consideration”), (B) one Contingent Value Right to be issued by HoldCo in accordance with the CVR Agreement and (C) the right to receive $5.00 in cash, without interest (the “Parent Cash Consideration”, and together with Parent Share Consideration and Contingent Value Right, the “Parent Merger Consideration”).
(ii)   Each share of HoldCo Common Stock held by Parent issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.
(iii)   Each share of Merger Sub I Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Parent Surviving Company.
(b)   Company Preferred Stock.   At the Second Effective Time, each share of Company Preferred Stock that is then issued and outstanding will be automatically converted into a number of shares of Company Common Stock in accordance with the terms of Article Fourth of the Company’s certificate of incorporation. All shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(c)   Second Merger.   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Parent Entity, the Company or the holders of any of the following securities:
(i)   Each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) issued and outstanding immediately prior to the Second Effective Time (other than the Dissenting Shares) shall automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of HoldCo Common Stock equal to (x) the Aggregate Company Share Amount, divided by (y) the number of shares of Company Common Stock outstanding as of immediately prior to the Second Effective Time (determined on a Fully Diluted Basis) (the “Company Merger Consideration” and such ratio, the “Exchange Ratio”).
(ii)   Each share of Merger Sub II Common Stock issued and outstanding immediately prior to the Second Effective Time, automatically shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.
(iii)   Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company, owned by the Company or any of its direct or indirect wholly-owned Subsidiaries or by Parent or any of its Affiliates at the Second Effective Time (collectively, the “Excluded Company Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Company Shares.
(d)   Conversion of Parent Common Stock.   All shares of Parent Common Stock that have been converted pursuant to Section 2.1(a)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the First Effective Time represented such shares (the “Parent Stock Certificates”) or (B) shares represented by book-entry (the “Parent Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Parent Merger Consideration in accordance with Section 2.2.
(e)   Conversion of Company Common Stock.   All shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) that have been converted pursuant to Section 2.1(c)(i) and Section 2.1(g) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Second Effective Time represented such shares (the “Company Stock Certificates”) or (B) shares represented by book-entry (the “Company Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Company Merger Consideration in accordance with Section 2.2.
(f)   Equitable Adjustment.   If at any time during the period between the date of this Agreement and the First Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Parent Merger Consideration or the Company Merger Consideration, as applicable, shall be equitably adjusted to reflect such change without any increase in aggregate amounts payable.
(g)   Fractional Shares.   No fractional shares of HoldCo Common Stock shall be issued in connection with the Second Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of HoldCo Common Stock. If the product of the number of shares a Company shareholder holds immediately prior to the Second Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of HoldCo Common Stock, that product will be rounded down to the nearest whole number of shares of HoldCo Common Stock if it is less than the fraction of one-half (.5) of one share of Holdco Common Stock or round up to the nearest whole number of shares of Parent Common Stock if the said product is greater than or equal to the fraction of one-half (.5) of one share of HoldCo Common Stock.
Section 2.2   Surrender and Payment.
(a)   Exchange Agent.   Prior to the First Effective Time, Parent and HoldCo shall appoint EQ Shareowner Services to serve as exchange and payment agent (the “Exchange Agent”), for the purpose of exchanging Parent Stock Certificates and Company Stock Certificates, if any, for the consideration payable in respect of Parent Common Stock, Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) and will enter into an agreement with such Exchange Agent on terms reasonably satisfactory to the Company.
(b)   Exchange Fund.   On or prior to the Closing Date, Parent and HoldCo shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Parent Common Stock, Company

Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)), the aggregate Parent Cash Consideration, Parent Share Consideration and Company Merger Consideration, payable and issuable pursuant to the First Merger and the Second Merger, as applicable. All cash and book-entry shares representing HoldCo Common Shares deposited by HoldCo with the Exchange Agent for distribution pursuant to this Article II are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Parent and HoldCo, deliver the appropriate cash amount and HoldCo Common Shares out of the Exchange Fund to holders of Parent Common Stock and Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) pursuant to the provisions of this Article II. The Exchange Fund will not be used for any other purpose.
(c)   Exchange Procedures.
(i)   Letter of Transmittal.   As promptly as practicable but in no event later than two (2) Business Days following the Second Effective Time, HoldCo shall cause the Exchange Agent to mail to each holder of record of a share of Parent Common Stock converted pursuant to Section 2.1(a)(i) and holder of record of a share of Company Common Stock and Company Preferred Stock converted pursuant to Section 2.1(b), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of the Parent Stock Certificate or the Company Stock Certificate, as applicable, to the Exchange Agent or, in the case of Parent Book-Entry Shares or Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares.
(ii)   Surrender of Shares of Parent Common Stock.   Upon surrender of a Parent Stock Certificate or of a Parent Book-Entry Share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.2(c)(i) above, together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, (A) the holder of that Parent Stock Certificate or Parent Book-Entry Share shall be entitled to receive, and the Exchange Agent shall pay in exchange therefor, the Parent Cash Consideration and the Parent Share Consideration in accordance with Section 2.1(a)(i) in respect of the number of shares formerly evidenced by that Parent Stock Certificate or Parent Book-Entry Share, (B) the Exchange Agent shall give notice thereof to the Rights Agent and (C) the holder of that Parent Stock Certificate or Parent Book-Entry Share shall be entitled to receive and Parent shall deliver in exchange therefor, one Contingent Value Right in book-entry form for each share formerly evidenced by that Parent Stock Certificate or Parent Book-Entry Share. Any Parent Stock Certificates and Parent Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on the Parent Cash Consideration payable upon surrender of Parent Stock Certificates or Parent Book-Entry Shares.
(iii)   Surrender of Shares of Company Common Stock.   Upon surrender of a Company Stock Certificate or of a Company Book-Entry Share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.2(c)(i) above, together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Company Stock Certificate or Company Book-Entry Share shall be entitled to receive, and the Exchange Agent shall pay in exchange therefor, the Company Merger Consideration in accordance with Section 2.1(c)(i) in respect of the number of shares formerly evidenced by that Company Stock Certificate or Company Book-Entry Share.
(iv)   Unregistered Transferees.   If any Parent Merger Consideration or Company Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Parent Merger Consideration or Company Merger Consideration, as applicable, may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required by Parent or Company, as applicable, to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer taxes or (2) establishes to the reasonable satisfaction of Parent and the Exchange Agent that any such transfer taxes have already been paid or are not applicable.

(v)   No Other Rights.   Until surrendered in accordance with this Section 2.2(c), (A) each Parent Stock Certificate and each Parent Book-Entry Share shall be deemed, from and after the First Effective Time, to represent only the right to receive the Parent Merger Consideration and (B) each Company Stock Certificate and each Company Book-Entry Share shall be deemed, from and after the Second Effective Time, to represent only the right to receive the Company Merger Consideration. Any Parent Merger Consideration paid upon the surrender of any Parent Stock Certificate or Parent Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the shares of Parent Common Stock formerly represented by it. Any Company Merger Consideration paid upon the surrender of any Company Stock Certificate or Company Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the shares of Company Common Stock or Company Preferred Stock formerly represented by it.
(d)   Lost, Stolen or Destroyed Certificates.   If any Parent Stock Certificate or Company Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent Surviving Company or the Surviving Company, as applicable, the posting by such Person of a bond, in such reasonable amount as the Parent Surviving Company or the Surviving Company, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Parent Merger Consideration or the Company Merger Consideration, as applicable, to such Person in respect of the shares of Parent Common Stock or Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) represented by such Certificate.
(e)   No Further Transfers.   At the First Effective Time, the stock transfer books of Parent shall be closed and there shall be no further registration of transfers of the shares of Parent Common Stock that were outstanding immediately before the First Effective Time. At the Second Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) that were outstanding immediately before the Second Effective Time.
(f)   Required Withholding.   Each of Parent, HoldCo, the Parent Surviving Company, Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.
(g)   No Liability.   None of Parent, HoldCo, Parent Surviving Company, Surviving Company or the Exchange Agent (or any of their respective officers, directors, employees, agents or Affiliates) shall be liable to any holder of Parent Stock Certificates, Company Stock Certificates, Parent Book-Entry Shares or Company Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.
(h)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the holders of Parent Stock Certificates, Company Stock Certificates, Parent Book-Entry Shares or Company Book-Entry Shares one year after the Second Effective Time shall be delivered by the Exchange Agent to HoldCo upon demand. Thereafter, any holder of Parent Stock Certificates, Company Stock Certificates, Parent Book-Entry Shares or Company Book-Entry Shares who has not theretofore complied with this Article II shall look only to HoldCo for, and HoldCo shall remain liable for, payment of the applicable Parent Merger Consideration or Company Merger Consideration pursuant to the terms of this Article II, subject to any applicable abandoned property, escheat or similar Law.
Section 2.3   Treatment of Equity Awards.
(a)   Parent Stock Options.   As of a Business Day no earlier than 30 days prior to the First Effective Time, each outstanding Parent Stock Option will become vested in full. Immediately prior to the First

Effective Time, each Parent Stock Option that is then outstanding, (A) if the exercise price of such Parent Stock Option is equal to or greater than the Per Share Parent Value, shall terminate and be cancelled as of immediately prior to the First Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the exercise price of such Parent Stock Option is less than the Per Share Parent Value, such Parent Stock Option shall be fully vested and terminate and be cancelled as of immediately prior to the First Effective Time in exchange for the right to receive, in accordance with this Section 2.3(a), the Parent Merger Consideration based on a number of shares determined by dividing (x) the product of the number of shares of Parent Common Stock underlying such Parent Stock Option multiplied by the excess of the Per Share Parent Value over the exercise price of the Parent Stock Option, divided by (y) the Per Share Parent Value, as applicable. Following the First Effective Time, no Parent Stock Option that was outstanding immediately prior to the First Effective Time shall remain outstanding and each former holder of a Parent Stock Option will cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in this Section 2.3(a) in exchange for such Parent Stock Option, as applicable, in accordance with this Section 2.3(a). Notwithstanding any other provision of this Agreement, all Parent Stock Options shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Parent Stock Options shall be subject to the withholding requirements as provided in Section 2.3(f). For purposes of this Agreement, the “Per Share Parent Value” means the volume-weighted average price, rounded to the nearest one-tenth of a cent, of a share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) in respect of the five (5) consecutive trading day period beginning at 9:30 am (New York City time) on the first day of such trading day period and ending at 4:00 pm (New York City time) on the third full trading day prior to the First Effective Time.
(b)   Parent RSU Awards.   Immediately prior to the First Effective Time, each Parent RSU Award that is then outstanding shall be fully vested and terminate and be cancelled as of immediately prior to the First Effective Time in exchange for the right to receive the Parent Merger Consideration multiplied by the shares of Parent Common Stock underlying such Parent RSU Award. Following the First Effective Time, no Parent RSU Award that was outstanding immediately prior to the First Effective Time shall remain outstanding and each former holder of any such Parent RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3(b) in exchange for such Parent RSU Award in accordance with this Section 2.3(b). Notwithstanding any other provision of this Agreement, all Parent RSU Awards shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Parent RSU Awards shall be subject to the withholding requirements as provided in Section 2.3(f).
(c)   Company RSU Awards.   Each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Second Effective Time shall, as of the Second Effective Time, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award with respect to a number of shares of HoldCo Common Stock (rounded up or down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Second Effective Time by (ii) the Exchange Ratio (each, an “Adjusted RSU Award”). Each such Adjusted RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and settlement terms) as applied to the corresponding Company RSU Award immediately prior to the Second Effective Time. For the avoidance of doubt, with respect to any Company RSU Award that, immediately prior to the Second Effective Time, remains subject to performance vesting based on the achievement of performance metrics, the vesting of such Company RSU Award shall remain subject to the performance vesting terms of the applicable award agreement evidencing such Company RSU Award. Notwithstanding any other provision of this Agreement, all Company RSU Awards shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Company RSU Awards shall be subject to the withholding requirements as provided in Section 2.3(f).
(d)   Residual Shares.   Each share of Company Common Stock that remains available for issuance pursuant to the Company Equity Plan as of the Second Effective Time (the “Residual Shares”) shall, in accordance with the Company Equity Plan, be converted at the Second Effective Time into the number of shares of HoldCo Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of HoldCo Common Stock, the “Assumed Shares”).

(e)   Assumed Shares.   At the Second Effective Time, HoldCo shall take all actions necessary to assume the Company Equity Plan, with the result that HoldCo may issue the Assumed Shares after the Second Effective Time pursuant to equity awards granted under the Company Equity Plan or any other plan of HoldCo or any of its Affiliates.
(f)   Taxes.   Any payments made pursuant to this Section 2.3 shall be paid by HoldCo by check or direct deposit. Such amounts shall be reduced by any income or employment Tax withholding and other payroll and employment contribution obligations required under (i) the Code, (ii) any applicable state, local or foreign Tax Law, and (iii) any other applicable Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of the applicable award, as applicable, for all purposes under this Agreement.
(g)   Company Actions.   Prior to the Second Effective Time, the Company shall adopt such resolutions to effectuate the actions contemplated by this Section 2.3, such that (i) all Company RSU Awards and the Residual Shares shall be converted in accordance with this Agreement and (ii) as of the Second Effective Time, each holder of a Company RSU Award shall cease to have any rights with respect to shares of Company Common Stock.
Section 2.4   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary, any shares of Parent Common Stock or Parent Preferred Stock for which the holder thereof (i) has not voted in favor of the First Merger or consented in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the MBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Parent Merger Consideration in accordance with Section 2.1. At the Second Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the MBCA.
(b)   Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively waives, withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then such holder’s shares (i) shall be deemed no longer to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the Second Effective Time into the right to receive the Company Merger Consideration upon surrender of the Company Stock Certificate or Company Book-Entry Share formerly representing such shares in accordance with Section 2.2.
(c)   Parent shall give the Company (i) notice of any written demands for appraisal of any shares of Parent Common Stock and Parent Preferred Stock, the withdrawals of such demands and any other related instrument served on the Company under the MBCA and (ii) the right to participate in, and at Parent’s election and expense, direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not (or cause or permit any person on its behalf to) offer to make or make any payment or settle, compromise, or offer to settle or compromise, or otherwise negotiate with respect to any such demands for appraisal without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections of the disclosure letter delivered by the Company to the Parent Entities before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Company represents and warrants to each Parent Entity that:
Section 3.1   Organization and Power.   Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Company’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2   Organizational Documents.   The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and (i) the Company Organizational Documents are in full force and effect and (ii) the Company is not in violation of any provision of the Company Organizational Documents.
Section 3.3   Governmental Authorizations.   Assuming that the representations and warranties of the Parent Entities contained in Section 4.4 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:
(a)   the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware;
(b)   any other filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”) or state securities Laws or “blue sky” Laws; and
(c)   such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d)   the HSR Act and any applicable requirements of other Antitrust Laws.
Section 3.4   Corporate Authorization.
(a)   The Company Board has unanimously (i) approved and declared advisable this Agreement, the Transactions, including the Second Merger, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions, including the Second Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended to the stockholders of the Company that they adopt this Agreement. The Company Stockholder Approval is the only vote of the holders of stock of the Company necessary to adopt this Agreement and approve the Transactions. Assuming that the Requisite Company Vote is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the Second Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company. Once effective, the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement would satisfy the Requisite Company Vote. Each Person that executes the Company Voting Agreement prior to the effectiveness of the Written Consent, is an executive officer, director, affiliate, founder or family member of a founder or holder of at least five (5%) of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.
(b)   The Company has all necessary corporate power and authority to enter into this Agreement to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 3.5   Non-Contravention.   The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not and will not

(a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Company Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.6   Capitalization.
(a)   As of the date of this Agreement, the Company’s authorized capital stock consists solely of (i) 100,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 50,000,000 shares of Company Common Stock were issued and outstanding, (ii) 2,000,000 shares of Company Preferred Stock were issued and outstanding, (iii) no Company RSU Awards were issued and outstanding, and (iv) 6,333,333 shares of Company Common Stock were reserved for issuance under the Company Equity Plan.
(b)   Except as set forth in Section 3.6(a), or to the extent expressly permitted under Section 5.1 (including as required by applicable Law), (i) there are no outstanding shares of capital stock of the Company and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person.
(c)   All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
(d)   Each outstanding share of capital stock or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.
(e)   Except as set forth in the Company Organizational Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or capital stock of any Subsidiary of the Company.
(f)   There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or any Subsidiary.
(g)   Section 3.6(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who hold Company RSU Awards, indicating, with respect to each such holder, the type of award granted, the number of shares of Company Common Stock subject to such award, date of grant and date of vesting, subject in each case to forfeiture of any Company RSU Awards after the date of this Agreement each in accordance with their terms.
Section 3.7   Subsidiaries.
(a)   Section 3.7 of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company. The Company has made available to Parent organizational documents of each Subsidiary of the Company.
(b)   Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.
Section 3.8   Financial Statements.   Section 3.8 of the Company Disclosure Letter contains true, correct and complete copies of the audited balance sheet of the Company and its Subsidiaries at March 31, 2021 and the related statements of operations, stockholders’ equity and cash flows for the period starting with the Company Incorporation Date and ending on March 31, 2021 (the “Company Audited Financial Statements”). The Company Audited Financial Statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”). There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party.
Section 3.9   Undisclosed Liabilities.   As of the date of this Agreement, except as set forth in Section 3.9 of the Company Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:
(a)   Liabilities reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 2021 (the “Balance Sheet Date”) or the footnotes thereto;
(b)   Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental liability);
(c)   Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;
(d)   Liabilities resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); and
(e)   Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.10   Absence of Certain Changes.   Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.10 of the Company Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding any deviations from the ordinary course of business of the Company and its Subsidiaries or any actions, activities, or conduct of the Company and its Subsidiaries taken in the attempt to mitigate, respond to, or otherwise address the current or anticipated impacts or effects of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) on the business of the Company and its Subsidiaries, including compliance with any shelter in place orders and non-essential business orders issued by any Governmental Authority or other similar measure taken to protect the health, safety and welfare of any Person, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.1.

Section 3.11   Litigation.   From the Balance Sheet Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) there are no Orders outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.12   Material Contracts.
(a)   Section 3.12 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Company Material Contract”):
(i)   each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries to conduct business in any geographic area;
(ii)   each Contract (other than any Company Benefit Plan) providing for or resulting in payments by the Company or any of its Subsidiaries that exceeded $250,000 since the Company Incorporation Date;
(iii)   all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;
(iv)   all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;
(v)   all partnership, joint venture or other similar agreements or arrangements;
(vi)   any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;
(vii)   any agreement for the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations of the Company or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed or material liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;
(viii)   an agreement with a (A) the top 10 customers of the Company and its Subsidiaries, taken as a whole, as applicable, and (B) the top 10 suppliers of the Company and its Subsidiaries, taken as a whole, as applicable (in each case measured by aggregate obligations paid or agreed to since the Company’s inception);
(ix)   any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;
(x)   any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors on the Company’s standard form for such Contracts; and
(xi)   to the extent not set forth in Section 3.12(a) of the Company Disclosure Letter pursuant to another subsection of this Section 3.12(a), all material agreements with any Governmental Authority.
(b)   A true and complete copy of each Company Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to Parent prior to the date of this

Agreement. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Company Material Contract and (iii) as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.
Section 3.13   Benefit Plans.
(a)   Section 3.13(a) of the Company Disclosure Letter lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any loan to or for the benefit of an officer of the Company or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any right to benefits or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.
(b)   With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document and any amendments thereto (and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”) and (vi) any related trust or funding agreements or insurance policies.
(c)   Neither the Company, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA, or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.
(d)   Each Company Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.
(e)   Neither the Company nor any of its Subsidiaries has any current or projected Liability with respect to, and no Company Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.
(f)   The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(g)   Each Company Benefit Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code)).
(h)   There are no pending, or, to the Knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.
Section 3.14   Labor Relations.
(a)   (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company or any of its Subsidiaries.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, each of the Company and its Subsidiaries is, and has been since the Company Incorporation Date, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.
(c)   Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law within the last six months that remains unsatisfied.
(d)   Since the Company Incorporation Date, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company or any of its Subsidiaries, and (ii) there are no claims, suits, actions or other legal proceeding against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries. Since the Company Incorporation Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.
(e)   There are no pending or, to the Company’s Knowledge, threatened claims, suits, actions or other legal proceeding against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.
(f)   Since the Company Incorporation Date, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or, to the Company’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.
Section 3.15   Taxes.
(a)   (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.
(b)   (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.
(d)   Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law).
(e)   The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f)   Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.
(g)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.
Section 3.16   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   The Company and its Subsidiaries comply and have complied with all applicable Environmental Laws.
(b)   The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect.
(c)   Neither the Company nor any Subsidiary has received any notice or request for information from any Governmental Authority or other third party related to any actual or alleged liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances.
(d)   To the Knowledge of the Company, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws.
(e)   To the Knowledge of the Company, the transaction contemplated in this Agreement does not require notice to, or approval from, any Governmental Authority under any Environmental Law.
Section 3.17   Intellectual Property.
(a)   Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by the Company or any of its Subsidiaries: (a) patents and patent applications, (b) registered trademarks and applications therefor, (c) registered copyrights and applications therefor, and (iv) domain name registrations ((i) — (iv), the “Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of the Company Intellectual Property.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party and (ii) No Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by law or non-assignable moral rights.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (the “IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since the Company Incorporation Date, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since the Company Incorporation Date, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.
Section 3.18   Real Property; Personal Property.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof, other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).
Section 3.19   Permits; Compliance with Law.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times since the Company Incorporation Date been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.
Section 3.20   Regulatory Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries currently conduct, and have at all times since the Company Incorporation Date, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further liability to the Company and its Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries, and to the Knowledge of the Company, all of their respective directors, officers, agents and employees, are in compliance with, to the extent applicable, all Laws.
Section 3.21   Takeover Statutes.   The Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Transactions, including by approving this Agreement, the Second Merger and the other Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.
Section 3.22   Transactions with Affiliates.   There are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.
Section 3.23   Insurance.   The Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Company Material Adverse Effect.
Section 3.24   Brokers.   No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES
Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the Parent Entities to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face or (ii) disclosed in any of the Parent SEC Reports (excluding all disclosures in any “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” sections to the extent such disclosures are prospective or forward-looking); provided, that nothing disclosed in the Parent SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.11(b), Section 4.25 and Section 4.26, the Parent Entities, jointly and severally, represent and warrant to the Company that:
Section 4.1   Organization and Power.   Each of the Parent Entities and their respective Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each

Parent Entity has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of the Parent Entities has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities and their respective Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.2   Organizational Documents.   Each Parent Entity has made available to the Company true and complete copies of the certificate of incorporation and bylaws of the Parent Entities as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”).
Section 4.3   Governmental Authorizations.   Assuming that the representations and warranties of the Company contained in Section 3.4 are true and correct, the execution, delivery and performance of this Agreement by each Parent Entity and the consummation by each of the Parent Entities of the Transactions do not and will not require any Governmental Authorizations, other than:
(a)   the filing of the First Certificate of Merger with the Secretary of State of the State of Minnesota;
(b)   the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (together with all amendments and supplements thereto, the “Parent Registration Statement”);
(c)   any other filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or state securities Laws or “blue sky” Laws;
(d)   compliance with Nasdaq rules and regulations; and
(e)   such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4   Corporate Authorization.   Each Parent Entity has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Parent Vote, to consummate the Transactions. The Parent Board has unanimously (a) approved and declared advisable this Agreement, the Transactions, including the First Merger, (b) declared that it is in the best interests of the shareholders of Parent that Parent enter into this Agreement and consummate the Transactions, including the First Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of Parent, and (d) recommended to the shareholders of Parent that they adopt this Agreement. Assuming that the Requisite Parent Vote is received, the execution, delivery and performance of this Agreement by each Parent Entity and the consummation by each Parent Entity of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each Parent Entity. This Agreement constitutes a legal, valid and binding agreement of each Parent Entity enforceable against each Parent Entity in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
Section 4.5   Non-Contravention.   The execution, delivery and performance of this Agreement by each Parent Entity and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Parent Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Parent Entities, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to any of the Parent Entities or any of their respective Subsidiaries or by which any Parent Assets are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any

Parent Material Contracts or Parent Real Property Leases to which the Parent Entities or any of their respective Subsidiaries is a party or by which any Parent Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Parent Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.6   Capitalization.
(a)   As of the date of this Agreement, Parent’s authorized capital stock consists solely of (i) 4,750,000 shares of Parent Common Stock and (ii) 250,000 shares of Parent Preferred Stock. As of the date of this Agreement, (i) 1,977,854 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 90,850 Parent RSU Awards were issued and outstanding, (iv) 25,000 Parent Stock Options to purchase shares of Parent Common Stock at a weighted average per share exercise price of $8.46 were outstanding and (v) 1,557 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plans. As of the date of this Agreement, HoldCo’s authorized capital stock consisted solely of 1,000 shares, of which 1,000 shares were issued and outstanding. As of the date of this Agreement, Merger Sub I’s authorized capital stock consisted solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares were issued and outstanding. As of the date of this Agreement, Merger Sub II’s authorized capital stock consisted solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares were issued and outstanding.
(b)   Except as set forth in Section 4.6(a), or to the extent expressly permitted under Section 5.2 (including as required by applicable Law), (i) there are no outstanding shares of capital stock of any Parent Entity (subject to any exercise of Parent Stock Options after the date of this Agreement each in accordance with their terms) and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which any of the Parent Entities or any of their respective Subsidiaries is a party obligating the Parent Entities or any of their respective Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any of the Parent Entities or any of their respective Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries or any other Person.
(c)   All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
(d)   Each outstanding share of capital stock or other equity interests of each Subsidiary of the Parent Entities is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.
(e)   Except as set forth in this Section 4.6, there are no outstanding contractual obligations of the Parent Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or capital stock of any Subsidiary of Parent.
(f)   There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Parent Entities or any of their respective Subsidiaries is a party with respect to the voting of any shares of capital stock of any of the Parent Entities or any of their respective Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Parent Entities or any of their respective Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with shareholders of the Parent Entities on any matters with respect to the Parent Entities or any of their respective Subsidiaries.
(g)   Section 4.6(g) of the Parent Disclosure Letter sets forth a true, complete and correct list of all persons who hold Parent Stock Options or Parent RSU Awards, indicating, with respect to each such holder, the type of award granted, the number of shares of Parent Common Stock subject to such award, the exercise price of each Parent Stock Option, date of grant and date of vesting, subject in each case to any exercise of Parent Stock Options or forfeiture of any Parent Stock Options or Parent RSU Awards after the date of this Agreement each in accordance with their terms.
Section 4.7   Subsidiaries.
(a)   Section 4.7(a) of the Parent Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Parent Entities. Parent has made available to the Company organizational documents of each Subsidiary of the Parent Entities.
(b)   Each of the Subsidiaries of the Parent Entities is wholly owned by Parent, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Parent does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of Parent.
Section 4.8   SEC Filings and the Sarbanes-Oxley Act.
(a)   Since December 31, 2018, Parent has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by Parent to the SEC (the documents referred to in this Section 4.8(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Parent SEC Reports”). No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.
(b)   As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report complied, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the First Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to each such Parent SEC Report.
(c)   As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report filed on or prior to the date hereof did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the First Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the First Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d)   As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Parent from the SEC with respect to the Parent SEC Reports and (ii) to Parent’s Knowledge, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.
(e)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent Entities and their respective Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).
(f)   With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Parent has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Parent SEC Reports filed prior to the date of this Agreement. Parent is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.
Section 4.9   Financial Statements; Internal Controls.
(a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Reports:
(i)   complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;
(ii)   were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and
(iii)   fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to the Parent Entities and their respective Subsidiaries required to be disclosed in Parent’s periodic reports under the Exchange Act is made known to the Parent’s principal executive officer and its principal financial officer by others within the Parent Entities or any of their respective Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and its principal financial officer to such information required to be included in the Parent’s periodic reports required under the Exchange Act. Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. From January 1, 2018 until the date of this Agreement, Parent has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board and made available to the Company prior to the date of this Agreement (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent internal controls, in each case, if any. From January 1, 2018 until the date of this Agreement, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or their respective internal accounting controls.

(b)   There are no off-balance sheet arrangements to which the Parent Entities or any of their respective Subsidiaries is a party of any type required to be disclosed in the Parent SEC Reports pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Parent SEC Reports.
Section 4.10   Undisclosed Liabilities.   As of the date of this Agreement, except as set forth in Section 4.10 of the Parent Disclosure Letter, there are no Liabilities of the Parent Entities or any of their respective Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:
(a)   Liabilities reflected or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date or the footnotes thereto set forth in the Parent SEC Reports;
(b)   Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental liability);
(c)   Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;
(d)   Liabilities resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); and
(e)   Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.11   Absence of Certain Changes.   Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.11 of the Parent Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of Parent and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding any deviations from the ordinary course of business of the Parent Entities and their respective Subsidiaries or any actions, activities, or conduct of the Parent Entities and their respective Subsidiaries taken in the attempt to mitigate, respond to, or otherwise address the current or anticipated impacts or effects of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) on the business of the Parent Entities and their respective Subsidiaries, including compliance with any shelter in place orders and non-essential business orders issued by any Governmental Authority or other similar measure taken to protect the health, safety and welfare of any Person, (b) there has not been any Parent Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.2.
Section 4.12   Litigation.   From the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of Parent, threatened against the Parent Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (b) there are no Orders outstanding against the Parent Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.13   Material Contracts.
(a)   Section 4.13 of the Parent Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Parent Entities or any of their respective Subsidiaries is a party (each, a “Parent Material Contract”):
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Parent);

(ii)   each Contract (A) not to (or otherwise restricting or limiting the ability of the Parent Entities or any of their respective Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the Parent Entities or any of their respective Subsidiaries to conduct business in any geographic area;
(iii)   each Contract (other than any Parent Benefit Plan) providing for or resulting in payments by the Parent Entities or any of their respective Subsidiaries that exceeded $250,000 in the calendar year ended December 31, 2020;
(iv)   all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Parent Assets;
(v)   all material Contracts for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;
(vi)   all partnership, joint venture or other similar agreements or arrangements;
(vii)   any agreement with any director, officer or shareholder of Parent or any Subsidiary that is required to be described under Item 404 of Regulation S-K of the SEC in the Parent SEC Reports;
(viii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;
(ix)   any agreement for the disposition or acquisition by the Parent Entities or any of their respective Subsidiaries, with material obligations of the Parent Entities or any of their respective Subsidiaries (other than confidentiality obligations) remaining to be performed or material liabilities of the Parent Entities or any of their respective Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;
(x)   any agreement restricting or limiting the payment of dividends or the making of distributions to shareholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;
(xi)   any Contract in which any Parent Entity or any of their respective Subsidiaries has licensed any Parent Owned Intellectual Property to any other Person or has licensed any other Person’s Intellectual Property rights, other than non-exclusive licenses (x) entered into in the ordinary course of business with aggregate payments of less than $200,000 or (y) for commercially available shrink wrap or off the shelf software;
(xii)   any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Parent employees and contractors on the Parent’s standard form for such Contracts; and
(xiii) to the extent not set forth in Section 4.13(a) of the Parent Disclosure Letter pursuant to another subsection of this Section 4.13(a), all material agreements with any Governmental Authority.
(b)   A true and complete copy of each Parent Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to the Parent Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 3, 2021 or disclosed by Parent in a subsequent Parent SEC Report or made available to the Company prior to the date of this Agreement. Each Parent Material Contract is a valid and binding agreement of Parent or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent or such Subsidiary nor, to the Knowledge of Parent, any other party thereto, is in breach of or default under any such Parent Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Parent Material Contract and (iii) as of the date of this Agreement, no party under any Parent Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Parent Material Contract.
Section 4.14   Benefit Plans.
(a)   Section 4.14(a) of the Parent Disclosure Letter lists all material Parent Benefit Plans. For purposes of this Agreement a “Parent Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any loan to or for the benefit of an officer of any Parent Entity or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries has any right to benefits or (B) which are maintained, sponsored or contributed to by any Parent Entity or any of its Subsidiaries or to which any Parent Entity or any of its Subsidiaries makes or is required to make contributions or with respect to which any Parent Entity or any of its Subsidiaries has any material Liability.
(b)   With respect to each Parent Benefit Plan, if applicable, Parent has made available to Parent true and complete copies of (i) the plan document and any amendments thereto and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS and (vi) any related trust or funding agreements or insurance policies.
(c)   Neither Parent, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA, or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA. Neither Parent nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.
(d)   Each Parent Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.
(e)   Neither Parent nor any of its Subsidiaries has any current or projected Liability with respect to, and no Parent Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of any Parent Entity or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.
(f)   The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from any Parent Entity or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of any Parent Entity or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Benefit Plan,

(iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of any Parent Entity or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of any Parent Entity or any of its Subsidiaries under any Parent Benefit Plan or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(g)   Each Parent Benefit Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from any Parent Entity or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code)).
(h)   There are no pending, or, to the Knowledge of Parent, threatened, material claims, investigations, audits or litigation against or involving any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.
Section 4.15   Labor Relations.
(a)   (i) No employee of any Parent Entity or any of its Subsidiaries is represented by a union and, to the Knowledge of Parent, no union organizing efforts are currently being conducted, (ii) neither any Parent Entity nor any of its respective Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of any Parent Entity or any of its respective Subsidiaries.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent or its Subsidiaries, each of the Parent Entities and their respective Subsidiaries is, and has been since January 1, 2018, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.
(c)   Neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act or any similar state or local Law within the last six months that remains unsatisfied.
(d)   Since January 1, 2018, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries through Parent’s anonymous employee hotline or any formal human resources communication channels at any Parent Entity or any of its Subsidiaries, and (ii) there are no claims, suits, actions or other legal proceeding against any Parent Entity or any of its Subsidiaries or, to Parent’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries. Since January 1, 2018, neither Parent nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries.
(e)   There are no pending or, to Parent’s Knowledge, threatened claims, suits, actions or other legal proceeding against any Parent Entity or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of any Parent Entity or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of any Parent Entity or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.
(f)   Since January 1, 2018, all individuals who perform or have performed services for any Parent Entity or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Parent Benefit Plan, and neither Parent nor any of its Subsidiaries has notice of any pending or, to Parent’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.
Section 4.16   Taxes.
(a)   (i) All income and other material Tax Returns required to be filed by or with respect to the Parent Entities and their respective Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Parent Entities and their respective Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Parent SEC Reports, and (iii) the Parent Entities and their respective Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.
(b)   (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Parent Entities and their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Parent Entities and their respective Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Parent Entities and their respective Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the Parent Entities or any of their respective Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the Parent SEC Reports.
(c)   There are no Liens for Taxes upon the assets or properties of the Parent Entities and their respective Subsidiaries, except for Permitted Liens.
(d)   Neither the Parent Entities nor their respective Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law).
(e)   The Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.
(f)   Neither the Parent Entities and their respective Subsidiaries has any liability for the Taxes of any Person (other than any of the Parent Entities and their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.
(g)   Neither the Parent Entities nor their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.
Section 4.17   Environmental Matters
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   Parent and its Subsidiaries comply and have complied with all applicable Environmental Laws;
(b)   Parent and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;
(c)   Neither Parent nor any Subsidiary has received any notice or request for information from any Governmental Authority or other third party related to any actual or alleged liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;
(d)   To the Knowledge of Parent, no condition exists on any property owned or operated by Parent and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws; and
(e)   To the Knowledge of Parent, the transaction contemplated in this Agreement does not require notice to, or approval from, any Governmental Authority under any Environmental Law.
Section 4.18   Intellectual Property.
(a)   Each of the Parent Entities and their respective Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Parent Entities and their respective Subsidiaries (collectively, the “Parent Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 3.17(a) of the Parent Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by any Parent Entity or any of its Subsidiaries: (a) patents and patent applications, (b) registered trademarks and applications therefor, (c) registered copyrights and applications therefor, and (iv) domain name registrations ((i) — (iv), the “Parent Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Parent Entities and the consummation by Parent Entities of the transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of the Parent Intellectual Property.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none (i) of the Parent Intellectual Property owned or purported to be owned by any Parent Entity or any of its Subsidiaries (“Parent Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Parent, all Registered IP is subsisting, in full force and effect, and, to the Knowledge of Parent, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Parent Owned Intellectual Property.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the business the Parent Entities and their respective Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2018 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of Parent, threatened against any Parent Entity or any of its Subsidiaries that the conduct of the business of any Parent Entity or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party and (ii) to the Knowledge of Parent, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2018, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by any Parent Entity or any of its Subsidiaries.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent Entities and their respective Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Parent Intellectual Property that is material to the business of the Parent Entities and their respective Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Parent Owned Intellectual Property that is material to the business of the Parent Entities and their respective Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Persons who have contributed, developed or conceived any Parent Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Parent Entities and their respective Subsidiaries and assigns to Parent (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by law or non-assignable moral rights.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have sufficient rights to use all software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of Parent and its Subsidiaries (the “IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of Parent and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed in the past three years, to the Knowledge of Parent, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) Parent and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of Parent and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets in the past three years, (vi) Parent and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) Parent and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of Parent and its Subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.
Section 4.19   Real Property; Personal Property.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent Entities and their respective Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Parent Entities and their respective Subsidiaries (the “Parent Real Property”) and (ii) the ownership of or leasehold interest in any Parent Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Parent Real Property or any portion thereof, other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Parent Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Parent Real Property.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Parent Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Parent Real Property Lease.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent Entities and their respective Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Parent Assets and (ii) none of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Parent Assets is subject to any Liens (except in all cases for Permitted Liens).
Section 4.20   Permits; Compliance with Law.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Entities and their respective Subsidiaries is in possession of all material Permits necessary for each of the Parent Entities and their respective Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Parent Permits”). All such Parent Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, has been threatened in writing against any Parent Entity or any of its Subsidiaries.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Entities and their respective Subsidiaries has at all times since January 1, 2018 been in compliance in all material respects with (i) all Laws applicable to Parent or such Subsidiary or by which any of the Parent Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Parent Permits.
Section 4.21   Regulatory Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent Entities and their respective Subsidiaries currently conduct, and have at all times since January 1, 2018, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of any Parent Entity or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that any Parent Entity or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter Parent’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further liability to the Parent Entities and their respective Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon Parent’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent any Parent Entity or any of its Subsidiaries from operating as it currently operates.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and to the Knowledge of Parent, all of their respective directors, officers, agents and employees, are in compliance with, and the Parent and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Parent Entities and their respective Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Laws.
Section 4.22   Takeover Statutes.   The Parent Board has taken all necessary action to ensure that the restrictions on business combinations and takeover offers that are set forth in Section 302A.673 and Subd. 1 of Section 302A.675 of the MBCA, respectively, and any other similar Law applicable to Parent will not apply to this Agreement, the Transactions, including by approving this Agreement, the First Merger and the other Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of Parent or any of its Subsidiaries.
Section 4.23   Transactions with Affiliates.   Except as disclosed in the Parent SEC Reports, since December 31, 2020 through the date hereof, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.
Section 4.24   Insurance.   The Parent Entities and their respective Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Parent Entities or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of any Parent Entity or any of its Subsidiaries (“Parent Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Parent Entities and their respective Subsidiaries and their respective properties and assets, except for any such failures to maintain Parent Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.25   Opinion of Financial Advisor.   Northland Securities, Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board an opinion to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Parent Merger Consideration to be paid to holders of Parent Common Stock (other than, as applicable, the Company, HoldCo, Merger Sub I, Merger Sub II and their respective affiliates) is fair, from a financial point of view, to such holders. A copy of the written opinion will be provided to the Company, solely for informational purposes, following receipt thereof by the Parent Board (it being understood and agreed that such written opinion may not be relied upon by the Company or its affiliates).
Section 4.26   Brokers.   Except for the Parent Financial Advisor, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Entity or any of its Subsidiaries.
ARTICLE V
COVENANTS
Section 5.1   Conduct of Business of the Company.   From and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (it being acknowledged and agreed that, for purposes of this Agreement, any action taken by the Company or its Subsidiary or any actions, inactions, activities or conduct of Company or any of its Subsidiaries necessary (in its sole discretion), whether or not in the ordinary course of business, to mitigate, respond to or otherwise address the current or anticipated effects or impact of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) (including suspending some or all operations of or related to their respective businesses and related activities, including complying with any shelter in place and non-essential business orders by any Governmental Authority or taking other similar measures to protect the health, safety and welfare of any Person (any such action, inaction, activity or conduct, a “Company Response Action”), that would otherwise be in breach of this Section 5.1, shall be deemed not to be a breach of this Section 5.1) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.1) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:
(a)   Organizational Documents.   Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements), provided, however, prior to the First Effective Time, the Company shall be permitted to amend its certificate of incorporation to effectuate the Company Name Change;
(b)   Dividends.   Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Surviving Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its stockholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business and (ii) such restrictions or limitations required by applicable Law;
(c)   Capital Stock.   (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any Continuing Company Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the vesting or settlement of Company RSU Awards outstanding as of the date of this Agreement and grants of Company RSU Awards under the Company Equity Plan in the Company’s sole discretion) or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;
(d)   Indebtedness; Guarantees.   Incur, assume or guarantee any indebtedness for borrowed money in excess of $200,000, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Parent or in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice;
(e)   Tax.   File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes.
(f)   Accounting.   Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof.
(g)   Dispositions.   Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Parent Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of Parent, that are material to the Parent Entities and their respective Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Parent Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(h)   Legal Actions.   Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $2,000,000 individually or $2,000,000 in the aggregate;
(i)   Affiliate Transactions.   Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions;
(j)   Inhibiting Transactions.   Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or
(k)   Related Actions.   Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.
Section 5.2   Conduct of Business of Parent.   From and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or as required by Law, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (it being acknowledged and agreed that, for purposes of this Agreement, any action taken by Parent or its Subsidiary or any actions, inactions, activities or conduct of Parent or any of its Subsidiaries necessary (in its sole discretion), whether or not in the ordinary course of business, to mitigate, respond to or otherwise address the current or anticipated effects or impact of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) (including suspending some or all operations of or related to their respective businesses and related activities, including complying with any shelter in place and non-essential business orders by any Governmental Authority or taking other similar measures to protect the health, safety and welfare of any Person (any such action, inaction, activity or conduct, a “Parent Response Action”), that would otherwise be in breach of this Section 5.2, shall be deemed not to be a breach of this Section 5.2) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.2) and to preserve the good will of its customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed:
(a)   Organizational Documents.   Amend any of the Parent Organizational Documents or any of the comparable organizational documents of any of Parent’s Subsidiaries (including partnership agreements and limited liability company agreements);
(b)   Dividends.   Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Parent Surviving Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its shareholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business and (ii) such restrictions or limitations required by applicable Law;
(c)   Capital Stock.   (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any Continuing Parent Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to (A) the exercise of Parent Stock Options, and (B) the vesting or settlement of Parent RSU Awards, in each case outstanding as of the date of this Agreement and in accordance with their terms) or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;
(d)   Compensation and Benefits.   (i) Materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers, (ii) grant any severance or termination pay to any Continuing Parent Employee or any directors or officers other than as mandated by contract or pursuant to Parent’s policies, in either case as in effect prior to the date of this Agreement, (iii) renew or enter into or amend any new employment or severance agreement with any Continuing Parent Employee or any directors or officers, (iv) establish, adopt, enter into, materially amend or terminate any Parent Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Parent Benefit Plan, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable Law, this Agreement or any Parent Benefit Plan in effect on the date of this Agreement that has been made available to the Company as of the date hereof; or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder;
(f)   Acquisitions.   Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;
(g)   Dispositions.   Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Parent Assets, including any Intellectual Property rights, the capital stock of Subsidiaries of Parent, that are material to the Parent Entities and their respective Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Parent Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business.
(h)   Contracts.   (i) Enter into any Contract which if in effect as of the date of this Agreement would be a Parent Material Contract or Parent Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under another subsection of this Section 5.2), (ii) enter into any Contract that would limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, or that would, after the First Effective Time, limit or otherwise restrict HoldCo or any of its Subsidiaries or any of their successors, in each case from engaging or competing in any line of business or in any geographic area in any material respect or (iii) terminate, cancel or request any material change in or waive any material rights under any Parent Material Contract or Parent Real Property Lease other than the expiration of any Parent Material Contract or Parent Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another subsection of this Section 5.2), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;
(i)   Indebtedness; Guarantees.   Incur, assume or guarantee any indebtedness for borrowed money, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to the Company;
(j)   Loans.   (i) Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants), other than (A) by Parent or a wholly-owned Subsidiary of

Parent to, or in, Parent or any of its wholly-owned Subsidiaries or (B) make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons;
(k)   Tax.   Make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes, incur any Taxes outside of the ordinary course of business;
(l)   Accounting.   Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;
(m)   Legal Actions.   Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to Parent or any of its Subsidiaries;
(n)   Affiliate Transactions.   Enter into or amend any arrangement or Contract with any Affiliate, director, officer or shareholder of Parent that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K of the SEC;
(o)   Inhibiting Transactions.   Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or
(p)   Related Actions.   Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.
Section 5.3   Access to Information; Confidentiality
(a)   The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Parent shall, and shall cause its Subsidiaries to, (i) provide to the Company and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Parent Entities and their respective Subsidiaries, and (ii) furnish promptly such information concerning the Parent Entities and their respective Subsidiaries as the Company or its Representatives may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall not be required to provide such access if it reasonably determines that it would (A) materially disrupt or impair the business or operations of Parent or the Company, as applicable, or any of its respective Subsidiaries, (B) cause a violation of any Company Material Contract or Parent Material Contract, (C) constitute a violation of any applicable Law or (D) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or the Company, as applicable, would result in the disclosure of any trade secrets of third parties. Nothing herein shall require the Company or Parent or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party existing as of the date of this Agreement (provided that such party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). Notwithstanding the foregoing, no Company Response Action or Parent Response Action shall be deemed to violate or breach this Section 5.3 in any way or serve as a basis for Parent or the Company or any of their respective Affiliates to terminate this Agreement or assert that any condition in Article VI shall not have been satisfied.

(b)   Parent and the Company shall comply with, and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under this Section 5.3.
Section 5.4   No Solicitation.
(a)   No Solicitation or Facilitation of Proposals.   Except as set forth in this Section 5.4, until the Specified Time, neither Parent, any of its Subsidiaries, nor any of its and their respective directors, officers and employees shall, and Parent shall instruct and use reasonable best efforts to cause its other Representatives not to, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly:
(i)   solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;
(ii)   terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential Takeover Proposal, except as permitted by this Section 5.4(a); or
(iii)   other than informing Persons of the existence of the provisions of this Section 5.4, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to an Takeover Proposal.
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the end of twenty (20) Business Days following the date of this Agreement, Parent may in response to an unsolicited bona fide written Takeover Proposal (A) furnish non-public information with respect to the Parent Entities and their respective Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, (y) prohibit Parent from satisfying its obligations hereunder or (z) require Parent or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses, (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Takeover Proposal and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Parent Common Stock with any Qualified Person; provided, however, that the Parent Board has determined that the failure to take the actions contemplated by this sentence would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.
(b)   Notice to the Company.   Parent shall promptly (and in any event within two (2) Business Days) advise the Company orally, with written confirmation to follow, of: (i) Parent’s receipt of any written Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal; and (iv) the identity of the Person making any such Takeover Proposal (unless, in the case of clause (iv), such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement). Parent will keep the Company reasonably informed in all material respects of any material developments with respect to any Takeover Proposal (and any subsequent amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. Parent shall, as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Parent Board that an Takeover Proposal is a Superior Proposal, notify the Company of such determination.
(c)   No Change in Recommendation or Alternative Acquisition Agreement.   Prior to the Specified Time:
(i)   the Parent Board shall not, except as set forth in this Section 5.4, withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;
(ii)   the Parent Board shall not fail to include the Parent Board Recommendation in the Parent Registration Statement;

(iii)   the Parent Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Parent Board (or a committee thereof) to the shareholders of Parent pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Parent Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 5.4(c) or a Parent Adverse Recommendation Change);
(iv)   the Parent Board shall not, except as set forth in this Section 5.4, adopt, approve, endorse or recommend, or publicly announce an intention to adopt, approve, endorse or recommend, any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal;
(v)   following the date of receipt of any Takeover Proposal or any material modification thereto is first made public, sent or given to the shareholders of Parent, the Parent Board shall not have failed to issue a press release that expressly reaffirms the Parent Board Recommendation within five (5) Business Days following Parent’s receipt of the Company’s written request to do so (any action described in clauses (i) through (v), a “Parent Adverse Recommendation Change”); and
(vi)   Parent shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.4(a) entered into in the circumstances referred to in Section 5.4(a)).
(vii)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time, the Parent Board may make a Parent Adverse Recommendation Change in response to an Intervening Event if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, only if all of the following conditions are satisfied:
(A)   Parent shall have first provided the Company an Intervening Event Notice at least five (5) Business Days in advance advising the Company that Parent intends to make a Parent Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change) and specifying, in reasonable detail, the Intervening Event;
(B)   during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), Parent and its Representatives shall negotiate in good faith with the Company and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by the Company so that a failure to effect a Parent Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the Parent Board’s fiduciary duties under applicable Law;
(C)   the Company does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Parent Board (after consultation with outside legal counsel), cause the failure to effect a Parent Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the Parent Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the day that is three (3) Business Days after such material change); and
(D)   following the Intervening Event Notice Period, Parent Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Parent Adverse Recommendation Change in response to such Intervening Event continues to be inconsistent with Parent Board’s fiduciary duties under applicable Law.

(viii)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time if, in response to a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 5.4 and has not been withdrawn, the Parent Board determines in good faith (1) after consultation with outside legal counsel and a financial advisor of national reputation, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, then the Parent Board may make a Parent Adverse Recommendation Change, only if, in either such case, all of the following conditions are satisfied:
(A)   Parent shall have first provided to Company a Superior Proposal Notice at least five (5) Business Days in advance advising Company that the Parent Board is prepared to effect a Parent Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change) and providing Company with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal;
(B)   during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Parent Adverse Recommendation Change, Parent and its Representatives shall negotiate in good faith with the Company and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by the Company intended by the Company to cause such Takeover Proposal to no longer constitute a Superior Proposal;
(C)   the Company does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Parent Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and
(D)   following the Superior Proposal Notice Period, Parent Board shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by the Company, (x) after consultation with outside legal counsel and a financial advisor of national reputation, that such Takeover Proposal continues to constitute a Superior Proposal, and (y) after consultation with outside legal counsel, that the failure to make Parent Adverse Recommendation Change would continue to be inconsistent with the Parent Board’s fiduciary duties under applicable Law.
(d)   Certain Permitted Disclosure.   Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit Parent, any of its Subsidiaries or the Parent Board from (i) taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Parent Adverse Recommendation Change), or (ii) making any disclosure to Parent’s shareholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to so disclose would reasonably likely to be inconsistent with its fiduciary duties under applicable Law, it being understood that nothing in the foregoing will be deemed to permit Parent or the Parent Board (or a committee thereof) to effect a Parent Adverse Recommendation Change other than in accordance with Section 5.4(c).
(e)   Cessation of Ongoing Discussions.   Parent shall, and shall direct its Representatives to: (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or could reasonably be expected to lead to, an Takeover Proposal, (ii) within two (2) Business Days of the date of this Agreement, request the prompt return or destruction of all non-public information concerning Parent or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the six (6) month period immediately preceding the date hereof and (iii) immediately terminate all access granted to any such Persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of Parent’s rights under the other provisions of this Section 5.4.
Section 5.5   Parent Registration Statement.
(a)   As promptly as practicable following the date of this Agreement Parent shall prepare and, not later than ten (10) Business Days after receiving from the Company all information relating to the Company reasonably necessary to prepare the Parent Registration Statement, Parent will file with the SEC the Parent Registration Statement relating to the registration of the shares of HoldCo Common Stock to be issued to the stockholders of Parent and the Company. The Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Laws. The Company shall provide to Parent all information, including certificates or other statements, concerning the Company as may be reasonably requested by Parent in connection with the Parent Registration Statement and shall otherwise assist and cooperate with Parent in the preparation of the Parent Registration Statement and resolution of any comments referred to below; provided, that Parent shall (x) provide the Company with a reasonable opportunity to review and comment on any drafts of the Parent Registration Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company.
(b)   Parent agrees that none of the information to be included or incorporated by reference in the Parent Registration Statement will, at the date it is first mailed to the shareholders of Parent or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Company or any Affiliate of the Company in connection with the preparation of the Parent Registration Statement for inclusion or incorporation by reference therein. The Company hereby covenants and agrees that none of the information to be supplied by or on behalf of the Company or any Affiliate thereof for inclusion or incorporation by reference in the Parent Registration Statement shall, at the date it is first mailed to the shareholders of Parent or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by any Parent Entity or any Affiliate thereof in connection with the preparation of the Parent Registration Statement for inclusion or incorporation by reference therein. Subject to compliance with this Section 5.5 by the Company, Parent shall use its reasonable best efforts to ensure that the Parent Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of Nasdaq.
(c)   Parent shall use reasonable best efforts to (i) respond to any comments on the Parent Registration Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) have the Parent Registration Statement cleared by the SEC as promptly as practicable following its filing with the SEC, (iii) in consultation with the Company, set a record date for the Parent Shareholders Meeting and (iv) cause the Parent Registration Statement to be mailed to the shareholders of Parent as promptly as practicable after the SEC confirms that it has no further comments on the Parent Registration Statement. Parent shall promptly (A) notify the Company upon the receipt of any such comments or requests and (B) provide the Company with copies of all correspondence relating to the Parent Registration Statement between Parent and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Before responding to any such comments or requests or the filing or mailing of the Parent Registration Statement, Parent (x) shall provide the Company with a reasonable opportunity to review and comment on any drafts of the Parent Registration Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company.
(d)   The Parent Registration Statement shall include the Parent Board Recommendation unless the Parent Board has made a Parent Adverse Recommendation Change in accordance with Section 5.4 of this Agreement. The Parent Registration Statement shall not, when sent to Parent’s shareholders, contain any other proposal or request for shareholder approval of a Takeover Proposal other than the Requisite Parent Vote.
(e)   Parent and the Company shall reasonably cooperate in good faith and use its respective reasonable best efforts to cause the shares of HoldCo Common Stock to be issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, to the extent applicable.
Section 5.6   Parent Shareholders Meeting.   Subject to Section 5.4, following the clearance of the Parent Registration Statement by the SEC and after reasonable consultation with the Company, Parent shall call and hold the Parent Shareholders Meeting as promptly as practicable following the mailing of the definitive Parent Registration Statement (and in any event within twenty (20) days after the date thereof, unless otherwise required by applicable Laws); provided, however, for the avoidance of doubt, Parent may postpone or adjourn the Parent Shareholders Meeting: (i) with the consent of the Company; (ii) for the absence of a quorum; (iii) to allow reasonable additional time (not to exceed 20 days) for the filing and distribution of any supplemental or amended disclosure with respect to the transactions contemplated by this Agreement which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s shareholders prior to the Parent Shareholders Meeting; or (iv) for up to ten (10) Business Days in the aggregate in connection with Parent taking any of the actions permitted by Section 5.4 in response to a Takeover Proposal. Without limiting the generality of the foregoing, Parent’s requirement to call and hold the Parent Shareholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal, Intervening Event or the Parent Board making a Parent Adverse Recommendation Change. Subject to Section 5.4, unless Parent shall have made a Parent Adverse Recommendation Change, the Parent Board shall use its reasonable best efforts to solicit the Requisite Parent Vote at the Parent Shareholders Meeting. Prior to the mailing of the Parent Registration Statement, Parent shall be entitled to engage a proxy solicitor that is reasonably satisfactory to the Company, and Parent shall keep the Company reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Parent Registration Statement.
Section 5.7   Nasdaq Listing.   Parent and the Company shall reasonably cooperate in good faith to cause the shares of HoldCo Common Stock being issued in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq at or after the Second Effective Time.
Section 5.8   Directors’ and Officers’ Indemnification and Insurance.
(a)   Parent and HoldCo shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of Parent or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Parent Organizational Documents, in the comparable organizational document of any of the Parent’s Subsidiaries, in any indemnification or similar Contract between an Indemnified Party and Parent or one of its Subsidiaries disclosed in the Parent Disclosure Letter or in the Parent SEC Reports to survive the Transactions and to continue in full force and effect for a period of not less than six years after the Second Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.
(b)   HoldCo shall and Parent shall cause HoldCo to, indemnify all Indemnified Parties to the fullest extent permitted by the articles of incorporation, by-laws or other equivalent governing documents of the Company or any of the Company’s Subsidiaries as of the date hereof or otherwise permitted by the DGCL or MBCA, with respect to all acts and omissions arising out of or relating to their service as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company or Parent, whether asserted or claimed at or after or occurring before the Second Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, HoldCo shall advance as incurred any damages out of or incurred in connection with such Legal Action, subject to Parent’s or HoldCo’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL or the applicable organizational document, to repay such damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Legal Action, (i) HoldCo shall cooperate with the Indemnified Party in the defense of any such Legal Action and (ii) HoldCo shall not settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.
(c)   HoldCo shall, and the Company and Parent shall cause HoldCo to, maintain in effect for at least six years after the Second Effective Time the current policies of directors’ and officers’ liability insurance (the “D&O Policy”) maintained by Parent or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Second Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as HoldCo is not required to pay an annual premium in excess of 300% of the last annual premium paid by Parent for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). Prior to the First Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 5.8(c), the Company may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous, in the aggregate, than the D&O Policy for an annual premium up to the Maximum Premium, and in the event that the Company or Parent shall purchase such a “tail” policy prior to the Effective Time, HoldCo shall, and the Company shall cause HoldCo to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of the Company and HoldCo under this Section 5.8(c) for so long as such “tail” policy shall be maintained in full force and effect.
(d)   Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Parent hereby agrees (i) that HoldCo is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) that HoldCo shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) that Parent irrevocably waives, relinquishes and releases (and shall cause HoldCo to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Parent and HoldCo further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from HoldCo shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company and its Subsidiaries.
(e)   The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.8. HoldCo shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.
(f)   In the event that Parent or HoldCo or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and HoldCo shall take all necessary action so that the successors or assigns of Parent or HoldCo, as the case may be, shall succeed to the obligations set forth in this Section 5.8.
Section 5.9   Reasonable Best Efforts.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to Section 5.10, which sets forth the exclusive obligations of the parties with respect to the subject matter thereof) each of the parties to this Agreement shall, and shall use reasonable best efforts to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions applicable to such party set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable in accordance with its terms. The terms of this Section 5.9 shall not limit the rights of Parent set forth in Section 5.4.
Section 5.10   Consents; Filings; Further Action.
(a)   Subject to the terms and conditions of this Agreement, Parent and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date.
(b)   Subject to applicable Laws and the requirements of applicable Governmental Authorities, Parent and the Company and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, Parent and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.10(b), Parent and the Company may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 5.10 as “Antitrust Counsel Only Material;” and (y) redact materials to be provided to the other party as necessary to comply with contractual arrangement, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of Parent or Company and their respective Subsidiaries.
(c)   In furtherance of the undertakings under this Section 5.10, Parent and the Company, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Parent shall not, unless requested to do so by the Company, commit to or effect any action contemplated in the immediately preceding sentence.
(d)   Each of Parent and the Company shall consult with the other party and consider in good faith the views of the other party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, the Company shall, on behalf of the parties, control and direct all aspects of the parties’ efforts with respect to applicable Antitrust Laws and any authorization, consent, notice or approval to be obtained from a Governmental Authority or third party with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. Parent shall cooperate in good faith with the Company in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws.
Section 5.11   Public Announcements.   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq rules, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement; provided, however, that such consent shall not be required, and neither the Company nor Parent shall be required to consult with the other in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Notwithstanding the foregoing, without the prior consent of the other parties, the Company or Parent may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Person. Each of Parent and the Company will issue a joint press release announcing the execution of this Agreement.
Section 5.12   Fees and Expenses.   Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses; provided, however, that at the Closing before the First Effective Time, the Company will reimburse Parent for all actual Expenses incurred by Parent in connection with the negotiation, approval and consummation of the transactions contemplated by this Agreement, including the fees and disbursements of legal counsel filing fees and mailing costs for the Parent Registration Statement and proxy materials, up to a maximum of $500,000.

Section 5.13   Takeover Statutes.   Unless the Parent Board has made a Parent Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement or any Transaction, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.
Section 5.14   Rule 16b-3.   Prior to the First Effective Time, Parent may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of Parent (including derivative securities) pursuant to the Transactions by any officer or director of Parent who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.15   Succession of Officers and Directors.
(a)   At the Closing, Parent shall deliver to the Company evidence reasonably satisfactory to the Company of the resignation of all directors of Parent and its Subsidiaries, in each case, effective as of the First Effective Time.
(b)   The officers of Parent immediately prior to the First Effective Time shall be, from and after the First Effective Time, the officers of Legacy Sub until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of Legacy Sub.
(c)   As of the First Effective Time, Parent shall take all action necessary to (i) cause (A) the number of members of the HoldCo board of directors to be fixed at ten (10) and (B) cause to be appointed to the HoldCo board of directors, as directors, up to ten persons chosen by the Company in its sole discretion. If any person identified by the Company to serve on the HoldCo board of directors in accordance with this Section 5.15(c) is unable or unwilling to serve in such capacity, the Company may designate a successor but not less than five days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law.
Section 5.16   Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Parent, have a Parent Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the First Effective Time or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement to not be obtained by the Termination Date or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Parent, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.
Section 5.17   Certain Litigation.
(a)   Parent shall assume the control and defense at its own expense of all shareholder litigation against Parent, any of its Subsidiaries or any of the directors or officers of Parent or its Subsidiaries (such Persons, the “Covered Persons”), in each case, arising out of or in connection with this Agreement or the Transactions (collectively, the “Shareholder Litigation”); provided, that the Company shall have the right to participate in (and jointly control) such proceedings.
(b)   Parent shall obtain the prior written consent of the Company and the Covered Persons (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, understanding or other agreement relating to such Shareholder Litigation.
(c)   Each party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Shareholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 5.18   Company Financing
(a)   As of the date hereof, the Company has entered into definitive agreements with respect to the private placement of the Company Common Stock or other equity securities of the Company, pursuant to which the Company has received gross proceeds of $50,000,000 (the “Company Financing”).
Section 5.19   Legacy Sale; CVR Agreement.
(a)   Following the Closing, Parent shall operate the business as conducted by Parent and its Subsidiaries as of the date of this Agreement (the “Legacy Business”) consistent with past practices.
(b)   Pursuant and subject to the terms and conditions of the CVR Agreement, following the Second Effective Time, Parent shall use its reasonable best efforts to consummate the Legacy Sale as soon as reasonably practicable. Parent shall keep HoldCo informed of its efforts and activities relating to the Legacy Sale and the status, terms and conditions of any proposals or offers relating to a Legacy Sale or any other inquiries that could be reasonably likely to lead to such a proposal or offer. HoldCo agrees to make available to Parent upon request all such information and materials as are reasonably necessary or advisable for Parent to evaluate the terms and conditions of any proposed Legacy Sale and to otherwise reasonably cooperate with Parent in connection with its evaluation thereof.
(c)   Pursuant and subject to the terms and conditions of the CVR Agreement, the parties agree that until the 18-month anniversary of the Closing Date, the officers of Parent shall have discretion with respect to the Legacy Sale; provided, that the terms of any Legacy Sale shall be mutually agreeable to HoldCo and Parent prior to the execution and closing under any definitive agreement in connection therewith.
Section 5.20   Requisite Company Approval.
Upon the terms set forth in this Agreement and the Company Voting Agreement, the Company shall (i) seek the written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Company Vote in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement including the conversion of the Company Preferred Stock described in Section 2.1(b) (the “Company Stockholder Approval”) via written consent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within three (3) Business Days after the Registration Statement becomes effective and (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of the stockholders of the Company for the purpose of voting solely upon the Company Stockholder Approval (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-five (25) days after the Registration Statement becomes effective. In connection therewith, the Company, as promptly as practicable (A) shall establish the record date (which record date shall be mutually agreed with Parent) for determining the Company Stockholders entitled to provide such written consent, and (B) shall use reasonable best efforts to solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company Board shall make the Company Board Recommendation to stockholders of the Company. Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation.
ARTICLE VI
CONDITIONS
Section 6.1   Conditions to Each Party’s Obligation to Consummate the Transactions.   The respective obligation of each party to this Agreement to effect the Transactions, including the First Merger and the Second Merger, is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Parent and the Company:
(a)   Parent Shareholder Approval.   This Agreement shall have been duly adopted by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote.

(b)   Company Shareholder Approval.   This Agreement shall have been duly adopted by the holders of shares of the Company constituting the Requisite Company Vote.
(c)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Act shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.
(d)   Listing.   The shares of HoldCo Common Stock to be issued to stockholders of Parent and the Company pursuant to Article II shall have been approved for listing on Nasdaq, subject only to official notice of issuance.
(e)   Antitrust. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(f)   No Orders.   There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and (ii) there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.
(g)   CVR Agreement.   The Rights Agent shall have duly executed and delivered the CVR Agreement.
Section 6.2   Conditions to Obligations of Parent Entities.   The obligations of each of Parent Entity to effect the Transactions, including the First Merger, are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Parent:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company set forth in Section 3.6(a), Section 3.6(b) and Section 3.6(g) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the Closing as though then made on such date;
(ii)   each of the representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.4 (Corporate Authorizations), Section 3.6 (Capitalization) (other than subsections (a) and (b) and (g) thereof), Section 3.21 (Takeover Statutes), and Section 3.24 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);
(iii)   the representation and warranty set forth in Section 3.10(b) (Absence of Certain Changes) shall be true and correct in all respects; and
(iv)   the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   Performance of Obligations.   The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)   Absence of Company Material Adverse Effect.   No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(d)   Officer’s Certificate.   Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
(e)   Company Financing.   The Company Financing shall have been consummated.
Section 6.3   Conditions to Obligation of the Company.   The obligation of the Company to effect the Transactions, including the Second Merger, is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Parent Entities set forth in Section 4.6(a), Section 4.6(b) and Section 4.6(g) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the Closing as though then made on such date;
(ii)   each of the representations and warranties of the Parent Entities set forth in Section 4.1 (Organization and Power), Section 4.4 (Corporate Authorizations), Section 4.6 (Capitalization) (other than subsections (a) and (b) and (g) thereof), Section 4.22 (Takeover Statutes), Section 4.25 (Opinion of Financial Advisor) and Section 4.26 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);
(iii)   the representation and warranty set forth in Section 4.11(b) (Absence of Certain Changes) shall be true and correct in all respects; and
(iv)   the remaining representations and warranties of the Parent Entities contained in Article IV (Representations and Warranties of the Parent Entities) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Parent Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)   Performance of Obligations.   Each Parent Entity shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.
(c)   Absence of Parent Material Adverse Effect.   No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(d)   Officer’s Certificate.   The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).
Section 6.4   Frustration of Closing Conditions.   Neither the Company, on the one hand, nor any Parent Entity, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1   Termination by Mutual Consent.   This Agreement may be terminated at any time before the First Effective Time, whether before or after obtaining the Requisite Parent Vote, by mutual written consent of Parent and the Company.
Section 7.2   Termination by Either Parent or the Company.   This Agreement may be terminated by either Parent or the Company at any time before the First Effective Time:
(a)   if the Transactions have not been consummated by December 31, 2021 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the Transactions by such date;
(b)   if this Agreement has been submitted to the shareholders of Parent for adoption at a duly convened Parent Shareholders Meeting (or adjournment or postponement thereof) and the Requisite Parent Vote is not obtained upon a vote taken thereon; or
(c)   if any Law or Order is enacted, issued, promulgated or entered that permanently enjoins or otherwise prohibits consummation of the Transactions, and (in the case of any Order) such Order has become final and nonappealable.
Section 7.3   Termination by the Company.   This Agreement may be terminated by the Company at any time before the First Effective Time:
(a)   if the Parent Board effects a Parent Adverse Recommendation Change;
(b)   if (i) the Parent Board approves, endorses or recommends to shareholders a Superior Proposal or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of Parent is commenced before obtaining the Requisite Parent Vote and the Parent Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement;
(c)   if there shall have been a material breach of Section 5.4;
(d)   if any Parent Entity breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and cannot be cured by the Termination Date, or, if curable, has not been cured by the Parent Entities within the earlier of (i) 30 days after Parent’s receipt of written notice of such breach from the Company and (ii) three (3) Business Days prior to the Termination Date; provided the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(d) if the Company is then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied;
(e)   if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Parent or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Parent has failed to fulfill its obligation and agreement herein to consummate the Closing within three (3) Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the Transactions.
Section 7.4   Termination by Parent.   This Agreement may be terminated by Parent at any time before the First Effective Time:
(a)   prior to the receipt of the Requisite Parent Vote, if and only if prior to or substantially concurrent with such termination, (i) Parent shall have paid the Parent Termination Fee to the Company pursuant to Section 7.6 and (ii) Parent substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of Section 5.4 and that remained a Superior Proposal following Parent’s compliance with the provisions set forth in Section 5.4;

(b)   if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (i) 30 days after the Company’s receipt of written notice of such breach from Parent and (ii) three (3) Business Days prior to the Termination Date; provided Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if any Parent Entity is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not to be satisfied; or
(c)   if all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three (3) Business Days following written notice of such satisfaction from Parent and that Parent is ready, willing and able to consummate the Transactions.
Section 7.5   Effect of Termination.   If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.5, it shall become void and of no further force and effect, with no liability (except as provided in Section 7.6) on the part of any party to this Agreement (or any stockholder or Representative of such party), except that, subject to Section 7.6, if such termination results from the willful and material (a) failure of any party to perform its covenants, obligations or agreements contained in this Agreement or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be liable for any damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.3 (Access to Information; Confidentiality), Section 5.12 (Fees and Expenses), this Section 7.5 (Effect of Termination), Section 7.6 (Fees and Expenses Following Termination) and Article VIII (Miscellaneous) shall survive any valid termination of this Agreement.
Section 7.6   Fees and Expenses Following Termination.
(a)   Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.12.
(b)   Parent shall pay, or cause to be paid, to the Company (or its designee(s)) by wire transfer of immediately available funds an amount equal to $1,200,000.00 (the “Parent Termination Fee”), if: (i) this Agreement is terminated by Parent pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination; (ii) this Agreement is terminated by the Company pursuant to Section 7.3 in which case payment shall be made within two (2) Business Days following such termination or (iii) this Agreement is terminated under Section 7.2(a) or (b) at a time when the Company could have terminated under Section 7.3, in which case payment shall be made within two (2) Business Days following such termination.
(c)   If this Agreement is terminated by Parent pursuant to Section 7.4(b) or Section 7.4(c), the Company shall pay, or cause to be paid, to Parent (or its designee(s)) by wire transfer of immediately available funds an amount equal to an amount equal to $10,000,000.00 (the “Company Termination Fee”) in which case payment shall be made within two Business Days following such termination.
(d)   Parent and the Company acknowledge that the fees and the other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement.
(i)   Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee is required to be paid as a result of a termination of this Agreement, then, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 7.6(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates for (A) the damages suffered as a result of the failure of the Transactions to be consummated and (B) any other damages suffered as a result of or in connection with this Agreement and the Transactions, and upon payment of the Parent Termination Fee in accordance with this Section 7.6, none of the Parent Entities or any of their respective Affiliates, respective current or former shareholders, directors, officers, employees, agents, advisors or other Representatives (collectively, the “Parent Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not impair the rights of the Company, if any, to obtain an order of specific performance prior to any valid termination of this Agreement. The parties acknowledge and agree that in no event will (i) the Parent Entities be required to pay the Parent Termination Fee on more than one occasion or (ii) will any Parent Entity have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee (such amount, the “Maximum Parent Liability Amount”) for breaches of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise). Under no circumstances shall the Company (or any of its equityholders or other Person) be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and the Parent Termination Fee.
(ii)   Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee is required to be paid as a result of a termination of this Agreement, then, the Parent Entities’ right to receive payment of the Company Termination Fee pursuant to Section 7.6(c) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Parent Entities and their respective Affiliates for (A) the damages suffered as a result of the failure of the Transactions to be consummated and (B) any other damages suffered as a result of or in connection with this Agreement and the Transactions, and upon payment of the Company Termination Fee in accordance with this Section 7.6, none of the Company or any of its Affiliates, respective current or former stockholders, directors, officers, employees, agents, advisors or other Representatives (collectively, the “Company Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not impair the rights of the Parent Entities, if any, to obtain an order of specific performance prior to any valid termination of this Agreement. The parties acknowledge and agree that in no event will (i) the Company be required to pay a Company Termination Fee on more than one occasion or (ii) will the Company have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Company Termination Fee (such amount, the “Maximum Company Liability Amount”) for breaches of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise). Under no circumstances shall any Parent Entity (or any of its equityholders or other Person) be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and the Company Termination Fee.
ARTICLE VIII
MISCELLANEOUS
Section 8.1   Certain Definitions.   For purposes of this Agreement:
(a)   ”Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.
(b)   ”Aggregate Company Share Amount” means a number of shares of Holdco Common Stock that is equal to forty nine (49) times the number of shares of Holdco Common Stock outstanding as of immediately following the First Effective Time and immediately prior to the Second Effective Time.
(c)   ”Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d)   ”Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.
(e)   ”Company Assets” means any assets of the Company or any of its Subsidiaries.
(f)   ”Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
(g)   ”Company Equity Plan” means the TeraWulf Inc. 2021 Omnibus Incentive Plan.
(h)   ”Company Incorporation Date” means February 8, 2021.
(i)   ”Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.3 or Section 3.5); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Parent has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (j) any breach of this Agreement by the Parent Entities; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.
(j)   ”Company Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

(k)   ”Company RSU Award” means any award of restricted stock units corresponding to shares of Company Common Stock, which award is subject to restrictions on vesting or settlement based on performance and/or continuing service.
(l)   ”Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Parent, dated as of March 29, 2021.
(m)   ”Contingent Value Right” means one non-transferrable contingent value right to be issued by HoldCo pursuant to the CVR Agreement.
(n)   ”Continuing Company Employee” each individual who, immediately prior to the Second Effective Time, is an employee of the Company and its Subsidiaries and who continues in such capacity immediately following the Second Effective Time.
(o)   ”Continuing Parent Employee” each individual who, immediately prior to the First Effective Time, is an employee of Parent and its Subsidiaries and who continues in such capacity immediately following the First Effective Time.
(p)   ”Contract” means any written contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.
(q)   ”DOJ” means the U.S. Department of Justice.
(r)   ”Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.
(s)   ”ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with a Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(t)   ”FTC” means the U.S. Federal Trade Commission.
(u)   ”Fully Diluted Basis” means, as of any date of determination all issued and outstanding shares of Company Common Stock and all shares of Company Common Stock issuable pursuant to subscriptions therefor and upon the conversion or exercise of any outstanding Stock Equivalents, or subscriptions therefor, as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible, but excludes any shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan, whether or not subject to outstanding awards.
(v)   ”Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); and (ii) any self-regulatory organization; (iii) any political subdivision of any of the foregoing.
(w)   ”Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.
(x)   ”HoldCo Common Stock” means the common stock, par value $0.001 per share, of HoldCo.
(y)   ”Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.
(z)   ”Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was reasonably foreseeable to the Parent Board or any of the Parent Knowledge Persons as of or prior to the date of this Agreement (or, if known, the consequences of which were not known to the Parent Board or the Parent Knowledge Persons as of the date of this Agreement) and results in the standalone financial condition of Parent and its Subsidiaries, taken as a whole, being materially more favorable to the shareholders of Parent than this Agreement and the Transactions and (ii) does not relate to or involve (A) a Takeover Proposal or (B) any changes in the market price, or change in trading volume, of the Parent Common Stock, any change of the ratings or ratings outlook for Parent by any of the Rating Agencies and the consequences of any such ratings or outlook changes, or Parent exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).
(aa)   ”Intervening Event Notice” means a prior written notice of a Intervening Event delivered by Parent to the Company in accordance with Section 5.4(c)(vii).
(bb)   ”Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.4(c)(vii)).
(cc)   ”Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(cc) of the Parent Disclosure Letter or Company Disclosure Letter, respectively and such Persons on the Parent Disclosure Letter referred to as the “Parent Knowledge Persons”.
(dd)   ”Law” means any law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.
(ee)   ”Legacy Period” means the period of time during which the Legacy Sale is being pursued by Legacy Sub or is otherwise pending; provided that in any event the Legacy Period shall expire upon the two-year anniversary of the Closing Date.
(ff)   ”Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.
(gg)   ”Merger Sub I Common Stock” means the common stock, par value $0.001 per share, of Merger Sub I.

(hh)   ”Merger Sub II Common Stock” means the common stock, par value $0.001 per share, of Merger Sub II.
(ii)   ”Nasdaq” means the Nasdaq Stock Market LLC.
(jj)   ”Net Parent Indebtedness” means the amount, if any, by Parent’s outstanding indebtedness (including principal, accrued and unpaid interest, and any prepayment or penalty, if applicable) of Parent exceeds the amount of Parent’s unrestricted cash and marketable securities, in each case, as of the First Effective Time.
(kk)   ”Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.
(ll)   ”Parent Assets” means any assets of Parent or any of its Subsidiaries.
(mm)   ”Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.
(nn)   ”Parent Equity Awards” means, collectively, the Parent RSU Awards and the Parent Stock Options.
(oo)   ”Parent Equity Plans” means the IKONICS Corporation 2019 Equity Incentive Plan and the IKONICS Corporation 1995 Stock Incentive Plan, as amended.
(pp)   ”Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Parent Entities and their Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Parent Entities to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which Parent Entities and their Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.3 or Section 4.5); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which the Company has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); or (k) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Parent Entities and their Subsidiaries as compared to other participants that operate in the industry in which the Parent Entities and their Subsidiaries operate.
(qq)   ”Parent Preferred Stock” means the preferred stock, par value $0.10 per share, of Parent.
(rr)   ”Parent RSU Award” means any award of restricted stock units corresponding to shares of Parent Common Stock, which award is subject to restrictions on vesting or settlement based on performance and/or continuing service.
(ss)   ”Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.
(tt)   ”Parent Shareholders Meeting” means the special meeting of the shareholders of Parent to be held to consider the approval of this Agreement, the CVR Agreement and the Transactions.
(uu)   ”Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted in the ordinary course of business, (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien and (ix) Liens described in Section 8.1(tt) of the Company Disclosure Letter or the Parent Disclosure Letter.
(vv)   ”Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.
(ww)   ”Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have, or may have, been retained or assumed by the Company, either by Contract or by operation of Law.
(xx)   ”Qualified Person” means any Person making a bona fide Takeover Proposal that did not result from a breach of Section 5.4 that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal.
(yy)   ”Rating Agencies” means Standard & Poor’s Ratings Service and A.M. Best Company.
(zz)   ”Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.
(aaa)   ”Requisite Company Vote” means the written consent or affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

(bbb)   ”Requisite Parent Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Shareholders Meeting.
(ccc)   ”Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
(ddd)   ”Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.
(eee)   ”Specified Time” means the earlier of (i) the time that this Agreement is terminated in accordance with the terms hereof and (ii) receipt of the Requisite Parent Vote.
(fff)   ”Stock Equivalent” means, means any option or other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire shares of Company Common Stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).
(ggg)   ”Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.
(hhh)   ”Superior Proposal” means a bona fide written Takeover Proposal (substituting “more than 50%” for “15%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act) within twenty (20) Business Days of the date of this Agreement, which did not result from a breach of Section 5.4 and that the Parent Board determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by the Parent Board in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by the Company prior to the time of determination that would be immediately binding on the Company upon acceptance by Parent and execution of definitive documents), including the availability of financing, regulatory approvals, breakup fee and expense reimbursement provisions, the identity and wherewithal of the Person or group making the proposal to consummation the transaction, and such other factors as the Parent Board considers appropriate, (i) are more favorable to Parent and its shareholders (solely in their capacities as such) than the Transactions, (ii) the financing of which, if applicable in the sole discretion of the Parent Board, is fully committed on customary terms for a transaction of the type, and (iii) the Parent Board believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the Person or group making the proposal.
(iii)   ”Superior Proposal Notice” means a prior written notice of a Superior Proposal delivered by Parent to the Company in accordance with Section 5.4(c)(viii).
(jjj)   ”Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.4(c)(viii)).
(kkk)   ”Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a Third Party or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or business combination involving Parent or any of its Subsidiaries representing 15% or more of the Parent Assets, revenues, or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of the Parent Assets, revenues or earnings, (iii) a direct or indirect purchase or sale of shares of capital stock or other securities (including the Parent Common Stock) representing 15% or more of the voting power of the capital stock of Company or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Parent or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the transactions contemplated by this Agreement.
(lll)   ”Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
(mmm)   ”Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law) and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability.
(nnn)   ”Third Party” means any Person or group other than the Company and its Affiliates.
Section 8.2   Interpretation.   Unless the express context otherwise requires:
(a)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)   the terms “Dollars” and “$” mean U.S. dollars;
(d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)   wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)   references herein to any gender shall include each other gender;
(g)   references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)   with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;
(j)   the word “or” shall be disjunctive but not exclusive;
(k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
(l)   references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m)   the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;
(n)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and
(o)   references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.
Section 8.3   No Survival.   None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Second Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Second Effective Time.
Section 8.4   Governing Law.   All matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Delaware, except that the matters contained in ARTICLE II with regards to the effects of the First Merger shall be governed by the MBCA, without giving effect to any choice or conflict of law provision or rule.
Section 8.5   Submission to Jurisdiction; Service.   Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
Section 8.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.7   Notices.   All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to any Parent Entity, to:
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention:
Glenn Sandgren, Chief Executive Officer

Telephone:
+1 (218) 628-6436

Facsimile:
+1 (218) 628-3245

Email:
gsandgren@ikonics.com

with a copy (which shall not constitute notice) to:
Faegre Drinker Biddle & Reath LLP
90 South Seventh Street
2200 Wells Fargo Center
Minneapolis, MN 55402
Attention:
W. Morgan Burns
Joshua L. Colburn

Facsimile:
612-766-1600

Email:
morgan.burns@faegredrinker.com
joshua.colburn@faegredrinker.com

If to the Company, to:
TeraWulf Inc.
9 Federal Street
Easton, MD 21601
Attention:
Paul Prager, Chief Executive Officer

Facsimile:
(410) 770-9705

E-Mail:
prager@terawulf.com

with copies to (which shall not constitute notice) to:
TeraWulf Inc.
9 Federal Street
Easton, MD 21601
Attention:
Office of the General Counsel

Facsimile:
(410) 770-9705

E-Mail:
legal@terawulf.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:
Ariel J. Deckelbaum;
Sarah Stasny

Facsimile:
(212) 757-3990
(212) 492-0266

E-Mail:
ajdeckelbaum@paulweiss.com
sstasny@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third (3rd) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first (1st) Business Day after the sending thereof.
Section 8.8   Amendment.   This Agreement may be amended by the parties to this Agreement at any time before the First Effective Time, whether before or after obtaining the Requisite Parent Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Parent Entity and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
Section 8.9   Extension; Waiver.   At any time before the First Effective Time, Parent Entities, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.10   Entire Agreement.   This Agreement (and the exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the certificates delivered hereunder, the Parent Voting Agreements, the Company Voting Agreements, the CVR Agreement and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the parties to this Agreement.
Section 8.11   No Third-Party Beneficiaries.   Except (a) as provided in Section 5.8 (Directors’ and Officers’ Indemnification and Insurance), (b) for the provisions of Section 2.1, Section 2.2 and Section 2.3 (which, only from and after the Second Effective Time, shall be for the benefit of holders of Company Common Stock (other than Excluded Company Shares) and Parent Common Stock as of the Second Effective Time), (c) the rights of Covered Persons under Section 5.17, (d) the rights of the Parent Related Parties and Company Related Parties under Section 7.6 and Section 8.18, (e) for the right of the Company on behalf of the holders of Company Common Stock, to pursue and collect the Parent Termination Fee (and not monetary damages) solely in accordance with Section 7.6 with respect to any breach of this Agreement by the Parent Entities which right is hereby expressly acknowledged and agreed by the Parent Entities and (f) for the right of Parent on behalf of the holders of Parent Common Stock, to pursue and collect the Company Termination Fee (and not monetary damages) solely in accordance with Section 7.6 with respect to any breach of this Agreement by the Company which right is hereby expressly acknowledged and agreed by the Company, Parent Entities and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (e) of the preceding sentence may be exercised only by the Company (on behalf of holders of Company Common Stock) through actions expressly approved by the Company Board, and no holder of Company Common Stock, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The third-party beneficiary rights referenced in clause (f) of the preceding sentence may be exercised only by Parent (on behalf of holders of Parent Common Stock) through actions expressly approved by the Parent Board, and no holder of Parent Common Stock, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of Parent, shall have any right or ability to exercise or cause the exercise of any such right.
Section 8.12   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
Section 8.13   Rules of Construction.   The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.
Section 8.14   Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement; provided that Parent may assign its rights under this Agreement to any of Parent’s Affiliates.
Section 8.15   Remedies.   No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided in Section 7.6(d)(i), Section 7.6(d)(ii) and Section 8.16, the exercise by a party to this Agreement of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein; provided, however, that, without limiting the ability of the Company to pursue both specific performance pursuant to Section 8.16 (subject to the terms and conditions therein) prior to a valid termination of this Agreement and payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of (a) specific performance pursuant to Section 8.16 (subject to the terms and conditions therein) and (b) the payment the Parent Termination Fee (subject to the limitations in Section 7.6(d), including the Maximum Parent Liability Amount).
Section 8.16   Specific Performance.   The parties to this Agreement agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) notwithstanding the Parent Termination Fee provided hereunder, damages to the Company caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s business, and/or a reduction in the actual or perceived value of the Company or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, (b) notwithstanding the Company Termination Fee provided hereunder, damages to Parent caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to Parent’s business, and/or a reduction in the actual or perceived value of Parent or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, (c) the provisions of Section 7.6 are not intended to and do not adequately compensate the Company, on the one hand, or the Parent Entities, on the other hand, for the harm that would result from a breach by the other Party of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance or other equitable relief, and (d) the right of specific performance is an integral part of this Agreement and without that right neither the Company nor Parent would have entered into this Agreement. Further, it is explicitly agreed that the Company shall have the right to an injunction or specific performance to the Parent Entities’ obligations to consummate the Transactions. It is further agreed that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court of the United States as specified in Section 8.5, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The foregoing notwithstanding, the Company agrees that its rights under this 0 shall terminate upon its acceptance of the

Parent Termination and the Parent Entities agree that their rights under this 0 shall terminate upon Parent’s acceptance of the Company Termination Fee.
Section 8.17   Counterparts; Effectiveness.   This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
Section 8.18   Non-Recourse.   This Agreement may only be enforced against the named parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any of the other agreements or documents contemplated hereby, (ii) the negotiation, execution or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (iii) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (iv) any failure of the transactions contemplated by this Agreement or the other agreements or documents contemplated hereby to be consummated, in the case of clauses (i) and (iv), may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, the Parent Voting Agreements, the CVR Agreement, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, the Parent Voting Agreements, the CVR Agreement, or the Confidentiality Agreement, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges that (except to the extent named as a party to this Agreement, the Parent Voting Agreements, the CVR Agreement, or the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, the Parent Voting Agreements, the CVR Agreement, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Company Related Party or Parent Related Party, whether in contract, tort, equity, law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
PARENT
IKONICS Corporation
By:
/s/ Glenn Sandgren

Name: Glenn Sandgren
Title:  Chief Executive Officer
COMPANY
TeraWulf Inc.
By:
/s/ Paul Prager

Name: Paul Prager
Title:  President and CEO
HOLDCO
Telluride Holdco Inc.
By:
/s/ Glenn Sandgren

Name: Glenn Sandgren
Title:  Chief Executive Officer
MERGER SUB I
Telluride Merger Sub I, Inc.
By:
/s/ Glenn Sandgren

Name: Glenn Sandgren
Title:  Chief Executive Officer
MERGER SUB II
Telluride Merger Sub II, Inc.
By:
/s/ Glenn Sandgren

Name: Glenn Sandgren
Title:  Chief Executive Officer
[Signature Page to Merger Agreement]

Annex A
Term	Section
Adjusted RSU Award	2.3(c)
Agreement	Preamble
Aggregate Company Share Amount	8.1(b)
Alternative Acquisition Agreement	5.4(c)(vi)
Assumed Shares	2.3(d)
Balance Sheet Date	3.9(a)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Company	Preamble
Company Benefit Plan	3.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Book-Entry Shares	2.1(e)
Company Disclosure Letter	Article III
Company Financing	5.18(a)
Company Intellectual Property	3.17(a)
Company Material Contract	3.12(a)
Company Merger Consideration	2.1(c)(i)
Company Name Change	1.5(c)
Company Organizational Documents	3.2
Company Owned Intellectual Property	3.17(b)
Company Permits	3.19(a)
Company Real Property	3.18(a)
Company Real Property Leases	3.18(b)
Company Related Parties	7.6(d)(ii)
Company Response Action	5.1
Company Stock Certificates	2.1(e)
Company Termination Fee	7.6(c)
Company Voting Agreement	Recitals
Covered Persons	5.17(a)
CVR Agreement	Recitals
DGCL	Recitals
Dissenting Shares	2.4(a)
Effect	8.1(i)
ERISA	3.13(a)
Exchange Act	3.3(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(b)
Exchange Ratio	2.1(c)(i)
Excluded Company Shares	2.1(c)(iii)

Term	Section
Expenses	5.12
Fair Market Value	2.3(a)
First Certificate of Merger	1.3(a)
First Effective Time	1.3(a)
First Merger	Recitals
Fully Diluted Basis	8.1(u)
Governmental Authorizations	3.3
HoldCo	Preamble
HoldCo Certificate of Incorporation	1.5(d)
Indemnified Parties	5.8(a)
Insurance Policies	3.23
Intended Tax Treatment	1.7
IRS	3.13(b)
Legacy Sale	Recitals
Legal Actions	3.11
Liabilities	3.9
Maximum Company Liability Amount	7.6(d)(ii)
Maximum Parent Liability Amount	7.6(d)(i)
MBCA	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Parent Financial Advisor	4.25
Parent	Preamble
Parent Adverse Recommendation Change	5.4(c)(v)
Parent Benefit Plan	4.14(a)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Book-Entry Shares	2.1(d)
Parent Cash Consideration	2.1(a)(i)
Parent Disclosure Letter	Article IV
Parent Entities	Preamble
Parent Insurance Policies	4.24
Parent Intellectual Property	4.18(a)
Parent Material Contract	4.13(a)
Parent Merger Consideration	2.1(a)(i)
Parent Organizational Documents	4.2
Parent Owned Intellectual Property	4.18(b)
Parent Permits	4.20(a)
Parent Real Property	4.19(a)
Parent Real Property Leases	4.19(b)
Parent Registered IP	4.18(a)
Parent Registration Statement	4.3(b)
Parent Related Parties	7.6(d)(i)

Term	Section
Parent Response Action	5.2
Parent RSU Award	2.3(b)
Parent SEC Reports	4.8(a)
Parent Share Consideration	2.1(a)(i)
Parent Stock Certificates	2.1(d)
Parent Stock Option	2.3(a)
Parent Surviving Company	1.1(a)
Parent Termination Fee	7.6(b)
Parent Voting Agreement	Recitals
Permits	3.19(a)
Predecessor	8.1(ww)
Registered IP	3.17(a)
Residual Shares	2.3(d)
Rights Agent	Recitals
SEC	4.3(b)
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3(b)
Second Merger	Recitals
Shareholder Litigation	5.17(a)
Stock Equivalent	8.1(fff)
Surviving Company	1.1(b)
Termination Date	7.2(a)
Transactions	Recitals
WARN Act	3.14(c)

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
AMENDMENT, dated as of August 5, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 24, 2021 (the “Merger Agreement”), by and among IKONICS Corp., a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”, and together with Parent, HoldCo and Merger Sub I, the “Parent Entities”), and TeraWulf Inc., a Delaware corporation (“Company” and together with the Parent Entities, the “Parties”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.
WHEREAS, pursuant to, and subject to the limitations set forth in, Section 8.8 of the Merger Agreement, the Merger Agreement may be amended only by an instrument in writing signed by each of the parties thereto; and
WHEREAS, the Parties hereto wish to amend the Merger Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.   Amendment to Section 2.1(c).   Section 2.1(c)(i) of the Merger Agreement is hereby amended by replacing the words “Dissenting Shares” with the words “Company Dissenting Shares” where they appear therein.
2.   Amendment to Section 2.2(b).   Section 2.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
(b)   Exchange Fund.   On or prior to the Closing Date, Parent and HoldCo (with respect to the Parent Share Consideration and Company Merger Consideration) and the Company (with respect to the Parent Cash Consideration) shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Parent Common Stock, Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)), the aggregate Parent Cash Consideration, Parent Share Consideration and Company Merger Consideration, payable and issuable pursuant to the First Merger and the Second Merger, as applicable. All cash and book-entry shares representing HoldCo Common Shares deposited by HoldCo with the Exchange Agent for distribution pursuant to this Article II are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Parent and HoldCo, deliver the appropriate cash amount and HoldCo Common Shares out of the Exchange Fund to holders of Parent Common Stock and Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) pursuant to the provisions of this Article II. The Exchange Fund will not be used for any other purpose.
3.   Amendment to Section 2.3(b).   Section 2.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
(b)   Parent RSU Awards.   Two Business Days prior to the First Effective Time, each Parent RSU Award that is then outstanding shall be fully vested and, prior to the First Effective Time, each such Parent RSU Award shall be settled for shares of Parent Common Stock. Following the First Effective Time, no Parent RSU Award that was outstanding immediately prior to the First Effective Time shall remain outstanding and each former holder of any such Parent RSU Award shall cease to have any rights with respect thereto, except the right to receive the Parent Merger Consideration pursuant to Section 2.1(a)(i) with respect to each share of Parent Common Stock received upon settlement of such Parent RSU Award. Notwithstanding any other provision of this Agreement, all Parent RSU Awards shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Parent RSU Awards shall be subject to the withholding requirements as provided in Section 2.3(f).

4.   Amendment to Section 2.4.   Section 2.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
(a)   Notwithstanding any provision of this Agreement to the contrary, any shares of Parent Common Stock or Parent Preferred Stock for which the holder thereof (i) has not voted in favor of the First Merger or consented in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the MBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Parent Merger Consideration in accordance with Section 2.1. At the First Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the MBCA.
(b)   Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively waives, withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then such holder’s shares (i) shall be deemed no longer to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the First Effective Time into the right to receive the Parent Merger Consideration upon surrender of the Parent Stock Certificate or Parent Book-Entry Share formerly representing such shares in accordance with Section 2.2.
(c)   Parent shall give the Company (i) notice of any written demands for appraisal of any shares of Parent Common Stock and Parent Preferred Stock, the withdrawals of such demands and any other related instrument served on the Company under the MBCA and (ii) the right to participate in, and at Parent’s election and expense, direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not (or cause or permit any person on its behalf to) offer to make or make any payment or settle, compromise, or offer to settle or compromise, or otherwise negotiate with respect to any such demands for appraisal without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)   Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock for which the holder thereof (i) has not voted in favor of the Second Merger or consented in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the DGCL (collectively, the “Company Dissenting Shares”), shall not be converted into the right to receive the Company Merger Consideration in accordance with Section 2.1. At the Second Effective Time, (A) all Company Dissenting Shares shall be canceled and cease to exist and (B) the holders of Company Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL.
(e)   Notwithstanding the provisions of Section 2.4(d), if any holder of Company Dissenting Shares effectively waives, withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then such holder’s shares (i) shall be deemed no longer to be Company Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the Second Effective Time into the right to receive the Company Merger Consideration upon surrender of the Company Stock Certificate or Company Book-Entry Share formerly representing such shares in accordance with Section 2.2.
5.   Amendment to Section 5.12.   Section 5.12 of the Merger Agreement is hereby amended by replacing the amount “$500,000” with the amount “$640,000” where it appears therein.
6.   Exhibit C to Merger Agreement.   Exhibit C to the Merger Agreement is hereby replaced with Exhibit A to this Amendment.
7.   Miscellaneous.   The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.
PARENT
IKONICS Corporation
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

COMPANY
TeraWulf Inc.
By:
    /s/ Paul Prager

Name:
Paul Prager

Title:
President and CEO

HOLDCO
Telluride Holdco Inc.
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

MERGER SUB I
Telluride Merger Sub I, Inc.
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

MERGER SUB II
Telluride Merger Sub II, Inc.
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TELLURIDE HOLDCO, INC.
[Superseded by Exhibit B to Amendment No. 2 to Agreement and Plan of Merger]

AMENDMENT No. 2 TO AGREEMENT AND PLAN OF MERGER
AMENDMENT No. 2, dated as of September 17, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 24, 2021 (as previously amended by an Amendment thereto dated August 5, 2021, the “Merger Agreement”), by and among IKONICS Corp., a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”, and together with Parent, HoldCo and Merger Sub I, the “Parent Entities”), and TeraWulf Inc., a Delaware corporation (“Company” and together with the Parent Entities, the “Parties”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.
WHEREAS, pursuant to, and subject to the limitations set forth in, Section 8.8 of the Merger Agreement, the Merger Agreement may be amended only by an instrument in writing signed by each of the parties thereto; and
WHEREAS, the Parties hereto wish to amend the Merger Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.   Exhibit A to Merger Agreement.   Exhibit A to the Merger Agreement is hereby replaced with Exhibit A to this Amendment.
2.   Exhibit C to Merger Agreement.   Exhibit C to the Merger Agreement is hereby replaced with Exhibit B to this Amendment.
3.   Miscellaneous.   The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.
PARENT
IKONICS Corporation
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

COMPANY
TeraWulf Inc.
By:
    /s/ Paul Prager

Name:
Paul Prager

Title:
President and CEO

HOLDCO
Telluride Holdco Inc.
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

MERGER SUB I
Telluride Merger Sub I, Inc.
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

MERGER SUB II
Telluride Merger Sub II, Inc.
By:
    /s/ Glenn Sandgren

Name:
Glenn Sandgren

Title:
Chief Executive Officer

[Signature Page to First Amendment No. 2 to Agreement and Plan of Merger]

Exhibit A
CONTINGENT VALUE RIGHTS AGREEMENT
[See Appendix E to proxy statement/prospectus.]

Exhibit B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TELLURIDE HOLDCO, INC.
[See Appendix F to proxy statement/prospectus.]

Appendix B
Opinion of Northland Securities, Inc.
June 24, 2021
The Board of Directors
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, of the IKONICS Merger Consideration (as defined below) to be received by holders of the common stock, par value $0.10 per share, of IKONICS Corporation, a Minnesota corporation (“IKONICS” and, such common stock, “IKONICS Common Stock”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among IKONICS, Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of IKONICS (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”), and TeraWulf Inc., a Delaware corporation (“TeraWulf”). As more fully described in the Merger Agreement and related form of Contingent Value Rights Agreement to be entered into among IKONICS, HoldCo, a rights agent, and a CVR holders’ representative (the “CVR Agreement” and, together with the Merger Agreement, the “Agreements”), (i) Merger Sub I will merge with and into IKONICS (the “First Merger”), with IKONICS surviving as a wholly owned direct subsidiary of HoldCo, pursuant to which each outstanding share of IKONICS Common Stock will be converted into and exchanged for (a) one share of the common stock, par value $0.001 per share, of HoldCo (“HoldCo Common Stock” and, such number of shares, the “IKONICS Share Consideration”), (b) one contingent value right (the “CVR”) issuable by HoldCo based on the net proceeds, if any, from the divestiture or other disposition of the pre-closing business, assets and properties of IKONICS and/or its subsidiaries (such divesture or other disposition, the “Legacy Sale”) and (c) $5.00 in cash (the “Cash Consideration” and, together with the IKONICS Share Consideration and the CVR, the “IKONICS Merger Consideration”), and (ii) immediately following the First Merger, Merger Sub II will merge with and into TeraWulf (the “Second Merger” and, together with the First Merger, the “Mergers”), with TeraWulf surviving the Second Merger as a wholly owned direct subsidiary of HoldCo, pursuant to which, after the conversion of all outstanding shares of Series A Preferred Stock, par value $0.001 per share, of TeraWulf into shares of the common stock, par value $0.001 per share, of TeraWulf (“TeraWulf Common Stock”), all outstanding shares of TeraWulf Common Stock will be converted into the right to receive shares of HoldCo Common Stock as specified in the Merger Agreement.
We have been advised, among other things, that (i) payment of 95% of the net proceeds from the Legacy Sale will only be made pursuant the terms of the CVR if the Legacy Sale is consummated during an 18-month period following the consummation of the Second Merger and that, as of the date hereof, the consummation of the Legacy Sale and the timing and terms thereof are uncertain, and (ii) TeraWulf recently consummated a private placement of TeraWulf convertible preferred stock pursuant to which TeraWulf received gross proceeds of $50,000,000 (the “TeraWulf Consummated Equity Financing”) and that TeraWulf expects to undertake an additional private equity placement transaction prior to consummation of the Mergers (the “TeraWulf Proposed Equity Financing” and, together with the TeraWulf Consummated Equity Financing, the “TeraWulf Equity Financings” and, such Legacy Sale, the TeraWulf Equity Financings and the transactions contemplated by the Agreements (other than the Mergers), collectively, the “related transactions”). The terms and conditions of the Mergers and the related transactions are more fully set forth in the Agreements and related documents.
We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by IKONICS to act as its financial advisor in connection with the Mergers and we have received and will receive a fee from IKONICS for our services, a significant portion of which is payable contingent upon the consummation of the Mergers. As part of our engagement, we have been requested by IKONICS to render an opinion to its Board of Directors (the “Board”) in connection with the Mergers and we will receive a fee from IKONICS payable upon delivery of this opinion, which is not contingent upon the consummation of the Mergers or the conclusion reached in our opinion. IKONICS also has agreed to reimburse us for expenses and to indemnify us against certain liabilities arising from our engagement.
In the ordinary course of business, we and our affiliates may actively trade or effect transactions in the securities of IKONICS, TeraWulf, HoldCo or their respective affiliates for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. Although in the past two years we have not provided financial advisory or financing services to IKONICS unrelated to the Mergers or to TeraWulf, we may provide such services to IKONICS, TeraWulf, HoldCo and their respective affiliates in the future and may receive fees for the rendering of such services.
In arriving at our opinion, we have (i) reviewed the financial terms of a draft, provided to us on June 24, 2021, of the Merger Agreement and the form of the CVR Agreement; (ii) reviewed certain business, financial and other information and data relating to IKONICS and TeraWulf publicly available or made available to us from internal records of IKONICS and TeraWulf; (iii) reviewed certain internal financial projections and estimates relating to IKONICS and TeraWulf furnished to us by the respective managements of IKONICS and TeraWulf, in each case as approved by IKONICS for our use and reliance in our analyses; (iv) conducted discussions with members of the senior managements of IKONICS and TeraWulf regarding IKONICS, TeraWulf and their respective prospects; (v) compared the financial performance of IKONICS and TeraWulf with that of certain publicly traded companies we deemed relevant in evaluating IKONICS and TeraWulf; (vi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed relevant in evaluating the Mergers; and (vii) conducted a discounted cash flow analysis of TeraWulf based on the financial projections and estimates relating to TeraWulf referred to above. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we deemed necessary and appropriate in arriving at our opinion. As you are aware, we have not conducted a discounted cash flow analysis of IKONICS given, based on discussions with the management of IKONICS, the absence of long-term financial projections and estimates for IKONICS.
In conducting our review and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information furnished or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to any such information. We also have relied upon the assurances of the managements of IKONICS and TeraWulf that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In addition, the managements of IKONICS and TeraWulf have advised us, and we have assumed, that the financial projections and estimates that we have been directed to utilize in our analyses have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to, and are an appropriate basis upon which to evaluate, the future financial results and condition of IKONICS, TeraWulf and the other matters covered thereby. We also have assumed that there has been no change in the assets, liabilities, financial condition, results of operations, cash flows or prospects of IKONICS or TeraWulf since the dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be meaningful in any respect to our analyses or opinion. We express no opinion or view with respect to any projections, estimates or other financial information provided to or reviewed by us or the assumptions on which they are based.
We have relied upon the assessments of the managements of IKONICS and TeraWulf, as the case may be, as to, among other things, (i) the potential impact on IKONICS, TeraWulf and HoldCo of macroeconomic, geopolitical, market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the imaging technology, bitcoin mining and power generation industries, including as to cryptocurrency and energy pricing, supply and demand for raw materials and other commodities and supply chain availability, which may be subject to significant volatility and which, if different than assumed could have a material impact on our analyses or opinion, (ii) matters relating to the Legacy Sale and the TeraWulf Equity Financings, including, as applicable, the amount, timing and other terms thereof, (iii) the products, technology and intellectual property, as the case may be, of IKONICS and TeraWulf and associated risks (including, without limitation, with respect to TeraWulf’s bitcoin mining capacity and the development and marketability of, validity and duration of intellectual property rights relating to, and the useful life of, IKONICS’ products and TeraWulf’s technology systems), (iv) matters relating to TeraWulf’s power contracts and related arrangements and facilities, including related pricing and potential for low-cost electricity access, and (v) IKONICS’ and TeraWulf’s respective existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, manufacturers, suppliers, distributors, power providers and facilities, and other commercial relationships. We have assumed that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion, and also have assumed that the TeraWulf Equity Financings will be consummated or otherwise effected as contemplated and that any variation in the amount, timing or other terms thereof will not be meaningful in any respect to our analyses or opinion.
We have assumed that the executed Agreements will be substantially similar to the draft of the Merger Agreement and the form of the CVR Agreement reviewed by us, without modification of material terms or conditions. We also have assumed that the representations and warranties contained in the Merger Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, the CVR Agreement and related documents. We further have assumed that the Mergers and the related transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers and the related transactions or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would be meaningful in any respect to our analyses or opinion. In addition, we have assumed that the Mergers will qualify for the intended tax treatment contemplated by the Merger Agreement.
We have not performed any appraisals or evaluations of any specific assets or liabilities (fixed, contingent, accrued, derivative, off-balance sheet or otherwise) of IKONICS, TeraWulf, HoldCo or any other entity and we have not been furnished with any such appraisals or evaluations, and we have made no physical inspection of the properties or assets of IKONICS, TeraWulf, HoldCo or any other entity. We have not evaluated the solvency, or liquidation or fair value, of IKONICS, TeraWulf, HoldCo or any other entity under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. We also have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities involving IKONICS, TeraWulf, HoldCo or any other entity or to which they may be subject and we make no assumption concerning, and our opinion does not consider, the potential impact of any claims, outcomes, damages, costs, recoveries or other aspects relating to any such matters.
This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets, the securities of IKONICS and the industries in which IKONICS and TeraWulf operate have experienced and may continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on IKONICS, TeraWulf, HoldCo, the Mergers or the related transactions and this opinion does not purport to address potential developments in any such markets or industries.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to IKONICS, HoldCo, the Mergers or related transactions and other participants in the industries in which IKONICS and TeraWulf operate that differ from the views of our investment banking personnel.
This opinion is directed to the Board (in its capacity as such) in connection with its evaluation of the Mergers. This opinion is not intended to be and does not constitute a recommendation to the Board or to any securityholder as to how to act or vote with respect to the Mergers or any other matter. The issuance of this opinion has been approved by the Northland Fairness Opinion Committee.
This opinion addresses only the fairness, from a financial point of view and as of the date hereof, to holders of IKONICS Common Stock of the IKONICS Merger Consideration (to the extent expressly set forth herein), without regard to individual circumstances of specific holders (whether by virtue of voting, control, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. This opinion does not address any related transactions, including, without limitation, the Legacy Sale or the TeraWulf Equity Financings, or any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the IKONICS Merger Consideration or the Mergers, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any voting and support agreement, written consent or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers, the related transactions or otherwise. We have not been asked to, and this opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of IKONICS, TeraWulf, HoldCo or any other party. We express no opinion or view as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Mergers by officers, directors or employees of IKONICS, TeraWulf or HoldCo, or any class of such persons, relative to or in comparison with the IKONICS Merger Consideration or otherwise. We also express no opinion or view as to the actual value of HoldCo Common Stock or the CVR when issued, or the prices at which IKONICS Common Stock, HoldCo Common Stock, the CVR or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Mergers or the related transactions.
We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Mergers and the related transactions. We express no opinion or view as to the relative merits of the Mergers or the related transactions as compared to any alternative business strategies or transactions that might exist for IKONICS or the effect of any other transaction in which IKONICS might engage. We are not rendering any financial, legal, accounting or other advice and we have relied on the assumptions of the management of IKONICS as to all accounting, tax, regulatory, legal and similar matters with respect to IKONICS, TeraWulf, HoldCo, the Mergers and the related transactions, including, without limitation, as to tax or other consequences of the Mergers, the related transactions or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting IKONICS, TeraWulf, HoldCo, the Mergers or the related transactions and have assumed that IKONICS has obtained advice as to such matters from appropriate professionals.
Based upon and subject to the foregoing and such other factors as we consider relevant, it is our opinion that, as of the date hereof, the IKONICS Merger Consideration to be received in the First Merger by holders of IKONICS Common Stock (other than, as applicable, TeraWulf, HoldCo, Merger Sub I, Merger Sub II and their respective affiliates) is fair, from a financial point of view, to such holders.
Sincerely,
Northland Securities, Inc.

Appendix C
DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATIONS ACT
302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.
Subdivision 1.   Actions creating rights.
A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(a)   unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
(1)   alters or abolishes a preferential right of the shares;
(2)   creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
(3)   alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
(4)   excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or
(5)   eliminates the right to obtain payment under this subdivision;
(b)   a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;
(c)   a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;
(d)   a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;
(e)   a plan of conversion is adopted by the corporation and becomes effective;
(f)   an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or
(g)   any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.
Subd. 2.   Beneficial owners.
(a)   A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.
(b)   A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.
Subd. 3.   Rights not to apply.
(a)   Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.
(b)   If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.
(c)   Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:
(1)   The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the NASDAQ Global Select Market, the Nasdaq Capital Market, or any successor to any such market.
(2)   The applicability of clause (1) is determined as of:
(i)   the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or
(ii)   the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.
(3)   Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.
Subd. 4.   Other rights.
The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.
Subdivision 1.   Definitions.
(a)   For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)   “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.
(c)   “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
(d)   “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).
Subd. 2.   Notice of action.
(a)   If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.
(b)   In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.
Subd. 3.   Notice of dissent.
If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.
Subd. 4.   Notice of procedure; deposit of shares.
(a)   After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:
(1)   the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
(2)   any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
(3)   a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
(4)   a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.
(b)   In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within

30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.
Subd. 5.   Payment; return of shares.
(a)   After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:
(1)   the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;
(2)   an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
(3)   a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.
(b)   The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.
(c)   If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.
Subd. 6.   Supplemental payment; demand.
If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
Subd. 7.   Petition; determination.
If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
Subd. 8.   Costs; fees; expenses.
(a)   The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.
(b)   If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
(c)   The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Appendix D
PROPOSED AMENDMENT
TO
IKONICS CORPORATION
RESTATED ARTICLES OF INCORPORATION
ARTICLE 6
STOCK
6.1   The total authorized number of shares of the corporation shall be 6,000,000 shares, consisting of 5,750,000 shares of Common Stock with a par value of ten cents ($.10) per share, and 250,000 shares of Preferred Stock with a par value of ten cents ($.10) per share.

D-1

Appendix E
CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2021 (this “Agreement”), by and among IKONICS Corporation, a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation (“Holdco”), Equiniti Trust Company, a limited trust company organized under the laws of the State of New York, as Rights Agent (the “Rights Agent”), and Glenn Sandgren, in his capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).
Recitals
WHEREAS, Parent, Holdco, Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of Holdco (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of Holdco (“Merger Sub II”), and TeraWulf, Inc., a Delaware Corporation (“Company”), entered into an Agreement and Plan of Merger dated as of June 24, 2021, as amended (the “Merger Agreement”), pursuant to which Merger Sub I shall merge with and into Parent (the “First Merger”) with Parent surviving as a wholly owned direct subsidiary of Holdco and, immediately following the First Merger, Merger Sub II shall merge with and into Company (the “Second Merger”), with Company surviving the Second Merger as a wholly owned direct subsidiary of Holdco;
WHEREAS, the Merger Agreement provides that Parent shall enter into this Agreement with the Rights Agent at or prior to the effective time of the First Merger (the “First Effective Time”);
WHEREAS, the Merger Agreement contemplates that, following the effectiveness of the Second Merger (the “Second Effective Time”), Parent and its applicable subsidiaries intend to engage in a transaction or series of transactions involving the divestiture, assignment and other disposition of all assets of Parent and/or its subsidiaries that are related to Parent’s Legacy Business (such transaction or series of transactions, the “Legacy Sale”);
WHEREAS, the Merger Agreement contemplates that net proceeds to be realized from the Legacy Sale shall be paid to the existing shareholders of Parent as of the First Effective Time and that such payment shall be made pursuant to a CVR (as hereinafter defined);
WHEREAS, pursuant to the Merger Agreement at the First Effective Time as a result of the First Merger each share of Parent Common Stock (as defined in the Merger Agreement) issued and outstanding as of immediately prior to the First Effective Time shall, amongst other things, automatically be converted into and exchanged for one (1) CVR to be issued by Holdco on the terms and subject to the conditions hereinafter described;
WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the issuance of the CVRs (as hereinafter defined) to those shareholders of Parent entitled to receive CVRs and performing the other services described in this Agreement; and
NOW THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.   Definitions.   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)   the terms “Dollars” and “$” mean U.S. dollars;
(d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)   wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)   references herein to any gender shall include each other gender;
(g)   references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.1(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)   with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;
(j)   the word “or” shall be disjunctive but not exclusive;
(k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
(l)   references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;
(m)   the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;
(n)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;
(o)   references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice; and
(p)   capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:
“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.
“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.
“CVR Escrow” means a segregated escrow account in which all: (i) Net Proceeds, and (ii) the Reserve Fund amounts, if any, will be held until disbursed pursuant to the terms of this Agreement.
“CVR Holders’ Representative” shall initially have the meaning set forth in the Preamble to this Agreement; provided, however, that, if the initial CVR Holders’ Representative shall resign from such position or otherwise cease to serve, whether by death or permanent disability, an officer of Parent shall serve as the successor CVR Holders’ Representative; provided, that any person serving as the successor CVR Holders’ Representative shall be reasonably acceptable to the Company.
“CVR Payment” has the meaning set forth in Section 2.5(b).

“CVR Payment Amount” means with respect to any Legacy Monetization for which a Disposition Agreement is entered into following the Second Effective Time but prior to the expiration of the CVR Term, (a) 95% of Net Proceeds in respect of each respective item of Gross Proceeds received by Parent, Holdco or any of its Affiliates as a result of such Legacy Monetization determined when such Gross Proceeds are actually received, less (b) any Reserve Fund amounts. Notwithstanding the foregoing, any CVR Payment Amount that is less than $1,000,000 shall be aggregated with the next subsequent CVR Payment Amount, and, if not paid prior thereto, included in the Final CVR Payment along with any remaining cash held by Parent or any of its subsidiaries not subject to the Reserve Fund.
“CVR Payment Date” means the sixtieth (60th) day after the end of the CVR Payment Period in which a respective item of Gross Proceeds is received by Parent.
“CVR Payment Period” means each calendar quarter after the Second Effective Time until all payment obligations under this Agreement, whether or not contingent, have been satisfied in full, with the first CVR Payment Period commencing on the date hereof and ending on [•], 2021.
“CVR Payment Statement” means, for a given CVR Payment Period, a written statement prepared by Holdco, setting forth in reasonable detail, (i) the CVR Payment Amount for such CVR Payment Period, (ii) the total amounts received during such CVR Payment Period from each Legacy Monetization, (iii) any Monetization Expenses incurred during such CVR Payment Period, and (iv) as to each Holder, such Holder’s Pro Rata Payment Amount in respect of the applicable CVR Payment Amount.
“CVR Register” has the meaning set forth in Section 2.4(b).
“CVR Registrar” has the meaning set forth in Section 2.4(b).
“CVRs” means the contingent value rights issued by Holdco as contemplated by this Agreement. All CVRs shall be considered as part of and shall constitute a single class of interests arising under contract as set forth herein.
“CVR Term” means the period of time beginning on the Second Effective Time and ending on the date that is eighteen (18) months following the Second Effective Time.
“Disposition Agreement” means a definitive agreement, contract or other document entered into by Parent providing for the sale, transfer, disposition, spin-off, or license of all or any portion of the Legacy Business (other than sales of inventory and services in the ordinary course of business).
“DTC” means The Depository Trust Company or any successor thereto.
“First Effective Time” has the meaning set forth in the Recitals.
“Final CVR Payment” means the CVR Payment Date on which the last CVR Payment related to all Legacy Monetization is made, which CVR Payment may be after the end of the CVR Term to the extent a Legacy Monetization occurs during the final CVR Payment Period within the CVR Term or a payment is due out of the Reserve Fund.
“Gross Proceeds” means all cash or cash proceeds (and the fair market value, as reasonably determined by Holdco, as of the time of receipt of such non-cash consideration, of all non-cash consideration such as stock or marketable securities) actually received by Holdco or its Affiliates in respect of a Legacy Monetization.
“Holder” means a Person in whose name a CVR is registered in the CVR Register.
“Legacy Business” means the business and operations of Parent substantially as conducted during the twelve months preceding the First Effective Time, including any and all cash, other assets, properties, and equipment of Parent in existence as of the First Effective Time.
“Legacy Monetization” means the sale, transfer, disposition, spin-off, or license of all or any part of the Legacy Business, which transaction is consummated during the CVR Term, including for the avoidance of doubt any Legacy Sale. A Legacy Monetization will also include the distribution of any cash or cash equivalents (“Legacy Cash”) that are a part of the Legacy Business in any amount that is in excess of the liabilities and obligations relating to Parent at the First Effective Time or of the Legacy Business from time to time.
“Legacy Shareholders” has the meaning set forth in Section 2.2.
“Monetization Expenses” means:
(a)   any costs and expenses incurred or accrued relating to an unpaid invoice by Parent, Holdco or any of their Affiliates as a result of pursuing, negotiating, entering into and completing any Legacy Monetization and any other brokerage fee, finder’s fee, success fees, transaction fees, service fees, filing fees, commission, accountant fees, advisor fees, legal fees and similar items incurred as a result of pursuing, negotiating, entering into and completing any Legacy Monetization, provided, however, that, in each case, in no event shall the Monetization Expenses include any internal administrative or similar expenses or fees payable by Parent in connection with its general overhead;
(b)   any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Parent, Holdco or any of their Affiliates (regardless of whether the due date for such Taxes arises during or after the CVR Term) and, without duplication, any income or other similar Taxes payable by Parent, Holdco or any of their Affiliates that would not have been incurred by Parent, Holdco or any of their Affiliates but for the Legacy Monetization or Gross Proceeds; provided that such Taxes shall be computed after taking into account any available net operating loss carryforwards or other Tax attributes existing as of the First Effective Time actually realized or realizable by Parent, Holdco or their Affiliates in the tax year in which the applicable Legacy Monetization is consummated;
(c)   to the extent not paid with Legacy Cash or by revenue generated solely by the Legacy Business prior to the closing of the applicable Legacy Monetization, any costs or expenses incurred by Parent, Holdco or any of their Affiliates in respect of the performance of this Agreement following the First Effective Time, including preserving and maintaining and operating the Legacy Business, indemnification expenses with respect to the Legacy Business, allocation of rent expenses or in respect of its performance of any Contract in connection with the Legacy Business, including any costs related to the prosecution, maintenance or enforcement by Parent, Holdco or any of their Affiliates of intellectual property rights in the Legacy Business;
(d)   any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or accrued by Parent, Holdco or any of their Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to any disposition of the Legacy Business, including indemnification obligations of Parent, Holdco or any of their Affiliates set forth in any Disposition Agreement;
(e)   any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or accrued by Parent, Holdco or any of their Affiliates arising out of or in respect of establishing and maintaining the CVRs, including any fees, costs or expenses incurred in connection with (i) retaining or appointing the Rights Agent, (ii) defending against or, if applicable, satisfying any entitlement in respect of, any and all claims brought in connection with or related to the CVRs, (iii) if required by the SEC at any time, causing the CVRs to become registered, (iv) any fees and out-of-pocket expenses of the Rights Agent and CVR Holders’ Representative and (v) any costs and expenses arising in respect of the rights of the Rights Agent contemplated by Section 3.2(e) or Section 3.2(f);
(f)   to the extent not paid by revenue generated solely by the Legacy Business prior to the closing of the applicable Legacy Monetization, any Liabilities borne by Parent, Holdco or any of their Affiliates pursuant to any Contract or Disposition Agreement primarily related to the Legacy Business, including costs or severance payments and benefits arising from the termination thereof and the termination of employees of Parent, Holdco or any of their Affiliates whose position related primarily to the Legacy Business;
(g)   any costs or expenses incurred or accrued by Parent, Holdco or any of their Affiliates in complying with post-closing seller obligations agreed to in connection with any Legacy Monetization,

to the extent that the cost thereof is not payable by the purchaser in such Legacy Monetization, including, without limitation the cost of providing transition services, support services, shared space, etc.;
(h)   without duplication, any portion of the Gross Proceeds withheld at closing, placed in escrow or subject to any post-closing claw-back, indemnification claim or purchase price adjustment (it being understood that at such time as any such amounts are released from escrow or otherwise paid and no longer subject to any indemnification claim, such amounts cease to be Monetization Expenses and shall be included in Net Proceeds); and
(i)   any bonuses, payments or other amounts paid to employees of the Legacy Business, Legacy Sub, Parent or Holdco as a result of any Legacy Monetization or Legacy Sale.
“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (i) all Gross Proceeds less (ii) all Monetization Expenses to the extent not taken into account in determining the Net Proceeds of any prior or concurrent Legacy Monetization. For clarity, to the extent Monetization Expenses exceed Gross Proceeds for any CVR Payment Period, any excess Monetization Expenses shall be applied against Gross Proceeds in subsequent CVR Payment Periods.
“Notice of Objection” has the meaning set forth in Section 2.5(a).
“Pro Rata Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.
“Permitted Transfer” means: (i) a transfer of any portion or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries under the terms of such trust; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vi) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.
“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.
“Reserve Fund” means, (i) with regard to each particular Legacy Monetization other than a distribution of Legacy Cash, a reasonable amount to be determined by Parent, acting reasonably, not to exceed 10.0% of the Gross Proceeds of such Legacy Monetization, which is to be retained as part of the CVR Escrow in accordance with this Agreement to satisfy any indemnification obligations of Parent or Holdco contained in any Disposition Agreement for such Legacy Monetization in excess of any escrow fund established pursuant to such Disposition Agreement for purposes of satisfying Parent and/or Holdco’s indemnification obligations thereunder, (ii) such other amount as Parent and Holdco, acting reasonably, determine should be retained to satisfy Retained Liabilities.
“Retained Liabilities” means the current liabilities of Parent or any of its subsidiaries plus any contingent liabilities, as would be reflected on such entity’s balance sheet prepared in conformity with generally accepted accounting principles in the United States of America as of the end of any CVR Payment Period or time of payment, other than those liabilities that have been fully assumed by a counterparty in a Legacy Monetization transaction.
“Second Effective Time” has the meaning set forth in the Recitals.
“Surviving Person” has the meaning set forth in Section 6.2.

ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1.   Appointment of Rights Agent.   Parent and Holdco hereby appoint Equiniti Trust Company to act as the Rights Agent for Parent and/or Holdco in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
Section 2.2.   Issuance of CVRs.   The CVRs shall be issued and distributed by the Rights Agent after the First Effective Time to the Persons who as of the close of trading on the Nasdaq Capital Market on the Business Day before the First Effective Time are shareholders of record of Parent (the “Legacy Shareholders”). Each Legacy Shareholder is entitled to one (1) CVR for each share of Parent Common Stock held by such Legacy Shareholder as of immediately prior to the First Effective Time.
Section 2.3.   Nontransferable.   The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.4.   No Certificate; Registration; Registration of Transfer; Change of Address.
(a)   The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.
(b)   The Rights Agent shall keep a register (the “CVR Register”) for the registration of the CVRs. The Rights Agent is hereby initially appointed as the registrar and transfer agent (the “CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing shares of Parent Common Stock held by DTC on behalf of the street holders of the shares of Parent Common Stock held by such holders as of immediately prior to the First Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under this Agreement, the Rights Agent will accomplish the payment to any former street name holders of shares of Parent Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.
(c)   Subject to the restriction on transferability set forth in Section 2.3, every request made to effect a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to Holdco and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Holdco and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with applicable Law and the terms and conditions set forth herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Holdco, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not approved by CVR Registrar and duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder. Holdco and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable).
(d)   A Holder (or the CVR Holders’ Representative, on behalf of a Holder) may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.
(e)   Parent will provide written instructions to the Rights Agent for the issuance of CVRs to holders of Parent Common Stock as of immediately prior to the First Effective Time. Subject to the terms and conditions of this Agreement and Holdco’s prompt confirmation of the First Effective Time, the Rights Agent shall effect the issuance of the CVRs, less any applicable withholding tax, to each holder of Parent Common Stock as of the First Effective Time by the mailing of a statement of holding reflecting such CVRs.
Section 2.5.   Payment Procedures.
(a)   No later than forty-five (45) days prior to the end of each CVR Payment Date during the CVR Term in which Holdco or its Affiliates received Gross Proceeds, Holdco shall deliver or cause to be delivered to the CVR Holders’ Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, Holdco shall provide the CVR Holders’ Representative and Rights Agent with reasonable documentation to support its calculation of the CVR Payment and Monetization Expenses. Upon the CVR Holders’ Representative’s request, Holdco shall make its accounting personnel available during normal business hours to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the calculation of the CVR Payment Amount. Within fifteen (15) days after the CVR Holders’ Representative’s receipt of all information contemplated by this Section 2.5(a), the CVR Holders’ Representative may deliver a written notice to Holdco (with a copy to the Rights Agent) specifying that the CVR Holders’ Representative objects to the indicated CVR Payment Amount on the basis of manifest error (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative made such determination. Any Notice of Objection shall identify in reasonable detail the nature of any proposed revisions to the CVR Payment. Any dispute arising from a Notice of Objection shall be resolved by an independent third party accounting firm selected by Holdco and the CVR Holders’ Representative (and subject to the execution of a reasonable and customary non-disclosure agreement), whose decision shall be binding on the parties hereto and each Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be allocated between Holdco and the Holders (by deduction from the CVR Payment Amount) in the same proportion that the disputed amount of the CVR Payment Amount that was unsuccessfully disputed by (as finally determined by the valuation expert) bears to the total disputed amount of the CVR Payment Amount.
(b)   On or before each CVR Payment Date, Holdco shall deliver to the Rights Agent the applicable CVR Payment Amount for such CVR Payment Date (such payment a “CVR Payment”) and the Rights Agent shall promptly deliver to each Holder the Pro Rata Payment Amount of such Holder in respect of such CVR Payment as reflected on the applicable CVR Payment Statement. It is understood that all Monetization Expenses shall be applied in full (but without duplication) against respective Gross Proceeds. Any Reserve Fund amounts in the CVR Escrow established for a Legacy Monetization shall be released from such Reserve Fund to Holders based on such upon the later of: (i) twelve (12) months following the consummation of the applicable Legacy Monetization; and (ii) the expiration of any generally applicable indemnity escrow established for purposes of breaches of Parent or Holdco’s representations and warranties in any Disposition Agreement; provided that any Reserve Fund amounts in the CVR Escrow Account in respect of any Retained Liability shall be released from such Reserve Fund to Holders following (x) the full satisfaction of such Retained Liability (in which case the amount released shall only be the excess of the amount so reserved over the amount required to satisfy such Retained Liability), (y) the assumption by a third party of such Retained Liability, or (x) the expiration or termination of Holdco’s, Parent’s or any of their subsidiaries further liability in respect of such Retained Liability. Thereafter, any amounts that have been released to Holdco from the Reserve Fund shall be included by Holdco in the CVR Payment Amount paid on the next CVR Payment Date.
(c)   All payments by Holdco hereunder shall be made in U.S. dollars. Holdco shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Holdco is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended or succeeded, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
Section 2.6.   No Voting, Dividends or Interest; No Equity or Ownership Interest in Holdco.
(a)   The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.
(b)   The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the First Merger or the Second Merger), in Holdco or in the Legacy Business or other assets of Parent or Holdco. It is hereby acknowledged and agreed that the CVRs shall not represent a security of Parent or Holdco. The rights or remedies of the holders of CVRs are contractual rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive any applicable CVR Payment Amount from Holdco in accordance with the terms hereof.
(c)   Each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
(d)   It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent and Holdco’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Legacy Monetization will occur prior to the expiration of the CVR Term and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.
Section 2.7.   Discretion and Decision Making Authority; No Fiduciary Duty.
(a)   Until the expiration of the CVR Term, the CVR Holders’ Representative and Holdco shall cooperate to use commercially reasonable efforts to continue to operate the Legacy Business in the ordinary course and pursue and consummate a Legacy Monetization, on terms mutually acceptable to the CVR Holders’ Representative, Holdco and Parent, acting reasonably. In furtherance of the foregoing:
(i)   Holdco shall not, directly or indirectly before the expiration of the CVR Term, sell, transfer, dispose, spin-off, or license all or part of the Legacy Business or use Legacy Cash, except (A) to satisfy any Monetization Expenses, (B) pursuant to the Legacy Monetization agreed to by the CVR Holders’ Representative or (C) in the ordinary course of business of the Legacy Business consistent with past practice;
(ii)   Holdco shall not, directly or indirectly before the expiration of the CVR Term, terminate or wind down the Legacy Business other than in connection with a Legacy Monetization agreed to by the CVR Holders’ Representative; and
(iii)   Concurrently with the payment of the Final CVR Payment, Parent shall pay $25,000 to the CVR Holders’ Representative as compensation for services rendered by the CVR Holders’ Representative pursuant to this Agreement.
(b)   The CVR Holders’ Representative, after good faith discussions with Holdco, shall be entitled to be reimbursed from the CVR Escrow for direct costs and expenses related to any Legacy Monetization (it being understood that the reimbursement of such costs and expenses shall be deemed Monetization Expenses).

(c)   It is acknowledged and agreed that nothing in this Agreement shall require Parent, Holdco or any of their respective Affiliates to agree to or otherwise become subject to any unreasonably burdensome conditions, liabilities or obligations with respect to any Legacy Monetization. It is further acknowledged and agreed that until the expiration of the CVR Term, the officers of Parent shall have discretion with respect to the Legacy Monetization; provided, that the terms of any Legacy Monetization shall be mutually agreeable to HoldCo, Parent and CVR Holders’ Representative.
(d)   It is acknowledged and agreed that none of Parent, Holdco or any of their respective Affiliates, directors, officers, employees, agents or representatives owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto. Accordingly, Parent, Holdco and their respective Affiliates, directors, officers, employees, agents or representatives intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.7(c) is an essential and material term of this Agreement. Without limiting the foregoing, nothing set forth in this Agreement shall require Holdco or Parent to guarantee, assume, underwrite or otherwise become liable for any duty or obligation of Parent in respect of any Legacy Monetization, nor shall Holdco or Parent be obligated to enter into or otherwise be or become party to any Disposition Agreement; provided, that Parent shall use reasonable efforts to make available to Holdco upon reasonable request all such information and materials as are reasonably necessary or advisable for Holdco to evaluate the terms and conditions of any proposed Legacy Monetization and to otherwise reasonably cooperate with Holdco in connection with its evaluation thereof. Except as expressly set forth herein, none of Parent, Holdco or any of their respective Affiliates, directors, officers, employees, agents or representatives shall have any obligation or liability whatsoever to any Holder relating to or in connection with any action, or failure to act, with respect to the sale of the Legacy Business. Following the CVR Term, Parent, Holdco and their respective Affiliates, directors, officers, employees, agents or representatives shall be permitted to take any action in respect of the Legacy Business in order to satisfy any wind-down Liabilities associated with the Legacy Business.
(e)   It is acknowledged and agreed that no director, officer, employee, agent or representative of Parent, Holdco or any of their respective Affiliates shall have any liability for any obligations of Parent, Holdco, the Rights Agent or the CVR Holders’ Representative under this Agreement or under the CVRs for any claim based on, in respect of or by reason of such obligations or the creation of the CVRs. By accepting a CVR each Holder waives and releases all such liability and all such claims. The waiver and release are part of the consideration for the issuance of the CVRs.
(f)   It is acknowledged and agreed that, except as expressly provided (i) in this Section 2.7 or (ii) in Section 3.2(e) and Section 3.2(f), Parent, Holdco and their respective Affiliates shall have no obligation to incur Monetization Expenses or otherwise to seek or support Legacy Monetizations. Holdco’s, Parent’s and their respective Affiliates’ sole responsibility as to Legacy Monetization activities is as set forth in this Section 2.7. Except as expressly provided in this Section 2.7 Holdco, Parent and their respective directors, officers, employees, agents and representatives following the First Effective Time shall have no further obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Legacy Business pending the Legacy Monetization(s). The Holders, the Rights Agent and the CVR Holders’ Representative hereby release each of Holdco and Parent and their respective Affiliates, directors, officers, employees, agents and representatives from any liability, claims or losses relating to the performance or operations of the Legacy Business pending the Legacy Monetizations, it being understood that such release is part of the consideration for the issuance of the CVRs and retention of the Rights Agent hereunder.
Section 2.8.   Termination.   This Agreement will expire and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Holdco to the CVR Holders’ Representative, if applicable, and the Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made (and the CVRs will expire without any consideration or compensation therefor), upon the earlier of (a) the payment of the full amount of all CVR Payment Amounts to the Rights Agent and the payment of the full amount of all CVR Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable CVR Payment Amount to each Holder at the address reflected in the CVR Register and (b) the expiration of the CVR Term; provided that this Agreement shall remain in effect and not limit the right of Holders to receive the CVR Payment Amounts to the extent earned prior to the expiration of this Agreement or held in the CVR Escrow or Reserve Fund, and the provisions applicable thereto will survive the expiration of this Agreement until such CVR Payments have been made, if applicable.
Section 2.9.   Ability to Abandon CVR.   A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Holdco with or without consideration therefor. Nothing in this Agreement is intended to prohibit Holdco from offering to acquire all or a portion of the CVRs from time to time at a price determined by Holdco in its sole discretion (which price may vary over time and need not be the same price paid or payable to all Holders).
Section 2.10.   Operation of the Legacy Business During the CVR Term.
(a)   From and after the First Effective Time until the expiration of the CVR Term, except as expressly contemplated by this Agreement or required by Law, without the prior written consent of Holdco, Parent shall, and shall cause each of its Subsidiaries, to (i) conduct the operations of the Legacy Business in the ordinary course of business and, (ii) to the extent commercially reasonable and practicable, maintain and preserve intact its business organization, to retain the services of its current officers and key employees and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or required by applicable Law, from and after the date of this Agreement and until the expiration of the CVR Term, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Holdco, such consent not to be unreasonably withheld, conditioned or delayed: In furtherance of the foregoing, without the prior written consent of Holdco, Parent shall not:
(i)   Organizational Documents.   Amend any of the Parent organizational documents or any of the comparable organizational documents of any of Parent’s Subsidiaries (including partnership agreements and limited liability company agreements) as the same are in effect immediately following the First Effective Time;
(ii)   Compensation and Benefits.   (i) Materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers, (ii) grant any severance or termination pay to any Continuing Parent Employee or any directors or officers other than as mandated by contract or pursuant to Parent’s policies, in either case as in effect prior to the date of this Agreement, (iii) renew or enter into or amend any new employment or severance agreement with any Continuing Parent Employee or any directors or officers, (iv) establish, adopt, enter into, materially amend or terminate any Parent Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Parent Benefit Plan, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable Law, this Agreement or any Parent Benefit Plan in effect on the date of this Agreement that has been made available to the Company as of the date hereof; or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder;
(iii)   Acquisitions.   Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;
(iv)   Contracts.   Enter into any Contract outside of the ordinary course of business that would be binding on Holdco or any of its Affiliates other than Parent and its Subsidiaries.

(v)   Indebtedness; Guarantees.   Incur, assume or guarantee any indebtedness for borrowed money, other than pursuant to any indebtedness instrument outstanding as of the date of the Merger Agreement and made available to Parent;
(vi)   Loans.   Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants);
(vii)   Accounting.   Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;
(viii)   Legal Actions.   Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to Holdco or any of its Affiliates;
(ix)   Affiliate Transactions.   Enter into or amend any arrangement or Contract with any Affiliate, director, officer or shareholder of Parent or Holdco that would be required to be described under Item 404 of Regulation S-K of the SEC; or
(x)   Related Actions.   Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.
ARTICLE III
THE RIGHTS AGENT
Section 3.1.   Certain Duties and Responsibilities.   The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, actual fraud or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
Section 3.2.   Certain Rights of Rights Agent.   The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent will report to both the CVR Holders’ Representative and Holdco. In addition:
(a)   the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
(b)   the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(c)   in the event of a dispute pursuant to Section 2.5(a), the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;
(d)   the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(e)   Parent and Holdco agree, jointly and severally, to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, actual fraud or gross negligence or for the fees of counsel and expenses in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders. Any amounts paid in respect of the indemnification obligations set forth in this Section 3.2(e) or other costs, expenses or other liabilities incurred in connection therewith shall constitute Monetization Expenses.
(f)   Parent and Holdco agree, jointly and severally, (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the performance of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the agreed-upon fee of the Rights Agent as set forth on Schedule 1 will be rendered a reasonable time prior to, and paid on, the First Effective Time. The foregoing shall not apply to the extent an expense has been determined by a decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, fraud, bad faith or willful misconduct. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent. Any amounts paid in respect of the indemnification obligations set forth in this Section 3.2(f) or other costs, expenses or other liabilities incurred in connection therewith shall constitute Monetization Expenses.
Section 3.3.   Resignation and Appointment of Successor.
(a)   The Rights Agent may resign at any time by giving written notice thereof to Holdco specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.
(b)   If the Rights Agent resigns or become incapable of acting, Holdco shall promptly appoint a qualified successor Rights Agent who may be the CVR Holders’ Representative or a Holder but shall not be an officer of Holdco. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.
(c)   Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders’ Representative. The CVR Holders’ Representative shall forward such notice to the Holders.
Section 3.4.   Acceptance of Appointment by Successor.   Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Holdco, the CVR Holders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Parent, Holdco, the CVR Holders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE IV
COVENANTS
Section 4.1.   List of Holders.   The CVR Holders’ Representative shall furnish or cause to be furnished to the Rights Agent the names, addresses and shareholdings of the Holders immediately prior to the First Effective Time. Holdco shall cause the CVR Registrar to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.
Section 4.2.   Provision of CVR Payment Amounts.   Holdco shall promptly provide the Rights Agent with the applicable cash payable in respect of any CVR Payment Amount, if any, to be distributed to the Holders in accordance with the terms of this Agreement.

Section 4.3.   Assignments.   Parent and/or Holdco shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1, Section 6.2 or Section 7.2 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Holdco and Parent) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative. The CVR Holders’ Representative will incur no liability of any kind to the Holders with respect to any action or omission by the CVR Holders’ Representative in connection with the CVR Holders’ Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the CVR Holders’ Representative’s fraud, gross negligence or willful misconduct.
Section 4.4.   Records.   Parent and Holdco shall, and shall cause their respective controlled Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm (a) whether any payments related to any Legacy Monetization giving rise to any CVR Payment Amounts have been received by Parent or its successors or Affiliates and (b) the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.
ARTICLE V
AMENDMENTS
Section 5.1.   Amendments without Consent of Holders.   Without the consent of any Holders or of the CVR Holders’ Representative (except as to items described in (b), (c), (f) and (g) below, which shall require the prior written consent of the CVR Holders’ Representative), Holdco, at any time and from time to time after the First Effective Time, may unilaterally execute and implement one or more amendments hereto:
(a)   to evidence the succession of another Person to Holdco and the assumption by any such successor of the covenants of Holdco herein, in a transaction contemplated by Section 6.1 hereof;
(b)   to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(c)   to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(d)   as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable foreign or state securities or “blue sky” laws; provided that, in each case, such amendment does not adversely affect the interests of the Holders;
(e)   as may be necessary or appropriate to ensure that Holdco and/or any of its Affiliates is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(f)   to cancel the applicable CVRs (i) in the event that any Holder has abandoned its rights in accordance with this Agreement or (ii) following a transfer of such CVRs to Parent, Holdco or their Affiliates;
(g)   to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that, in each case, such amendment does not adversely affect the interests of the Holders; or
(h)   as may be necessary or appropriate to ensure that Parent complies with applicable Law.
Promptly after the execution by Holdco of any amendment pursuant to the provisions of this Section 5.1, Holdco shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 5.2.   Amendments with Consent of Holders.   Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, the CVR Holders’ Representative, Parent, Holdco and the CVR Holders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. Parent, Holdco and the Rights Agent agree to fully cooperate with the CVR Holders’ Representative in soliciting and obtaining the consent of the Holders as required by this Section 5.2. Promptly after the execution by Holdco, Parent, the CVR Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Holdco will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.
Section 5.3.   Effect of Amendments.   Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
ARTICLE VI
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 6.1.   Parent May Consolidate, Etc.   Parent shall not consolidate with or merge into any other Person other than as contemplated by the Merger Agreement or in connection with a Legacy Monetization.
Section 6.2.   Holdco May Consolidate, Etc.   Other than as contemplated by the Merger Agreement, Holdco shall not consolidate with or merge into any other Person other than a merger or consolidation where Holdco is the surviving corporation, unless:
(a)   the Person formed by such consolidation or into which Holdco is merged, (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Holdco to be performed or observed; and
(b)   Holdco has delivered to the CVR Holders’ Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation or merger complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.
Section 6.3.   No Allocation to Legacy Business.   No transaction described in Section 6.1 shall give, and neither the First Merger nor the Second Merger shall give, the Holders the right to any CVR Payment Amount except as, if and when available pursuant to the terms and conditions of this Agreement.
Section 6.4.   Successor Substituted.   Upon any consolidation of or merger by Holdco with or into any other Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Holdco under this Agreement with the same effect as if the Surviving Person had been named as Holdco herein.
ARTICLE VII
OTHER PROVISIONS OF GENERAL APPLICATION
Section 7.1.   Notices.   Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a)   if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative at:
4832 Grand Avenue
Duluth, Minnesota 55807
Attention:
Glenn Sandgren

Telephone:
+1 (218) 628-6436

Facsimile:
+1 (218) 628-3245

Email:
gsandgren@ikonics.com

with a copy (which will not constitute notice) to:
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 S. 7th Street
Minneapolis, MN 55402-3901
Attention:
W. Morgan Burns & Joshua L. Colburn

Telephone:
+1 (612) 766-7000

Facsimile:
+1 (612) 766-1600

Email:
morgan.burns@faegredrinker.com;

joshua.colburn@faegredrinker.com

(b)
if to Parent, addressed to it at:

IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention:
Glenn Sandgren, Chief Executive Officer

Telephone:
+1 (218) 628-6436

Facsimile:
+1 (218) 628-3245

Email:
gsandgren@ikonics.com

with a copy (which will not constitute notice) to:
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 S. 7th Street
Minneapolis, MN 55402-3901
Attention:
W. Morgan Burns & Joshua L. Colburn

Telephone:
+1 (612) 766-7000

Facsimile:
+1 (612) 766-1600

Email:
morgan.burns@faegredrinker.com;

joshua.colburn@faegredrinker.com

(c)
if to Holdco, addressed to it at:

Telluride Holdco, Inc.
9 Federal Street
Easton, MD 21601
Attention:
Paul Prager, Chief Executive Officer

Facsimile:
(410) 770-9705

E-Mail:
prager@terawulf.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:
Ariel J. Deckelbaum;

Sarah Stasny

Facsimile:
(212) 757-3990

(212) 492-0266

Email:
ajdeckelbaum@paulweiss.com

sstasny@paulweiss.com

if to the Rights Agent, addressed to it at:
EQ Shareowner Services
Attn: Account Management Team
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120-4101
Telephone:
800-689-8788

Email:
EQSS-AccountManagement@equiniti.com;

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.
All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third (3rd) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first (1st) Business Day after the sending thereof.
Section 7.2.   Successors and Assigns.   All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not. Parent may not assign this Agreement without the prior written consent of the CVR Holders’ Representative. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holders’ Representative), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.
Section 7.3.   Benefits of Agreement.   Parent, Holdco and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the CVR Holders’ Representative (on behalf of itself and the Holders) and the Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CVRs, are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, Holdco, Holdco’s permitted successors and assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Holdco, Holdco’s successors and permitted assignees, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.
Section 7.4.   Governing Law.   This Agreement and the CVRs shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts located in the State of Delaware (the “Chosen Court”) in any action or proceeding arising out of or relating to this Agreement or the CVRs, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7.4.
Section 7.5.   Legal Holidays.   In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.
Section 7.6.   Severability Clause.   In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 7.7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.
Section 7.8.   Interpretation.   The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.
Section 7.9.   Force Majeure.   Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent, Holdco or any of their Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest In addition, none of Holdco or Parent shall be obligated to take any action hereunder (or prevented from taking any action prohibited hereunder) to the extent necessary to comply with applicable Law (including stock exchange rules and regulations).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.
IKONICS CORPORATION
By:

Name:
Title:
TELLURIDE HOLDCO, INC.
By:

Name:
Title:
EQUINITI TRUST COMPANY
By:

Name:
Title:
By:

Glenn Sandgren

Appendix F
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TELLURIDE HOLDCO, INC.
Telluride Holdco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:
FIRST: The present name of the Corporation is Telluride Holdco, Inc., which is the name under which the Corporation was originally incorporated. The date of filing of the Corporation’s original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware was June 17, 2021 (the “Original Certificate of Incorporation”).
SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Original Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the sole stockholder of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.
THIRD: The Corporation’s Original Certificate of Incorporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
Name
The name of the corporation is TeraWulf Inc. (the “Corporation”).
ARTICLE II
Address; Registered Office and Agent
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Capital Stock
4.1   Authorized Stock.   The total number of shares of all classes of stock that the Corporation shall have authority to issue is 225,000,000 shares, divided into (a) 200,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (b) 25,000,000 shares of Preferred Stock, with the par value of $0.001 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.
The Board (as defined below) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.
4.2   Voting.   Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with the second paragraph of Section 4.1 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.
4.3   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.
4.4   Dissolution, Liquidation or Winding Up.   Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.
ARTICLE V
Board of Directors
5.1   General.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Except as otherwise provided for or fixed pursuant to the terms of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than three nor more than ten, with the then-authorized number of directors being fixed from time to time by resolution of the Board. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.
5.2   Removal of Directors.   Except for directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)), if any (the “Preferred Stock Directors”), any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
5.3   Vacancies and Newly Created Directorships.   Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.
5.4   Adoption, Amendment or Repeal of Bylaws.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.
ARTICLE VI
Limitation of Liability
To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this ARTICLE VI shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
ARTICLE VII
Indemnification
7.1   Right to Indemnification of Directors and Officers.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of corporation or of a partnership, limited liability company, joint venture, trust, organization or other entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
7.2   Prepayment of Expenses of Directors and Officers.   To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this ARTICLE VII or otherwise.
7.3   Claims by Directors and Officers.   If a claim for indemnification or advancement of expenses under this ARTICLE VII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
7.4   Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, organization or other entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
7.5   Advancement of Expenses of Employees and Agents.   The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
7.6   Nonexclusivity of Rights.   The rights conferred on any Covered Person by this ARTICLE VII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
7.7   Amendment or Repeal.   Any amendment or repeal of the foregoing provisions of this ARTICLE VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
7.8   Insurance.   The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this ARTICLE VII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this ARTICLE VII.
ARTICLE VIII
Section 203
The Corporation shall not be governed by Section 203 of the DGCL.
ARTICLE IX
Restriction on Stockholder Action by Written Consent
Except as otherwise provided for or fixed pursuant to ARTICLE IV or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
ARTICLE X
Corporate Opportunities
10.1   Sponsor Group.   For purposes of this ARTICLE X, “Sponsor” shall mean Paul Prager and his controlled affiliates, including funds or portfolio companies of funds managed or advised by a controlled affiliate of Sponsor and any of their respective directors, officers or employees, but excluding the Corporation and its subsidiaries (which word, for all purposes hereof, shall be deemed to include direct and indirect subsidiaries).
10.2   Corporate Opportunities.   To the fullest extent permitted by applicable law, including Section 122(17) of the DGCL, but subject to Section 10.3 below:
(a)   The Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter (a “Corporate Opportunity”): (i) relating to the Sponsor’s continued involvement in (A) the Bitcoin mining business in Hardin, MT, that is in existence as of the date of the filing of this Amended and Restated Certificate of Incorporation, on behalf of Beowulf Energy LLC in connection with its building and operation of a data center for Marathon Digital Holdings Inc., (B) the asset management, operations and management consulting with respect to Rijnmond Power Holding B.V. as well as its wholly owned 810 MW combined cycle gas turbine Rijnmond power generation facility near Rotterdam, the Netherlands, on behalf of Beowulf Energy LLC and Beowulf Energy Europe LLC and (C) the asset management, operations, financing and redevelopment of the portfolio of domestic power generation assets owned by Heorot Power Holdings LLC and located in California, Montana, Colorado, Massachusetts and New York on behalf of Beowulf Energy LLC, and (ii) the raising of any fund or other capital for the purposes of investing in crypto currencies other than Bitcoin, mine crypto currencies other than Bitcoin, invest in crypto-related equipment and engage in financing arrangements associated with the foregoing, in each case, in which the Sponsor, any officer, director, member, partner or employee of any entity comprising the Sponsor, and any portfolio company in which such entities or persons have any equity interest (other than the Corporation and its subsidiaries) (each, a “Specified

Party”) participates or desires or seeks to participate in, even if the Corporate Opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and
(b)   Each such Specified Party shall have no duty to communicate or offer any Corporate Opportunity to the Corporation and shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another person or fails to present such Corporate Opportunity, or information regarding such Corporate Opportunity, to the Corporation or its subsidiaries.
10.3   Corporate Opportunities to Excluded Persons.    Notwithstanding the foregoing, the provisions of Section 10.2 of this ARTICLE X shall not apply to, and shall not result in the renunciation by the Corporation or any of its subsidiaries of any interest or expectancy in a Corporate Opportunity with respect to, a Specified Party who either (1) is a director, officer or employee of the Corporation or any of its subsidiaries and who is first offered the applicable Corporate Opportunity solely in his or her capacity as a director, officer or employee of the Corporation or any of its subsidiaries or (2) first identified the applicable Corporate Opportunity solely through the disclosure of the Corporation’s or any of its subsidiaries’ confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence (a Specified Party in the circumstances of the foregoing clauses (1) or (2), an “Excluded Person”). For avoidance of doubt, this Section 10.3 shall not affect the effectiveness of any renunciation by the Corporation or any of its subsidiaries of any interest or expectancy in any such Corporate Opportunity by operation of Section 10.2 of this ARTICLE X as to any other Specified Party who is not an Excluded Person.
Neither the amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.
This ARTICLE X shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.
ARTICLE XI
Certificate Amendments
The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this ARTICLE XI.
ARTICLE XII
Exclusive Forum
Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Notwithstanding the foregoing, the provisions of this ARTICLE XII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Telluride Holdco, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this        day of             20  .
By:

Name:
Title:

Appendix G

AMENDED AND RESTATED BYLAWS
of TeraWulf Inc.
(A Delaware Corporation)

ARTICLE I
DEFINITIONS
As used in these Bylaws, unless the context otherwise requires, the term:
1.1.   “Board” means the Board of Directors of the Corporation.
1.2.   “Bylaws” means these Amended and Restated Bylaws of the Corporation, as amended from time to time.
1.3.   “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Telluride Holdco, Inc., as amended from time to time including by any Preferred Stock Designation (as defined in the Amended Certificate of Incorporation of Telluride Holdco, Inc. filed with the Office of the Secretary of State of the State of Delaware on the Closing Date).
1.4.   “Chairperson” means the Chairperson of the Board.
1.5.   “Closing Date” means the first such date on which the Corporation has a class of equity securities registered under the Exchange Act and listed or admitted to trading on a national securities exchange following the consummation of the transactions contemplated by that certain Merger Agreement, dated as of June 24, 2021.
1.6.   “Corporation” means TeraWulf Inc.
1.7.   “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.
1.8.   “Directors” means the directors of the Corporation.
1.9.   “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.
1.10.   “law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).
1.11.   “Office of the Corporation” means the principal executive office of the Corporation, the Corporation’s registered office in the State of Delaware or any other offices at any other place or places designated from time to time by the Board as an Office of the Corporation for purposes of these Bylaws.
1.12.   “President” means the President of the Corporation.
1.13.   “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
1.14.   “SEC” means the U.S. Securities and Exchange Commission.
1.15.   “Secretary” means the Secretary of the Corporation.
1.16.   “Stockholders Agreement” means that certain voting proxy agreement executed by Bayshore Capital, LLC and Stammtisch Investments LLC (“Stammtisch”).
1.17.   “Stockholder Associated Person” means, with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that are owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Stockholder or such beneficial owner. For purposes of this definition, the terms “controls,” “controlled by” and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
1.18.   “Stockholders” means the stockholders of the Corporation as set forth on its stock ledger.
1.19.   “Treasurer” means the Treasurer of the Corporation
1.20.   “Vice President” means a Vice President of the Corporation.
ARTICLE II
STOCKHOLDERS
2.1.   Place of Meetings. Meetings of Stockholders may be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as may be designated by the Board from time to time.
2.2.   Annual Meeting.
(a)   A meeting of Stockholders for the election of Directors and such other business as may be properly brought before the meeting in accordance with these Bylaws shall be held annually at such date and time as may be designated by the Board from time to time.
(b)   At an annual meeting of the Stockholders, only business (other than business relating to the nomination or election of Directors which is governed by Section 3.3) that has been properly brought before the Stockholder meeting in accordance with the procedures set forth in this Section 2.2 shall be conducted. To be properly brought before a meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder when the notice required by this Section 2.2 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.2. Subject to Section 2.2(i), and except with respect to the calling of special meetings of Stockholders (which is governed by Section 2.3) and nominations or elections of Directors (which are governed by Section 3.3), Section 2.2(b)(ii) is the exclusive means by which a Stockholder may bring business before an annual meeting of Stockholders (other than or business brought by Stammtisch and any entity that controls, is controlled by or under common control with Stammtisch (other than the Corporation or any company that is controlled by the Corporation) (the “Stammtisch Affiliates”) at any time prior to the date when Stammtisch first ceases to beneficially own in the aggregate (directly or indirectly) at least fifteen percent (15%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Advanced Notice Trigger Date”)). Any business brought before a meeting in accordance with Section 2.2(b)(ii) is referred to as “Stockholder Business.”
(c)   Subject to Section 2.2(i), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action under applicable law. To be timely, the Notice of Business (other than such a notice by Stammtisch prior to the Advance Notice Trigger Date, which may be delivered at any time up to thirty-five (35) days prior to the mailing of the definitive proxy statement pursuant to Section 14(a) of the Exchange Act related to the next annual meeting of stockholders) must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (A) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (x) no earlier than 30 days before such annual meeting and (y) no later than the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure; provided, further, that for purposes of the Corporation’s first annual meeting of Stockholders after the Closing Date, the date of the prior year’s annual meeting of Stockholders shall be deemed to be the Closing Date. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a Stockholder meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.
(d)   The Notice of Business must set forth:
(i)   the name and address of each Stockholder proposing Stockholder Business (the “Proponent”), as they appear on the Corporation’s books;
(ii)   the name and address of any Stockholder Associated Person and any Associate (as defined under Rule 12b-2 of the Exchange Act) of an Associated Person;
(iii)   as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, by the Proponent or any Stockholder Associated Person and that remains in effect, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or any Stockholder Associated Person has a right to vote any shares of stock of the Corporation (F) any rights to dividends on the stock of the Corporation owned beneficially by the Proponent or any Stockholder Associated Person that are separated or separable from the underlying stock of the Corporation, (G) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (H) any profit-sharing or any performance-related fees (other than an asset-based fee) that any Proponent or any Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice;
(iv)   all other information that would be required to be filed with the SEC if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act (the information specified in Section 2.2(d)(i) to (iv) is referred to herein as “Stockholder Information”);
(v)   a representation that each Proponent is a Stockholder entitled to vote at the meeting and intends to appear in person or by a qualified representative (as defined in Section 2.2(h)) at the meeting to propose such Stockholder Business;
(vi)   a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;
(vii)   any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;
(viii)   a representation as to whether the Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from Stockholders in support of such Stockholder Business; and
(ix)   a representation and undertaking that the Proponents shall provide all other information and affirmations, updates and supplements required pursuant to these Bylaws.

(e)   The Proponents shall also provide any other information reasonably requested from time to time by the Corporation within three (3) business days after each such request.
(f)   In addition, the Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Section 2.2(e) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting and (ii) the date that is ten (10) business days before the meeting and, if applicable, before reconvening any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary, by no later than (x) five (5) business days after the applicable date specified in clause (i) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (y) not later than seven (7) business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten (10) business days before the meeting or reconvening any adjournment or postponement thereof).
(g)   Except to the extent otherwise determined by the Board, the person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.2. Any such business not properly brought before the meeting shall not be transacted.
(h)   Except to the extent otherwise determined by the Board, if the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2, to be considered a “qualified representative” of the Proponent, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.
(i)   The notice requirements of this Section 2.2 shall be deemed satisfied with respect to shareholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.
2.3.   Special Meetings.
(a)   Special meetings of Stockholders may be called at any time by, and only by, (i) the Board, (ii) at any time prior to the first date on which Stammtisch and Stammtisch Affiliates cease to beneficially own in the aggregate (directly or indirectly) shares of capital stock entitled to vote generally for the election of directors of the Corporation representing at least fifteen percent (15%) (as adjusted for stock splits, reverse stock splits and similar transactions) of such shares of capital stock owned by Stammtisch and Stammtisch Affiliates as of the Closing Date, by the Chairperson upon written request by Stammtisch delivered in writing to the Board (such a request, a “Stammtisch Request”), or (iii) solely to the extent required by Section 2.3(b), the Secretary. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the Corporation’s notice of the meeting.
(b)   Subject to Section 2.3(d)-(h), a special meeting of Stockholders shall be called by the Secretary upon proper written request or requests (each, a “Meeting Request”) given by or on behalf of one or more Stockholders (each, a “Requesting Stockholder”) who hold at least fifty percent (50%) of the voting power of all outstanding shares of Common Stock (as defined in the Certificate of Incorporation) (the “Required Percent”). The record date for determining Stockholders entitled to request a special meeting shall be the date on which the first Meeting Request for such special meeting was received by the Secretary in the manner required by the preceding sentence.

(c)   To be in proper form, a Meeting Request shall be signed by the Requesting Stockholder or Requesting Stockholders submitting such Meeting Request, shall be delivered to and received by the Secretary at the Office of the Corporation by hand or by certified or registered mail, return receipt requested, and shall set forth:
(i)   a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each such Requesting Stockholder;
(ii)   the name and address of each such Requesting Stockholder as it appears on the Corporation’s stock ledger;
(iii)   the number of shares of the Corporation’s Common Stock owned of record and beneficially by each such Requesting Stockholder;
(iv)   as to each such Requesting Stockholder, the Stockholder Information (except that references to the “Proponent” and “Stockholder Business” in Section 2.2(d)(i) to (iv) shall instead refer, respectively, to each “Requesting Stockholder” and “the matters proposed to be acted on at the special meeting” for purposes of this paragraph);
(v)   any material interest of each Requesting Stockholder in the matters proposed to be acted on at the special meeting;
(vi)   a representation as to whether each Requesting Stockholder intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the matters proposed to be acted on at the special meeting or (B) otherwise to solicit proxies from Stockholders in support of the matters proposed to be acted on at the special meeting; and
(vii)   a representation that each Requesting Stockholder shall provide all other information and affirmations, updates and supplements required pursuant to these Bylaws.
The requirement set forth in clause (iv) of the immediately preceding sentence shall not apply to (A) any Stockholder, or beneficial owner, as applicable, who has provided a written request solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Exchange Act Schedule 14A or (B) any Stockholder that is a broker, bank or custodian (or similar entity) and is acting solely as nominee on behalf of a beneficial owner.
(d)   The Requesting Stockholders shall also provide any other information reasonably requested from time to time by the Corporation within ten (10) business days after each such request.
(e)   The Requesting Stockholders shall affirm as true and correct the information provided to the Corporation in the Meeting Request or at the Corporation’s request pursuant to Section 2.3(d) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, and (ii) the date that is ten (10) business days before the date of the meeting and, if applicable, before reconvening any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary, by no later than (1) five (5) business days after the applicable date specified in clause (i) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (2) not later than seven (7) business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten (10) business days before the meeting or reconvening any adjournment or postponement thereof).
(f)   A Requesting Stockholder may revoke its Meeting Request at any time by written revocation delivered to the Secretary, and if, following such revocation, there are unrevoked Meeting Requests from less than the Required Percent, the Board, in its discretion, may cancel the special meeting of the Stockholders.

(g)   A special meeting requested by Stockholders shall be held at such date, time and place, if any, either within or without the state of Delaware or by means of remote communication, as may be fixed by the Board; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the receipt by the Secretary in the manner required by Section 2.3(c) of Meeting Requests from the Required Percent.
(h)   Notwithstanding anything to the contrary in this Section 2.3:
(i)   A special meeting requested by Stockholders shall not be held if (A) the Meeting Requests from the Required Percent do not comply with these Bylaws or the Certificate of Incorporation; (B) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (C) the Meeting Request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of Stockholders and ending on the date of adjournment of the next annual meeting of Stockholders (provided, that, for purposes of the Corporation’s first annual meeting of Stockholders after the Closing Date, the date of the immediately preceding annual meeting of Stockholders shall be deemed to be the Closing Date); (D) an identical or substantially similar item of business, as determined in good faith by the Board, was presented at a meeting of Stockholders held not more than ninety (90) days before the Meeting Requests from the Required Percent are received by the Secretary; or (E) the Meeting Requests from the Required Percent were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; and
(ii)   Nothing herein shall prohibit the Board from including in the Corporation’s notice of any special meeting of Stockholders called by the Secretary additional matters to be submitted to the Stockholders at such meeting not included in the Meeting Request(s) in respect of such meeting.
2.4.   Record Date.
(a)   For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) or less than ten (10) days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) days prior to such action.
(b)   If no such record date is fixed by the Board:
(i)   The record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and
(ii)   The record date for the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
(c)   When a determination of Stockholders entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.
2.5.   Notice of Meetings of Stockholders.   Whenever under the provisions of applicable law, the Certificate of Incorporation or these Bylaws Stockholders are required or permitted to take any action at a meeting, a notice of the meeting in the form of a writing or electronic transmission shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the Notice Record Date and the Voting Record Date, if such date is different from the Notice Record Date, and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these Bylaws or applicable law, notice of any meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the records of the Corporation. If given by electronic mail, such notice shall be deemed to be given when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited pursuant to the terms of the DGCL. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. An affidavit of the Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new Notice Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote at the meeting. If after the adjournment a new Voting Record Date is fixed for the adjourned meeting, the Board shall fix a new Notice Record Date in accordance with Section 2.4(c) and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.
2.6.   Waivers of Notice.   Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the Stockholder entitled to notice, or a waiver by electronic transmission by such Stockholder, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.
2.7.   List of Stockholders.   The Secretary shall prepare and make, at least ten (10) days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list may be examined by any Stockholder, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network or other electronic means as permitted by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.
2.8.   Quorum of Stockholders; Adjournment in the Absence of a Quorum.   At each meeting of Stockholders, the presence, in person or represented by proxy, of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by one or more classes or series of stock voting as a separate class, the holders of a majority of the voting power of the shares of such classes or series shall constitute a quorum of such separate class for the transaction of such business. In the absence of a quorum, the person presiding over the meeting in accordance with Section 2.11 or, in the absence of such person, the holders of a majority of the voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, may adjourn such meeting to another time or place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. The Stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.
2.9.   Voting; Proxies.
(a)   At any meeting of Stockholders, all matters other than the election of directors, and except as otherwise provided by the Certificate of Incorporation, these Bylaws or any applicable law, shall be decided by the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect each Director.
(b)   Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new duly authorized proxy bearing a later date.
2.10.   Voting Procedures and Inspectors at Meetings of Stockholders.   The Board, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxy, vote or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.
2.11.   Conduct of Meetings; Adjournment After Establishing a Quorum.   The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the President or, in the absence of the President, the Chairperson or, if the Chairperson is absent, any officer of the Corporation designated by the Board shall preside over the meeting.

Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to Stockholders, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants. Subject to any prior, contrary determination by the Board, the person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.
ARTICLE III
DIRECTORS
3.1.   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
3.2.   Number; Term of Office.   The Board shall consist of not less than three (3) nor more than ten (10) members, the number thereof to be determined in accordance with the Certificate of Incorporation. Subject to obtaining any required stockholder votes or consents under the Stockholders Agreement (as long as such agreement is in effect), each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal.
3.3.   Nominations of Directors.
(a)   Subject to Section 3.3(k) and obtaining any required stockholder votes or consents under the Stockholders Agreement and except as otherwise provided by the Stockholders Agreement, only persons who are nominated in accordance with the procedures set forth in this Section 3.3 are qualified for election as Directors.
(b)   Nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder when the notice required by this Section 3.3 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote for the election of Directors at the meeting and (C) complies with the notice and other provisions of this Section 3.3 or (D) in accordance with the Stockholders Agreement. Subject to Section 3.3(k) and obtaining any required votes or consents under the Stockholders Agreement, Section 3.3(b)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with Section 3.3(b)(ii) are referred to as “Stockholder Nominees.” A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder.”
(c)   Subject to Section 3.3(k) and obtaining any required stockholder votes or consents under the Stockholders Agreement, all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder (the “Notice of Nomination”). To be timely, the Notice of Nomination (other than such a notice by Stammtisch prior to the Advance Notice Trigger Date, which may be delivered at any time up to thirty-five (35) days prior to the next annual meeting of stockholders) must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary, by the following dates:
(i)   in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders (other than such a nomination by Stammtisch prior to the Advance Notice Trigger Date, which may be made pursuant to a Notice of Nomination delivered at any time up to thirty-five (35) days prior to the next annual meeting of stockholders), no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (A) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than 30 days before such annual meeting and (2) no later than the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure; provided, further, that for purposes of the Corporation’s first annual meeting of Stockholders after the Closing Date, the date of the prior year’s annual meeting of Stockholders shall be deemed to be the Closing Date; and
(ii)   in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders (other than such a nomination by Stammtisch prior to the Advance Notice Trigger Date, which may be made by a Notice of Nomination delivered at any time up to the later of (i) thirty-five (35) days prior to the special meeting of stockholders and (ii) the tenth (10th) day following the day on which the notice of such special meeting and the nominees proposed by the Board of Directors to be elected at such meeting was made by Public Disclosure), no earlier than 30 days before and no later than the tenth (10th) day after the day on which the notice of such special meeting was first made by mail or Public Disclosure.
(d)   Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships or specifying the increased size of the Board at least ten (10) days before the first anniversary of the preceding year’s annual meeting (in the case of an annual meeting) or before such special meeting (in the case of a special meeting), a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary, no later than the close of business on the tenth (10th) day following the day on which such Public Disclosure is first made by the Corporation.
(e)   In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.
(f)   The Notice of Nomination shall set forth:
(i)   the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person (except that references to the “Proponent” in Section 2.2(d)(i)-(iv) shall instead refer to the “Nominating Stockholder,” and the disclosure required by Section 2.2(d)(iii)(C) may be omitted, for purposes of this Section 3.3(f)(i));
(ii)   a representation that each Nominating Stockholder is a Stockholder entitled to vote at the meeting and intends to appear in person or by a qualified representative (as defined in Section 3.3(j)) at the meeting to propose such nomination;
(iii)   all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.4;

(iv)   a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;
(v)   a representation as to whether the Nominating Stockholders intend (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from stockholders in support of such nomination; and
(vi)   a representation that the Nominating Stockholders shall provide all other information and affirmations, updates and supplements required pursuant to these Bylaws.
(g)   The Nominating Stockholders shall also provide any other information reasonably requested from time to time by the Corporation within ten (10) business days after each such request.
(h)   The Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or at the Corporation’s request pursuant to Section 3.3(g) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, and (ii) the date that is ten (10) business days before the date of the meeting and, if applicable, before reconvening any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary, by no later than (1) five (5) business days after the applicable date specified in clause (i) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (2) seven (7) business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten (10) business days before the meeting or reconvening any adjournment or postponement thereof).
(i)   The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was not made in accordance with the procedures set forth in this Section 3.3. Any such defective nomination shall be disregarded.
(j)   If the Nominating Stockholder (or a qualified representative of the Nominating Stockholder) does not appear at the applicable Stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such Stockholder Nominees shall not be qualified for election as Directors, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.3, to be considered a “qualified representative” of the Nominating Stockholder, a person must be a duly authorized officer, manager or partner of such Nominating Stockholder or must be authorized by a writing executed by such Nominating Stockholder or an electronic transmission delivered by such Nominating Stockholder to act for such Nominating Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.
(k)   Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.
3.4.   Nominee Qualifications.   Except for nominees nominated in accordance with the Stockholders Agreement and as otherwise provided by the Stockholders Agreement (as long as, in each case, such agreement is in effect), to be qualified to be a nominee for election or reelection as a Director, the nominee must deliver (in accordance with the time periods prescribed for delivery of a Notice of Nomination under Section 3.3 (in the case of a Stockholder Nominee) or upon request of the Secretary from time to time (in the case of a person nominated by or at the direction of the Board or any committee thereof)) to the Secretary at the Office of the Corporation:
(a)   a completed and signed written questionnaire (in the form provided by the Secretary) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made;
(b)   information as necessary to permit the Board to determine if such nominee (i) is independent under the applicable rules and listing standards of the principal national securities exchanges upon which the stock of the Corporation is listed or traded, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors and Board committee members, (ii) is not or has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended from time to time, or (iii) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years ((i) through (iii) collectively, the “Independence Standards”);
(c)   a written representation and agreement (in the form provided by the Secretary) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, (iii) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors and (iv) currently intends to serve as a Director for the full term for which he or she is standing for election; and
(d)   such person’s written consent to being named as a nominee for election as a Director and to serving as a Director if elected.
The Secretary shall provide any Stockholder the forms of the written questionnaire, representation and agreement referred to in this Section 3.4 upon written request therefor.
3.5.   Newly Created Directorships and Vacancies.   Subject to the rights of holders of any series of Preferred Stock to elect Directors under specific circumstances as set forth in any Preferred Stock Designation, any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board may be filled solely by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director. A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, a successor is elected and qualified or the Director’s earlier death, resignation, disqualification or removal. Subject to the rights of Stammtisch set forth in Section 3.7 and any votes or consents required pursuant to the Stockholders Agreement, when one or more Directors shall resign, effective at a future time, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in this Section 3.5 in the filling of other vacancies.
3.6.   Resignation.   Any Director may resign at any time by notice given in writing or by electronic transmission to the Board, the Chairperson or the Secretary. Such resignation shall take effect at the time of receipt of such notice or at such later time, or such later time determined upon the happening of an event, as is therein specified.
3.7.   Chairperson.   The Board may elect a Chairperson. Notwithstanding the foregoing, for so long as Stammtisch beneficially owns in the aggregate (directly or indirectly) at least fifteen percent (15%) or more of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, the Chairperson may be designated by a majority of the directors nominated or designated for nomination by Stammtisch, provided, that the Chairperson shall initially be Paul Prager. The Chairperson must be a director and may an officer of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board, the Chairperson shall perform all duties and have all powers which are commonly incident to the position of Chairperson or which are delegated to him or her by the Board, preside at all meetings of stockholders Board of Directors at which he or she is present and have such powers and perform such duties as the Board may from time to time prescribe. If the Chairperson is not present at a meeting of the Board, the Chairperson’s designee shall preside at such meeting, or if the Chairperson has made no such designation or if the designee is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present to so preside.
3.8.   Regular Meetings and Special Meetings.   Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board and publicized among all Directors. Special meetings of the Board may be held at such times and at such places, if any, as may be determined by (i) the Chairperson, (ii) the Secretary upon the written request of a majority of the Directors then in office, (iii) prior to the first date on which Stammtisch and Stammtisch Affiliates first cease to beneficially own in the aggregate (directly or indirectly) shares of Common Stock representing at least fifteen percent (15%) of the issued and outstanding capital stock of the Corporation entitled to vote generally on the election of directors, and if the Board then includes a director nominated or designated for nomination by Stammtisch, by any director nominated or designated by Stammtisch, or (iv) after the first date on which Stammtisch and Stammtisch Affiliates first cease to beneficially own in the aggregate (directly or indirectly) shares of capital stock of the Corporation representing at least fifteen percent (15%) of the issued and outstanding capital stock of the Corporation then entitled to vote for the election of directors, by written request of any two directors, and in each case shall be held at a place, if any, on the date and time as he, she or they shall fix, in each case, on at least twenty-four (24) hours’ notice to each Director given by one of the means specified in Section 3.11 other than by mail or on at least three days’ notice if given by mail. Any and all business may be transacted at a special meeting of the Board.
3.9.   Telephone Meetings.   Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by a Director in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.
3.10.   Adjourned Meetings.   A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment; provided, however, that notice of the adjourned meeting need not be given if (a) the adjournment is for twenty-four (24) hours or less and (b) the time, place, if any, and means of remote communication, if any, are announced at the meeting at which the adjournment is taken. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
3.11.   Notice Procedure.   Subject to Sections 3.10 and 3.12, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, telecopy or by electronic mail or other means of electronic transmission. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting.
3.12.   Waiver of Notice.   Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these Bylaws, a written waiver signed by the Director, or a waiver by electronic transmission by such Director, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.
3.13.   Organization.   At each meeting of the Board, the Chairperson or, in his or her absence, another Director selected by the Board shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
3.14.   Quorum of Directors.   The presence of a majority of the total number of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board; provided, however, that in no case shall a quorum consist of less than one-third of the total number of Directors that the Corporation would have if there were no vacancies on the Board. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
3.15.   Action by Majority Vote.   Unless a different vote is required by express provision of an applicable law, the Certificate of Incorporation or these Bylaws, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board.
3.16.   Action Without Meeting.   Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.
3.17.   Compensation.   The Board shall have authority to fix the compensation, including fees and expenses and equity compensation, of Directors for services to the Corporation in any capacity, including for attendance of meetings of the Board or participation on any committees of the Board. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation.
3.18.   Reliance on Books and Records.   A member of the Board, or a member of any committee designated by the Board shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV
COMMITTEES OF THE BOARD
The Board may designate one or more committees in accordance with Section 141(c) of the DGCL. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III.
ARTICLE V
OFFICERS
5.1.   Positions; Election.   The offices of the Corporation shall include a Chairperson, a President, a Secretary, a Treasurer, Vice Presidents and any other officers as the Board may elect from time to time, who shall exercise such powers and perform such duties as shall be determined by the Board from time to time. Any number of offices may be held by the same person.

5.2.   Term of Office.   Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time of receipt of such notice or at such later time, or at such later time determined upon the happening of an event, as is therein specified. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board. The election or appointment of an officer shall not of itself create contract rights, and any resignation or removal of an officer shall be without prejudice to the contract rights, if any, of such officer, the Corporation or any other person.
5.3.   President.   The President shall have general supervision over the business of the Corporation and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Board and subject to the control of the Board in each case. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.
5.4.   Secretary.   The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and all meetings of the Stockholders and perform such other duties as may be prescribed by the Board or by the President.
5.5.   Treasurer.   The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board or the President.
5.6.   Vice Presidents.   The Corporation may have one or more Vice Presidents who shall have the responsibilities and duties assigned to such Vice President from time to time by the Board or the President.
5.7.   Actions with Respect to Securities of Other Entities.   All stock and other securities of other entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted (including by written consent), and all proxies with respect thereto shall be executed, by the person or persons authorized to do so by resolution of the Board or, in the absence of such authorization, by the Chairperson, the President or the Secretary.
ARTICLE VI
INDEMNIFICATION
6.1.   Right to Indemnification.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
6.2.   Prepayment of Expenses.   To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.
6.3.   Claims.   If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
6.4.   Nonexclusivity of Rights.
(a)   The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Bylaws, the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.
(b)   As between the Corporation and any other person or entity (other than an entity directly or indirectly controlled by the Corporation) who provides indemnification to any Covered Persons for their service to, or on behalf of, the Corporation (collectively, the “secondary indemnitors”), the Corporation: (i) shall be the full indemnitor of first resort in respect of indemnification or advancement of expenses in connection with any jointly indemnifiable claims (as defined below), pursuant to and in accordance with the terms of this Article VI, irrespective of any right of indemnification, advancement of expenses or other right of recovery any Covered Person may have from any secondary indemnitor or any right to insurance coverage that any Covered Person may have under any insurance policy issued to any secondary indemnitor (i.e., the Corporation’s obligations to those Covered Persons are primary and any obligation of any secondary indemnitor, or any insurer of any secondary indemnitor, to advance expenses or to provide indemnification or insurance coverage for the same loss or liability incurred by those indemnitees is secondary to the Corporation’s obligations); (ii) shall be required to advance the full amount of expenses incurred by any such Covered Person and shall be liable for the full amount of all liability and loss suffered by the indemnitee (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the proceeding), without regard to any rights any such indemnitee may have against any secondary indemnitor or against any insurance carrier providing insurance coverage to that Covered Person under any insurance policy issued to a secondary indemnitor; and (iii) irrevocably waives, relinquishes and releases each secondary indemnitor from any and all claims against that secondary indemnitor for contribution, subrogation or any other recovery of any kind in respect those claims.
6.5.   Other Sources.   The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
6.6.   Amendment or Repeal.   Any amendment or repeal of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
6.7.   Other Indemnification and Prepayment of Expenses.   This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE VII
EXCLUSIVE FORUM
7.1.   Exclusive Forum for Internal Corporate Claims.   Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).)
7.2.   Exclusive Forum for Securities Act Claims.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. For the avoidance of doubt, the provisions of this Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
ARTICLE VIII
GENERAL PROVISIONS
8.1.   Certificates Representing Shares.   The shares of stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware. If shares are represented by certificates (if any) such certificates shall be in the form approved by the Board. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
8.2.   Transfer and Registry Agents.   The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such shares shall be canceled, issuance of new equivalent uncertificated shares or certificated shares shall be recorded on the books and records of the Corporation. The Board shall have authority to make such rules and regulations not inconsistent with law, the Certificate of Incorporation or these Bylaws, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and of uncertificated shares.
8.3.   Lost, Stolen or Destroyed Certificates.   The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
8.4.   Form of Records.   Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as enacted in the State of Delaware, 6 Del. C. §§8-101 et seq. The Corporation shall convert any records so kept into clearly legible paper form upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
8.5.   Seal.   The Corporation may have a corporate seal, which shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

8.6.   Fiscal Year.   The fiscal year of the Corporation shall be determined by the Board.
8.7.   Time Periods.   In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used unless otherwise specified, the day of the doing of the act shall be excluded, and the day of the event shall be included.
8.8.   Amendments.   Subject to any votes or consents required under the Stockholders Agreement or Certificate of Incorporation, these Bylaws may be amended or repealed and new Bylaws may be adopted by the Board; provided, however, that for so long as Stammtisch beneficially owns at least fifteen percent (15%) in the aggregate of the issued and outstanding voting securities of the Corporation, the provisions of Sections 2.2, 2.3, 3.7 hereof and this Section 8.8 may not be amended without prior written consent of Stammtisch.
8.9.   Conflict with Applicable Law, Certificate of Incorporation or Stockholders Agreement.   These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation and Stockholders Agreement. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation or Stockholders Agreement, such conflict shall be resolved in favor of such law or the Stockholders Agreement and Certificate of Incorporation.

Appendix H

TERAWULF INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

TERAWULF INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2021 AND MARCH 31, 2021
(In thousands, except number of shares, per share amounts and par value)
	June 30, 2021	March 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,721	$6,300
Prepaid expenses	1,938	5
Other current assets	278	—
Total current assets	33,937	6,305
Equity in net assets of investee	42,100	—
Property, plant and equipment, net	916	—
Right-of-use asset	1,064	—
Deposits	407	23,700
Other assets	400	—
TOTAL ASSETS	$78,824	$30,005
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Acounts payable and accrued liabilities	$4,065	$1,739
Current portion of operating lease liability	48	—
Total current liabilities	4,113	1,739
Operating lease liability, net of current portion	1,037	—
TOTAL LIABILITIES	5,150	1,739
Commitments and Contingencies (See Note 7)
Series A redeemable convertible preferred stock, $0.001 par value, 2,000,000 authorized; 2,000,000 issued and outstanding; contingent redemption amount $25 per share	49,815	—
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 100,000,000 authorized, 50,000,000 issued and outstanding	50	50
Additional paid-in capital	29,892	29,892
Accumulated deficit	(6,083)	(1,676)
Total stockholders’ equity	23,859	28,266
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$78,824	$30,005
See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2021
(In thousands, except number of shares and loss per common share)
2021
Revenue	$—
Cost of operations:
Operating expense	115
Selling, general and administrative	4,152
Total cost of operations	4,267
Operating loss	(4,267)
Income tax expense (benefit)	—
Equity in net loss of investee, net of tax	140
Net loss	$(4,407)
Loss per common share:
Basic and diluted	$(0.09)
Weighted average common shares outstanding:
Basic and diluted	50,000,000
See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2021
(In thousands, except number of shares)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Number	Amount	Number	Amount
Balances as of March 31, 2021	—	$—	50,000,000	$50	$29,892	$(1,676)	$28,266
Issuance of Series A preferred stock, net of issuance costs	2,000,000	49,815	—	—	—	—	—
Net loss	—	—	—	—	—	(4,407)	(4,407)
Balances as of June 30, 2021	2,000,000	$49,815	50,000,000	$50	$29,892	$(6,083)	$23,859
See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2021
(In thousands)
2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in net loss of investee, net of tax	140
Changes in operating assets and liabilities:
Increase in prepaid expenses	(1,933)
Increase in other current assets	(278)
Increase in lease right-of-use asset	12
Increase in accounts payable and accrued liabilities	1,741
Increase in operating lease liability	9
Net cash used in operating activities	(4,716)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in joint venture related to direct payments made on behalf of joint venture	(30,390)
Reimbursable payments for deposits on plant and equipment made on behalf of a joint venture partner	(29,640)
Reimbursement of payments for deposits on plant and equipment made on behalf of a joint venture partner	29,640
Reimbursement from joint venture partner for deposits on plant and equipment contributed to the joint venture	11,850
Purchases of plant and equipment	(916)
Deposits on plant and equipment	(407)
Net cash used in investing activities	(19,863)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A preferred stock	50,000
Net cash provided by financing activities	50,000
Net change in cash and cash equivalents	25,421
Cash and cash equivalents at beginning of period	6,300
Cash and cash equivalents at end of period	$31,721
Supplemental disclosure of non-cash activities:
Right-of-use asset obtained in exchange for lease obligation	$1,076
Contribution of deposits on plant and equipment to joint venture	$11,850
Series A preferred stock issuance costs in accrued liabilities	$185
Deferred financing costs in accrued liabilities	$400
See Notes to Condensed Consolidated Financial Statements.

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1 — ORGANIZATION
Organization
TeraWulf Inc. is a Delaware corporation that was formed on February 8, 2021, with the planned principal operations of developing, constructing and operating bitcoin mining facilities in the United States that are fueled by clean, low cost and reliable power sources. TeraWulf Inc. and its Subsidiaries (collectively “TeraWulf” or the “Company”) expect to operate a portfolio of bitcoin mining facilities, either wholly owned or through joint ventures, that each deploy a series of powerful computers that solve complex cryptographic algorithms to mine bitcoin and validate transactions on the bitcoin network. Substantially all of TeraWulf’s revenue will be derived from two primary sources: earning bitcoin rewards and transaction fees for validating transactions. While the Company may choose to mine other cryptocurrencies in the future, it has no plans to do so currently.
TeraWulf’s first two bitcoin mining facilities in New York and Pennsylvania are expected to comprise 550 megawatts (“MW”) of net mining capacity, initially. The Pennsylvania bitcoin mining facility is being established through a joint venture. The Company’s New York bitcoin mining operations are expected to come online before the end of the year 2021, with the Pennsylvania joint venture bitcoin mining facility commencing operations in the second quarter of 2022. TeraWulf expects to complete the 550 MW build-out by the end of 2023. During 2021, (i) the Company entered into a purchase agreement to acquire 30,000 bitcoin miners, which are expected to be delivered monthly between November 2021 and January 2022 (see Note 6) and (ii) the Company’s joint venture entered into a purchase agreement to acquire 30,000 bitcoin miners, which are expected to be delivered monthly between January 2022 and June 2022 (see Note 6).
In May 2021, TeraWulf created three wholly owned subsidiaries to facilitate ownership of bitcoin mining facilities or joint venture interests related thereto. Lake Mariner Data LLC and Kyalami Data LLC are subsidiaries involved in developing wholly owned bitcoin mining facilities in New York. TeraWulf (Thales) LLC (“Thales”) is a subsidiary holding interests in a joint venture involved in developing bitcoin mining facilities in Pennsylvania (see Note 6). TeraWulf is currently a privately held corporation and its securities are not traded on any exchange.
The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to construct and operate the bitcoin mining facilities and failing to successfully secure sufficient bitcoin miners, site locations and electricity required for bitcoin mining operations. As of June 30, 2021, the Company had no revenue and no bitcoin mining facilities in operation but has commenced related development and equipment procurement activities.
Merger Agreement
On June 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IKONICS Corporation (“IKONICS”), a public company registered on the National Association of Securities Dealers Automated Quotations (“Nasdaq”), pursuant to which, among other things, the Company will effectively acquire IKONICS and become a publicly traded company on the Nasdaq, subject to certain conditions being fulfilled including, but not limited to, approval by the stockholders of both the Company and IKONICS and a registration statement on Form S-4 becoming effective under the Securities Act of 1933, as amended.
The Merger Agreement contemplates the creation of certain holding companies and subsidiaries and multiple merger steps to accomplish the Merger Agreement objective of a combined public entity under the control of TeraWulf’s legacy stockholders. Subsequent to the effective completion of the multiple merger steps, under the terms of the Merger Agreement, each share of IKONICS common stock issued and outstanding immediately prior to the transaction close, as defined (the “Closing”), will automatically be converted into and exchanged for (i) one validly issued, fully paid and nonassessable share of common stock of the surviving public company, (ii) one contractual contingent value right to a Contingent Value Rights

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Agreement (“CVR Agreement” as discussed below) and (iii) the right to receive $5.00 in cash, without interest. TeraWulf common stock (including new shares of TeraWulf common stock resulting from the conversion of the Series A Preferred Stock described in Note 8, but excluding any Dissenting Shares as defined in the Merger Agreement), issued and outstanding immediately prior to the Closing will automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of the surviving publicly listed company such that the TeraWulf common stock holders prior to conversion will effectively control 98% of the total outstanding shares of the surviving public company immediately subsequent to the Closing.
The Merger Agreement contains customary representations and warranties from the Company and IKONICS. It also contains customary covenants, including providing (i) for each of the parties to use reasonable best efforts to consummate the transactions contemplated in the Merger Agreement, and (ii) for the Company and IKONICS to carry on their respective businesses in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the Closing. The Merger Agreement contains termination rights for each of IKONICS and TeraWulf and provides that IKONICS will be obligated to pay TeraWulf a termination fee of $1.2 million, and TeraWulf will be obligated to pay IKONICS a termination fee of $10.0 million if the Merger Agreement is terminated under certain circumstances.
Pursuant to the CVR Agreement, each shareholder of IKONICS as of immediately prior to the Closing, will receive one non-transferable contingent value right (“CVR”) for each outstanding share of common stock of IKONICS then held. The holders of the CVRs will be entitled to receive 95% of the Net Proceeds (as defined in the CVR Agreement), if any, from the sale, transfer, disposition, spin-off, or license of all or any part of the pre-merger business of IKONICS, subject to a reserve of up to 10% of the Gross Proceeds (as defined in the CVR Agreement) from such transaction. The CVRs will not confer to the holders thereof any voting or equity or ownership interest in TeraWulf. The CVRs will not be transferable, except in limited circumstances, and will not be listed on any quotation system or traded on any securities exchange. The CVR Agreement will terminate after all payment obligations to the holders thereof have been satisfied. Holders of CVRs will not be eligible to receive payment for dispositions, if any, of any part of the pre-merger business of IKONICS after the eighteen-month anniversary of the Closing.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of the Company, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of such interim results.
The results for the unaudited interim condensed consolidated statement of operations are not necessarily indicative of results to be expected for the year ending March 31, 2022 or for any future interim period. The unaudited interim condensed consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements as of March 31, 2021 and for the period February 8, 2021 (date of inception) to March 31, 2021 and the notes thereto.
The unaudited interim condensed consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Variable Interest Entities
Variable interest entities (“VIE”) are legal entities in which equity investors do not have (i) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, or (ii) as a group, the holders of the equity investment at risk do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity’s economic performance, or (iii) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. The Company would consolidate any VIE in which it has a controlling financial interest through being deemed to be the primary beneficiary of the VIE. The primary beneficiary of a VIE has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.
The Company determines whether it is the primary beneficiary of a VIE upon initial involvement with a VIE and reassesses whether it is the primary beneficiary of a VIE on an ongoing basis. The determination of whether an entity is a VIE and whether the Company is the primary beneficiary of a VIE is based upon facts and circumstances for the VIE and requires significant judgments such as whether the entity is a VIE, whether the Company’s interest in a VIE is a variable interest, the determination of the activities that most significantly impact the economic performance of the entity, whether the Company controls those activities, and whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE.
In 2021, the Company entered into a joint venture, Nautilus Cryptomine LLC (“Nautilus”) with an unrelated co-venturer, to develop, construct and operate a bitcoin mining facility in Pennsylvania. Due to the initial nature of the joint venture and the continued commitment for additional financing, the Company determined Nautilus is a VIE. While the Company has the ability to exercise significant influence over Nautilus, the Company has determined that it does not have the power to direct the activities that most significantly impact the economic performance of Nautilus. The power to direct the activities of Nautilus that most significantly impact Nautilus’ economic performance are shared equally by both parties within the joint venture due to the requirement for both equity holders to approve many of the key operating decisions and when not equally shared, are predominantly under the control of the co-venturer, including through the co-venturer’s majority representation on the board of managers. As such, the Company has determined that it is not the primary beneficiary of Nautilus and, therefore, has accounted for this entity under the equity method of accounting. Risks associated with the Company’s involvement with Nautilus include a commitment to fund additional equity investments. See Note 6 for additional information.
Equity Method of Accounting
Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s condensed consolidated balance sheets and statement of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Equity in net loss of investee, net of tax” in the condensed consolidated statement of operations. The Company’s carrying value in an equity method investee company is reflected in the caption “Equity in net assets of investee” in the Company’s condensed consolidated balance sheets.
When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s condensed consolidated financial statements unless the

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.
The Company’s investment in companies that are accounted for under the equity method of accounting consists of a 50% interest in Nautilus. See Note 6 for additional information.
Use of Estimates in the Financial Statements
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for (but are not limited to) such items as the establishment of right-of-use assets and lease liabilities that arise from leasing arrangements, the timing of commencement of capitalization for plant and equipment, the probability of consummating contemplated financing activities, recoverability of deferred tax assets and the recording of various accruals. These estimates are made after considering past and current events and assumptions about future events. Actual results could differ from those estimates.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease term.
Leases
The Company determines if an arrangement is a lease at inception and, if so, classifies the lease as an operating or finance lease. Operating leases are included in right-of-use (“ROU”) asset, current portion of operating lease liabilities, and long-term lease operating liabilities in the condensed consolidated balance sheets. Finance leases are included in property, plant and equipment, current portion of finance lease liabilities, and long-term lease finance liabilities in the condensed consolidated balance sheets. The Company does not recognize a ROU asset or lease liability for short-term leases having initial terms of 12 months or less and instead recognizes rent expense on a straight-line basis over the lease term. In an arrangement that is determined to be a lease, the Company includes both the lease and nonlease components as a single component and accounts for it as a lease when the Company would otherwise recognize the cost associated with both the lease and nonlease components in a similar fashion.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at commencement date, and subsequently remeasured upon changes to the underlying lease arrangement, based on the present value of lease payments over the lease term. If the lease does not provide an implicit rate or if the implicit rate is not determinable, the Company generally uses an estimate of its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. The ROU asset also includes any lease prepayments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.
Costs associated with operating lease ROU assets are recognized on a straight-line basis within operating expenses or selling, general and administrative, as appropriate, over the term of the lease. Finance ROU lease assets are amortized within operating expenses or selling, general and administrative, as appropriate, on a straight-line basis over the shorter of the estimated useful lives of the assets or, in the

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
instance where title does not transfer at the end of the lease term, the lease term. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.
As of June 30, 2021, the Company is not a counterparty to any finance leases.
Stock Issuance Costs
Stock issuance costs are recorded as a reduction to issuance proceeds. Stock issuance costs incurred prior to the closing of the related issuance are recorded in other assets in the condensed consolidated balance sheets if the closing of the related issuance is deemed probable.
Revenue recognition
The Company recognizes revenue under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 “Revenue from Contracts with Customers.” The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:
•
Step 1:   Identify the contract with the customer

•
Step 2:   Identify the performance obligations in the contract

•
Step 3:   Determine the transaction price

•
Step 4:   Allocate the transaction price to the performance obligations in the contract

•
Step 5:   Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:
•
Variable consideration

•
Constraining estimates of variable consideration

•
The existence of a significant financing component in the contract

•
Noncash consideration

•
Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.
Mining pools
The Company intends to enter into cryptocurrency mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are expected to be terminable at any time by either party and our enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company will be entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less fees to the mining pool operator), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
Consideration is constrained from recognition until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive; at this time, cumulative revenue is no longer probable of significant reversal, i.e., associated uncertainty is resolved. Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the time of receipt.
There is no significant financing component in these transactions. There is, however, consideration payable to the customer in the form of a pool operator fee, payable only if the pool is the first to solve the equation; this fee will be deducted from the proceeds the Company receives and will be recorded as contra-revenue, as it does not represent a payment for a distinct good or service.
Providing computing power in cryptocurrency transaction verification services will be an output of the Company’s ordinary activities. The provision of providing such computing power is a performance obligation. The transaction consideration the Company receives, if any, is non-cash consideration and is all variable. Fair value of the cryptocurrency award received for cryptocurrency transaction verification services is determined using the quoted price of the related cryptocurrency at the time of receipt. There is no significant financing component in these transactions.
Cryptocurrencies
Cryptocurrencies, including bitcoin, will be included in current assets in the consolidated balance sheets. Cryptocurrencies purchased will be recorded at cost and cryptocurrencies awarded to the Company through the Company’s mining activities will be accounted for in connection with the Company’s revenue recognition policy disclosed above.
Cryptocurrencies will be accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, the Company is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Purchases of cryptocurrencies made by the Company will be included within investing activities in the consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities will be included as a non-cash adjustment within operating activities on the consolidated statements of cash flows. The sales of cryptocurrencies will be included within investing activities in consolidated statements of cash flows and any realized gains or losses from such sales will be included in other income (expense) in the consolidated statements of operations. The Company will account for its gains or losses in accordance with the first in first out (“FIFO”) method of accounting.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.
Earnings (loss) per Share
The Company computes earnings (loss) per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock is a participating security. The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the period presented is not allocated to the Company’s participating security.
Basic earnings (loss) per share of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if potentially dilutive instruments, if any, were converted into common stock using the treasury stock method. The computation of diluted net loss per share does not include dilutive instruments in the weighted average shares outstanding, as they would be anti-dilutive. The Company had no dilutive instruments or participating securities as of June 30, 2021.
Concentrations
The Company or its joint venture have contracted with two suppliers for the provision of bitcoin miners. The Company does not believe that these counterparties represent a significant performance risk.
The Company expects to operate bitcoin mining facilities. While the Company may choose to mine other cryptocurrencies in the future, it has no plans to do so currently. If the market value of bitcoin declines significantly, the financial condition and results of operations of the Company may be adversely affected.
Recently Adopted Accounting Standards
In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further amended through various updates issued by the FASB. The objective of ASU 2016-02 is to establish principles in reporting the amount, timing, and uncertainty of cash flows arising from a lease. The Company early adopted ASU 2016-02 on April 1, 2021. At the date of adoption, the Company had no leases subject to the provision of ASU 2016-02. See Note 4.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas and removes the requirement to separately account for any existing beneficial conversion option. The Company early adopted ASU 2016-02 on April 1, 2021. At the date of adoption, the Company had no contracts subject to the provision of ASU 2016-02. See Note 8 for information regarding the Company’s contingently redeemable preferred stock.
The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 2 — FAIR VALUE MEASUREMENTS
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-level fair value hierarchy prioritizing the inputs to valuation techniques is used to measure fair value. The levels are as follows: (Level 1) observable inputs such as quoted prices in active markets for identical assets or liabilities; (Level 2) observable inputs for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable either directly or indirectly from market data; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
The carrying values of cash and cash equivalents and accounts payable and accrued liabilities are considered to be representative of their respective fair values principally due to their short-term maturities. There were no material non-recurring fair value measurements as of June 30, 2021.
NOTE 3 — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net consisted of the following as of June 30, 2021 (in thousands):
2021
Construction in process	$916
916
Less: accumulated depreciation	—
$916
No depreciation expense was recorded for the three months ended June 30, 2021.
NOTE 4 — LEASES
Effective in May 2021, the Company entered into a ground lease related to its planned bitcoin mining facility in New York with a counterparty which is a related party due to control by a member of Company management. The lease includes fixed payments and contingent payments, including an annual escalation based on the change in the Consumer Price Index as well as the Company’s proportionate share of the landlord’s cost to own, operate and maintain the premises. The lease has an initial term of five years commencing in May 2021 and a renewal term of five years at the option of the Company, subject to the Company not then being in default, as defined. Payments under the lease commence upon the earlier of (i) commencement of initial construction of structures on the premises or (ii) 180 days after the effective date. No amounts were paid during the three months ended June 30, 2021. The lease is classified as an operating lease based on an analysis that utilized a discount rate of 6%, which is an estimate of the Company’s

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date. For the three months ended June 30, 2021, the Company recorded operating lease expense of $22,000 and made no lease payments. The remaining lease term is 9.9 years.
The following is a maturity analysis of the annual undiscounted cash flows of the estimated operating lease liabilities as of June 30, 2021 (in thousands):
Year ending March 31:
2022	$75
2023	150
2024	150
2025	150
2026	150
Thereafter	775
$1,450
A reconciliation of the undiscounted cash flows to the operating lease liabilities recognized in the condensed consolidated balance sheet as of June 30, 2021, follows (in thousands):
Undiscounted cash flows of the operating lease	$1,450
Unamortized discount	365
Total operating lease liability	1,085
Current portion of operating lease liability	48
Operating lease liability, net of current portion	$1,037
NOTE 5 — INCOME TAXES
The Company’s tax provision or benefit from income taxes for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter the Company updates its estimate of the annual effective tax rate, and if the estimated tax rate changes, a cumulative adjustment is made, if required.
The Company has no unrecognized tax benefits for the three months ended June 30, 2021. The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense. Since the Company has no unrecognized tax benefits, no accrued interest or penalties were recorded during the three months ended June 30, 2021.
TeraWulf files income tax returns in the U.S. Federal and Maryland and Delaware State tax jurisdictions. The statute of limitations for TeraWulf remains open for all periods.
NOTE 6 — JOINT VENTURE
On May 13, 2021, the Company and Talen Energy Corporation (“Talen”) (each a “Member” and collectively the “Members”) entered into a joint venture, Nautilus, to develop, construct and operate up to 300 MW of zero-carbon bitcoin mining in Pennsylvania with operations expected to commence in the second quarter of 2022 (the “Joint Venture”). In Connection with the Joint Venture, Nautilus simultaneously entered into (i) a Ground Lease (the “Ground Lease”), which includes an electricity supply component, with a related party of Talen, (ii) a Facility Operations Agreement with a related party of the Company and (3) a Corporate Services Agreement with a related party of Talen. Each Member holds a 50% interest in the Joint Venture. Pursuant to the terms of the Joint Venture agreement, TeraWulf will contribute

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
$156.0 million in cash and Talen will contribute $156.0 million both in cash and in-kind to Nautilus by March 2022, unless otherwise determined in accordance with the Joint Venture agreement.
On March 19, 2021, the Company executed an agreement for the purchase of bitcoin miners from Minerva Semiconductor Corp. (“Minerva”) for a total of 30,000 MV7 miners, with originally scheduled monthly deliveries of 10,000 miners each between November 2021 and January 2022, for an aggregate price of $118.5 million (the “Minerva Purchase Agreement”). Pursuant to the Minerva Purchase Agreement, the Company paid an initial deposit of $23.7 million and the amount is included in deposits in the balance sheet as of March 31, 2021. In May 2021, an incremental deposit of $12.3 million was paid to Minerva in connection with the Minerva Purchase Agreement. Concurrently with the execution of the Joint Venture agreement, TeraWulf assigned the Minerva Purchase Agreement to Nautilus and Talen reimbursed the Company $18.0 million for 50% of the deposits made to Minerva as of that date. The balance of payments under the Minerva Purchase Agreement are scheduled to be paid as follows: (i) 30% of the total price six months before the shipping date of each batch of bitcoin miners; (ii) 30% of the total price three months before the shipping date of each batch of bitcoin miners; and (iii) the remaining 20% of the total price one month before the shipping date of each batch of bitcoin miners. Supply constraints at chip foundries are expected to impact pricing and delivery schedule. As of the date at which these financial statements were available to be issued, Nautilus had not amended the Minerva Purchase Agreement.
On June 15, 2021, Nautilus entered into two Non-fixed Price Sales and Purchase Agreements for the purchase of bitcoin miners from Bitmain Technologies Limited (“Bitmain”) for a total of 30,000 S19j Pro miners, with originally scheduled monthly deliveries of 5,000 miners each between January 2022 and June 2022 (the “Bitmain Purchase Agreements”). Pursuant to the Bitmain Purchase Agreements, Nautilus owed an initial deposit of approximately $47.0 million, which was paid in June 2021 by the Company. On a net basis, the Company funded approximately $23.5 million of the initial deposit in accordance with its 50% interest in the Joint Venture as Talen subsequently reimbursed the Company approximately $23.5 million in accordance with its 50% interest in the Joint Venture.
The Company’s direct payments to Minerva and Bitmain, among others, on behalf of Nautilus for the three months ended June 30, 2021, are included in investments in joint venture related to direct payments made on behalf of joint venture in the condensed consolidated statement of cash flows. A reconciliation of amounts included within this footnote to captions in the condensed consolidated statement of cash flows is set forth below (in thousands):

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Payment of TeraWulf 50% share of Minerva May 2021 incremental deposit	$(6,140)
Payment of TeraWulf 50% share of Bitmain initial deposit	(23,500)
Other direct payments	(750)
Investments in joint venture related to direct payments made on behalf of joint venture	$(30,390)
Payment of Talen 50% share of Minerva May 2021 incremental deposit	$(6,140)
Payment of Talen 50% share of Bitmain initial deposit	(23,500)
Reimbursable payments for deposits on plant and equipment made on behalf of a joint venture partner	$(29,640)
Talen reimbursement of 50% share of Minerva May 2021 incremental deposit	$6,140
Talen reimbursement 50% share of Bitmain initial deposit	23,500
Reimbursement of payments for deposits on plant and equipment made on behalf of a joint venture partner	$29,640
Talen reimbursement of 50% share of Minerva initial deposit paid by TeraWulf in the period ended March 31, 2021	$11,850
Reimbursement from joint venture partner for deposits on plant and equipment contributed to the joint venture	$11,850
Minerva Purchase Agreement assignment: TeraWulf 50% share of Minerva initial deposit paid by TeraWulf in the period ended March 31, 2021	$11,850
Contribution of deposits on plant and equipment to joint venture (non-cash activity)	$11,850
Nautilus is a VIE accounted for using the equity method of accounting. The table below summarizes the Company’s interest in Nautilus and the Company’s maximum exposure to loss as a result of its involvement with the VIE as of June 30, 2021 (in thousands):
Entity	% Ownership	Initial Investment	Additional Investment	Net loss Inception to Date	Company’s Variable Interest in Entity	Commitment to Future Additional Contributions(1)	Company’s Maximum Exposure to Loss in Entity(2)
Nautilus	50%	$18,000	$24,240	$(140)	$42,100	$113,760	$155,860

(1)
The Members may seek alternate financing for the Pennsylvania bitcoin mining facility, which could reduce the amount of investments each Member would be required to provide. The Members may mutually agree on changes to the Pennsylvania bitcoin mining facility, which could increase or decrease the amount of contributions each Member is required to provide.

(2)
The maximum exposure is determined by adding the Company’s variable interest in the entity and any explicit or implicit arrangements that could require the Company to provide additional financial support. The amount represents the contractually required capital contributions of the Company which are required for the initial phase of the Pennsylvania bitcoin mining facility buildout.

The condensed financial position and results of operations as of and for the three months ended June 30, 2021, of Nautilus are summarized below (in thousands):
Three months ended June 30, 2021
Condensed statement of operations information:
Revenue	$—
Operating expense	281

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Three months ended June 30, 2021
Net loss	$(281)

June 30, 2021
Condensed balance sheet information:
Noncurrent assets	$112,467
Total assets	$112,467
Current liabilities	$498
Equity	111,969
Total liabilities and equity	$112,467
Due to the terms of the Joint Venture agreement, a temporary basis difference exists between the Company’s equity in net assets of investee included in the condensed consolidated balance sheet as of June 30, 2021 and the underlying net assets of Nautilus. In connection with the execution of the Ground Lease, Nautilus recorded an intangible asset, included in noncurrent assets in the condensed balance sheet information shown above, of $29.3 million related to the excess of the fair value of the electricity Talen is required to provide over the price for which Nautilus is paying for such electricity, with a corresponding $29.3 million recorded as an in-kind contribution receivable. The in-kind Talen contribution is, per the Joint Venture agreement, deemed to be contributed periodically over a six-month period commencing on July 1, 2021 and ending on December 31, 2021. Over this period, per the Joint Venture Agreement, the Company’s cash contributions to fund Nautilus’ business requirements will be commensurately adjusted so that the total Company’s cash contribution will be equal to the total of the Talen cash and in-kind deemed contributions. Accordingly, at the close of the period on December 31, 2021, the temporary basis difference is expected to no longer exist.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
COVID-19 and Cares Act
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation on its financial condition, liquidity, operations, supplies, industry and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its future results of operations, financial condition or liquidity.
NOTE 8 — REDEEMABLE CONVERTIBLE PREFERRED STOCK
In April 2021, TeraWulf commenced a private placement offering of 2,000,000 shares of Series A Preferred Stock, at an original issuance price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $50.0 million (the “Series A Private Placement”). On June 15, 2021, the Series A Private Placement concluded and was fully funded.
No dividends can be paid to stockholders of Common Stock (other than dividends on shares of Common Stock paid in Common Stock) unless the Preferred Stock first receives a dividend equivalent to that proposed for the Common Stock. In the event of any voluntary or involuntary liquidation or certain

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
other deemed liquidation events, the Preferred Sock holds a liquidation preference to the Common Stock. Holders of Preferred Stock will not generally have the right to vote at any meeting of stockholders. However, if more than 1,000,000 shares, subject to certain adjustments, of Preferred Stock are outstanding, the holders have certain additional rights relating to liquidation and amendment to the Company’s Certificate of Incorporation. Each share of Preferred Stock shall be convertible after June 1, 2022 into shares of Common Stock at an initial conversion price of $25.00 per share. The Company shall at all times when Preferred Stock is outstanding reserve and keep available out of its authorized but unissued Common Stock sufficient shares to effect the conversion of all outstanding Preferred Stock. If a Qualified Listing Event (“QLE”), as defined, occurs on or prior to June 1, 2022, the conversion price shall be the lower of (a) (i) if the QLE occurs on or prior to December 1, 2021, an amount equal to 85% of the QLE price or (ii) if the QLE occurs after December 1, 2021 but on or prior to June 1, 2022, an amount equal to 82.5% of the QLE price and (b) $39.00 per share, subject to adjustment for certain events including, but not limited to, dividends, stock splits or other recapitalizations. Upon the occurrence of either (i) a QLE or (ii) the vote of holders of the Preferred Stock representing a majority of outstanding shares of Preferred Stock, conversion of Preferred Stock into Common Stock will be mandatory and the shares of Preferred Stock may not be reissued by the Company. Unless prohibited by law, at any time on or after June 1, 2024, the holders of the Preferred Stock can submit a redemption request whereby the Company will redeem the Preferred Stock in three annual installments at a price equal to its original issue price plus all declared but unpaid dividends.
No dividends were declared for the three months ended June 30, 2021.
NOTE 9 — COMMON STOCK
Per the TeraWulf Third Amended and Restated Certificate of Incorporation dated May 14, 2021, the Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, with 2,000,000 shares of such authorized preferred stock designated as Series A Preferred Stock.
On March 17, 2021, TeraWulf completed a private offering of 6,000,000 shares of common stock at a price per share of $5.00 to certain individuals, for an aggregate gross amount of $30 million (the “Common Stock Private Placement”), representing approximately 12% of the outstanding shares of the Company’s common stock subsequent to such issuance of shares. The applicable stockholders agreement provides for certain limitations on share transfer rights, for registration of shares in connection with an initial public offering, for execution of a lock-up agreement upon an initial public offering, for certain tag-along and drag-along rights and for certain preemptive rights upon future issuance of shares by the Company. The voting rights of Common Stockholders and certain board of director features including the number of directors, board composition and replacement of directors under certain conditions are circumscribed by certain stockholders which are controlled by certain members of the Company’s board of directors. Proceeds of the Common Stock Private Placement were used primarily to fund the purchase of bitcoin mining equipment.
No dividends were declared for the three months ended June 30, 2021.
NOTE 10 — STOCK BASED COMPENSATION
On May 13, 2021, the Company made effective the 2021 Omnibus Incentive Plan (the “Plan”) for purpose of attracting and retaining employees, consultants and directors of the Company and its affiliates by providing each the opportunity to acquire an equity interest in the Company or other incentive compensation in order to align the interests of such individuals with those of the Company’s stockholders. The Plan provides for a maximum number of shares to be issued, limitations of shares to be delivered for incentive stock options and a maximum compensation amount for any non-employee member of the board of directors, among other provisions. The form of grants under the Plan includes stock options, stock appreciation rights, restricted stock and restricted stock units. No grants have been made under the Plan as of the date the financial statements were available to be issued.

TERAWULF INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 11 — RELATED PARTY TRANSACTIONS
On April 27, 2021, the Company entered into an Administrative and Infrastructure Services Agreement (the “Services Agreement”) with Beowulf Electricity & Data Inc. (“Beowulf E&D”), a related party due to control by a member of Company management. Under the Services Agreement, Beowulf E&D will provide, or cause its affiliates to provide, to TeraWulf certain services necessary to build out and operate certain bitcoin mining facilities anticipated to be developed by the Company and support the Company’s ongoing business, including, among others, services related to construction-technical and engineering, operations and maintenance, procurement, information technology, finance and accounting, human resources, legal, risk management and external affairs consultation. The Services Agreement has an initial term of five years and provides for certain fixed, passthrough and incentive payments to Beowulf E&D, including issuing to certain designated employees of Beowulf E&D awards with respect to shares of TeraWulf common stock upon the consummation of an initial public offering of TeraWulf or the consummation of a merger following which TeraWulf is listed on a nationally recognized securities exchange and, thereafter, upon achievement of certain milestones regarding bitcoin mining capacity deployed at the bitcoin mining facilities. For the base fee, the Company has agreed to pay Beowulf E&D in monthly installments an annual fee for the first year in the amount of $7.0 million and, thereafter, an annual fee equal to the greater of $10.0 million or $0.0037 per kilowatt-hour of electric load utilized by the bitcoin mining facilities. The Services Agreement also provides for reimbursement of cost and expenses incurred in connection with providing the services. During the three months ended June 30, 2021, the Company paid Beowulf E&D $2.2 million under the Services Agreement. Selling, general and administrative in the condensed consolidated statement of operations includes $1.5 million for the three months ended June 30, 2021. As of June 30, 2021, $725,000 is included in prepaid expenses and $272,000 is included in accounts payable and accrued liabilities in the condensed consolidated balance sheets.
In April 2021, the Company reimbursed Heorot Power Holdings LLC (“HPH”), a related party due to control by a member of Company management, $1.6 million related to (i) the development of bitcoin mining facilities including services and third party costs for transmission consulting, engineering consulting, transmission system impact study costs, electricity procurement and site development costs, (ii) joint venture investigation and negotiation and (iii) certain Company organizational and legal costs. During the three months ended June 30, 2021, $120,000 was included in selling, general and administrative expense in the condensed consolidated statement of operations.
In June 2021, the Company paid a related party due to control by a member of Company management $632,000 for the purchase of certain electrical infrastructure and equipment for its planned bitcoin mining facility in New York. The certain electrical infrastructure and equipment is included in property, plant and equipment, net in the condensed consolidated balance sheets as of June 30, 2021.
NOTE 12 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events through September 17, 2021, which is also the date these financial statements were available to be issued, and has determined that no subsequent event has occurred that requires disclosure.

TeraWulf Inc.
Financial Statements as of March 31, 2021 and for the
Period February 8, 2021 (Date of Inception) to March 31,
2021 and Independent Auditor’s Report

Independent Auditor’s Report
Board of Directors
TeraWulf Inc.
Easton, Maryland
Report on the Financial Statements
We have audited the accompanying financial statements of TeraWulf Inc. (the Company), which comprise the balance sheet as of March 31, 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the period February 8, 2021 (date of inception) to March 31, 2021, and the related notes to the financial statements (collectively, the financial statements).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeraWulf Inc. as of March 31, 2021, and the results of its operations and its cash flows for the period February 8, 2021 (date of inception) to March 31, 2021 in accordance with accounting principles generally accepted in the United States of America.
/s/ RSM US LLP
Boston, Massachusetts
July 28, 2021

TERAWULF INC.
BALANCE SHEET
AS OF MARCH 31, 2021
(In thousands, except number of shares and par value)
2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,300
Other current assets	5
Total current assets	6,305
OTHER ASSETS:
Deposits	23,700
TOTAL ASSETS	$30,005
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,739
Total current liabilities	1,739
TOTAL LIABILITIES	1,739
Commitments and Contingencies (See Note 5)
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 100,000,000 authorized, 50,000,000 issued and outstanding	50
Additional paid-in capital	29,892
Accumulated deficit	(1,676)
Total stockholders’ equity	28,266
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,005
See Notes to Financial Statements.

TERAWULF INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FEBRUARY 8, 2021 (DATE OF INCEPTION) TO MARCH 31, 2021
(In thousands, except number of shares and loss per common share)
2021
Revenue	$—
Cost of operations:
Operating expense	853
Selling, general and administrative	823
Total cost of operations	1,676
Operating loss	(1,676)
Loss from operations before income taxes	(1,676)
Income tax expense (benefit)	—
Net loss	$(1,676)
Loss per common share:
Basic and diluted	$(0.05)
Weighted average common shares outstanding:
Basic and diluted	32,923,077
See Notes to Financial Statements.

TERAWULF INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FEBRUARY 8, 2021 (DATE OF INCEPTION) TO MARCH 31, 2021
(In thousands, except number of shares)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Number	Amount
Balances as of February 8, 2021	—	$—	$—	$—	$—
Issuance of common stock, net of issuance costs	50,000,000	50	29,892	—	29,942
Net loss	—	—	—	(1,676)	(1,676)
Balances as of March 31, 2021	50,000,000	$50	$29,892	$(1,676)	$28,266
See Notes to Financial Statements.

TERAWULF INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 8, 2021 (DATE OF INCEPTION) TO MARCH 31, 2021
(In thousands)
2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in other current assets	(5)
Increase in accounts payable and accrued liabilities	1,681
Net cash provided by (used in) operating activities	—
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits on plant and equipment	(23,700)
Net cash used in investing activities	(23,700)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	30,000
Net cash provided by financing activities	30,000
Net change in cash and cash equivalents	6,300
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$6,300
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—
Income taxes	$—
Non-cash investing and financing activities:
Common stock issuance costs in accrued liabilities	$58
See Notes to Financial Statements.

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
Organization
TeraWulf Inc. (“TeraWulf” or the “Company”) is a Delaware corporation that was formed on February 8, 2021, with the planned principal operations of developing, constructing and operating bitcoin mining facilities in the United States that are fueled by clean, low cost and reliable power sources. Through its business, TeraWulf expects to operate a portfolio of mining facilities that each deploy a series of powerful computers that solve complex cryptographic algorithms to mine bitcoin and validate transactions on the bitcoin network. Substantially all TeraWulf’s revenue will be derived from two primary sources: earning bitcoin rewards and transaction fees for validating transactions. While the Company may choose to mine other cryptocurrencies in the future, it has no plans to do so currently.
TeraWulf’s first two mining facilities in New York and Pennsylvania are expected to comprise 550 MW of mining capacity, initially. The Company’s mining operations are expected to come online before the end of the year 2021, and TeraWulf expects to complete the 550 MW build-out by the end of 2023. During 2021, (i) the Company entered into a purchase agreement to acquire 30,000 miners, which are expected to be delivered monthly between November 2021 and January 2022 (see Note 4) and (ii) the Company’s joint venture entered into a purchase agreement to acquire 30,000 miners, which are expected to be delivered monthly between January 2022 and June 2022 (see Note 7).
In May 2021, TeraWulf created three wholly owned subsidiaries to facilitate ownership of bitcoin mining facilities or joint venture interests related thereto. Lake Mariner Data LLC and Kyalami Data LLC are subsidiaries involved in developing wholly owned bitcoin mining facilities in New York. TeraWulf (Thales) LLC (“Thales”) is a subsidiary to hold interests in a joint venture involved in developing bitcoin mining facilities in Pennsylvania (see Note 7). TeraWulf is currently a privately held corporation and its securities are not traded on any exchange. The Company entered into an Agreement and Plan of Merger in June 2021 (see Note 7).
The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to construct and operate the bitcoin mining facilities and failing to successfully secure sufficient miners, site locations and electricity required for bitcoin mining operations. As of March 31, 2021, the Company had no revenue and no bitcoin mining facilities in operation.
Use of Estimates in the Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for (but are not limited to) such items as recoverability of deferred tax assets and the recording of various accruals. These estimates are made after considering past and current events and assumptions about future events. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The Company maintains cash and cash equivalent balances in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease term.

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
Common Stock Issuance Costs
Common stock issuance costs are recorded as a reduction to issuance proceeds.
Long-Lived Assets
Long-lived assets are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, assets held and used in operations are evaluated for continuing value and proper useful lives by comparison to expected undiscounted future cash flows. If impairment has occurred, it is calculated based on the difference between the asset’s carrying value and its estimated fair value. Generally, fair value will be determined using valuation techniques such as discounted future cash flows, as well as other generally accepted valuation methodologies. No impairment charge was recorded for the period ended March 31, 2021.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making that determination, the Company considers all available evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. A valuation allowance on deferred tax assets is provided on items for which management believes it is more likely than not that the benefit of such items will not be realized based on the available evidence.
The Company records uncertain tax positions in accordance with Accounting Standards Codification (“ASC”) 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority. There are no uncertain tax positions that are material to the Company’s results of operations or financial position.
Segment Information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.
Earnings (loss) per Share
Basic earnings (loss) per share of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if potentially dilutive instruments, if any, were converted into common stock using the

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
treasury stock method. The computation of diluted net loss per share does not include dilutive instruments in the weighted average shares outstanding, as they would be anti-dilutive. The Company had no dilutive instruments or participating securities as of March 31, 2021.
Concentrations
The Company has contracted with a single supplier for the provision of miners. The Company does not believe that this counterparty represents a significant performance risk. In June 2021, the Company’s joint venture entered into a purchase agreement for the provision of miners from a second supplier, one of the largest global mining suppliers. The Company is currently negotiating an additional miner order from the latter supplier.
Recently Issued Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further amended through various updates issued by the FASB. The objective of ASU 2016-02 is to establish principles in reporting the amount, timing, and uncertainty of cash flows arising from a lease. The amendments in ASU 2016-02 will be effective for non-public entities for annual periods beginning after December 15, 2021. The Company does not expect the adoption of ASU 2016-02 to have a material impact on its results of operations and financial position.
NOTE 2 — FAIR VALUE MEASUREMENTS
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-level fair value hierarchy prioritizing the inputs to valuation techniques is used to measure fair value. The levels are as follows: (Level 1) observable inputs such as quoted prices in active markets for identical assets or liabilities; (Level 2) observable inputs for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable either directly or indirectly from market data; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
The carrying values of cash and cash equivalents and accounts payable and accrued liabilities are considered to be representative of their respective fair values principally due to their short-term maturities. There were no material non-recurring fair value measurements as of March 31, 2021.
NOTE 3 — INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The noncurrent deferred tax assets are summarized as follows (in thousands):
2021
Deferred tax assets:
Net operating loss carryforwards	$461
Valuation allowance	(461)
Total deferred tax assets	$—

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
The Company has a net operating loss carryforward for federal purposes of approximately $1.5 million, which is not expected to expire in accordance with the Tax Cuts and Jobs Act of 2017, and a state net operating loss carryforward of approximately $1.7 million, which is not expected to expire. A valuation allowance is established if it is more likely than not that the related tax benefits will not be realized. Significant weight is given to evidence that can be objectively verified including history of tax attribute expiration and cumulative income or loss. In determining the appropriate valuation allowance, the Company considers the projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years, if applicable. The Company has recorded a valuation on its deferred tax assets as it has been determined that it is not more likely than not that the deferred tax assets will be utilized due to the Company’s limited operating history and uncertainties regarding the realization of its business plans.
The components of income tax expense (benefit) for the period ended March 31 are as follows:
2021
Current:
Federal	$—
State	—
Foreign	—
Total current expense (benefit)	—
Deferred:
Federal	—
State	—
Foreign	—
Total deferred expense (benefit)	—
Total expense (benefit) for income taxes	$—
The Company’s tax rate reconciliation for the period ended March 31 is as follows:.
2021
Statutory US federal rate	21.00%
State income taxes, net of federal impact	6.52%
Change in valuation allowance	(27.52)%
Effective income tax rate	0.00%
The Company has no unrecognized tax benefits for the period ended March 31, 2021. The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense. Since the Company has no unrecognized tax benefits, no accrued interest or penalties were recorded during the period ended March 31, 2021.
TeraWulf files income tax returns in the U.S. Federal and Maryland and Delaware State tax jurisdictions. The statute of limitations for TeraWulf remains open for all periods.
NOTE 4 — COMMITMENTS AND CONTINGENCIES
Equipment Purchase Agreement
As of March 31, 2021, the Company had an executed agreement for the purchase of miners from Minerva Semiconductor Corp. (“Minerva”) for a total of 30,000 MV7 miners, with originally scheduled monthly deliveries of 10,000 miners each between November 2021 and January 2022, for an aggregate price

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
of $118.5 million (the “Minerva Purchase Agreement”). Pursuant to the Minerva Purchase Agreement, dated effective as of March 19, 2021, the Company paid an initial deposit of $23.7 million and the amount is included in deposits in the balance sheet as of March 31, 2021. The balance of payments under the Minerva Purchase Agreement are scheduled to be paid as follows: (i) 30% of the total price six months before the shipping date of each batch of the miners; (ii) 30% of the total price three months before the shipping date of each batch of the miners; and (iii) the remaining 20% of the total price one month before the shipping date of each batch of the miners. In May 2021, an incremental deposit of $12.3 million was paid to Minerva in connection with the Minerva Purchase Agreement. Supply constraints at chip foundries are expected to impact pricing and delivery schedule. As of the date at which these financial statements were available to be issued, the Company had not amended the Minerva Purchase Agreement.
COVID-19 and Cares Act
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation on its financial condition, liquidity, operations, supplies, industry and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its future results of operations, financial condition or liquidity. On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company does not currently expect to use many of these tax benefits or receive funds from the SBA Paycheck Protection Program.
NOTE 5 — COMMON STOCK
Per the TeraWulf Third Amended and Restated Certificate of Incorporation dated May 14, 2021, the Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, with 2,000,000 of such authorized preferred stock designated as “Series A Preferred”. As of March 31, 2021, there were 50,000,000 shares of common stock issued and outstanding, and no shares of preferred stock were issued and outstanding.
No dividends can be paid to stockholders of Common Stock (other than dividends on shares of Common Stock paid in Common Stock) unless the Preferred Stock first receives a dividend equivalent to that proposed for the Common Stock. In the event of any voluntary or involuntary liquidation or certain other deemed liquidation events, the Preferred Sock holds a liquidation preference to the Common Stock. Holders of Preferred Stock will not generally have the right to vote at any meeting of stockholders. However, if more than 1,000,000 shares, subject to certain adjustments, of Preferred Stock are outstanding, the holders have certain additional rights relating to liquidation and amendment to the Company’s Certificate of Incorporation. Each share of Preferred Stock shall be convertible after June 1, 2022 into shares of Common Stock at an initial conversion price of $25.00 per share. The Company shall at all times when Preferred Stock is outstanding reserve and keep available out of its authorized but unissued Common Stock sufficient shares to effect the conversion of all outstanding Preferred Stock. If a Qualified Listing Event (“QLE”), as defined, occurs on or prior to June 1, 2022, the conversion price shall be the lower of (a) (1) if the QLE occurs on or prior to

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
December 1, 2021, an amount equal to 85.0% of the QLE price or (2) if the QLE occurs after December 1, 2021 but on or prior to June 1, 2022, an amount equal to 82.5% of the QLE price and (b) $39.00 per share, subject to adjustment for certain events including, but not limited to, dividends, stock splits or other recapitalizations. Upon the occurrence of a QLE, conversion of Preferred Stock into Common Stock will be mandatory, and the shares of Preferred Stock may not be reissued by the Company. Unless prohibited by law, at any time on or after June 1, 2024, the holders of the Preferred Stock can submit a redemption request whereby the Company will redeem the Preferred Stock in three annual installments at a price equal to its original issue price plus all declared but unpaid dividends.
On March 17, 2021, TeraWulf completed a private offering of 6,000,000 shares of common stock at a price per share of $5.00 to certain individuals, for an aggregate gross amount of $30 million (the “Common Stock Private Placement”), representing approximately 12% of the outstanding shares of the Company’s common stock subsequent to such issuance of shares. The applicable stockholders agreement provides for certain limitations on share transfer rights, for registration of shares in connection with an initial public offering, for execution of a lock-up agreement upon an initial public offering, for certain tag-along and drag-along rights and for certain preemptive rights upon future issuance of shares by the Company. The voting rights of Common Stockholders and certain board of director features including the number of directors, board composition and replacement of directors under certain conditions are circumscribed by certain stockholders which are controlled by certain members of the Company’s board of directors. Proceeds of the Common Stock Private Placement were used primarily to fund the purchase of mining equipment.
In April 2021, TeraWulf commenced a private placement offering of 2,000,000 shares of Series A Preferred Stock, at a price per share of $25.00 to certain individuals and accredited investors, for an aggregate amount of $50 million (the “Series A Private Placement”). The Series A Preferred Stock will automatically convert into common shares upon the closing of a QLE, which means an IPO of the Company or the consummation of a merger or other transaction following which the Company is listed on a nationally recognized securities exchange. On June 15, 2021, the Series A Private Placement concluded and was fully funded.
No dividends were declared for the period ended March 31, 2021.
NOTE 6 — RELATED PARTY TRANSACTIONS
In April 2021, the Company reimbursed Heorot Power Holdings LLC (“HPH”), a related party due to control by a member of Company management, $1.6 million related to (i) the development of bitcoin mining facilities including services and third party costs for transmission consulting, engineering consulting, transmission system impact study costs, electricity procurement and site development costs, (ii) joint venture investigation and negotiation and (iii) certain Company organizational and legal costs related to the period ended March 31, 2021. During the period ended March 31, 2021, $817,000 and $613,000 were included in operating expense and selling, general and administrative expense, respectively, in the statement of operations. At March 31, 2021, $1.4 million was due to HPH and is included in accounts payable and accrued liabilities in the balance sheet.
Effective in May 2021, the Company entered into a ground lease with an initial term of five years and an annual payment of $150,000 with a counterparty which is a related party due to control by a member of Company management. In June 2021, the Company purchased electrical infrastructure and equipment in the amount of $632,000 from the same related party.
NOTE 7 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events through July 28, 2021, which is also the date these financial statements were available to be issued, and has determined that the following subsequent events require disclosure.

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
Administrative and Infrastructure Services Agreement
On April 27, 2021, the Company entered into an Administrative and Infrastructure Services Agreement (the “Services Agreement”) with Beowulf Electricity & Data Inc. (“Beowulf E&D”), a related party due to control by a member of Company management. Under the Services Agreement, Beowulf E&D will provide, or cause its affiliates to provide, to TeraWulf certain services necessary to build out and operate certain bitcoin mining centers anticipated to be developed by the Company and support the Company’s ongoing business, including, among others, services related to construction-technical and engineering, operations and maintenance, procurement, information technology, finance and accounting, human resources, legal, risk management and external affairs consultation. The Services Agreement has an initial term of five years and provides for certain fixed, passthrough and incentive payments to Beowulf E&D, including issuing to certain designated employees of Beowulf E&D awards with respect to shares of TeraWulf common stock upon the consummation of an initial public offering of TeraWulf or the consummation of a merger following which TeraWulf is listed on a nationally recognized securities exchange and, thereafter, upon achievement of certain milestones regarding mining load at the bitcoin mining centers. For the fixed fee, the TeraWulf has agreed to pay Beowulf E&D in monthly installments an annual fee for the first year in the amount of $7,000,000 and, thereafter, an annual fee equal to the greater of $10,000,000 or $0.0037 per kilowatt hour of electric load utilized by the bitcoin mining centers.
Joint Venture: Nautilus Cryptomine LLC
On May 13, 2021, the Company and Talen Energy Corporation (the “Members”) entered into a joint venture, Nautilus Cryptomine LLC (“Nautilus”), to develop up to 300 MW of zero-carbon bitcoin mining in Pennsylvania with operations expected to commence in Q2 2022 (the “Joint Venture”). In Connection with the Joint Venture, the Members simultaneously entered into a Ground Lease, which includes an electricity supply component, a Facility Operations Agreement and a Management Services Agreement. Each Member holds a 50% interest in the Joint Venture. Pursuant to the terms of the Joint Venture agreement, TeraWulf will contribute $156 million in cash and Talen will contribute $156 million both in cash and in kind to Nautilus by March 2022, unless otherwise determined in accordance with the Joint Venture agreement. Concurrently with the execution of the Joint Venture agreement, TeraWulf assigned the Minerva Purchase Agreement to Nautilus and the Joint Venture counterparty reimbursed the Company $18.0 million for 50% of the deposits made to Minerva as of that date.
On June 15, 2021, Nautilus entered into two Non-fixed Price Sales and Purchase Agreements for the purchase of miners from Bitmain Technologies Limited (“Bitmain”) for a total of 30,000 S19j Pro miners, with originally scheduled aggregate monthly deliveries of 5,000 miners each between January 2022 and June 2022 (the “Bitmain Purchase Agreements”). Pursuant to the Bitmain Purchase Agreements, Nautilus owed an initial deposit of approximately $47.0 million, which was paid in June 2021. The Company funded approximately $23.5 million of the initial deposit in accordance with its 50% interest in the Joint Venture.
Omnibus Incentive Plan
On May 13, 2021, the Company made effective the 2021 Omnibus Incentive Plan (the “Plan”) for purpose of attracting and retaining employees, consultants and directors of the Company and its affiliates by providing each the opportunity to acquire an equity interest in the Company or other incentive compensation in order to align the interests of such individuals with those of the Company’s stockholders. The Plan provides for a maximum number of shares to be issued, limitations of shares to be delivered for incentive stock options and a maximum compensation amount for any non-employee member of the Board, among other provisions. The form of grants under the Plan includes stock options, stock appreciation rights, restricted stock and restricted stock units. No grants have been made under the Plan as of the date the financial statements were available to be issued.
Merger Agreement
On June 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IKONICS Corporation (“IKONICS”), a public company registered on the National

TERAWULF INC.
NOTES TO FINANCIAL STATEMENTS
Association of Securities Dealers Automated Quotations (“Nasdaq”), pursuant to which, among other things, the Company will effectively acquire IKONICS and become a publicly traded company on Nasdaq, subject to certain conditions being fulfilled including, but not limited to, approval by the stockholders of both the Company and IKONICS and a registration statement on Form S-4 becoming effective under the Securities Act of 1933, as amended.
The Merger Agreement contemplates the creation of certain holding companies and subsidiaries and multiple merger steps to accomplish the Merger Agreement objective of a combined public entity under the control of TeraWulf’s legacy stockholders. Effectively and subsequent to the multiple merger steps, under the terms of the Merger Agreement, each share of IKONICS issued and outstanding immediately prior to the transaction close, as defined (the “Closing”), will automatically be converted into and exchanged for (i) one validly issued, fully paid and nonassessable share of common stock of the surviving listed public company, (ii) one contractual contingent value right to a Contingent Value Rights Agreement (“CVR Agreement” as discussed below) and (iii) the right to receive $5.00 in cash, without interest. TeraWulf common stock (including shares of TeraWulf common stock resulting from the conversion of the Series A Preferred Stock described above but excluding any Dissenting Shares as defined in the Merger Agreement), issued and outstanding immediately prior to the Closing will automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of the surviving publicly listed company such that the TeraWulf common stock holders prior to conversion will effectively control 98% of the total outstanding shares of the surviving public company immediately subsequent to the Closing.
The Merger Agreement contains customary representations and warranties from the Company and IKONICS. It also contains customary covenants, including providing (i) for each of the parties to use reasonable best efforts to consummate the transactions contemplated in the Merger Agreement, and (ii) for the Company and IKONICS to carry on their respective businesses in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the Closing. The Merger Agreement contains termination rights for each of IKONICS and TeraWulf and provides that IKONICS will be obligated to pay TeraWulf a termination fee of $1.2 million, and TeraWulf will be obligated to pay IKONICS a termination fee of $10.0 million if the Merger Agreement is terminated under certain circumstances.
Pursuant to the CVR Agreement, each shareholder of IKONICS as of immediately prior to the Closing, will receive one non-transferable contingent value right (“CVR”) for each outstanding share of common stock of IKONICS then held. The holders of the CVRs will be entitled to receive 95% of the Net Proceeds (as defined in the CVR Agreement), if any, from the sale, transfer, disposition, spin-off, or license of all or any part of the pre-merger business of IKONICS, subject to a reserve of up to 10% of the Gross Proceeds (as defined in the CVR Agreement) from such transaction. The CVRs will not confer to the holders thereof any voting or equity or ownership interest in TeraWulf. The CVRs will not be transferable, except in limited circumstances, and will not be listed on any quotation system or traded on any securities exchange. The CVR Agreement will terminate after all payment obligations to the holders thereof have been satisfied. Holders of CVRs will not be eligible to receive payment for dispositions, if any, of any part of the pre-merger business of the Company after the eighteen-month anniversary of the Closing.

PART I — FINANCIAL INFORMATION
ITEM 1.   Condensed Financial Statements
IKONICS CORPORATION
CONDENSED BALANCE SHEETS
	June 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,260,855	$3,693,845
Trade receivables, less allowance of $54,000 in 2021 and $55,000 in 2020	1,651,035	2,119,213
Inventories	1,607,828	1,644,975
Prepaid expenses and other assets	162,786	125,969
Income taxes receivable	30,412	219,451
Total current assets	5,712,916	7,803,453
PROPERTY, PLANT, AND EQUIPMENT, at cost:
Land and building	9,556,586	9,556,586
Machinery and equipment	5,271,367	5,263,586
Office equipment	1,420,494	1,417,219
Vehicles	245,674	245,674
	16,494,121	16,483,065
Less accumulated depreciation	(9,410,087)	(9,094,702)
Total property, plant and equipment at cost, net	7,084,034	7,388,363
INTANGIBLE ASSETS, less accumulated amortization of $205,697 in 2021 and $207,399 in 2020	245,832	243,583
Total assets	$13,042,782	$15,435,399
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$—	$2,688,396
Accounts payable	1,521,736	459,836
Accrued compensation	466,547	279,755
Other accrued liabilities	99,774	168,066
Total current liabilities	2,088,057	3,596,053
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.10 per share; authorized 250,000 shares; issued none	—	—
Common stock, par value $.10 per share; authorized 4,750,000 shares; issued and outstanding 1,980,694 shares in 2021 and 1,976,354 in 2020	198,069	197,635
Additional paid-in-capital	2,902,790	2,743,930
Retained earnings	7,853,866	8,897,781
Total stockholders’ equity	10,954,725	11,839,346
Total liabilities and stockholders’ equity	$13,042,782	$15,435,399
See notes to condensed financial statements.

IKONICS CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
NET SALES	$4,251,348	$2,572,439	$7,324,756	$6,069,631
COST OF GOODS SOLD	2,822,044	2,187,544	4,899,120	4,531,504
GROSS PROFIT	1,429,304	384,895	2,425,636	1,538,127
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,944,502	1,202,307	3,128,093	2,983,327
RESEARCH AND DEVELOPMENT EXPENSES	128,895	201,234	263,817	384,814
LOSS FROM OPERATIONS	(644,093)	(1,018,646)	(966,274)	(1,830,014)
INTEREST EXPENSE	(82,498)	(24,623)	(102,340)	(46,107)
OTHER INCOME	5,138	1,766	5,175	8,683
LOSS BEFORE INCOME TAXES	(721,453)	(1,041,503)	(1,063,439)	(1,867,438)
INCOME TAX EXPENSE (BENEFIT)	823	—	(19,524)	(238,929)
NET LOSS	$(722,276)	$(1,041,503)	$(1,043,915)	$(1,628,509)
LOSS PER COMMON SHARE
Basic	$(0.37)	$(0.53)	$(0.53)	$(0.82)
Diluted	$(0.37)	$(0.53)	$(0.53)	$(0.82)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	1,977,959	1,976,354	1,977,368	1,976,354
Diluted	1,977,959	1,976,354	1,977,368	1,976,354
See notes to condensed financial statements.

IKONICS CORPORATION
STATEMENTS OF STOCKHOLDERS’ EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2021 and 2020 (unaudited)
For the three months ended June 30, 2021:
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stock- holders’ Equity
	Shares	Amount
BALANCE AT MARCH 31, 2021	1,977,104	$197,710	$2,787,733	$8,576,142	$11,561,585
Net loss	—	—	—	(722,276)	(722,276)
Exercise of stock options	2,250	225	21,074	—	21,299
Restricted stock vested	1,340	134	(134)	—	—
Stock based compensation	—	—	94,117	—	94,117
BALANCE AT JUNE 30, 2021	1,980,694	$198,069	$2,902,790	$7,853,866	$10,954,725
For the three months ended June 30, 2020:
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stock- holders’ Equity
	Shares	Amount
BALANCE AT MARCH 31, 2020	1,976,354	$197,635	$2,725,650	$8,750,095	$11,673,380
Net loss	—	—	—	(1,041,503)	(1,041,503)
Stock based compensation	—	—	3,688	—	3,688
BALANCE AT JUNE 30, 2020	1,976,354	$197,635	$2,729,338	$7,708,592	$10,635,565
For the six months ended June 30, 2021:
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stock- holders’ Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2020	1,976,354	$197,635	$2,743,930	$8,897,781	$11,839,346
Net loss	—	—	—	(1,043,915)	(1,043,915)
Exercise of stock options	3,000	300	27,390	—	27,690
Restricted stock vested	1,340	134	(134)	—	—
Stock based compensation	—	—	131,604	—	131,604
BALANCE AT JUNE 30, 2021	1,980,694	$198,069	$2,902,790	$7,853,866	$10,954,725
For the six months ended June 30, 2020:
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stock- holders’ Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2019	1,976,354	$197,635	$2,721,962	$9,337,101	$12,256,698
Net loss	—	—	—	(1,628,509)	(1,628,509)
Stock based compensation	—	—	7,376	—	7,376
BALANCE AT JUNE 30, 2020	1,976,354	$197,635	$2,729,338	$7,708,592	$10,635,565
See notes to condensed financial statements.

IKONICS CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,043,915)	$(1,628,509)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	315,385	335,435
Amortization	98,548	18,452
Stock based compensation	131,604	7,376
Net gain on sale and disposal of equipment	—	(2,324)
Loss on intangible asset abandonment	—	16,906
Changes in working capital components:
Trade receivables	468,178	1,020,699
Inventories	37,147	(501,404)
Prepaid expenses and other assets	(36,817)	749,076
Income tax receivable	189,039	(247,011)
Accounts payable	1,061,900	(446,417)
Accrued expenses	118,500	(511,614)
Net cash provided by (used in) operating activities	1,339,569	(1,189,335)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property equipment	(11,056)	(149,916)
Proceeds from sales of equipment	—	18,297
Purchases of intangible assets	(15,958)	(12,483)
Proceeds on sale of short-term investments	—	2,205,000
Net cash (used in) provided by investing activities	(27,014)	2,060,898
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from paycheck protection program loan	—	1,214,500
Payment on long-term debt	(2,773,235)	(71,603)
Proceeds from exercise of stock options	27,690	—
Net cash (used in) provided by financing activities	(2,745,545)	1,142,897
NET (DECREASE) INCREASE IN CASH	(1,432,990)	2,014,460
CASH AT BEGINNING OF PERIOD	3,693,845	963,649
CASH AT END OF PERIOD	$2,260,855	$2,978,109
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$24,089	$37,998
Net cash received (paid for) income taxes, net	$208,562	$(8,082)
See notes to condensed financial statements.

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
1.
Basis of Presentation

The condensed balance sheet of IKONICS Corporation (the “Company”) as of June 30, 2021, and the related condensed statements of operations for the three and six months ended June 30, 2021 and 2020, the condensed statements of stockholders’ equity for the three and six months ended June 30, 2021 and 2020, and condensed cash flows for the six months ended June 30, 2021 and 2020, have been prepared without being audited.
In the opinion of management, these statements reflect all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of IKONICS Corporation as of June 30, 2021, and the results of operations and cash flows for all periods presented.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted. Therefore, these statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
The results of operations for interim periods are not necessarily indicative of results that will be realized for the full fiscal year.
The Company relies on cash flow generated from operations and available borrowings under its bank line of credit to fund its working capital and other operating and investing needs. The Company’s ability to borrow under the bank line of credit is based on its ability to continue to renew the maturity date of the bank line of credit.
The global, regional and local spread of COVID-19 has resulted in significant global mitigation measures, including government-directed quarantines, social distancing and shelter-in-place mandates, travel restrictions and/or bans, and restricted access to certain corporate facilities and manufacturing sites. Uncertainty with respect to the severity and duration of the pandemic has contributed to periods of volatility and disruption of financial markets. While the severity and duration of the COVID-19 pandemic remain uncertain, impacts to the Company may include, but are not limited to: fluctuations in the Company’s stock price due to market volatility; a decrease in demand for the Company’s products; reduced profitability; supply chain disruptions impeding the Company’s ability to ship and/or receive product; potential interruptions or limitations to manufacturing operations imposed by local, state or federal governments; shortages of key raw materials; workforce absenteeism and distraction; labor shortages; customer credit concerns; cyber security and data accessibility disruptions due to remote working arrangements; reduced sources of liquidity; increased borrowing costs; and potential asset impairment charges. Business disruptions and market volatility resulting from the COVID-19 pandemic could continue to have a material adverse impact on the Company’s results of operations, financial condition and cash flows.
Based on the Company’s current cash position, and expected future cash flows, the Company believes it will have sufficient cash to fund its operations beyond twelve months from the date of the issuance of the accompanying unaudited condensed financial statements.
Definitive Transaction Agreement with TeraWulf, Inc.
On June 25, 2021, the Company announced that its board of directors, along with the board of directors of TeraWulf Inc. (“TeraWulf”), unanimously approved a definitive agreement (as amended, the “Agreement”) under which the Company will combine with TeraWulf under a new holding company in a strategic business combination (the “Transaction”).
Upon consummation of the Transaction, each outstanding share of the Company’s common stock will receive $5.00 in cash, one contingent value right (“CVR”), and one share of the combined company’s

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
common stock. Through the CVRs, which will not be publicly traded, the Company’s shareholders will be entitled to receive 95% of the net proceeds from any sale of the IKONICS legacy business completed during the 18 months following the closing of the business combination, and will expire at the end of such 18 month period with respect to any portion of the IKONICS legacy business which has not been sold. The shares of the combined company’s common stock to be received by the Company’s shareholders will collectively represent 2% of the combined company’s pro forma common equity ownership.
Following consummation of the Transaction, the legacy business of IKONICS will be operated consistent with past practices but will be positioned for sale on terms that are acceptable to the board of directors of the combined company.
The Transaction is expected to close in the second half of 2021, subject to the receipt of regulatory approvals, the approval of IKONICS and TeraWulf shareholders, and other customary closing conditions.
The Agreement contains certain termination rights for both IKONICS and TeraWulf, including if the Transaction is not completed on or before December 31, 2021.
The Agreement provides that the Company will be obligated to pay TeraWulf a termination fee of $1.2 million, and TeraWulf will be obligated to pay the Company a termination fee of $10.0 million, if the Agreement is terminated under certain circumstances. The Agreement does not contain any post-Closing indemnification obligations with respect to the Parties.
In the second quarter of 2021, in connection with the Transaction, the Company incurred pre-tax expenses of approximately $703,000 related to professional fees which are recorded in selling, general and administrative expenses in the condensed consolidated statement of operations.
Legal Proceedings
From time to time, the Company is involved in legal proceedings and regulatory proceedings arising from the Company’s operations. The Company establishes reserves for specific liabilities in connection with legal actions that are deemed to be probable and estimable. Except as set forth below, the Company is not currently a party to any proceeding, the adverse outcome of which would have a material adverse effect on its financial position or results of operations.
On August 3, 2021, one complaint was filed by a purported shareholder of the Company in the United States District Court for the Southern District of New York, captioned Stein v. Ikonics Corporation, et al., No. 1:21-cv-6550. On August 11, 2021, another complaint was filed by a purported shareholder of the Company in the United States District Court for the Eastern District of New York, captioned Bendimez v. Ikonics Corporation, et al., No. 1:21-cv-04514. The complaints name as defendants, the Company and the members of its board of directors and allege violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and certain SEC rules and regulations promulgated thereunder. Each complaint generally alleges, among other things, that certain disclosure in a version of the preliminary proxy statement/prospectus contained in the registration statement on Form S-4 originally filed with the SEC on July 30, 2021 misrepresented and/or omitted material information. The complaints seek, among other remedies, injunctive relief, including enjoining defendants from proceeding with or consummating the mergers, rescissory damages, and an award of costs and expenses, including attorneys’ and experts’ fees and expenses. The Company and the members of its board of directors have not yet responded to either complaint but believe they are without merit. However, there can be no assurance that the Company will prevail in any lawsuit. Additionally, similar lawsuits may be filed between the date of this filing and the date of the special meeting.

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
2.
Inventories

The major components of inventories as of June 30, 2021 and December 31, 2020 were as follows:
	Jun 30, 2021	Dec 31, 2020
Raw materials	$1,286,151	$1,323,655
Work-in-progress	399,738	428,753
Finished goods	1,140,543	1,065,458
Reduction to LIFO cost	(1,218,604)	(1,172,891)
Total Inventories	$1,607,828	$1,644,975

3.
Earnings Per Common Share (EPS)

Basic EPS is calculated using net loss divided by the weighted average of common shares outstanding. Diluted EPS is calculated similarly to Basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potential dilutive common shares, such as those shares subject to options, had been issued. The options and restricted stock units disclosed in Note 4 have been excluded from the computation because of their antidilutive effect.
Shares used in the calculation of diluted EPS are summarized below:
	Three Months Ended
	Jun 30, 2021	Jun 30, 2020
Weighted average common shares outstanding	1,977,959	1,976,354
Dilutive effect of stock options and restricted stock units	—	—
Weighted average common and common equivalent shares outstanding	1,977,959	1,976,354
	Six Months Ended
	Jun 30, 2021	Jun 30, 2020
Weighted average common shares outstanding	1,977,368	1,976,354
Dilutive effect of stock options and restricted stock units	—	—
Weighted average common and common equivalent shares outstanding	1,977,368	1,976,354
If the Company was in a net income position for the three and six months ended June 30, 2021, 13,500 options with a weighted average exercise price of $6.18 would have been included as part of the computation of common share equivalents as the options would have been dilutive, while 10,000 options with a weighted average exercise price of $11.50 would have remained excluded because these options were anti-dilutive.
If the Company was in a net income position for the three and six months ended June 30, 2021, 87,110 restricted stock units would have been included as part of the computation of common share equivalents as the restricted stock units would have been dilutive.
If the Company was in a net income position for the three and six months ended June 30, 2020, all 21,500 options outstanding with a weighted average exercise price of $7.38 would have remained excluded from the computation of common share equivalents as the options were anti-dilutive.
4.
Stock-Based Compensation

The Company maintains the 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan replaced the 1995 Incentive Stock Option Plan (the “1995 Plan) upon its ratification by shareholders in April 2019.

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
The 1995 plan authorized the issuance of up to 442,750 shares of common stock through grants of restricted stock units and options. Of those shares, 1,000 were subject to outstanding options as of June 30, 2021. Awards granted under the 1995 Plan will remain in effect until they are exercised or expire according to their terms. At the time the 2019 Plan was approved, there were 102,157 shares reserved for future grants under the 1995 Plan which will no longer be available for future grants.
Under the terms of the 2019 Plan, the number of shares of common stock that may be the subject of awards and issued under the 2019 Plan was initially set at 102,157. Subsequent to the approval of the 2019 Plan, 12,750 outstanding options granted under the 1995 Plan were forfeited. Under the terms of the 2019 Plan, those forfeited options are added back to the 2019 Plan reserve pool. As of June 30, 2021, 90,850 restricted stock units (RSUs) and 23,250 options have been granted under the 2019 Plan, of which 750 stock options and 2,400 RSUs have been forfeited, bringing the number of shares of common stock available for future awards under the 2019 Plan to 3,957.
The Company charged compensation cost of approximately $131,600 against the loss for the six months ended June 30, 2021 and approximately $7,400 for the six months ended June 30, 2020. As of June 30, 2021, there was approximately $674,000 of unrecognized compensation cost related to unvested share-based compensation awards. That cost is expected to be recognized over the next four years.
The Company receives a tax deduction for certain stock option exercises during the period in which the options are exercised, generally for the excess of the market price at the time the stock options are exercised over the exercise price of the options, which increases additional paid in capital and reduces income taxes payable.
Proceeds from the exercise of 3,000 stock options with an intrinsic value of approximately $24,000 were approximately $27,700 for the six months ended June 30, 2021. No stock options were exercised during the six months ended June 30, 2020.
There were 10,000 options granted during the six months ended June 30, 2021 and 2020. The fair value of options granted during the six months ended June 30, 2021 and 2020 were estimated using the Black Scholes option pricing model with the following assumptions:
	2021	2020
Dividend yield	—	—
Expected volatility	51.6%	40.3%
Expected life of option (years)	10	10
Risk-free interest rate	0.5%	1.4%
Fair value of each option on grant date	$6.84	$2.90
Stock option activity during the six months ended June 30, 2021 was as follows:
	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2021	17,500	$6.97
Granted	10,000	11.50
Exercised	(3,000)	9.23
Expired and forfeited	(1,000)	10.75
Outstanding at June 30, 2021	23,500	$8.45
Exercisable at June 30, 2021	5,165	$6.54

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
The aggregate intrinsic value of all options outstanding and for those exercisable at June 30, 2021 was approximately $58,700 and $20,700, respectively.
There were 36,550 RSUs granted during the six months ended June 30, 2021. The shares underlying the awards were assigned a weighted average value of $11.01 per share, based on the closing price of the Company’s common stock on the date of grants. These awards scheduled vesting period ranges from some awards vesting at the time of the grant up to four years. No RSUs were granted during the six months ended June 30, 2020.
RSU activity during the six months ended June 30, 2021 is summarized as follows:
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested shares at January 1, 2021	54,300	$6.11
Granted	36,550	11.01
Vested	(1,340)	11.30
Forfeited or surrendered	(2,400)	6.11
Unvested shares at June 30, 2021	87,110	8.09

5.
Segment Information

The Company’s reportable segments are strategic business units that offer different products and have varied customer bases. There are four reportable segments: Chromaline, IKONICS Imaging, Digital Texturing (DTX) and Advanced Material Solutions (AMS). Chromaline sells screen printing film, emulsions, and inkjet receptive film primarily to distributors and some end users. IKONICS Imaging sells photo resistant film, art supplies, glass, and related abrasive etching equipment to both end users and distributors. AMS provides sound deadening and weight reduction technology to the aerospace industry along with products and services for etched composites, ceramics, glass and silicon wafers. DTX includes products and customers related to patented and proprietary inkjet technology used for mold texturing and prototyping. The accounting policies applied to determine the segment information are the same as those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Management evaluates the performance of each segment based on the components of divisional income (loss). Assets and liabilities are not allocated to segments, except for trade receivables. Financial information with respect to the reportable segments follows:
For the three months ended June 30, 2021:
	IKONICS
	Chromaline	IKONICS Imaging	DTX	AMS	Unalloc.	Total
Net sales	$2,653,733	$1,264,855	$85,444	$247,316	$—	$4,251,348
Cost of goods sold	1,905,738	644,071	34,260	237,975	—	2,822,044
Gross profit	747,995	620,784	51,184	9,341	—	1,429,304
Selling general and administrative*	289,928	259,219	32,001	58,869	1,304,485	1,944,502
Research and development*	—	—	—	—	128,895	128,895
Income (loss) from operations	$458,067	$361,565	$19,183	$(49,528)	$(1,433,380)	$(644,093)

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
For the three months ended June 30, 2020:
	IKONICS
	Chromaline	IKONICS Imaging	DTX	AMS	Unalloc.	Total
Net sales	$1,619,986	$625,800	$49,053	$277,600	$—	$2,572,439
Cost of goods sold	1,407,362	419,985	24,346	335,851	—	2,187,544
Gross profit (loss)	212,624	205,815	24,707	(58,251)	—	384,895
Selling general and administrative*	366,136	224,573	30,059	57,035	524,504	1,202,307
Research and development*	—	—	—	—	201,234	201,234
Loss from operations	$(153,512)	$(18,758)	$(5,352)	$(115,286)	$(725,738)	$(1,018,646)
For the six months ended June 30, 2021:
	IKONICS
	Chromaline	IKONICS Imaging	DTX	AMS	Unalloc.	Total
Net sales	$4,352,414	$2,351,456	$161,755	$459,131	$—	$7,324,756
Cost of goods sold	3,140,523	1,193,726	77,052	487,819	—	4,899,120
Gross profit (loss)	1,211,891	1,157,730	84,703	(28,688)	—	2,425,636
Selling general and administrative*	547,930	475,755	62,040	117,490	1,924,878	3,128,093
Research and development*	—	—	—	—	263,817	263,817
Income (loss) from operations	$663,961	$681,975	$22,663	$(146,178)	$(2,188,695)	$(966,274)
For the six months ended June 30, 2020:
	IKONICS
	Chromaline	IKONICS Imaging	DTX	AMS	Unalloc.	Total
Net sales	$3,584,326	$1,595,899	$161,582	$727,824	$—	$6,069,631
Cost of goods sold	2,825,631	897,708	76,092	732,073	—	4,531,504
Gross profit (loss)	758,695	698,191	85,490	(4,249)	—	1,538,127
Selling general and administrative*	792,355	503,435	64,432	160,144	1,462,961	2,983,327
Research and development*	—	—	—	—	384,814	384,814
Income (loss) from operations	$(33,660)	$194,756	$21,058	$(164,393)	$(1,847,775)	$(1,830,014)

*
The Company does not allocate all selling, general and administrative expenses or any research and development expenses to its operating segments for internal reporting.

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Trade receivables by segment as of June 30, 2021 and December 31, 2020 were as follows:
	Jun 30, 2021	Dec 31, 2020
Chromaline	$1,150,630	$1,676,592
IKONICS Imaging	356,216	396,116
DTX	26,759	35,983
AMS	155,409	57,676
Unallocated	(37,979)	(47,154)
Total	$1,651,035	$2,119,213

6.
Income Taxes

The Company records its interim provision for income taxes by applying its estimated annual effective tax rate to the year-to-date pre-tax income and adjusting for discrete tax items recorded in the period. Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. These differences relate primarily to different methods used for income tax reporting purposes, including for depreciation and amortization, warranty and vacation accruals, and deductions related to allowances for doubtful accounts receivable and inventory reserves. The provision for income taxes included current federal and state income tax expense, as well as deferred federal and state income tax expense.
Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended June 30, 2021. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.
On the basis of this evaluation, as of June 30, 2021, a full valuation allowance has been recorded to reserve for deferred tax assets entirely, which are not expected to be realized. The valuation allowance will be reevaluated on a quarterly basis and may change if estimates of future taxable income during the carryforward period is increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth
The effective tax rate for the three months ended June 30, 2021 was a benefit of 0.1%, compared to an effective tax rate 0.0% for the three months ended June 30, 2020. The Company recorded an income tax benefit of $1,000 and a benefit of $0 for the three months ended June 30, 2021 and 2020, respectively.
The effective tax rate for the six months ended June 30, 2021 was a benefit of 1.8%, compared to a benefit 12.8% for the six months ended June 30, 2020. The primary driver of the change in the Company’s effective tax rate is attributable to additional benefit from an net operating loss carryback claim recorded in the prior year. The Company recorded an income tax benefit of $19,000 and a benefit of $239,000 for the six months ended June 30, 2021 and 2020, respectively.
The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority is more-likely -than-not to sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the condensed consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. As of June 30, 2021, the Company has no unrecognized tax benefits.
This Company is not currently under examination in any jurisdiction. In the event of any future tax assessments, the Company has elected to record the income taxes and any related interest and penalties as income tax expense on the statement of operations.

IKONICS CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)
7.
Long-Term Debt

Duluth Economic Development Authority Loan
On April 1, 2016, the Company entered into a financing agreement (the “Financing Agreement”) under which the Duluth Economic Development Authority (the “Issuer”) agreed to sell $3,415,000 of its Tax Exempt Industrial Revenue Bonds, Series 2016 (IKONICS Project) (the “Bonds”) to Wells Fargo Bank, National Association (the “Bank”), and the Bank agreed to lend to the Company the proceeds received from the sale of the Bonds (the “Loan”). The closing of the sale of the Bonds occurred on April 29, 2016. The proceeds from the Loan were used to finance the construction of a 27,300-square foot building as well as related equipment for use in the Company’s manufacture of sound deadening technology used in the aerospace industry and products consisting of etched composites, ceramics, glass and silicon wafers, to be located in Duluth, Minnesota (the “Project”). The Loan required monthly payments of approximately $18,000, including interest. The Loans interest rate was 2.60% per year, subject to change based upon changes to the maximum federal corporate tax rate. Including debt costs of approximately $139,000, the Loan’s effective interest rate was 3.23%.
During the first six months of 2021, the Company was informed that the bank will require the Company to repay the outstanding principal and any outstanding accrued and unpaid interest on April 1, 2021. On April 1, 2021, the Company repaid the entire loan including principal amount of $2.7 million and interest of $6,100 with existing cash on hand. When the loan was repaid, $82,000 of unamortized deferred financing costs were written off and charged to interest expense.
Line of Credit
The Company also has a bank line of credit providing for borrowings of up to $2,050,000 which expires on August 30, 2021 and bears interest at 1.8 percentage points over the 30-day LIBOR rate. The Company did not utilize this line of credit during the first six months of 2021 or 2020 and there were no borrowings outstanding as of June 30, 2021 or December 31, 2020. There are no financial covenants related to the line of credit, and the line of credit is collateralized by the Company’s assets.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of IKONICS Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of IKONICS Corporation (the Company) as of December31, 2020 and 2019, the related statements of operations, stockholders’ equity and cash flows for the years thenended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firmregistered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicablerules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those stand ards require that we planand perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged toperform, an audit of its internal control over financial reporting. As part of our audits we are required to obtainan understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financialstatements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter inany way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.
Liquidity
As discussed in Note 1 to the financial statements, the Company experienced a significant decrease in sales activity due to the COVID-19 pandemic, and the future financial impact and duration is difficult to estimate at this time. As a result of the decrease in sales activity, the Company executed a plan to mitigate the impact of COVID-19, which included permanent reductions to the Company’s work force, reductions in board and officer compensation, and elimination of all non-essential expenditures. The impact of COVID-19 on the Company’s operating results will depend on future developments, which are highly uncertain and are difficult to predict, including governmental and business reactions to the pandemic. Managements’ liquidity analysis involves anassessment of future operating results, which involves subjective assumptions related to sales levels, margins, and expenses. Managements’ liquidity analysis also involves an assessment of the ability to fund cash flowneeds from financing activities.

We identified the Company’s liquidity disclosure as a critical audit matter due to certain significant assumptions management makes in the estimate, including future sales, margin and payroll expense projections. Auditingmanagement’s assumptions of future sales, margin, and payroll expense projections, involved a high degree ofauditor judgement and increased audit effort to evaluate management’s conclusion that it is probable the Company’s operations will provide adequate cash flow to fund the Company’s obligations.
Our audit procedures related to the auditor’s evaluation of the Company’s liquidity included the following, among others:
•
We evaluated the reasonableness of management’s assessment of the sufficiency of the Company’s current cash position in comparison to management’s estimate of expected future cashflows and other operating and investing needs.

•
We evaluated the reasonableness of significant assumptions related to management’s future projections including revenue projections, margins, and expenses by comparing forecasts to historical results, review of recent trends, review of interim financial information, and discussions with management personnel.

•
We evaluated the sufficiency of the Company’s plans to mitigate the impact of COVID-19 including management’s estimate of costs reductions by review of recent trends, review of interim financial information, and discussions with management personnel.

/s/ RSM US LLP
We have served as the Company’s auditor since 2002.
Minneapolis, Minnesota
    March 3, 2021

IKONICS CORPORATION
BALANCE SHEETS
DECEMBER 31, 2020 AND 2019
	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,693,845	$963,649
Short-term investments	—	2,205,000
Trade receivables, less allowance of $55,000 in 2020 and $58,000 in 2019	2,119,213	2,434,718
Inventories, net	1,644,975	2,180,536
Prepaid expenses and other assets	125,969	906,916
Income taxes receivable	219,451	1,369
Total current assets	7,803,453	8,692,188
PROPERTY, PLANT, AND EQUIPMENT, at cost:
Land and building	9,556,586	9,556,984
Machinery and equipment	5,263,586	5,198,784
Office equipment	1,417,219	1,402,369
Vehicles	245,674	245,674
	16,483,065	16,403,811
Less accumulated depreciation	(9,094,702)	(8,487,827)
Total property, plant and equipment at cost, net	7,388,363	7,915,984
PATENTS, less accumulated amortization of $207,399 in 2020 and $181,609 in 2019	243,583	271,369
Total assets	$15,435,399	$16,879,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2,688,396	$133,287
Accounts payable	459,836	761,641
Accrued compensation	279,755	382,303
Other accrued liabilities	168,066	657,255
Total current liabilities	3,596,053	1,934,486
LONG-TERM LIABILITIES
Long-term debt, less current portion	—	2,688,357
Total liabilities	3,596,053	4,622,843
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.10 per share; authorized 250,000 shares; issued none	—	—
Common stock, par value $.10 per share; authorized 4,750,000 shares; issued and outstanding 1,976,354 shares in 2020 and 2019	197,635	197,635
Additional paid-in-capital	2,743,930	2,721,962
Retained earnings	8,897,781	9,337,101
Total stockholders’ equity	11,839,346	12,256,698
Total liabilities and stockholders’ equity	$15,435,399	$16,879,541
See notes to financial statements.

IKONICS CORPORATION
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2020 AND 2019
	Year Ended December 31,
	2020	2019
NET SALES	$13,432,220	$17,618,559
COST OF GOODS SOLD	9,527,143	12,221,370
GROSS PROFIT	3,905,077	5,397,189
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,019,604	5,483,586
RESEARCH AND DEVELOPMENT EXPENSES	671,493	870,279
LOSS FROM OPERATIONS	(1,786,020)	(956,676)
INTEREST EXPENSE	(86,561)	(90,058)
OTHER INCOME	1,223,261	61,176
LOSS BEFORE INCOME TAXES	(649,320)	(985,558)
INCOME TAX BENEFIT	(210,000)	(172,000)
NET LOSS	$(439,320)	$(813,558)
LOSS PER COMMON SHARE
Basic	$(0.22)	$(0.41)
Diluted	$(0.22)	$(0.41)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	1,976,354	1,980,253
Diluted	1,976,354	1,980,253
See notes to financial statements.

IKONICS CORPORATION
STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2020 AND 2019
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stock- holders’ Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2018	1,983,553	$198,355	$2,723,024	$10,189,651	$13,111,030
Net loss	—	—	—	(813,558)	(813,558)
Common stock repurchased	(7,199)	(720)	(9,883)	(38,992)	(49,595)
Stock based compensation	—	—	8,821	—	8,821
BALANCE AT DECEMBER 31, 2019	1,976,354	197,635	2,721,962	9,337,101	12,256,698
Net loss	—	—	—	(439,320)	(439,320)
Stock based compensation	—	—	21,968	—	21,968
BALANCE AT DECEMBER 31, 2020	1,976,354	$197,635	$2,743,930	$8,897,781	$11,839,346
See notes to financial statements.

IKONICS CORPORATION
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2020 AND 2019
	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(439,320)	$(813,558)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	661,565	639,997
Amortization	36,489	43,014
Stock based compensation	21,968	8,821
Forgiveness on paycheck protection loan	(1,214,500)	—
Net gain on sale and disposal of equipment	(2,325)	(8,482)
Deferred income taxes	—	(183,000)
Abandonment of patents	16,906	92,833
Changes in operating assets and liabilities:
Trade receivables	315,505	(219,503)
Inventories	535,561	(133,948)
Prepaid expenses and other assets	780,947	(531,554)
Income tax receivable	(218,082)	1,399
Accounts payable	(301,805)	114,113
Accrued expenses	(591,737)	512,837
Net cash used in operating activities	(398,828)	(477,031)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(149,916)	(478,353)
Proceeds from sales of equipment	18,297	15,596
Purchases of patents	(14,910)	(19,665)
Purchases of short-term investments	—	(5,635,000)
Proceeds on sale of short-term investments	2,205,000	6,125,000
Net cash provided by investing activities	2,058,471	7,578
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from paycheck protection program loan	1,214,500	—
Principal payments on long-term debt	(143,947)	(140,440)
Repurchase of common stock	—	(49,595)
Net cash provided by (used in) financing activities	1,070,553	(190,035)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,730,196	(659,488)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	963,649	1,623,137
CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,693,845	$963,649
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$75,227	$79,008
Cash paid for income taxes, net	$8,082	$9,457
See notes to financial statements.

IKONICS CORPORATION
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2020 AND 2019
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Foreign Export Sales — IKONICS Corporation’s (the Company or IKONICS) traditional business has been the development and manufacturing of high-quality photochemical imaging systems for sale primarily to a wide range of printers and decorators of surfaces. Customers’ applications are primarily screen printing and abrasive etching. These sales have been augmented with inkjet receptive films, ancillary chemicals and related equipment to provide a full line of products and services to its customers. Leveraging these technologies the Company is also diversifying and expanding its business to industrial markets. These efforts also include the Company’s Advanced Material Solutions (AMS) business unit which uses the Company’s proprietary process and photoresist film for the abrasive etching of composite materials, industrial ceramics, silicon wafers, and glass wafers. The customer base for AMS is primarily the aerospace and electronics industries. Based on its expertise in ultraviolet curable fluids and inkjet receptive substrates, the Company has also developed a patented digital texturing technology (DTX) for putting patterns and textures into steel molds for the plastic injection molding industry. The original equipment manufacturer (“OEM”) for the Company’s DTX technology is primarily the automotive industry. Industrial inkjet printers, which are integral to the DTX system, are manufactured and sold by a strategic partner. The Company’s business plan is to sell a suite of products including consumable fluids and transfer films. For most markets these sales are direct to the mold maker. The DTX technology is being expanded to prototyping where the Company’s technology offers a unique combination of high definition and large format prints. The Company’s principal markets include the United States, Europe, Latin America, Asia, and other parts of the world. The Company extends credit to its customers, all on an unsecured basis, on terms that it establishes for individual customers.
The full extent of the effect of the COVID-19 pandemic on the Company’s customers, supply chain and business is difficult to assess at this time although the Company’s 2020 results of operations were adversely affected. The Company has developed a plan to mitigate the impact of COVID-19 which includes the implementation of a series of specific and identified cost reductions, in addition to actions already taken, including further reducing its direct and indirect operating costs. The impact of COVID-19 on the Company’s operating results will depend on future developments, which are highly uncertain and difficult to predict, including governmental and business reactions to the pandemic.
Based on the Company’s current cash position, and expected future cash flows, the Company believes it will have sufficient cash to repay its entire $2.7 million loan and continue to fund its operations beyond twelve months from the date of the issuance of the financial statements
The Company has evaluated subsequent events occurring after the date of the financial statements for events requiring recording or disclosure in the financial statements. As a result of the novel strain of COVID-19 pandemic effect on the Company’s business as well as the businesses of its customers and suppliers, a significant decline in the Company’s business has occurred and that decline is expected to continue. Although the Company continues to operate, the Company has experienced a significant decrease in sales activity, and the future financial impact and duration is difficult to reasonably estimate at this time.
Foreign sales approximated 29.7% and 29.4% of net sales in 2020 and 2019, respectively. Foreign receivables are comprised primarily of open credit arrangements with terms ranging from 30 to 90 days. No single customer or foreign country represented greater than 10% of net sales in 2020 or in 2019.
The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

A summary of the Company’s significant accounting policies follows:
Cash Equivalents — The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of money market funds in which the carrying value approximates fair value because of the short maturity of these instruments. The money market fund invests in United States dollar denominated securities that present minimal credit risk and consist of investments in debt securities issued or guaranteed by the United States government or by United States government agencies or instrumentalities, repurchase agreements fully collateralized by the United States Treasury, and United States government securities. The Company maintains its cash balances primarily in two financial institutions. As of December 31, 2020, the balance at both institutions exceeded the Federal Deposit Insurance Corporation coverage.
Short-Term Investments— Short-term investments consist of fully insured certificates of deposit with original maturities ranging from three to six months as of December 31, 2019. There were no short-term investments at December 31, 2020.
Inventories — Inventories are stated at the lower of cost or net realizable value using the last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) cost method had been used, inventories would have been approximately $1,173,000 and $1,356,000 higher than reported at December 31, 2020 and 2019, respectively. Inventory quantities were reduced during 2020, resulting in a liquidation of LIFO inventory layers (a “LIFO decrement”). A LIFO decrement results in the erosion of layers created in earlier years, and, therefore, a LIFO layer is not created for years that have decrements. The Company had a decrement of its LIFO inventory layers of approximately $116,000 in 2020. There was no LIFO decrement in 2019. The inventory reserve for obsolescence was $13,000 and $12,000 at December 31, 2020 and 2020, respectively. The major components of inventories, net of inventory reserve, are as follows:
	Dec 31, 2020	Dec 31, 2019
Raw materials	$1,323,655	$1,667,154
Work-in-progress	428,753	419,906
Finished goods	1,065,458	1,449,854
Reduction to LIFO cost	(1,172,891)	(1,356,378)
Total Inventories	$1,644,975	$2,180,536
Property, Plant and Equipment — Major expenditures extending the life of the property, plant and equipment are capitalized. Repair and maintenance costs are expensed in the period in which they are incurred. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives:
Years
Buildings	15 – 40
Machinery and equipment	5 – 10
Office equipment	3 – 10
Vehicles	3
Patents — Patents are amortized on a straight-line basis over their estimated useful lives or agreement terms. As of December 31, 2020, the Company’s patents had a remaining estimated weighted average useful life of 8.5 years.
Impairment of Long-lived Assets — The Company reviews its long-lived assets, including property, plant and equipment and patents, for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Any impairment loss recorded is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. To date, the Company has determined that no loss on impairment of long-lived assets exists.
Fair Value of Financial Instruments — The carrying amounts of financial instruments, including cash and cash equivalents, short-term investments, trade receivables, accounts payable, and accrued liabilities approximate fair value due to the short maturities of these instruments. The fair value of long-term debt approximates its carrying value and has been estimated based on interest rates being offered for similar debt having the same or similar remaining maturities and collateral requirements.
Revenue recognition.   Revenue is measured based on consideration specified in the contract with a customer, adjusted for any applicable estimates of variable consideration and other factors affecting the transaction price, including noncash consideration, consideration paid or payable to customers and significant financing components. While most of the Company’s revenue is contracted with customers through one-time purchase orders and short-term contracts, the Company does have long-term arrangements with certain customers. Revenue from all customers is recognized when a performance obligation is satisfied by transferring control of a distinct good or service to a customer.
Individually promised goods and services in a contract are considered a distinct performance obligation and accounted for separately if the customer can benefit from the individual good or service on its own or with other resources that are readily available to the customer and the good or service is separately identifiable from other promises in the arrangement. When an arrangement includes multiple performance obligations, the consideration is allocated between the performance obligations in proportion to their estimated standalone selling price. Costs related to products delivered are recognized in the period incurred, unless criteria for capitalization of costs are met. Costs of revenues consist primarily of direct labor, manufacturing overhead, materials and components. The Company does not incur significant upfront costs to obtain a contract. If costs to obtain a contract were to become material, the costs would be recorded as an asset and amortized to expense in a manner consistent with the related recognition of revenue.
The Company excludes from revenue governmental assessed and imposed taxes on revenue transactions that are invoiced to customers. The Company includes freight billed to customers in revenue. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of goods sold.
The timing of revenue recognition, billings and cash collections results in accounts receivable on the balance sheet.
Performance obligations.   A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation in proportion to its standalone selling price and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s various performance obligations and the timing or method of revenue recognition are discussed below:
The Company sells its products to both distributors and end-users. Each unit of product delivered under a customer order represents a distinct and separate performance obligation as the customer can benefit from each unit on its own or with other resources that are readily available to the customer and each unit of product is separately identifiable from other products in the arrangement.
The transaction price for the Company’s products is the invoiced amount. The Company does not have variable consideration in the form of refunds, credits, rebates, price concessions, pricing incentives or other items impacting transaction price. The purchase order pricing in arrangements with customers is deemed to approximate standalone selling price; therefore, the Company does not need to allocate proceeds on a relative standalone selling price allocation between performance obligations. The Company does not disclose information about remaining performance obligations that have original expected durations of one year or less. There are no material obligations that extend beyond one year.
Revenue is recognized when transfer of control occurs as defined by the terms in the customer agreement. The Company immediately recognizes incidental items that are immaterial in the context of the contract. The Company does not have any significant financing components in its customer arrangements as payment is received at or shortly after the point of sale, generally thirty to ninety days.
The Company estimates returns based on an analysis of historical experience if the right to return products is granted to its customers. The Company does not record a return asset as non-conforming products are generally not returned. The Company’s return policy does not vary by geography. The customer has no rotation or price protection rights.

Trade receivables.   Trade receivables include amounts invoiced and currently due from customers and are financial instruments that also expose the Company to concentration of credit risk. The large number of customers comprising the Company’s customer base and their dispersion across different geographic areas limits such exposure. The amounts due are stated at their net estimated realizable value. The Company records an allowance for doubtful accounts to provide for the estimated amount of receivables that will not be collected and adequately provide for credit losses. The allowance is based on a review of all outstanding amounts on an on-going basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considers a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Accounts are considered past due if payment is not received according to agreed-upon terms. A small percentage of the trade receivables balance is denominated in a foreign currency with no concentration in any given country. At the end of each reporting period, the Company analyzes the receivable balance for customers paying in a foreign currency. These balances are adjusted to each quarter or year-end spot rate. Foreign currency transactions and translation adjustments did not have a significant effect on the Balance Sheets, the Statements of Operations, Stockholders’ Equity or Cash Flows for 2020 and 2019.
Sales commissions.   Sales commissions paid to sales representatives are eligible for capitalization as they are incremental costs that would not have been incurred without entering into a specific sales arrangement and are recoverable through the expected margin on the transaction. The Company recognizes the incremental costs of obtaining contracts as an expense when incurred, as the amortization period of the assets that would have otherwise been recognized is one year or less. The Company records these costs in selling, general, and administrative expense.
Product warranties.   The Company offers warranties on various products and services. These warranties are assurance type warranties that are not sold on a standalone basis; therefore, they are not considered distinct performance obligations. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the revenue is recognized for the product sale.
International revenue.   The Company markets its products to numerous countries in North America, Europe, Latin America, Asia and other parts of the world. Foreign sales were approximately 29.7% and 29.4% of total sales in 2020 and 2019, respectively.
Deferred Taxes — Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company classifies deferred tax assets and liabilities as noncurrent. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company follows the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.
Earnings Per Share (EPS) — Basic EPS is calculated using net income (loss) divided by the weighted average of common shares outstanding. Diluted EPS is similar to Basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares, when dilutive, that would have been outstanding if the potential dilutive common shares, such as those shares subject to options, had been issued.

Shares used in the calculation of diluted EPS are summarized below:
	Dec 31, 2020	Dec 31, 2019
Weighted average common shares outstanding	1,976,354	1,980,253
Dilutive effect of stock options and restricted stock units	—	—
Weighted average common and common equivalent shares outstanding	1,976,354	1,980,253
If the Company was in a net income position at December 31, 2020, all 17,500 options outstanding with a weighted average exercise price of $6.97 would have remained excluded from the computation of weighted average common and common equivalent shares outstanding as the options were anti-dilutive.
Restricted stock units of approximately 54,300 shares for the year-end December 31, 2020 would have remained excluded from the computation of weighted average common and common equivalent shares outstanding as they were anti-dilutive due to the amount of weighted-average unrecognized compensation related to these grants.
At December 31, 2019, options to purchase 19,250 shares of common stock with a weighted average exercise price of $11.32 were outstanding, but were excluded from the computation of common share equivalents because they were anti-dilutive.
Employee Stock Plan — The Company accounts for employee stock options under the provision of ASC 718, Compensation — Stock Compensation.
Recent Accounting Pronouncements — In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, which revises guidance for the accounting for credit losses on financial instruments within its scope, and in November 2018, issued ASU No. 2018-19 and in April 2019, issued ASU No. 2019-04 and in May 2019, issued ASU No. 2019-05, and in November 2019, issued ASU No. 2019-11, which amended the standard. The new standard introduces an approach, based on expected losses, to estimate credit losses on certain types of financial instruments and modifies the impairment model for available-for-sale debt securities. The new approach to estimating credit losses (referred to as the current expected credit losses model) applies to most financial assets measured at amortized cost and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities, net investments in leases and off-balance-sheet credit exposures. This ASU is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Entities are required to apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is still evaluating the impact of this ASU.
Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful trade receivables, the reserve for inventory obsolescence, undiscounted cash flows generated from long-live assets and the valuation allowance for deferred tax assets.
2.
INCOME TAXES

Income tax benefit for the years ended December 31, 2020 and 2019 consists of the following:
	2020	2019
Current:
Federal	$(216,000)	$—
State	6,000	11,000
	(210,000)	11,000
Deferred — Federal	—	(183,000)
	$(210,000)	$(172,000)

The expected (benefit) provision for income taxes, computed by applying the U.S. federal income tax rate of 21% to income (loss) before taxes, is reconciled to income benefit as follows:
	2020	2019
Expected provision for federal income taxes	$(136,000)	$(207,000)
State income taxes, net of federal benefit	(24,000)	(7,000)
Permanent items	(249,000)	11,000
Research and development credit	(23,000)	(29,000)
Change in valuation allowance	440,000	51,000
Change in tax law allowing NOL carryback claim	(217,000)	—
Prior year true-ups and other	(1,000)	9,000
	$(210,000)	$(172,000)
Net deferred tax liabilities consist of the following as of December 31, 2020 and 2019:
	2020	2019
Deferred tax liabilities:
Accrued vacation	$33,000	$21,000
Inventories reserve	17,000	42,000
Allowance for doubtful accounts	2,000	3,000
Allowance for sales returns	10,000	10,000
Research and development credit carryforward	285,000	245,000
Accrued self-insured medical	—	3,000
Property and equipment	(257,000)	(295,000)
Patents	(50,000)	(53,000)
Net operating loss	411,000	230,000
Other	17,000	8,000
Valuation allowance	(468,000)	(214,000)
Net deferred tax liabilities	$—	$—
As of December 31, 2020, the Company has federal net operating loss carry-forwards and research and development credit carryovers of $1,847,000 and $104,000, respectively, and begin expiring in 2037. The Company’s state net operating loss carryforwards and research and development credit carryovers at December 31, 2020 total $468,000 and $214,000, respectively, and begin expiring in 2026.
The Company is subject to federal and state taxation. As of December 31, 2020, with few exceptions, the Company is no longer subject to examination prior to tax year 2017.
In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2020, the Company does not have any unrecognized tax benefits. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. We do not expect any material changes in our unrecognized tax benefits over the next 12 months.
The Company establishes a valuation allowance to reduce the deferred tax assets when it is more likely than not that a deferred tax asset will not be realizable. On the basis of this evaluation, as of December 31, 2020 and 2019, a full valuation allowance has been recorded to reserve for deferred tax assets, which are not expected to be realized.

3.
INTANGIBLE ASSETS

Intangible assets consist of patents, and patent applications. Capitalized patent application costs are included with patents. Intangible assets are amortized on a straight-line basis over their estimated useful lives or terms of their agreement, whichever is shorter. The Company wrote off costs related to abandoned patent applications of $17,000 in 2020 and $93,000 in 2019.
Intangible assets at December 31, 2020 and 2019 consist of the following:
	December 31, 2020		December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Patents	$450,982	$(207,399)	$452,978	$(181,609)
	2020	2019
Aggregate amortization expense:
For the years ended December 31	$25,790	$31,869
Estimated amortization expense for the years ending December 31:
2021	$25,000
2022	25,000
2023	25,000
2024	24,000
2025	24,000
Thereafter	67,000
In connection with a license agreement, the Company has agreed to pay royalties ranging from 3% to 5% on the sales of products subject to the agreement. The Company incurred $8,000 and $10,000 of expense under these agreements during 2020 and 2019, respectively, which are included in selling, general and administrative expenses in the Statements of Operations.
4.
RETIREMENT PLAN

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. Such deferrals accumulate on a tax-deferred basis until the employee withdraws the funds. Historically, the Company has contributed up to 5% of each eligible employee’s compensation. As part of cost reduction efforts in 2020 the Company temporarily suspended its 5% contribution in 2020. Total retirement expense for the years ended December 31, 2020 and 2019 was approximately $120,000 and $241,000, respectively. The Company anticipates it will resume at least a portion of its 5% 401(k) contribution in 2021 as business conditions allow.
5.
SEGMENT INFORMATION

The Company’s reportable segments are strategic business units that offer different products and have varied customer bases. There are four reportable segments: Chromaline, IKONICS Imaging, Digital Texturing (DTX) and Advanced Material Solutions (AMS). Chromaline sells screen printing film, emulsions, and inkjet receptive film primarily to distributors and some end users. IKONICS Imaging sells photo resistant film, art supplies, glass, and related abrasive etching equipment to both end users and distributors. AMS provides sound deadening and weight reduction technology to the aerospace industry along with products and services for etched composites, ceramics, glass and silicon wafers. DTX includes products and customers related to patented and proprietary inkjet technology used for mold texturing and prototyping. The accounting policies of the segments are the same as those described in the summary of significant accounting policies included in Note 1.

Management evaluates the performance of each segment based on the components of divisional income, and does not allocate assets and liabilities to segments except for trade receivables. Financial information with respect to the reportable segments follows:
For the year ended December 31, 2020:
	Chromaline	IKONICS Imaging	DTX	AMS	Unalloc.	Total
Net sales	$8,475,743	$3,709,318	$294,929	$952,230	$—	$13,432,220
Cost of goods sold	6,222,902	1,972,076	140,866	1,191,299	—	9,527,143
Gross profit (loss)	2,252,841	1,737,242	154,063	(239,069)	—	3,905,077
Selling, general, and administrative*	1,297,045	880,404	125,752	275,147	2,441,256	5,019,604
Research and development*	—	—	—	—	671,493	671,493
Income (loss) from operations	$955,796	$856,838	$28,311	$(514,216)	$(3,112,749)	$(1,786,020)
For the year ended December 31, 2019:
	Chromaline	IKONICS Imaging	DTX	AMS	Unalloc.	Total
Net sales	$11,472,111	$4,191,175	$393,804	$1,561,469	$—	$17,618,559
Cost of goods sold	8,389,404	2,273,641	157,650	1,400,675	—	12,221,370
Gross profit	3,082,707	1,917,534	236,154	160,794	—	5,397,189
Selling, general, and administrative*	1,832,473	1,081,847	149,924	361,342	2,058,000	5,483,586
Research and development*	—	—	—	—	870,279	870,279
Income (loss) from operations	$1,250,234	$835,687	$86,230	$(200,548)	$(2,928,279)	$(956,676)

*
The Company does not allocate all general and administrative expenses or any research and development expenses to its operating segments for internal reporting.

Trade receivables by segment as of December 31 were as follows:
	Dec 31, 2020	Dec 31, 2019
Chromaline	$1,676,592	$1,916,066
IKONICS Imaging	396,116	304,791
DTX	35,983	13,919
AMS	57,676	252,363
Unallocated	(47,154)	(52,421)
Total	$2,119,213	$2,434,718

6.
STOCKHOLDERS’ EQUITY

The Company maintains the 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan replaced the 1995 Incentive Stock Option Plan (the “1995 Plan) upon its ratification by shareholders in April 2019. The 1995 plan authorized the issuance of up to 442,750 shares of common stock through grants of restricted stock units and options. Of those shares, 5,000 were subject to outstanding options as of December 31, 2020. Awards granted under the 1995 Plan will remain in effect until they are exercised or expire according to their terms. At the time the 2019 Plan was approved, there were 102,157 shares reserved for future grants under the 1995 Plan which will no longer be available for future grants.
Under the terms of the 2019 Plan, the number of shares of common stock that may be the subject of awards and issued under the 2019 Plan was initially set at 102,157. Subsequent to the approval of the 2019 Plan, 11,750 outstanding options granted under the 1995 Plan were forfeited. Under the terms of the 2019

Plan, those forfeited options are added back to the 2019 Plan reserve pool. As of December 31, 2020, 54,300 restricted stock units (RSUs) and 13,250 options have been granted under the 2019 Plan, of which 750 stock options have been forfeited, bringing the number of shares of common stock available for future awards under the 2019 Plan to 47,107.
The Company charged compensation expense of $22,000 and $9,000 against the loss in 2020 and 2019, respectively.
As of December 31, 2020, there was approximately $348,000 of unrecognized compensation expense related to unvested share-based compensation awards granted which is expected to be recognized over the next three years.
No stock options were exercised in 2020 or 2019
The fair value of options granted was estimated using the Black-Scholes option pricing model with the following assumptions:
	2020	2019
Dividend yield	0	0
Expected volatility	40.3%	37.5%
Expected life of option (years)	10	5
Risk-free interest rate	1.4%	1.7%
Fair value of each option on grant date	$2.90	$2.53
There were 10,000 and 3,250 options granted during 2020 and 2019, respectively.
A summary of the status of the Company’s stock option plan as of December 31, 2020 and changes during the year then ended is presented below:
	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2020	19,250	$11.32
Granted	10,000	5.67
Exercised	—	—
Expired and forfeited	(11,750)	12.99
Outstanding at December 31, 2020	17,500	$6.97
Exercisable at December 31, 2020	5,332	$9.19
There were 54,300 RSUs granted in 2020. The shares underlying the awards were assigned a weighted average value of $6.11 per share, which was the closing price of the Company’s common stock on the date of grants. These awards are scheduled to vest over three years. No RSUs were granted in 2019 to employees.
RSU activity during the year ended December 31, 2020 is summarized as follows:
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested shares at January 1, 2020	—	—
Granted	54,300	$6.11
Vested	—	—
Forfeited or surrendered	—	—
Unvested shares at December 31, 2020	54,300	6.11

In 2017, the Company’s board of directors had authorized the repurchase of 100,000 shares of common stock. A total of 33,500 shares have been repurchased under this program in prior years. On April 29, 2019 the Company’s board of directors approved an additional repurchase authorization of 33,500 shares of the Company’s common stock bringing the total repurchase authorization to 100,000 shares of common stock. A total of 40,699 shares have been repurchased under this program including the 7,199 shares repurchased during 2019. As of December 31, 2020, 92,801 shares were authorized to be repurchased under the plan. The share repurchase authorizations do not have an expiration date and there were no repurchases of common stock in 2020.
7.
LONG-TERM DEBT

Duluth Economic Development Authority Loan
On April 1, 2016, the Company entered into a financing agreement (the “Financing Agreement”) under which the Duluth Economic Development Authority (the “Issuer”) agreed to sell $3,415,000 of its Tax Exempt Industrial Revenue Bonds, Series 2016 (IKONICS Project) (the “Bonds”) to Wells Fargo Bank, National Association (the “Bank”), and the Bank agreed to lend to the Company the proceeds received from the sale of the Bonds (the “Loan”). The closing of the sale of the Bonds occurred on April 29, 2016. The proceeds from the Loan were used to finance the construction of a 27,300-square foot building as well as related equipment for use in the Company’s manufacture of sound deadening technology used in the aerospace industry and products consisting of etched composites, ceramics, glass and silicon wafers, to be located in Duluth, Minnesota (the “Project”). The Loan requires monthly payments of approximately $18,000, including interest. The Loan bears interest at a rate of 2.60% per year, subject to change based upon changes to the maximum federal corporate tax rate. Including debt costs of approximately $139,000, the Loan’s effective interest rate was 3.23% at December 31, 2020.
The Company is subject to certain customary covenants set forth in the associated covenant agreement, including a requirement that the Company maintain a debt service coverage ratio of not less than 1.25 to 1.00.
The Loan is subject to mandatory purchase provisions, under which any owners of the Bonds (the “Owners”) may tender the Bonds to the Issuer on April 1, 2021, which would result in the Company repaying the outstanding loan principal and any outstanding accrued and unpaid interest to the Issuer at that time. If in the event the Bonds are not repurchased on April 1, 2021, the Bonds shall be subject to the interest rate and redemption provisions set forth in the associated covenant agreement. Subsequent to December 31, 2020 the Company was informed that the bank will recall the loan and require the Company to repay the outstanding principal and any outstanding accrued and unpaid interest on April 1, 2021. As of December 31, 2020, the Company reclassified the entire Loan from long-term debt to current liability.
The remaining principal payments required under the agreement for years ended December 31, and the current and long-term portion of the principal, are as follows:
2021	2,773,000
Less: Unamortized debt issuance costs	85,000
Less: Current portion	2,688,000
Long-term portion	$—
In connection with the agreement, the Company incurred debt issuance costs of approximately $139,000 during 2016, which were deferred and are being amortized over the term of the Financing Agreement. Amortization of debt issuance costs was approximately $11,000 for 2020 and 2019 and is included in interest expense. Debt issuance costs of $85,000 are netted against long-term debt and current portion of long-term debt, respectively as of December 31, 2020 and 2019. The entire $85,000 of unamortized debt costs will be expensed when the loan is repaid in 2021.
Paycheck Protection Program Loan
On April 18, 2020, Company entered into a loan pursuant to the Paycheck Protection Program under the CARES Act, as administered by the U.S. Small Business Administration (the “SBA”). The loan, in the principal amount of $1,214,500 (the “PPP Loan”), was disbursed by BMO Harris Bank National Association (“Lender”) on April 22, 2020, pursuant to a Paycheck Protection Program Promissory Note and Agreement (the “Note and Agreement”).
Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during an eight or twenty four-week period beginning on the approval date of the PPP Loan. For purposes of the CARES Act, payroll costs exclude compensation of an individual employee earning more than $100,000, prorated annually. Not more than 40% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. During the fourth quarter of 2020, the Company submitted an application for 100% forgiveness of the PPP Loan. Prior to end of 2020, both the lender and the SBA forgave 100% of the Company’s PPP loan.
The Company accounts for the PPP Loan as debt in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 470, Debt and accrues interest in accordance with the interest method under FASB ASC 835-30. When the loan was forgiven, the Company reduced the liability by the amount forgiven and recorded a gain on extinguishment in the statement of operations.
Line of Credit
The Company also has a bank line of credit providing for borrowings of up to $2,050,000 which expires on August 30, 2021 and bears interest at 1.8 percentage points over the 30-day LIBOR rate. The Company did not utilize this line of credit during 2020 or 2019 and there were no borrowings outstanding as of December 31, 2020 or 2019. There are no financial covenants related to the line of credit, and the Company expects that it will secure a similar line of credit when the current line of credit expires.
Both the Duluth Development Authority Loan and the line of credit are collateralized by substantially all assets of the Company.
8.
CHIEF EXECUTIVE OFFICER TRANSITION

On January 7, 2020, Mr. Ulland formally announced his retirement as President and Chief Executive Officer of the Company, effective February 10, 2020. Mr. Ulland will continue to serve as Chairman of the Board. On January 7, 2020, the Company also announced that Glenn Sandgren has been appointed to the position of Chief Executive Officer effective February 10, 2020. Mr. Sandgren has also been appointed to the Board of Directors of the Company, also effective February 10, 2020. The Company incurred one-time costs of approximately $365,000 in 2020 related to the Chief Executive officer transition including severance payments, signing bonus, relocation expenses and executive search consulting expenses.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•
any breach of the director’s duty of loyalty to the corporation or its shareholders;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the DGCL; or

•
any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by a director or officer in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Holdco’s amended and restated certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.
Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
Holdco’s Amended and Restated Certificate of Incorporation
Holdco is a Delaware corporation. Holdco’s amended and restated certificate of incorporation, which will become effective upon the consummation of the mergers, provides that a director of Holdco will not be personally liable to Holdco or its shareholders for breach of his or her fiduciary duty as a director, except for liability in the circumstances specified in Section 102(b)(7) of the DGCL. In addition, Holdco’s amended and restated certificate of incorporation requires Holdco to indemnify and advance expenses to any director or officer of Holdco as provided in Holdco’s amended and restated bylaws, which will also become effective upon consummation of the mergers.

Holdco’s Bylaws
The amended and restated bylaws of Holdco that will become effective upon the consummation of the mergers provide that Holdco will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, by reason of the fact that he or she is or was a director or officer of Holdco, or, while serving as a director or officer of Holdco, is or was serving at the request of Holdco as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, Holdco will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Holdco board of directors.
This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), Holdco will advance expenses only upon delivery to Holdco of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.
In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by Holdco to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.
The amended and restated bylaws of Holdco further provide that Holdco may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of Holdco) by reason of the fact that the person is or was an employee (other than an officer) or agent of Holdco, or, while serving as an employee (other than an officer) or agent of Holdco, is or was serving at the request of Holdco as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Chief Executive Officer of Holdco and at least one other of the following officers of Holdco: the President, the Chief Financial Officer, or the General Counsel. Holdco may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of Holdco in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in their sole discretion.
The rights and authority relating to indemnification conferred by the Holdco bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from Holdco may have or acquire.
Merger Agreement
Each of the parties to the merger agreement has agreed that, for six years after the consummation of the mergers, Holdco will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law, the individuals who at or prior to the consummation of the mergers were officers and directors of IKONICS with respect to all acts or omissions by them in their capacities as such or taken at the request of TeraWulf, Holdco, IKONICS or any of their respective subsidiaries at any time prior to consummation of the mergers. Holdco will honor all indemnification agreements, expense advancement and exculpation provisions with the indemnitees identified in the preceding sentence (including under Holdco’s or IKONICS’ certificate of incorporation or by-laws) in effect as of June 24, 2021, the date of merger agreement, in accordance with the terms thereof.
The merger agreement also provides that for a period of six years after the consummation of the mergers, Holdco shall cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of IKONICS who are, or at any time prior to the consummation of the mergers were, covered by IKONICS’ existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by prior to June 24, 2021, the date of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount.
The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of TeraWulf or IKONICS or any of its subsidiaries, under applicable law or otherwise.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
The following exhibits are filed herewith unless otherwise indicated:

Exhibit	Description of Exhibit
2.1*	Agreement and Plan of Merger, dated as of June 24, 2021, by and among TeraWulf Inc., IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc. and Telluride Merger Sub II, Inc. (included as a part of Appendix A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.2	Amendment to Agreement and Plan of Merger, dated August 5, 2021, by and among TeraWulf Inc., IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc. and Telluride Merger Sub II, Inc. (included as a part of Appendix A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated September 17, 2021, by and among TeraWulf Inc., IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc. and Telluride Merger Sub II, Inc. (included as a part of Appendix A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
3.1‡	Certificate of Incorporation of Telluride Holdco, Inc.
3.2‡	Bylaws of Telluride Holdco, Inc.
3.3	Form of Amended and Restated Certificate of Incorporation of Telluride Holdco, Inc. to be effective upon consummation of the mergers (included as a part of Appendix F to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
3.4	Form of Amended and Restated Bylaws of Telluride Holdco, Inc. to be effective upon consummation of the mergers (included as Appendix G to the proxy statement/prospectus that form a part of this Registration Statement on Form S-4)
5.1†	Opinion of Faegre Drinker Biddle & Reath LLP regarding the legality of Telluride Holdco, Inc. common stock being issued
8.1†	Opinion of Faegre Drinker Biddle & Reath LLP, counsel to IKONICS Corporation, as to certain U.S. federal income tax matters
10.1‡
Voting and Support Agreement, dated as of June 24, 2021, by and among TeraWulf Inc. and each of the directors and executive officers of IKONICS Corporation parties thereto (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K filed by IKONICS Corporation on June 25, 2021)

10.2‡	Form of Voting and Support Agreements by and among IKONICS Corporation and certain holders of TeraWulf Inc. common stock
10.3	Form of Contingent Value Rights Agreement, by and among IKONICS Corporation, Telluride Holdco, Inc., the Rights Agent named therein, and the initial CVR Holders’ Representative named therein (included as Appendix E to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)

Exhibit	Description of Exhibit
10.4‡	Administrative and Infrastructure Services Agreement, dated as of April 27, 2021, by and between TeraWulf Inc. and Beowulf Electricity & Data Inc.
10.5‡	Non-Fixed Price Sales and Purchase Agreement, dated as of June 15, 2021, by and between Bitmain Technologies Limited and Nautilus Cryptomine LLC
10.6‡	Non-Fixed Price Sales and Purchase Agreement, dated as of June 15, 2021, by and between Bitmain Technologies Limited and Nautilus Cryptomine LLC
10.7‡	Equipment Purchase Agreement, dated as of March 19, 2021, by and between Minerva Semiconductor Corp. and TeraWulf Inc.
10.8‡	Assignment and Assumption Agreement, dated as of May 13, 2021, by and between TeraWulf Inc. and Nautilus Cryptomine LLC.
10.9‡	TeraWulf Inc. 2021 Omnibus Incentive Plan
23.1	Consent of RSM US LLP, independent auditor of TeraWulf Inc.
23.2	Consent of RSM US LLP, independent registered public accounting firm of IKONICS Corporation
23.3†	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 and Exhibit 8.1)
99.1‡	Consent of Northland Securities, Inc., financial advisor to IKONICS Corporation
99.2†	Form of Proxy Card for Special Meeting of IKONICS Corporation
99.3†	Consents of Persons About to Become a Director
101	Financial statements for the period ended June 30, 2021 filed with the SEC on August 12, 2021 formatted in Inline Extensible Business Reporting Language (iXBRL); (i) Condensed Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020, (ii) Condensed Statements of Operations for the Three and Six Months Ended June 30, 2021 and 2020 (unaudited), (iii) Statements of Stockholders’ Equity for the Three and Six Months Ended June 30, 2021 and 2020 (unaudited), (iv) Condensed Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020 (unaudited), and (v) Notes to Condensed Financial Statements (unaudited)

*
The registrant hereby agrees to supplementally furnish the staff, on a confidential basis, a copy of any omitted schedule upon the staff’s request.

†
To be filed by amendment.

‡
Previously filed.

Item 22.   Undertakings.
The undersigned registrant hereby undertakes as follows:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

•
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
•
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, the State of Minnesota, on October 12, 2021.
TELLURIDE HOLDCO, INC.
By:	/s/ Glenn Sandgren Glenn Sandgren Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 12, 2021.
Signature	Title
/s/ Glenn Sandgren Glenn Sandgren	Chief Executive Officer, Director (principal executive officer)
/s/ Jon Gerlach Jon Gerlach	Chief Financial Officer, Director (principal financial and accounting officer)